   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 28, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                           BREAKAWAY SOLUTIONS, INC.

             (Exact name of registrant as specified in its charter)
                         ------------------------------

           DELAWARE                        7389                    04-3285165
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

                                 50 ROWES WHARF
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 960-3400
                         ------------------------------

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                                 GORDON BROOKS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           BREAKAWAY SOLUTIONS, INC.
                                 50 ROWES WHARF
                          BOSTON, MASSACHUSETTS 02110
                                 (617) 960-3400

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                         ------------------------------

                                   COPIES TO:

DAVID E. REDLICK, ESQ.                          JEFFREY C. HADDEN, P.C.
THOMAS L. BARRETTE, JR., ESQ.                   JOSEPH L. JOHNSON III, P.C.
HALE AND DORR LLP                               GOODWIN, PROCTER & HOAR LLP
60 STATE STREET                                 EXCHANGE PLACE
BOSTON, MASSACHUSETTS 02109                     BOSTON, MASSACHUSETTS 02109
TELEPHONE: (617) 526-6000                       TELEPHONE: (617) 570-1000
TELECOPY: (617) 526-5000                        TELECOPY: (617) 523-1231

                         ------------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC

        Upon consummation of the business combination described herein.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______.
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED(1)       PER SHARE(2)           PRICE(2)         REGISTRATION FEE
Common Stock, $.000125 par value per
  share.....................................   3,636,000 shares           $137             $498,132,000          $131,506.85

(1) Based upon the number of shares of common stock of the Registrant issuable in the merger described herein to stockholders of Eggrock Partners, Inc.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, and based on the average of the high and low sale prices of the Registrant's common stock as reported on the Nasdaq National Market on February 24, 2000.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   CONSENT SOLICITATION STATEMENT/PROSPECTUS
                             EGGROCK PARTNERS, INC.
                              3 CLOCK TOWER PLACE
                                  FOURTH FLOOR
                               MAYNARD, MA 01754

                                   March   , 2000

Dear Eggrock Stockholder:

    The boards of directors of Eggrock Partners, Inc. and Breakaway Solutions, Inc. have unanimously approved the merger of Eggrock with a wholly-owned subsidiary of Breakaway. The accompanying consent solicitation statement/prospectus contains detailed information concerning the proposed merger and the reasons for your board's recommendation. A copy of the merger agreement setting forth the terms of the merger appears as Annex A to this consent solicitation statement/prospectus.

    Under the terms of the merger, each outstanding share of Eggrock capital stock will be converted into the right to receive approximately 0.25592504 of a share of Breakaway common stock and outstanding options to purchase Eggrock common stock will be converted into options to purchase Breakaway common stock on the same basis. You will receive cash in lieu of any fractional share of Breakaway common stock which you would otherwise receive in the merger. In order to secure indemnification obligations under the merger agreement, 10% of the Breakaway shares that the Eggrock stockholders would otherwise receive will be placed into escrow for one year. If the merger is completed, the Eggrock stockholders will own approximately 12% of the total outstanding shares of Breakaway common stock and will have no further equity interest in Eggrock.

    We are asking holders of Eggrock voting common stock and Eggrock preferred stock to vote on adoption of the merger agreement by executing the enclosed written consent in lieu of a meeting. Prior to mailing this consent solicitation statement/prospectus, holders of approximately 69% of Eggrock's outstanding voting capital stock agreed to vote to adopt the merger agreement. The adoption of the merger agreement must be approved by holders of a majority of Eggrock's outstanding voting stock and, therefore, these stockholders have sufficient voting power to assure adoption of the merger agreement.

    Although holders of Eggrock's non-voting common stock are not entitled to vote on the merger, under Delaware law, they do have the right to require an appraisal of their shares and to demand the payment of fair value for their shares. These rights, generally known as "appraisal rights," are described in detail in this document. In addition, a copy of Section 262 of the Delaware General Corporation Law, which governs appraisal rights, is attached as Annex D to this consent solicitation statement/ prospectus. We urge you to read both the summary and the statutory provision carefully. If you wish to exercise your appraisal rights, you must strictly comply with the statutory requirements.

    Under the merger agreement, Breakaway is not obligated to proceed with the merger if stockholders holding more than 10% of the outstanding shares of capital stock of Eggrock have demanded appraisal with respect to their shares. Accordingly, we are requesting that holders of non-voting common stock sign and return the enclosed waiver in order to inform us that they do not plan to exercise their appraisal rights. You should be aware, however, that failure to return a waiver will not, in itself, constitute an exercise of your appraisal rights.

    The boards of directors of Eggrock and Breakaway are furnishing you this document to provide you with important information about the merger and about Breakaway. You should read this information carefully prior to making any decision regarding adoption of the merger agreement or exercise of your appraisal rights.

                                          Sincerely,
                                          Maureen Ellenberger

                SUBJECT TO COMPLETION, DATED FEBRUARY 28, 2000.
THE INFORMATION IN THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

BREAKAWAY SOLUTIONS, INC.                                     EGGROCK PARTNERS, INC.
50 Rowes Wharf                                                3 Clock Tower Place
Boston, MA 02110                                              Fourth Floor
                                                              Maynard, MA 01754

                   CONSENT SOLICITATION STATEMENT/PROSPECTUS

    Breakaway Solutions, Inc. has entered into a merger agreement with Eggrock Partners, Inc. The merger agreement provides that a wholly-owned subsidiary of Breakaway will merge with and into Eggrock, with Eggrock surviving as a wholly-owned subsidiary of Breakaway, following the merger.

    In the merger, Eggrock stockholders will receive approximately 0.25592504 of a share of Breakaway common stock for each share of Eggrock capital stock they own and will receive cash in lieu of any fractional share of Breakaway common stock which they would otherwise receive in the merger.

    Breakaway is providing this consent solicitation statement/prospectus to Eggrock's stockholders with respect to the shares of common stock of Breakaway to be issued in the merger in exchange for outstanding shares of Eggrock capital stock.

    Eggrock is providing this consent solicitation statement/prospectus to its stockholders in connection with the solicitation of an action by written consent adopting the merger agreement and the decision by its stockholders as to whether to exercise their appraisal rights under Delaware corporate law.

    Breakaway common stock is quoted on the Nasdaq National Market under the symbol "BWAY." On February 24, 2000, its last reported price was $139 per share.

                            ------------------------

    THE PROPOSED MERGER IS A COMPLEX TRANSACTION. PLEASE READ AND CONSIDER CAREFULLY THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS IN ITS ENTIRETY, INCLUDING THE MATTERS DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 7.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED PURSUANT TO THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS OR DETERMINED IF THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This consent solicitation statement/prospectus and action by written consent
are first being mailed to stockholders of Eggrock on or about March   , 2000.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
SUMMARY.....................................................       1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........       5
TRADEMARKS..................................................       5
RISK FACTORS................................................       6
MARKET PRICE INFORMATION....................................      14
THE MERGER..................................................      15
Background of the Merger....................................      15
Joint Reasons for the Merger................................      16
Recommendation of the Board of Directors of Breakaway;
  Breakaway's Reasons for the Merger........................      17
Recommendation of the Board of Directors of Eggrock;
  Eggrock's Reasons for the Merger..........................      17
Opinion of Financial Advisor to Breakaway...................      18
Comparative Stock Price Performance.........................      20
Comparable Company Analysis.................................      20
Relative Contribution Analysis..............................      21
Interests of Executive Officers and Directors of Eggrock in
  the Merger................................................      22
Accounting Treatment of the Merger..........................      22
Governmental and Regulatory Approvals.......................      22
Material United States Federal Income Tax Considerations of
  the Eggrock Merger........................................      22
Nasdaq National Market Quotation............................      25
Resales of Breakaway Common Stock Issued in Connection with
  the Merger; Affiliate Agreements..........................      25
Consent in Lieu of Meeting--Waiver of Appraisal Rights......      25
Appraisal Rights............................................      26
THE MERGER AGREEMENT........................................      30
General.....................................................      30
Conversion of Shares........................................      30
Creation of Escrow..........................................      30
Treatment of Eggrock Stock Options..........................      30
Exchange of Stock Certificates..............................      30
Representations and Warranties..............................      31
Conduct of Eggrock Before the Completion of the Merger......      33
Indemnification of Breakaway by Stockholders................      34
Indemnification of Eggrock Stockholders by Breakaway........      34
Conditions to Obligations to Effect Merger..................      34
Termination of the Merger Agreement.........................      36
Payment of Termination Fee..................................      36
Amendment and Waiver........................................      37
OTHER AGREEMENTS............................................      38
Voting Agreement............................................      38
Escrow Agreement............................................      38
Registration Rights Agreement...............................      38
COMPARISON OF CAPITAL STOCK.................................      39
Description of Breakaway Capital Stock......................      39
Breakaway Common Stock......................................      39

                                                                PAGE
                                                                ----
Breakaway Preferred Stock...................................      39
Transfer Agent and Registrar................................      40
Description of Eggrock Capital Stock........................      40
Eggrock Common Stock........................................      40
Eggrock Preferred Stock.....................................      40
Comparison of Certain Rights................................      41
Special Meeting of Stockholders.............................      41
Action by Written Consent of Stockholders...................      42
Amendment of Charter and Bylaws.............................      42
Cumulative Voting...........................................      42
Classification of the Board of Directors....................      42
Removal of Directors........................................      42
Limitation of Directors' Liability..........................      42
Indemnification of Directors, Officers and Others...........      43
INDUSTRY....................................................      43
Industry Background.........................................      43
DESCRIPTION OF BREAKAWAY....................................      45
Introduction................................................      45
The Breakaway Solution......................................      45
Breakaway Strategy..........................................      47
Breakaway Services..........................................      48
Breakaway Clients...........................................      49
Breakaway Representative Client Engagements.................      50
Breakaway Professional Environment..........................      51
Breakaway Marketing and Sales...............................      52
Breakaway Competition.......................................      53
Breakaway Intellectual Property.............................      53
Breakaway Employees.........................................      54
Breakaway Facilities........................................      54
Breakaway Legal Proceedings.................................      54
SELECTED CONSOLIDATED FINANCIAL DATA........................      55
BREAKAWAY SELECTED CONSOLIDATED FINANCIAL DATA..............      56
EGGROCK PARTNERS, INC. SELECTED CONSOLIDATED FINANCIAL
  DATA......................................................      57
BREAKAWAY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................      58
Overview....................................................      58
Acquisitions................................................      59
Results of Operations.......................................      60
Liquidity and Capital Resources.............................      62
Market Risk.................................................      63
Year 2000 Readiness Disclosure..............................      63
BREAKAWAY DIRECTORS AND EXECUTIVE OFFICERS..................      65
Executive Officers..........................................      66
Election of Directors.......................................      66
Compensation of Directors...................................      67
EXECUTIVE OFFICER COMPENSATION..............................      67

                                                                PAGE
                                                                ----
Option Grants in Last Fiscal Year...........................      68
Aggregate Option Exercises in Last Fiscal Year and Fiscal
  Year-End Option Values....................................      68
Benefit Plans...............................................      69
Employment Arrangements.....................................      71
Compensation Committee Interlocks and Insider
  Participation.............................................      73
CERTAIN TRANSACTIONS........................................      74
Internet Capital Group......................................      74
Acquisitions................................................      74
Frank Selldorff.............................................      75
Gordon Brooks...............................................      75
Employment Arrangements.....................................      75
Stock Options...............................................      76
Affiliate Transaction Policy................................      76
BREAKAWAY SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
  AND MANAGEMENT............................................      77
EGGROCK BUSINESS............................................      78
EGGROCK MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................      79
Overview....................................................      79
Results of Operations.......................................      81
Year Ended December 31, 1999 Compared to Year Ended December
  31, 1998..................................................      81
Provision for Income Taxes..................................      81
Liquidity and Capital Resources.............................      82
Market Risk.................................................      82
Year 2000 Readiness Disclosure..............................      83
Eggrock's State of Readiness................................      83
LEGAL MATTERS...............................................      83
INTERESTS OF COUNSEL........................................      83
EXPERTS.....................................................      83
CHANGES IN INDEPENDENT AUDITORS.............................      84
WHERE YOU CAN FIND MORE INFORMATION.........................      84
INDEX TO FINANCIAL STATEMENTS OF BREAKAWAY..................     F-1
FINANCIAL STATEMENTS OF APPLICA CORPORATION.................    F-23
FINANCIAL STATEMENTS OF WPL LABORATORIES, INC...............    F-31
FINANCIAL STATEMENTS OF WEB YES, INC........................    F-41
FINANCIAL STATEMENTS OF EGGROCK.............................    F-51

ANNEX A. AGREEMENT AND PLAN OF MERGER.......................     A-1
ANNEX B. ESCROW AGREEMENT...................................     B-1
ANNEX C. OPINION OF BREAKAWAY'S FINANCIAL ADVISOR, MORGAN
  STANLEY & CO. INCORPORATED................................     C-1
ANNEX D. SECTION 262 OF THE GENERAL CORPORATION LAW OF THE
  STATE OF DELAWARE.........................................     D-1

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF SOME OF THE INFORMATION CONTAINED IN THIS CONSENT SOLICITATION STATEMENT/ PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN A COMPLETE STATEMENT OF ALL THE IMPORTANT ELEMENTS OF THE MERGER, OR OF THOSE WHICH YOU MAY BELIEVE TO BE IMPORTANT, AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS AND THE ACCOMPANYING INFORMATION AND DOCUMENTS.

THE COMPANIES (PAGES 45 AND 78)

BREAKAWAY SOLUTIONS, INC.
50 Rowes Wharf
Boston, Massachusetts 02110
(617) 960-3400

    Breakaway is a full service provider of e-business solutions that allow growing enterprises to capitalize on the power of the Internet to reach and support customers and markets. Breakaway has designed its services specifically for companies or divisions of larger companies that have sales of up to $1 billion per year and new and emerging Internet-based businesses.

EGGROCK PARTNERS, INC.
3 Clock Tower Place
Fourth Floor
Maynard, MA 01754
(978) 461-7800

    Eggrock is a full service consulting and service integration firm that focuses on delivering customer-centered business solutions to emerging enterprises. Eggrock assists growing companies in selecting and implementing software applications that will allow companies to operate their business more effectively through use of the Internet.

THE MERGER (PAGE 15 AND ANNEX A)

    Through the merger, Eggrock will become a wholly-owned subsidiary of Breakaway. Eggrock stockholders will receive Breakaway common stock in exchange for their shares of Eggrock capital stock. The merger agreement is attached to this consent solicitation statement/prospectus as Annex A. We encourage you to read the merger agreement carefully and completely as it is the legal document that governs the merger.

VOTE REQUIRED (PAGE 25)

    Adoption of the merger agreement requires the approval of a majority of the outstanding shares of Eggrock voting common stock and the oustanding shares of Eggrock preferred stock, voting together as a single class. Eggrock's directors and their affiliates hold a majority of the outstanding shares of Eggrock capital stock which are entitled to vote. Approval of the merger agreement does not require the vote of Breakaway's stockholders.

    The three holders of Eggrock voting common stock, who collectively beneficially own approximately 69% of the outstanding voting power of Eggrock, have already agreed to approve the merger agreement. These holders control sufficient voting power to assure adoption of the merger agreement.

EGGROCK STOCKHOLDERS' RIGHT OF APPRAISAL (PAGE 26 AND ANNEX D)

    Under Delaware law, Eggrock stockholders who do not consent to the merger and strictly comply with procedures of Section 262 of the Delaware General Corporation Law will have the right to receive the "fair value" of their shares in cash rather than the Breakaway common stock specified in the merger agreement. "Fair value" will be determined by a Delaware court and may be more than, the same as, or less than the value of the consideration to be paid to other Eggrock stockholders. In addition to reading the section of this document entitled "Appraisal Rights," you should carefully read Annex D, which sets forth
Section 262 of the Delaware General Corporation Law.

GOVERNMENTAL AND REGULATORY APPROVALS (PAGE 22)

    We are not aware of any governmental or regulatory approvals required for consummation of the merger.

BOARD APPROVAL (PAGE 17)

    BREAKAWAY. Breakaway's board of directors unanimously voted to approve the merger and the merger agreement and the proposed issuance of Breakaway common stock in connection with the merger.

    EGGROCK. Eggrock's board of directors unanimously declared the transaction advisable and voted to approve the merger agreement. The Eggrock board of directors believes that the merger is advisable and in your best interest and recommends that holders of voting stock consent to the adoption of the merger agreement.

WHAT HOLDERS OF EGGROCK CAPITAL STOCK WILL RECEIVE (PAGE 30)

    Each share of Eggrock capital stock will be exchanged for approximately
0.25592504 of a share of Breakaway common stock. Breakaway will not issue fractional shares of Breakaway common stock in connection with the merger. Instead, Breakaway will pay cash, without interest, for any fractional shares.

    Eggrock stockholders and option holders will receive 3,636,000 shares of Breakaway common stock in the merger and will hold approximately 12% of the outstanding capital stock of Breakaway.

CONDITIONS TO THE MERGER (PAGE 34)

    The completion of the merger depends upon satisfying a number of conditions, including:

    - the approval of Eggrock stockholders;

    - holders of no more than 10% of the outstanding shares of Eggrock capital stock may have demanded appraisal with respect to their shares;

    - in the period prior to the closing, (a) no more than 10% of Eggrock's billable personnel may have resigned or been terminated and (b) contracts providing for fees to Eggrock of no more than $2,500,000 during the year 2000 may have been cancelled;

    - the receipt of legal opinions regarding the treatment of the merger as a reorganization and other matters related to the merger; and

    - other customary contractual conditions specified in the merger agreement.

    Other than stockholder approval, all of the conditions to the merger may be waived by the party entitled to assert the condition. If any of these conditions are not satisfied or waived, then one or both of the parties will not be obligated to close the merger.

INDEMNIFICATION AND RELATED ESCROW AGREEMENT (PAGES 34 AND 38 AND ANNEX B)

    Under the terms of the merger agreement, the Eggrock stockholders will severally indemnify Breakaway against damages resulting from:

    - any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Eggrock contained in the merger agreement; or

    - any failure of an Eggrock stockholder to have good, valid and marketable title to the shares issued in his, her or its name.

    The merger agreement provides that Breakaway may not bring an indemnification claim until its damages exceed $575,000, and then only for the amount in excess of $575,000.

    At the closing, Breakaway will deposit 10% of the shares of Breakaway common stock that the Eggrock stockholders would otherwise receive into escrow for one year. These shares will be Breakaway's sole remedy for satisfying any indemnification claims it may have and effectively cap the Eggrock stockholders' obligation to indemnify Breakaway at the value of the escrow shares. At the first anniversary of the merger closing, after Breakaway has been indemnified for any claims it has brought, the shares remaining in escrow, if any, will be distributed to the former Eggrock stockholders in proportion to their relative holdings. After that point, Breakaway will have no further right to be indemnified by the former Eggrock stockholders.

    By consenting to the merger or deciding not to exercise your appraisal rights, you are effectively agreeing to this indemnification arrangement, the related escrow arrangement and the appointment of Maureen Ellenberger as your representative in handling matters related to indemnification and the escrow. We urge you to carefully read the more detailed summary of these matters that appears later in this consent solicitation statement/prospectus in the sections entitled "The Merger Agreement--Indemnification of Breakaway by Eggrock Stockholders" and "Other Agreements--Escrow Agreement."

    The merger agreement also provides that Breakaway will indemnify the Eggrock stockholders against damages resulting from any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Breakaway in the merger agreement, up to an aggregate maximum of $125,000,000. The merger agreement also provides that the Eggrock stockholders may not bring an indemnification claim until their damages exceed $575,000, and then only for the amount in excess of $575,000.

TERMINATION OF THE MERGER AGREEMENT (PAGE 36)

    Breakaway or Eggrock may terminate the merger agreement under specified circumstances, including, among others, the following:

    - by mutual consent;

    - upon a breach of representations and warranties; or

    - if the merger is not completed on or before July 31, 2000.

    In addition, under some circumstances, termination of the merger agreement may lead to payment of a $150,000 termination fee by either Breakaway or Eggrock.

OPINION OF FINANCIAL ADVISOR (PAGE 18 AND ANNEX C)

    In deciding to approve the merger, Breakaway's board of directors considered many factors, including an opinion of Morgan Stanley & Co. Incorporated as to the fairness of the consideration to be paid by Breakaway for Eggrock from a financial point of view to Breakaway.

ARRANGEMENTS WITH KEY EMPLOYEES (PAGE 22)

    The three founders of Eggrock, Maureen Ellenberger, Vijay Manwani and Michael Mordas, and other members of Eggrock's senior management have entered into restricted stock agreements, pursuant to which 50% of the Breakaway common stock to be received by these individuals in the merger will be subject to special vesting requirements. As a result, if any of these individuals' employment is terminated following the merger, that individual may forfeit his or her unvested shares, depending on the circumstances of the termination. In addition, Ms. Ellenberger, Mr. Manwani and Mr. Mordas each entered into at-will employment arrangements with Breakaway, which will be effective as of the closing of the merger. These employment agreements provide for a severance payment equal to six months salary if any of these individuals are terminated without cause or terminate their employment with good reason, as defined in the agreement.

ACCOUNTING TREATMENT (PAGE 22)

    We will account for the transaction as a purchase of Eggrock by Breakaway for financial reporting and accounting purposes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS (PAGE 22)

    We intend the merger to qualify as a reorganization under the Internal Revenue Code. If the merger qualifies as a reorganization, no gain or loss generally will be recognized by Eggrock stockholders for federal income tax purposes on the exchange of shares of Eggrock capital stock solely for shares of Breakaway common stock.

    Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

HOW THE RIGHTS OF EGGROCK STOCKHOLDERS WILL DIFFER AS A BREAKAWAY STOCKHOLDER (PAGE 41)

    Your rights as stockholders of Breakaway after the merger will be governed by Breakaway's charter and bylaws. Those rights differ from your rights as Eggrock stockholders under Eggrock's charter and bylaws. You can find a detailed description of these differences in the section entitled "Comparison of Capital Stock."

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 5)

    We have made forward-looking statements in this consent solicitation statement/prospectus that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of Breakaway and/or Eggrock. Also, when we use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would", we are making forward-looking statements. Stockholders should note that many factors could affect the future financial results of Breakaway and Eggrock, and could cause these results to differ materially from those expressed in our forward-looking statements. These factors include the following:

    - the risk that Breakaway encounters greater than expected costs and difficulties related to combining Eggrock's business with Breakaway's business;

    - changes in laws or regulations, including increased government regulation of the Internet, and privacy related issues;

    - increased competitive pressures from competitors of Breakaway and Eggrock;

    - the risk that Breakaway will be unable to retain certain customers of Eggrock who may terminate their relationship with Eggrock as a result of the merger or any other reason; and

    - the risk that our analyses of these statements could be incorrect or incomplete and/or that the strategies developed to address them could be unsuccessful.
BREAKAWAY PRICE INFORMATION (PAGE 14)

    Shares of Breakaway common stock are quoted on the Nasdaq National Market. On January 26, 2000, the last full trading day prior to the public announcement of the proposed merger, Breakaway common stock closed at $69.375 per share. On February 24, 2000, Breakaway common stock closed at $139 per share. Eggrock's capital stock is not publicly traded.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Breakaway and Eggrock make forward-looking statements in this consent solicitation statement/ prospectus that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed in the section captioned "Risk Factors," as well as any cautionary language elsewhere in this consent solicitation statement/prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. These disclosures are not intended to be exhaustive. Before you vote to adopt the merger agreement or decide whether or not to exercise your appraisal rights, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this consent solicitation statement/prospectus could have an adverse effect on our business, results of operations and financial position.

                                   TRADEMARKS

    This consent solicitation statement/prospectus contains trademarks of Breakaway and Eggrock and may contain other trademarks which are the property of their respective owners.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS RELATING TO THE MERGER BEFORE YOU DECIDE WHETHER TO CONSENT TO THE ADOPTION OF THE MERGER AGREEMENT AND/OR TO WAIVE YOUR APPRAISAL RIGHTS. YOU SHOULD ALSO CONSIDER THE OTHER INFORMATION IN THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS.

RISKS RELATED TO THE MERGER

    EGGROCK STOCKHOLDERS MAY NEVER RECEIVE 10% OF THE BREAKAWAY COMMON STOCK

    Ten percent of the Breakaway common stock that would otherwise be received by Eggrock stockholders in the merger will be placed in escrow to secure the indemnification obligations of the Eggrock stockholders under the merger agreement. The escrow will terminate one year after the date of the merger. If Breakaway makes no claims for indemnification, all of the shares held in escrow will be released to the Eggrock stockholders. However, Breakaway may recover damages out of this escrow resulting from breaches by Eggrock of representations, warranties, and covenants contained in the merger agreement. In that event, Eggrock stockholders may never receive all or some portion of the Breakaway common stock placed in escrow.

    BREAKAWAY MAY FACE CHALLENGES IN INTEGRATING BREAKAWAY AND EGGROCK AND, AS A RESULT, MAY NOT REALIZE THE EXPECTED BENEFITS OF THE ANTICIPATED MERGER

    Integrating the operations and personnel of Breakaway and Eggrock will be a complex process, and Breakaway cannot be certain that the integration will be completed rapidly or will achieve the anticipated benefits of the merger. The successful integration of our companies will require, among other things, integration of our service personnel, sales and marketing groups, hosting infrastructure and offerings and coordination of our development efforts. The diversion of the attention of our management and any difficulties encountered in the process of combining our companies could cause the disruption of, or a loss of momentum in, the activities of the combined company's business. Further, the process of combining our companies could negatively affect employee morale and the ability of the combined company to retain some of its key employees after the merger. In addition, the announcement and completion of the merger could cause customers to delay or change orders for products as a result of uncertainty over the integration of our service offerings and software products. The inability to successfully integrate the operations and personnel of Breakaway and Eggrock, or any significant delay in achieving integration, could have a material adverse effect on the business, financial condition and operating results of the combined company after the merger.

    NO ADJUSTMENT TO THE MERGER TERMS WILL BE MADE AS A RESULT OF CHANGES IN THE MARKET PRICE OF BREAKAWAY'S COMMON STOCK

    Under the merger agreement, the number of shares of Breakaway common stock that Eggrock stockholders will receive is unaffected by the share price of Breakaway common stock. Increases in the value of Breakaway common stock will result in a higher price being paid by Breakaway for Eggrock and more value received by Eggrock stockholders in the merger. Decreases in the value of Breakaway common stock will result in a lower price being paid by Breakaway for Eggrock and less value received by Eggrock stockholders in the merger. You will not know the value of Breakaway common stock to be issued in the merger at the time you execute the written consent or decide whether to exercise your appraisal rights. Under the merger agreement, neither Breakaway nor Eggrock will have the right to terminate the merger agreement as a result of any increase or decrease in the value of Breakaway common stock.

    BREAKAWAY'S STOCK PRICE IS VOLATILE, AND THE VALUE OF THE BREAKAWAY COMMON STOCK ISSUED IN THE MERGER WILL DEPEND ON ITS MARKET PRICE AT THE TIME OF THE MERGER

    The market price of Breakaway's common stock, like that for the shares of many other technology and Internet companies, has been and may continue to be volatile. For example, from December 1,

1999 to February 24, 2000, the Breakaway common stock closed as high as $139.75 per share and as low as $51.125 per share. Recently, the stock market in general and the shares of technology and Internet companies in particular have experienced significant price fluctuations. The market price may continue to fluctuate significantly in response to various factors, including:

    - quarterly variations in operating results or growth rates;

    - the announcement of technological innovations;

    - the introduction of new services or offerings by Breakaway and its competitors;

    - changes in estimates by securities analysts;

    - market conditions in the industry;

    - announcements and actions by competitors;

    - regulatory and judicial actions; and

    - general economic conditions.

    SIGNIFICANT MERGER-RELATED CHARGES AGAINST EARNINGS WILL INCREASE BREAKAWAY'S LOSSES IN THE QUARTER IN WHICH BREAKAWAY CONSUMMATES THE MERGER AND DURING THE POST-MERGER INTEGRATION PERIOD

    Breakaway expects to incur charges of approximately $1.2 million in connection with the merger for legal fees, accounting fees, printing costs and other costs of the merger and the two companies' integration. In addition, Eggrock's expenses (estimated to be $500,000) will be paid from assets which Breakaway would otherwise acquire. These costs may prove higher than Breakaway anticipates. In addition, Breakaway may incur other additional unanticipated merger costs. These costs may delay the anticipated benefits of the merger. Some of these nonrecurring costs will be charged to operations in the fiscal quarter in which the merger is consummated while others will be expensed as incurred during the post-merger integration period. The Unaudited Pro Forma Combined Balance Sheet reflects these estimated transaction costs, but the effects of these costs are not reflected in the Unaudited Pro Forma Combined Statements of Operations. In addition, Breakaway's acquisition of Eggrock is being accounted for as a purchase. As a result, virtually the entire purchase price will be considered intangible assets and amortized over various periods from three to five years. These amortization charges will substantially reduce Breakaway's earnings over the amortization period. They are reflected in the Unaudited Pro Forma Combined Statement of Operations.

    CLIENTS OF BREAKAWAY AND EGGROCK MAY DELAY OR CANCEL CONTRACTS AS A RESULT OF CONCERNS OVER THE MERGER

    The announcement and closing of the merger could cause clients and potential clients of Breakaway and Eggrock to delay or cancel contracts as a result of client concerns and uncertainty over the combined company's offerings, personnel or services. Such a delay or cancellation could have a material adverse effect on the business, operating results and financial condition of Breakaway.

RISKS RELATED TO BREAKAWAY'S BUSINESS

    BREAKAWAY'S FUTURE SUCCESS IS UNCERTAIN BECAUSE BREAKAWAY HAS SIGNIFICANTLY CHANGED ITS BUSINESS

    Prior to 1999, Breakaway primarily provided traditional systems integration services along with limited strategic planning and Internet systems integration services. In 1999, Breakaway added application hosting to its service offerings and substantially increased its capacity to provide strategic planning and Internet systems integration services through three acquisitions and significant hiring of professionals. Due to these recent significant changes, Breakaway is subject to the risk that it will fail to implement its business model and strategy. This risk is heightened because Breakaway is operating in the new and rapidly evolving e-business solutions market. Breakaway's historical results of operations do not reflect its new service offerings. The pro forma financial information included in this consent solicitation statement/prospectus is based on the separate pre-acquisition financial reports of the companies Breakaway acquired in 1999. Consequently, Breakaway's historical operating results and pro forma financial information may not give you an accurate indication of how Breakaway will perform in the future.

    BREAKAWAY'S BUSINESS WILL SUFFER IF GROWING ENTERPRISES DO NOT ADOPT AND ACCEPT APPLICATION HOSTING SERVICES

    Breakaway's ability to increase revenues and achieve profitability depends on the adoption and acceptance of third-party application hosting services by its target market of growing enterprises. Information technology service providers, including Breakaway, only recently have begun to offer third-party application hosting services. The market for these services has only recently begun to develop and is evolving rapidly.

    BREAKAWAY'S BUSINESS WILL SUFFER IF GROWING ENTERPRISES DO NOT ACCEPT E-BUSINESS SOLUTIONS

    Breakaway's ability to increase revenues and achieve profitability depends on the widespread acceptance of e-business solutions by commercial users, particularly growing enterprises. The market for e-business solutions is relatively new and is undergoing significant change. The acceptance and growth of e-business solutions will be limited if the Internet does not prove to be a viable commercial market.

    BREAKAWAY HAS A HISTORY OF OPERATING LOSSES, EXPECTS TO INCUR LOSSES IN THE FUTURE AND WILL NOT BE SUCCESSFUL UNLESS IT CAN REVERSE THIS TREND

    Breakaway expects to continue to incur increasing sales and marketing, infrastructure development and general and administrative expenses. As a result, Breakaway will need to generate significant revenues to achieve profitability. Breakaway cannot be certain whether or when this will occur because of the significant uncertainties with respect to its business model. Breakaway experienced a net loss of $575,175 for the fiscal year ended December 31, 1998 and of $10.4 million for the fiscal year ended December 31, 1999. Breakaway expects to continue to incur significant operating losses in the near term. If Breakaway does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

    BREAKAWAY PLANS TO EXPAND RAPIDLY; IF BREAKAWAY CANNOT MANAGE ITS GROWTH SUCCESSFULLY, ITS GROWTH MAY SLOW OR STOP

    Breakaway has recently expanded its operations extensively. Breakaway's growth has placed, and will continue to place, a significant strain on its management, operating and financial systems, and sales, marketing and administrative resources. If Breakaway cannot manage its expanding operations, Breakaway may not be able to continue to grow or Breakaway may grow at a slower pace. Furthermore, Breakaway's operating costs may escalate faster than planned. In order to manage its growth successfully Breakaway must:

    - Improve its management, financial and information systems and controls;

    - Expand, train and manage its employee base effectively; and

    - Enlarge its infrastructure for application hosting services.

    BREAKAWAY RELIES ON A SMALL NUMBER OF CLIENTS FOR MOST OF ITS REVENUES; BREAKAWAY'S REVENUES WILL DECLINE SIGNIFICANTLY IF IT CANNOT KEEP OR REPLACE THESE CLIENTS

    In 1998, revenues from a single client accounted for approximately 27.0% of Breakaway's total revenues, and revenues from its five largest clients accounted for 54.0% of total revenues. In 1999, revenues from a single client accounted for approximately 6.5% of total revenues and revenues from Breakaway's five largest clients accounted for approximately 26% of total revenues. Revenues from Internet Capital Group and related companies accounted for 18.2% for fiscal 1999. If these clients do not need or want to engage Breakaway to perform additional services for them and Breakaway is not able to sell its services to new clients at comparable or greater levels, its revenues will decline.

    BREAKAWAY'S QUARTERLY REVENUES AND OPERATING RESULTS ARE LIKELY TO VARY, WHICH MAY CAUSE THE MARKET PRICE OF BREAKAWAY COMMON STOCK TO DECLINE

    Breakaway's quarterly revenues and operating results are volatile and difficult to predict. Breakaway's quarterly operating results have varied in the past and are likely to vary significantly from quarter to quarter in the future. It is likely that in some future quarter or quarters Breakaway's operating results will be below the expectations of public market analysts or investors. If so, the market price of Breakaway common stock may decline significantly. Factors that may cause Breakaway's results to fluctuate include:

    - the amount and timing of demand by Breakaway's clients for application hosting and e-business solution services;

    - the amortization changes attributable to the acquisition of Eggrock;

    - Breakaway's ability to obtain new and follow-on client engagements;

    - the number, size and scope of Breakaway's projects;

    - cancellations or reductions in the scope of major consulting and systems integration projects;

    - Breakaway's ability to enter into multiyear contracts with application hosting clients;

    - cancellations of month-to-month application hosting contracts;

    - the length of the sales cycle associated with Breakaway's service offerings;

    - the introduction of new services by Breakaway or its competitors;

    - changes in Breakaway's pricing policies or those of Breakaway's competitors;

    - Breakaway's ability to attract, train and retain skilled personnel in all areas of its business;

    - Breakaway's ability in a consistent and accurate manner to manage costs, including personnel costs and support services costs; and

    - the timing and cost of anticipated openings or expansions of new regional offices and new Solution Centers.

    Breakaway derives a substantial portion of its revenues from providing professional services. Breakaway generally recognizes revenues as it provides services. Personnel and related costs constitute the substantial majority of Breakaway's operating expenses. Because Breakaway establishes the levels of these expenses in advance of any particular quarter, underutilization of its professional services employees may cause significant reductions in Breakaway's operating results for a particular quarter.

    BREAKAWAY'S GROWTH COULD BE LIMITED IF IT IS UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL

    Breakaway believes that its success depends largely on its ability to attract and retain highly skilled technical, consulting, managerial, sales and marketing personnel. Breakaway may not be able to hire or retain the necessary personnel to implement its business strategy. In addition, Breakaway may need to pay higher compensation for employees than it currently expects. Individuals with e-business solutions skills, particularly those with the significant experience which Breakaway generally requires, are in very short supply. Competition to hire from this limited pool is intense.

    BREAKAWAY MAY LOSE MONEY ON FIXED-FEE CONTRACTS AND PERFORMANCE-BASED CONTRACTS

    Breakaway derives a portion of its revenues from fixed-fee contracts. Breakaway occasionally makes a portion of its fees contingent on meeting performance objectives. If Breakaway misjudges the time and resources necessary to complete a project, or if a client does not achieve the agreed upon performance objectives, Breakaway may incur a loss in connection with the project. This risk is heightened because Breakaway works with complex technologies in compressed time frames.

BREAKAWAY'S GROWTH STRATEGY WILL FAIL IF IT IS UNABLE TO OPEN NEW REGIONAL
  OFFICES SUCCESSFULLY

    A key component of Breakaway's growth strategy is to open regional offices in new U.S. and foreign locations. If Breakaway does not implement this strategy successfully, Breakaway will not grow. Breakaway devotes substantial financial and management resources to launch these offices. Breakaway may not select appropriate locations for these regional offices. Breakaway also may not be able to open these offices efficiently or manage them profitably.

    BREAKAWAY'S INTERNATIONAL EXPANSION PLANS MAY BE COSTLY AND RISKY TO IMPLEMENT, AND MAY NOT PROVE SUCCESSFUL

    One component of Breakaway's strategy is to expand into international markets. Breakaway recently opened an office in London, U.K. Breakaway believes that it will face certain risks in doing business abroad that it does not face domestically. Among the international risks it believes are most likely to affect Breakaway are:

    - costs and difficulties in staffing and managing international operations;

    - strains on Breakaway's financial and other systems to manage VAT and other taxes, and different cost structures;

    - unexpected changes in regulatory requirements;

    - increased tariffs and other trade barriers;

    - costs and delays of localizing products and offerings for local markets and various languages, and the costs and difficulties in complying with local business customs;

    - difficulties in enforcing contractual and intellectual property rights;

    - heightened risks of political and economic instability and the possibility of nationalization or expropriation of industries or properties;

    - difficulties in managing international operations;

    - potentially adverse tax consequences (including restrictions on repatriating earnings and the threat of "double taxation");

    - the burden of complying with a wide variety of foreign laws and regulations some of which may conflict with U.S. laws;

    - currency issues, including fluctuations in currently exchange rates and the adoption of the Euro by many countries of the European Union by 2003; and

    - restrictions on the import and export of sensitive U.S. technologies, such as data security and encryption software and system that Breakaway may wish to use in solutions it develops for customers.

    Any of these factors or other factors not enumerated here could damage Breakaway's business results. There can be no assurance that one or more of these factors will not have a material adverse effect on Breakaway's foreign operations, and, consequentially, Breakaway's business, operating results, and financial condition.

    IF BREAKAWAY'S EFFORTS TO DEVELOP BRAND AWARENESS ARE NOT SUCCESSFUL, BREAKAWAY WILL NOT INCREASE REVENUES AS PLANNED

    An important element of Breakaway's business strategy is to develop and maintain widespread awareness of the Breakaway name. To promote its name and brand identity, Breakaway has expended considerable amounts and may increase its marketing expenses. These expenses have caused and may likely cause Breakaway's operating margins to decline in the future. If these efforts are not successful, Breakaway will not experience any increase in revenues to offset these expenses. Breakaway may nonetheless continue to incur these expenses, possibly at higher levels. Moreover, Breakaway's name may be closely associated with the business difficulties of some of its clients, many of whom are pursuing unproven business models in competitive markets. As a result, the difficulties or failure of one or more of Breakaway's clients could damage its name and brand identity.

    Breakaway's failure to meet client expectations or deliver error-free services could result in losses and negative publicity.

    Many of Breakaway's engagements involve information technology solutions that are critical to its clients' businesses. Any defects or errors in these solutions or failure to meet clients' specifications or expectations could result in:

    - delayed or lost revenues due to adverse client reaction;

    - requirements to provide additional services to a client at no charge;

    - refunds of monthly application hosting fees for failure to meet service level obligations;

    - negative publicity about Breakaway and its services, which could adversely affect Breakaway's ability to attract or retain clients; and

    - claims for substantial damages against Breakaway, regardless of its responsibility for such failure, which may not be covered by Breakaway's insurance policies and which may not be limited by the contractual terms of Breakaway's engagement.

    BREAKAWAY GENERATES A SIGNIFICANT PORTION OF ITS REVENUES FROM SERVICES RELATED TO PACKAGED SOFTWARE APPLICATIONS OF A LIMITED NUMBER OF VENDORS; BREAKAWAY WOULD EXPERIENCE A REDUCTION IN REVENUES IF ANY OF THOSE VENDORS CEASED DOING BUSINESS WITH BREAKAWAY

    Breakaway derives a significant portion of its revenues from projects in which it customizes, implements or hosts packaged software applications developed by third parties. Breakaway does not have contractual arrangements with any of these software vendors. As a result, those software vendors with whom Breakaway does not have contractual arrangements can cease making their products available to Breakaway at their discretion. Even in the case of software vendors with whom Breakaway does have contractual arrangements, those arrangements are either terminable at will by either party or are for short terms. In addition, these software vendors may choose to compete against Breakaway in providing strategic consulting, systems integration or application hosting services. Moreover, Breakaway's success is dependent upon the continued popularity of the product offerings of these vendors and on its ability to establish relationships with new vendors in the future. If Breakaway is unable to obtain packaged applications from these or comparable vendors or, if Breakaway's vendors choose to compete with it or the popularity of its products declines, Breakaway's business and operating results may be adversely affected.

    BREAKAWAY'S MARKETS ARE HIGHLY COMPETITIVE AND BREAKAWAY'S FAILURE TO COMPETE SUCCESSFULLY WILL LIMIT ITS ABILITY TO RETAIN AND INCREASE ITS MARKET SHARE

    Breakaway's markets are new, rapidly evolving and highly competitive. Breakaway expects this competition to persist and intensify in the future. Breakaway's failure to maintain and enhance its competitive position will limit its ability to maintain and increase its market share, which would result in serious harm to its business. Many of Breakaway's competitors are substantially larger than Breakaway is and have substantially greater financial, infrastructure and personnel resources than Breakaway has. Furthermore, many of Breakaway's competitors have well established, large and experienced marketing and sales capabilities and greater name recognition than Breakaway has. As a result, Breakaway's competitors may be in a stronger position to respond quickly to new or emerging technologies and changes in client requirements. They may also develop and promote their services more effectively than Breakaway does. Moreover, barriers to entry, particularly in the strategic consulting and systems integration markets, are low. Breakaway therefore expects additional competitors to enter these markets.

    IF BREAKAWAY IS UNABLE TO REUSE SOFTWARE CODE AND METHODOLOGIES, BREAKAWAY MAY NOT BE ABLE TO DELIVER ITS SERVICES RAPIDLY AND COST-EFFECTIVELY

    Breakaway's business model depends to a significant extent on its ability to reuse software code and methodologies that it develops in the course of client engagements. If Breakaway generally is unable to negotiate contracts to permit it to reuse code and methodologies, Breakaway may be unable to provide services to its growing enterprise clients at a cost and within time frames that these clients find acceptable. Breakaway's clients may prohibit it from such reuse or may severely limit or condition reuse.

    BREAKAWAY DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL WHO HAVE RECENTLY JOINED BREAKAWAY AND WHO BREAKAWAY MAY NOT BE ABLE TO RETAIN

    All of Breakaway's senior management joined Breakaway in 1998 and 1999. Many of these individuals have not previously worked together and are becoming integrated as a management team. As a result, Breakaway's senior managers may not work together effectively as a team. In addition, due to the competitive nature of Breakaway's industry, Breakaway may not be able to retain all of its senior managers.

    BREAKAWAY MAY NEED ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAIABLE TO IT, AND WHICH, IF RAISED, MAY DILUTE YOUR OWNERSHIP INTEREST IN BREAKAWAY

    Breakaway may need to raise additional funds through public or private equity or debt financings in order to:

    - support additional capital expenditures;

    - take advantage of acquisition or expansion opportunities;

    - develop new services; or

    - address additional working capital needs.

    If Breakaway cannot obtain financing on terms acceptable to it or at all, Breakaway may be forced to curtail some or all of these activities. As a result, Breakaway could grow more slowly or stop growing. Any additional capital raised through the sale of equity will dilute your ownership interest in Breakaway and may be on terms that are unfavorable to holders of Breakaway common stock.

    BREAKAWAY MAY UNDERTAKE ADDITIONAL ACQUISITIONS WHICH MAY LIMIT ITS ABILITY TO MANAGE AND MAINTAIN ITS BUSINESS, MAY RESULT IN ADVERSE ACCOUNTING TREATMENT AND MAY BE DIFFICULT TO INTEGRATE INTO ITS BUSINESS

    Since March 1999, Breakaway has acquired four companies, not including Eggrock. Breakaway may undertake additional acquisitions in the future. Acquisitions involve a number of risks, including:

    - diversion of management attention;

    - amortization of substantial goodwill, adversely affecting Breakaway's reported results of operations;

    - inability to retain the management, key personnel and other employees of the acquired business;

    - inability to establish uniform standards, controls, procedures and policies;

    - inability to retain the acquired company's customers; and

    - exposure to legal claims for activities of the acquired business prior to acquisition.

    Client satisfaction or performance problems with an acquired business also could affect Breakaway's reputation as a whole. In addition, any acquired business could significantly underperform relative to Breakaway's expectations.

    BREAKAWAY MAY NOT BE ABLE TO DELIVER ITS APPLICATION HOSTING SERVICES IF THIRD PARTIES DO NOT PROVIDE BREAKAWAY WITH KEY COMPONENTS OF ITS HOSTING INFRASTRUCTURE

    Breakaway depends on other companies to supply key components of the computer and telecommunications equipment and the telecommunications services which Breakaway uses to provide its application hosting services. Some of these components are available only from sole or limited sources in the quantities and quality Breakaway demands. Although Breakaway leases redundant capacity from multiple suppliers, a disruption in its ability to provide hosting services could prevent Breakaway from maintaining the required standards of service, which would cause Breakaway to incur contractual penalties.

    INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST BREAKAWAY, EVEN WITHOUT MERIT, COULD COST A SIGNIFICANT AMOUNT OF MONEY TO DEFEND AND MAY DIVERT MANAGEMENT'S ATTENTION

    As the number of e-business applications in Breakaway's target market increases and the functionality of these applications overlaps, Breakaway may become subject to infringement claims. Breakaway cannot be certain that its services, the solutions that it delivers or the software used in its solutions do not or will not infringe valid patents, copyrights or other intellectual property rights held by third parties. If there is infringement, Breakaway could be liable for substantial damages. Any infringement claims, even if without merit, can be time consuming and expensive to defend. They may divert management's attention and resources and could cause service implementation delays. They also could require Breakaway to enter into costly royalty or licensing agreements.

    BREAKAWAY MAY NOT BE ABLE TO PROTECT ITS INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    If third parties infringe or misappropriate Breakaway's trade secrets, copyrights, trademarks or other proprietary information, Breakaway's business could be seriously harmed. The steps that Breakaway has taken to protect its proprietary rights may not be adequate to deter misappropriation of its intellectual property. In addition, Breakaway may not be able to detect unauthorized use of its intellectual property and take appropriate steps to enforce its rights. Also, protection of intellectual property in many foreign countries is weaker and less reliable than in the United States. Accordingly, if Breakaway's business expands into foreign countries, risks associated with protecting its intellectual property will increase.

    BREAKAWAY'S BUSINESS MAY SUFFER IF GROWTH IN THE USE OF THE INTERNET
DECLINES

    Breakaway's business is dependent upon continued growth in the use of the Internet by its clients, prospective clients and their customers and suppliers. If the number of users on the Internet does not increase and commerce over the Internet does not become more accepted and widespread, demand for Breakaway's services may decrease and, as a result, its revenues would decline. Factors that may affect Internet usage or electronic commerce adoption include:

    - actual or perceived lack of security of information;

    - lack of access and ease of use;

    - congestion of Internet traffic;

    - inconsistent quality of service;

    - increases in access costs to the Internet;

    - excessive governmental regulation;

    - uncertainty regarding intellectual property ownership;

    - reluctance to adopt new business methods; and

    - costs associated with the obsolescence of existing infrastructure.

                            MARKET PRICE INFORMATION

    Breakaway common stock has traded on the Nasdaq National Market under the symbol "BWAY" since October 6, 1999. The table below sets forth, for the periods indicated, the high and low sale prices of Breakaway common stock as reported on the Nasdaq National Market.

                                                                   BREAKAWAY
                                                                 COMMON STOCK
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
FISCAL 1999
Quarter ended December 31, 1999.............................  $ 77.00    $36.125

FISCAL 2000
Quarter ending March 31, 2000 (through February 23, 2000)...  $156.00    $ 55.00

    Eggrock's capital stock is not listed for trading on any exchange or automated quotation service. There are 96 holders of record of Eggrock capital stock.

DIVIDEND POLICY

    Breakaway has never declared or paid cash dividends on its common stock. Breakaway currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Breakaway board of directors after taking into account various factors, including Breakaway's financial condition, operating results, current and anticipated cash needs and plans for expansion.

    BECAUSE THE MARKET PRICE OF BREAKAWAY COMMON STOCK IS SUBJECT TO FLUCTUATION, WE URGE EGGROCK STOCKHOLDERS TO OBTAIN A CURRENT MARKET QUOTATION FOR BREAKAWAY COMMON STOCK.

                                   THE MERGER

BACKGROUND OF THE MERGER

    On December 17, 1999, Gordon Brooks, the President of Breakaway met with Maureen Ellenberger, the President of Eggrock, Michael Mordas, Chief Relationship Officer of Eggrock and Vijay Manwani, Chief Technology Officer of Eggrock, to discuss the possibility of a strategic business combination between Breakaway and Eggrock. Mr. Brooks and Ms. Ellenberger had worked together at their previous employer, Cambridge Technology Partners and had spoken about their businesses prior to this meeting. At this meeting, the participants discussed in general terms their respective businesses, employee culture and strategic goals. Following this discussion, the parties agreed to consider further the possibility of a business combination in more depth. At this point, the parties did not exchange any specific business or financial information.

    On December 21, 1999, Mr. Brooks and Babak Farzami, Vice President, Corporate Development of Breakaway, provided Ms. Ellenberger with some information on recent mergers for comparative purposes. In a telephone conversation on December 22, 1999, Mr. Brooks and Ms. Ellenberger discussed further the strategic rationale for a possible business combination and the potential terms of such a transaction.

    Following the conversation on December 22, Mr. Farzami instructed Breakaway's legal counsel to prepare a non-binding letter of intent setting out terms of the proposed transaction and a confidentiality agreement obligating each party to keep confidential all non-public due diligence materials provided to it by the other party.

    On December 28, Mr. Brooks, on behalf of Breakaway, delivered to
Ms. Ellenberger the first draft of the letter of intent, which set forth proposed terms for a strategic business combination, and a first draft of the confidentiality agreement. After negotiating this proposal with Eggrock, Breakaway delivered a revised letter of intent on December 31, 1999, which contemplated a fixed number of shares of Breakaway being issued for stock and assumed options. Mr. Brooks and Ms. Ellenberger continued to negotiate the terms of the letter of intent and the confidentiality agreement until January 3, 2000. On January 3, 2000, Mr. Brooks delivered another version of the term sheet, which reflected the substance of the parties' negotiations. The parties signed both the letter of intent, subject to board approval, and the confidentiality agreement on January 3, 2000.

    Between December 31, 1999 and January 3, 2000, Mr. Brooks, Mr. Farzami and Ms. Ellenberger spoke frequently to discuss the business of their companies and the terms of a possible strategic merger. During this period, Mr. Brooks and Mr. Farzami also contacted Breakaway's financial advisor, Morgan Stanley & Co. Incorporated, to discuss the proposed transaction and the contemplated consideration to be paid by Breakaway for Eggrock.

    Following execution of the non-binding letter of intent and the confidentiality agreement, the parties and their attorneys and accountants commenced due diligence and the preparation and negotiation of definitive documentation for the proposed business combination. At this point a number of material terms were not resolved; however, the parties believed that negotiations had proceeded to a point where the remaining differences should be addressed in the context of negotiations over definitive documentation.

    On January 6, 2000, the parties began exchanging a variety of information relating to both companies' current businesses, organizational structures and short-term and long-term business objectives. On Monday, January 10, 2000, Breakaway's counsel provided Eggrock and its representatives with an initial draft of the definitive merger agreement.

    At a previously scheduled board meeting on January 10, 2000, Mr. Brooks described the terms of the proposed transaction to the Breakaway board and the board authorized and instructed management to proceed with due diligence and negotiation of definitive documentation for an acquisition of Eggrock by Breakaway through a merger.

    From January 10, 2000 through January 26, 2000, management representatives and other employees of both companies met extensively to conduct due diligence on each other. Morgan Stanley also participated in a number of these sessions in order to render its opinion that the consideration to be paid by Breakaway was fair from a financial point of view to Breakaway.

    During the same period, representatives of Breakaway and Eggrock and their legal counsel were in frequent contact to negotiate the terms of the merger agreement and related definitive documentation. The principal areas of negotiation included:

    - the proposed organizational structure of Breakaway following the merger;

    - the representations and warranties to be made by each of Breakaway and Eggrock;

    - the covenants governing the conduct of business by Breakaway and Eggrock during the period from the date of the merger agreement until the completion of the merger;

    - the conditions required for termination of the merger agreement;

    - the parties' indemnification obligations, and the related escrow agreement;

    - the registration rights to be provided to the holders of Eggrock's preferred stock; and

    - the employment arrangements with the three founders of Eggrock and arrangements by which stock received in the merger by the founders and other key employees would be subject to special vesting restrictions.

    On the afternoon of January 25, 2000, the Breakaway board met to consider the proposed merger. Mr. Brooks and Mr. Farzami presented information with respect to the transaction and reviewed the matters set forth under "--Recommendation of the Board of Directors of Breakaway; Reasons for the Merger." Mr. Brooks informed the directors that Morgan Stanley & Co. Incorporated had delivered a written opinion, dated January 24, 2000, that, as of such date, the consideration to be paid by Breakaway for Eggrock was fair from a financial point of view to Breakaway. The directors then reviewed with Mr. Brooks and Mr. Farzami the terms of the merger agreement. After further discussion and consideration, the Breakaway board voted unanimously to approve the merger, the merger agreement and the related documents for the transaction.

    On the morning of January 26, 2000, the Eggrock board of directors met telephonically to consider the proposed merger. Members of Eggrock's senior management made presentations and reviewed the points described in "--Recommendation of the Board of Directors of Eggrock; Reasons for the Merger." Legal counsel for Eggrock summarized the status of negotiations and terms of the definitive documentation for the board. After extensive discussion of the advantages and risks of the proposed transaction to Eggrock and its stockholders, the Eggrock board unanimously declared advisable and approved the merger, the merger agreement and the related documents on the terms discussed at the meeting. The board authorized management to complete and execute the definitive agreement. Late in the evening on January 26, 2000, Breakaway and Eggrock executed the merger agreement. On the morning of January 27, 2000, the two companies issued a joint press release publicly announcing execution of the merger agreement.

JOINT REASONS FOR THE MERGER

    The Breakaway and Eggrock boards of directors each believe that the combined company will have potential for greater financial strength, market power and growth potential than either Breakaway or Eggrock would have on its own. The Breakaway board of directors and the Eggrock board of directors identified a number of potential benefits to the merger which they believe could contribute to the success of the combined company and thus benefit stockholders of both companies, including the following:

    - the similarity of the two companies' service offerings, methods for providing services and client base means that each company will, through the merger, substantially expand its number of professionals providing services and geographic coverage much more quickly than through organic growth;

    - the greater financial resources that Breakaway and Eggrock expect to be available to a larger company;

    - the ability of senior management at both companies to benefit from each other's experience and expertise; and

    - the continued strong growth in the development of e-business and the resulting demand for the services offered by the combined company.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF BREAKAWAY; BREAKAWAY'S REASONS FOR
  THE MERGER

    The Breakaway board of directors has approved the merger and merger agreement and the associated transactions and believes that the terms of the merger are fair to, and in the best interests of, Breakaway and its stockholders. In reaching its conclusion to approve the merger and the merger agreement, the Breakaway board of directors considered the factors described above under "Joint Reasons for the Merger," as well as the opportunity of the Breakaway stockholders to participate in the potential growth of the combined company after the merger.

    The Breakaway board of directors also considered and reviewed with management the additional positive factors listed below in reaching its decision to approve the merger and the merger agreement:

    - the high level of familiarity that Breakaway's senior management has with the senior management, operations, financial condition and prospects of Eggrock;

    - the board's receipt of the opinion of Morgan Stanley that, as of January 24, 2000, the consideration proposed to be paid by Breakaway under the terms of the merger was fair to Breakaway from a financial point of view; and

    - the terms of the merger agreement.

    Having been approved by the Breakaway board, the merger does not also require approval by the holders of Breakaway common stock under Delaware law.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF EGGROCK; EGGROCK'S REASONS FOR THE
  MERGER

    The Eggrock board of directors has approved the merger agreement and the transactions contemplated thereby and believes that the terms of the merger are fair to, and in the best interests of, Eggrock and its stockholders. The Eggrock board of directors recommends that the Eggrock stockholders adopt the merger agreement. In addition to the anticipated joint benefits described above, the Eggrock board of directors considered and reviewed with management the additional positive factors listed below, among various others, in reaching its decision to approve the merger and the merger agreement:

    - the historical financial performance, business operations, financial condition and prospects of Breakaway, based on the directors' review of periodic reports filed with the Securities and Exchange Commission and publicly available information regarding Breakaway, including third-party analysts' reports, analysts' projections, analysts' comments and historical stock price, volatility and volume data;

    - the financial and other significant terms of the proposed merger, including the terms and conditions of the merger agreement;

    - the opportunity for the Eggrock stockholders to participate as equity owners in a larger, more diversified company, and thereby to participate in the value that may be generated through the combination of the two companies;

    - the liquidity that the transaction would provide to the stockholders of Eggrock without the time, expense and uncertainty involved in conducting an initial public offering; and

    - the fact that the merger was designed to be tax-free to Eggrock and its stockholders.

    The Eggrock board also considered certain potentially negative factors that could arise in connection with the merger. These included:

    - the transaction costs involved in connection with closing the merger;

    - the substantial management time and effort required to effectuate the merger;

    - the risk that Breakaway may be unable to integrate the operations and employee culture of Eggrock successfully; and

    - the potentially adverse effect on Eggrock's internal growth and ability to obtain new clients during the period between signing the merger agreement and closing the merger.

    After extensive discussions, the Eggrock board did not believe that the negative factors were sufficient, either individually or collectively, to outweigh the potential advantages of the merger.

    The foregoing list of factors is not intended to be an exhaustive list of all factors considered. In view of the wide variety of factors considered, the Eggrock board found it impractical to, and did not, quantify or otherwise assign relative weights to the specific factors considered, and individual directors may have given differing weights to different factors. The Eggrock board viewed its position and recommendation as being based on the totality of the information presented to and considered by it. After taking into consideration all the factors set forth above, the board determined that the potential benefits of the proposed merger outweighed the potential detriments associated with the proposed merger. The board of directors of Eggrock unanimously believes that the merger is fair to and in the best interest of Eggrock stockholders.

    If the merger is not completed, Eggrock will continue to pursue its existing business strategy. In addition, Eggrock may consider conducting an initial public offering or investigating other business combination opportunities.

OPINION OF FINANCIAL ADVISOR TO BREAKAWAY

    Pursuant to an engagement letter dated as of January 20, 2000, Breakaway engaged Morgan Stanley to provide Breakaway with a financial fairness opinion in connection with the merger. Breakaway selected Morgan Stanley to provide a fairness opinion on the basis of its qualifications, experience and reputation as well as its knowledge of the business and affairs of Breakaway.

    On January 24, 2000, Morgan Stanley delivered its opinion to the Breakaway board of directors, subsequently confirmed in writing, that the consideration to be paid by Breakaway pursuant to the merger agreement is fair to Breakaway from a financial point of view.

    The full text of the written opinion of Morgan Stanley, dated January 24, 2000, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Annex C to this consent solicitation statement/prospectus. Morgan Stanley's opinion is directed to the Breakaway board of directors and addresses only the fairness of the consideration to be paid by Breakaway pursuant to the merger agreement from a financial point of view to Breakaway as of the date of the opinion, and does not address any other aspect of the merger and does not constitute a recommendation to any of the holders of Eggrock voting stock as to whether to vote to adopt the merger agreement by signing the written consent. The summary of the opinion of Morgan Stanley set forth in this consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

    In connection with rendering its opinion, Morgan Stanley, among other things:

    - reviewed certain publicly available financial statements and other information of Breakaway;

    - reviewed certain internal financial statements and other financial and operating data concerning Breakaway prepared by the management of Breakaway;

    - reviewed certain financial forecasts prepared by the management of Breakaway;

    - discussed the past and current operations and financial condition and the prospects of Breakaway, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Breakaway;

    - discussed the past and current operations and financial condition and the prospects of Eggrock, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Eggrock and Breakaway;

    - reviewed certain internal financial statements and other financial and operating data concerning Eggrock prepared by the management of Eggrock;

    - reviewed certain financial forecasts prepared by the management of Eggrock;

    - reviewed the reported prices and trading activity for Breakaway common stock;

    - compared the financial performance of Breakaway and the prices and trading activity of Breakaway common stock with that of certain other comparable publicly-traded companies and their securities;

    - reviewed the pro forma impact of the merger on Breakaway's earnings per share and other financial ratios;

    - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    - reviewed the draft merger agreement and certain related documents; and

    - performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

    In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial forecasts, including the information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Breakaway and Eggrock. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger will be treated as a tax-free reorganization and/or exchange, pursuant to the Internal Revenue Code of 1986. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Breakaway or Eggrock, nor was it furnished with any such appraisals. Morgan Stanley also relied upon, without any independent verification, Breakaway management's assessment of the validity of, and the risks associated with, Eggrock's products, services and technology.

Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of January 24, 2000.

    The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated January 24, 2000. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

COMPARATIVE STOCK PRICE PERFORMANCE

    Morgan Stanley reviewed the recent stock price performance of Breakaway and compared such performance with that of the NASDAQ, the Morgan Stanley High Technology Index and a stock index comprised of the following Internet Services companies:

    - Agency.com Inc.

    - Diamond Technology Partners Inc.

    - iXL Enterprises Inc.

    - Modem Media-Poppe Tyson Inc.

    - Proxicom Inc.

    - Razorfish Inc.

    - Sapient Corp.

    - Scient Corp.

    - Viant Corp.

    - US Interactive Inc.

COMPARABLE COMPANY ANALYSIS

    Morgan Stanley compared certain financial information of Breakaway and Eggrock with publicly available information for those same comparable Internet services companies that comprised the comparable stock index. For this analysis, Morgan Stanley examined a range of publicly available estimates based on securities research analysts. The following table presents, as of January 19, 2000, the low, high and mean values for the selected comparable Internet services companies and Breakaway, of each of estimated aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to projected calendar year 2000 and 2001 revenue multiples and aggregate value to billable consultants. Additionally, the same information is presented for Eggrock, assuming a $271 million aggregate value.

                                            AGGREGATE VALUE TO        AGGREGATE VALUE
                                          PROJECTED CALENDAR YEAR       TO BILLABLE
                                        ---------------------------     CONSULTANTS
                                        2000 REVENUE   2001 REVENUE    (IN MILLIONS)
                                        ------------   ------------   ---------------
Internet services companies...........
  Low.................................       10.5x          11.5x          $2.0
  Mean................................       17.8           14.4            7.1
  High................................       27.7           17.5           12.7
Breakaway.............................       36.0           22.8            8.8
Eggrock...............................       13.1            9.3            2.5

    No company utilized in the peer group comparison analysis as a comparison is identical to Breakaway or Eggrock. In evaluating the peer groups, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Breakaway or Eggrock, such as the impact of competition on the business of Breakaway, Eggrock or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Breakaway, Eggrock or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using peer group data.

RELATIVE CONTRIBUTION ANALYSIS

    Morgan Stanley analyzed the pro forma contribution of Breakaway and Eggrock to the combined company assuming consummation of the merger and based on publicly available estimates from securities research analysts for Breakaway and internal management numbers for Eggrock. The analysis showed, among other things, that based on the projected revenue and gross profit for calendar years 2000-2002 for each company, Eggrock would contribute between 26% and 30% to the combined company's projected revenue and gross profit over this period. These figures, adjusted to reflect each company's respective capital structures, were compared to the pro forma fully-diluted ownership of the combined company by Eggrock stockholders of 12% implied by the merger with Breakaway on a pro forma basis.

    In connection with the review of the merger by the Breakaway board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of its opinion given in connection therewith. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Breakaway or Eggrock.

    In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Breakaway or Eggrock. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the exchange ratio pursuant to the merger agreement from a financial point of view to Breakaway and were conducted in connection with the delivery of the Morgan Stanley opinion to the board of directors of Breakaway. The analyses do not purport to be appraisals or to reflect the prices at which Breakaway common stock might actually trade. The consideration to be paid by Breakaway pursuant to the merger agreement and other terms of the merger agreement were determined through arm's-length negotiations between Breakaway and Eggrock and were approved by the boards of directors of both Breakaway and Eggrock. Morgan Stanley did not participate in any negotiations between Breakaway and Eggrock. In addition, as described above, Morgan Stanley's opinion to the Breakaway board of directors was one of many factors taken into consideration by Breakaway's board of directors in making its decision to approve the merger. Consequently, the Morgan Stanley analyses as described above should not be viewed as determinative of the opinion of the Breakaway board of directors with respect to the value of Eggrock or of whether the Breakaway board of directors would have been willing to agree to a different consideration.

    The Breakaway board of directors retained Morgan Stanley based upon Morgan Stanley's qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of Morgan Stanley's trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, trade or otherwise effect transactions, for its own account or for the account of customers, in the equity or debt securities or senior loans of Breakaway.

    Pursuant to an engagement letter dated January 20, 2000, Morgan Stanley provided a financial opinion in connection with the merger, and Breakaway agreed to pay Morgan Stanley $500,000 in connection therewith. Breakaway has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Breakaway has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions. In the past, Morgan Stanley and its affiliates have provided financial advisory services for Breakaway and its affiliates and have received fees for the rendering of these services.

INTERESTS OF EXECUTIVE OFFICERS AND DIRECTORS OF EGGROCK IN THE MERGER

    In considering the recommendation of the Eggrock board of directors that they approve the merger agreement and the merger, Eggrock stockholders should be aware that the members of Eggrock's management and board of directors may have interests in the merger that are in addition to their interests as stockholders of Eggrock generally.

    Ms. Ellenberger, Mr. Mordas and Mr. Manwani, the three founders of Eggrock, have each entered into employment agreements and restricted stock agreements with Breakaway that will come into effect on the closing of the merger. Their employment agreements provide for them to be employees at will, however they are entitled to receive severance compensation equal to six months at their then-current salaries if they are terminated without cause by Breakaway, or if they terminate their employment for good reason. Both cause and good reason are defined in the employment agreements.

ACCOUNTING TREATMENT OF THE MERGER

    The merger will be accounted for as a purchase for financial reporting and accounting purposes. Under this method of accounting, the assets and liabilities of Eggrock, including intangible assets will be recorded at their fair market values and included in the financial statements of Breakaway.

GOVERNMENTAL AND REGULATORY APPROVALS

    Breakaway and Eggrock are not aware of any governmental or regulatory approvals required for consummation of the merger, other than compliance with federal securities laws, applicable securities and "blue sky" laws of the various states and applicable Delaware law.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO EGGROCK
  STOCKHOLDERS

    GENERALLY. The following sets forth the material United States federal income tax considerations generally applicable to United States holders of Eggrock common stock and Eggrock preferred stock who, pursuant to the merger, exchange their Eggrock stock solely for Breakaway common stock and, if applicable, cash paid in lieu of a fractional share of Breakaway common stock. The discussion is based on and subject to the Internal Revenue Code, Treasury Regulations under the Internal Revenue Code, and existing judicial and administrative rulings and decisions, each as of the date of this consent solicitation statement/prospectus, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation.

    This discussion and the opinion of each of Hale and Dorr LLP and Goodwin, Procter & Hoar LLP do not purport to address all aspects of federal income taxation that may affect particular stockholders in light of their individual circumstances. In addition, they do not address any tax consequences to stockholders subject to special rules under the federal income tax law. Examples of such holders include insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign individuals or entities, stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not hold their stock as capital assets and stockholders who have acquired their stock on the exercise of employee stock options or otherwise as compensation. In addition, this discussion, and such opinions do not consider the effect of any applicable state, local, or foreign tax laws. Each Eggrock stockholder is urged to consult its tax advisor with respect to the specific tax consequences of the merger to it, including the effect of United States federal, state, and local and foreign and other tax laws, and the effect of possible changes in the tax laws.

    Breakaway and Eggrock have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning the tax treatment of Breakaway or Eggrock with respect to the merger. The statements in this consent solicitation statement/prospectus and the opinion of each of Hale and Dorr LLP and Goodwin, Procter & Hoar LLP are not binding on the Internal Revenue Service or a court. As a result, neither Breakaway nor Eggrock can assure you that the tax considerations or opinions contained in this discussion will not be challenged by the Internal Revenue Service or sustained by a court if challenged by the Internal Revenue Service.

    As a condition of the obligations of each of Breakaway and Eggrock to effect the merger, each of Hale and Dorr LLP, counsel to Breakaway, and Goodwin, Procter & Hoar LLP, counsel to Eggrock, will deliver an opinion based on facts, representations, and assumptions stated in that opinion to the effect that for federal income tax purposes the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

    As a result of the merger being treated as a reorganization, there will be the following tax consequences:

    TAX CONSEQUENCES TO BREAKAWAY, EGGROCK AND BENEDICT. For federal income tax purposes, no gain or loss will be recognized by each of Breakaway, Eggrock and Benedict.

    TAX CONSEQUENCES TO EGGROCK STOCKHOLDERS.  For federal income tax purposes:

    (i) no gain or loss will be recognized by the stockholders of Eggrock upon the conversion of their shares of Eggrock common stock and Eggrock preferred stock into shares of Breakaway common stock;

    (ii) the aggregate tax basis of the shares of Breakaway common stock received in exchange for the Eggrock common stock and Eggrock preferred stock pursuant to the merger (including a fractional share of Breakaway common stock for which cash is received) will be the same as the aggregate tax basis of such shares of Eggrock common stock and Eggrock preferred stock;

   (iii) the holding period for the shares of Breakaway common stock received in exchange for shares of Eggrock common stock and Eggrock preferred stock will include the holder's holding period for such shares of Eggrock stock;

    (iv) a stockholder of Eggrock who receives cash in lieu of a fractional share of Breakaway common stock will recognize gain (or loss) equal to the difference, if any, between the cash payment received and the portion of the tax basis in the Breakaway shares received in the merger that is allocable to such fractional share. Such gain (or loss) will be a long-term capital gain (or loss) if such fractional share of Breakaway common stock is considered to have been held for more than one year at the effective time; and

    (v) a stockholder of Eggrock will be treated as having received the Breakaway common stock deposited in the escrow fund upon consummation of the merger. Until such shares are released, the interim basis of the Breakaway common stock received by an Eggrock stockholder will be determined as if such stockholder received the maximum number of Breakaway shares. An Eggrock stockholder will not recognize gain or loss and no amount will be included in the income of such stockholder by reason of the release of the Breakaway shares from escrow. However, a stockholder may recognize gain or loss upon the return of such shares to Breakaway. If gain is recognized, the value of such returned shares will be added back to the tax basis of the Breakaway common stock retained by the stockholder.

    If the Internal Revenue Service were to successfully challenge the "reorganization" status of the merger, each Eggrock stockholder would recognize taxable gain (or loss) with respect to the Eggrock common stock and Eggrock preferred stock surrendered, measured by the difference between (i) the fair market value, as of the time of the merger, of the Breakaway common stock received in the merger, and (ii) the stockholder's tax basis in the Eggrock stock surrendered therefor in the merger. In such event, a stockholder's aggregate basis in the Breakaway common stock so received would equal its fair market value as of the time of the merger and the holding period for such stock would begin the day after the merger.

    Eggrock stockholders will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the stockholder's tax basis in the stockholder's Eggrock common stock and Eggrock preferred stock and a description of the Breakaway common stock received therefor. Eggrock stockholders are urged to consult their tax advisors with respect to this statement and any other tax reporting requirements.

    The opinions described above do not apply to stockholders who exercise appraisal rights. A holder of Eggrock common stock or Eggrock preferred stock who exercises appraisal rights with respect to the merger and receives cash for shares of Eggrock stock will generally recognize capital gain (or loss) measured by the difference between the amount of cash received and the stockholder's basis in those shares, provided that the payment is not treated as a dividend pursuant to Section 302 of the Internal Revenue Code or otherwise. A sale of shares based on an exercise of appraisal rights generally will not be treated as a dividend if the stockholder exercising appraisal rights owns no shares of Eggrock immediately after the merger, after giving effect to the constructive ownership rules pursuant to the Internal Revenue Code. The capital gain or loss will be long-term capital gain or loss if the holder's holding period for the shares is more than one year.

    Certain noncorporate holders of Eggrock common stock and Eggrock preferred stock may be subject to backup withholding at a rate of 31% on cash payments received in lieu of a fractional share of Breakaway common stock or upon the exercise of appraisal rights. Backup withholding will not apply, however, to a stockholder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute W-9 or successor form included in the letter of transmittal to be delivered to Eggrock stockholders following the completion of the merger, (2) provides a certification of foreign status on Form W-8 or successor form, or (3) is otherwise exempt from backup withholding.

    THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OR ANY OTHER CONSEQUENCES OF THE MERGER. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, A STOCKHOLDER'S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, WE URGE EGGROCK STOCKHOLDERS TO CONSULT THEIR OWN

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
TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

NASDAQ NATIONAL MARKET QUOTATION

    It is a condition to the closing of the merger that the shares of Breakaway common stock to be issued pursuant to the merger agreement be listed on the Nasdaq National Market.

RESALES OF BREAKAWAY COMMON STOCK ISSUED IN CONNECTION WITH THE MERGER;
  AFFILIATE AGREEMENTS

    The shares of Breakaway common stock issued pursuant to the merger will be freely transferable, except if they are received by persons who are deemed to be "affiliates" of Eggrock or Breakaway under the Securities Act. Affiliates of Eggrock at the time of the merger may publicly sell their shares only pursuant to an effective registration statement or in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates. Persons generally considered to be affiliates include individuals or entities that control, are under common control with, or are controlled by the applicable corporation and may include officers, directors and principal stockholders of a corporation.

    In general, under Rule 145, an affiliate would be entitled to sell shares of Breakaway common stock received pursuant to the merger only through unsolicited "brokers' transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 145. Additionally, the number of shares to be sold by an affiliate (together with related persons and other persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Breakaway stock or the average weekly trading volume of this stock during the four calendar weeks preceding the sale. Rule 145 would only remain available, however, to affiliates if Breakaway remained current with its informational filings under the Exchange Act. One year after the closing of the merger, an affiliate would be able to sell that affiliate's shares of Breakaway stock without the Rule 145 manner of sale or volume limitations, provided that Breakaway was current with its Exchange Act informational filings and the affiliate was not then an affiliate of Breakaway. Two years after the closing of the merger, an affiliate would be able to sell that affiliates' shares of stock without any restrictions so long as the affiliate had not been an affiliate of Breakaway for at least three months prior to the sale.

    The holders of Eggrock's preferred stock will enter into a registration rights agreement at closing in which Breakaway has agreed, subject to certain conditions, and only after November 1, 2000, to register the shares of Breakaway stock that those entities receive in the merger. A member of the Eggrock board is the nominee of this group of investors. See "Other Agreements" for a more detailed description of this agreement.

CONSENT IN LIEU OF MEETING; WAIVER OF APPRAISAL RIGHTS

    The adoption of the merger agreement must be approved by holders of a majority of Eggrock's voting common stock and Eggrock's preferred stock, voting together as a single class. Because these classes of common stock are held by a limited number of holders, Eggrock is requesting that these holders of voting stock vote to adopt the merger agreement by executing a written consent in lieu of holding a special meeting of stockholders. The three holders of Eggrock voting common stock, who collectively beneficially own approximately 69% of the outstanding voting power of Eggrock, have already agreed to vote to adopt the merger agreement. These holders control sufficient voting power to assure adoption of the merger agreement.

    Although holders of Eggrock's non-voting common stock are not entitled to vote on the merger agreement, they do have the right, under Delaware law, to require an appraisal of their shares and to demand the payment of fair value for their shares. These rights, generally known as "appraisal rights," are described in detail in the section entitled "Appraisal Rights" and a copy of
Section 262 of the Delaware General Corporation Law, which governs appraisal rights, is attached as Annex C to this consent solicitation statement/prospectus. You should read both the summary and the statutory provision carefully when making your decision because the statutory requirements are complex.

    Under the merger agreement, Breakaway is not obligated to proceed with the merger if stockholders holding more than 10% of the outstanding shares of capital stock of Eggrock have demanded an appraisal with respect to their shares. Under Delaware law, stockholders have the right to demand an appraisal of their shares within 20 days after notice of the merger has been mailed to them. Eggrock is requesting that holders of non-voting common stock sign and return a waiver of appraisal rights so that the stockholders may clearly inform Eggrock that they do not plan to demand appraisal with respect to their shares. If a sufficient number of stockholders return their waivers to satisfy the closing condition, then Breakaway and Eggrock may close the merger prior to the end of the 20 day period.

    The failure of a stockholder to return a waiver of appraisal rights will not, in itself, constitute a demand for appraisal of his or her shares. Stockholders must strictly comply with the statutory requirements to exercise their right to demand appraisal of their shares. Failure of a large number of stockholders to return a waiver of their appraisal rights may prevent Breakaway and Eggrock from closing the merger prior to the end of the 20 day period.

APPRAISAL RIGHTS

    Delaware law does not grant appraisal rights to Breakaway stockholders. Delaware law grants appraisal rights in the merger to the holders of Eggrock common stock and Eggrock preferred stock. Under Delaware law, an Eggrock stockholder may perfect his, her or its appraisal rights by delivering to Eggrock a demand in writing for the appraisal of its shares and not vote for or consent in writing to the merger agreement or the merger. Eggrock stockholders considering seeking appraisal should recognize that the fair value of shares could be determined to be more than, the same or less than the value of the Breakaway shares, to which stockholders are entitled if they do not exercise their appraisal rights. Stockholders who elect to exercise appraisal rights must comply strictly with all of the procedures set forth in Section 262 of the Delaware General Corporation Law to preserve those rights. We have attached a copy of Section 262 of the Delaware General Corporation Law, which sets forth these appraisal rights, as Annex D to this consent solicitation statement/prospectus.

    Section 262 of the Delaware General Corporation Law sets forth the required procedure a stockholder seeking appraisal must follow. Making sure that you actually perfect your appraisal rights can be complicated. The procedural rules are specific and must be followed completely. Failure to comply with the procedure may cause you to lose your appraisal rights. The following is only a summary of your rights and the procedure relating to appraisal rights and is qualified in its entirety by the provisions of Section 262 of the Delaware General Corporation Law. Please review Section 262 for the complete procedure. Eggrock will not give you any notice other than as described in this consent solicitation statement/prospectus and as required by Delaware law.

    APPRAISAL RIGHTS PROCEDURES

    If you are an Eggrock stockholder and you wish to exercise your appraisal rights, you must satisfy the following provisions of Section 262 of the Delaware General Corporation Law.

    - YOU MUST MAKE A WRITTEN DEMAND FOR APPRAISAL: You must deliver a written demand for appraisal to Eggrock within 20 days of the mailing date of this consent solicitation statement/prospectus. Failing to sign the waiver alone will not constitute a demand for appraisal.

    - YOU MUST NOT VOTE FOR OR CONSENT IN WRITING TO THE MERGER: You must not consent to or vote for the merger or the adoption of the merger agreement. If you vote for or consent by written consent to the merger agreement and merger, you will not be entitled to any right to seek appraisal.

    - YOU MUST CONTINUOUSLY HOLD YOUR EGGROCK SHARES: You must continuously hold your shares of Eggrock capital stock, from the date you make the demand for appraisal through the completion of the merger. If you are the record holder of Eggrock capital stock on the date you make a written demand for appraisal but then transfer your shares before the merger, you will lose any right to appraisal in respect of those shares.

    - You should read the paragraphs below for more details on making a demand for appraisal.

    A written demand for appraisal of Eggrock capital stock must be executed by or on behalf of a stockholder of record and must reasonably identify the stockholder and that he or she intends to demand appraisal of his or her shares. If you own Eggrock capital stock in a fiduciary capacity, such as a trustee, guardian or custodian, the demand for appraisal must be executed by or for the record owner.

    If you own Eggrock capital stock with one or more persons, such as in a joint tenancy or tenancy in common, the demand for appraisal must be executed by or for all joint owners. An authorized agent, which could include one or more of the joint owners, may sign the demand for appraisal for a stockholder of record; however, the agent must expressly disclose who the stockholder of record is and that the agent is signing the demand as that stockholder's agent.

    If you are a record owner, such as a broker, who holds Eggrock capital stock as a nominee for others, you may exercise a right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. In such a case, you should specify in the written demand the number of shares as to which you wish to demand appraisal. If you do not expressly specify the number of shares, we will assume that your written demand covers all the shares of Eggrock capital stock that are in your name.

    If you are an Eggrock stockholder who elects to exercise appraisal rights, you should mail or deliver by hand a written demand to:

                             Eggrock Partners, Inc.
                              3 Clock Tower Place
                                  Fourth Floor
                               Maynard, MA 01754
                         Attention: Maureen Ellenberger

    It is important that Eggrock receive all written demands before March   ,
2000. As explained above, this written demand should be signed by, or on behalf of, the stockholder of record. The written demand for appraisal should specify the stockholder's name and mailing address, the number of shares of capital stock owned, and that the stockholder is thereby demanding appraisal of his, her or its shares. The failure to waive your appraisal rights by signing the waiver will not constitute a written demand for appraisal rights.

    If you fail to comply with any of these conditions and the merger becomes effective, you will only be entitled to receive the merger consideration provided in the merger agreement.

    WRITTEN NOTICE. Within 10 days after the completion of the merger, Eggrock must give written notice setting forth the date the merger has become effective to each stockholder who has fully exercised his, her or its appraisal rights in full compliance with the conditions of Section 262 of the Delaware General Corporation Law.

    PETITION WITH THE CHANCERY COURT. Within 120 days after the completion of the merger, either Eggrock or any stockholder who has complied with the conditions of Section 262, may file a petition in the Delaware Court of Chancery. Any stockholder who files such a petition must provide Eggrock a copy of the petition demanding that the chancery court determine the value of the shares of Eggrock stock held by all of the stockholders who are entitled to appraisal rights. Eggrock has no present intention of filing an appraisal petition. Accordingly, if you intend to exercise your rights of appraisal, you should file a petition in the Delaware Court of Chancery. Because Eggrock has no obligation to file a petition, if you do not file a petition within 120 days after the completion of the merger, you will lose your rights of appraisal.

    WITHDRAWAL OF DEMAND. If you change your mind and decide you no longer want to assert appraisal rights, you may withdraw your demand for appraisal rights at any time within 60 days after the closing of the merger. You may also withdraw your demand for appraisal rights after 60 days after the closing of the merger, but only with the written consent of Eggrock. If you effectively withdraw your demand for appraisal rights, you will receive the merger consideration provided in the merger agreement.

    REQUEST FOR APPRAISAL RIGHTS STATEMENT. If you have complied with the conditions of Section 262, you are entitled to receive a statement from Eggrock which sets forth the number of shares held by stockholders who have demanded appraisal rights, and the number of stockholders who own those shares. To receive this statement, you must send a written request to Eggrock within 120 days after the completion of the merger. Eggrock has 10 days after receiving a request to mail you the statement.

    CHANCERY COURT PROCEDURES. If you properly file a petition for appraisal in the Delaware Chancery Court and deliver a copy to Eggrock, Eggrock will then have 20 days to provide the chancery court with a list of the names and addresses of all stockholders who have demanded appraisal rights and have not reached an agreement with Eggrock as to the value of their shares. At a hearing on the petition, the Chancery Court will determine which stockholders, if any, have fully complied with Section 262 of the Delaware General Corporation Law and whether they are entitled to appraisal rights under Section 262. The Chancery Court may also require you to submit your stock certificates to the Registry in Chancery so that it can note on the certificates that an appraisal proceeding is pending. If you do not follow the Chancery Court's directions, you may be dismissed from the proceeding.

    APPRAISAL OF SHARES. After the Chancery Court determines which stockholders are entitled to appraisal rights, it will consider factors relevant to a determination of the fair value of your shares except for any appreciation or depreciation due to any expectation or accomplishment of the merger. After the Chancery Court determines the fair value of their shares, it will direct Eggrock to pay that value to the stockholders who sought to have their shares appraised. The Chancery Court can also direct Eggrock to pay interest, simple or compound, on that value if the Chancery Court determines that interest is appropriate. In order to receive your payment for your shares, you must then surrender your stock certificates to Eggrock.

    The chancery court could determine that the fair value of shares of stock is more than, the same as or less than the merger consideration. In other words, if you demand appraisal rights, you could receive less consideration than you would under the merger agreement. You should also be aware that an opinion of an investment banking firm that the merger is fair is not an opinion that the merger consideration constitutes fair value under Section 262.

    COSTS AND EXPENSES OF APPRAISAL PROCEEDING. The costs and expenses of the appraisal proceeding may be assessed against Eggrock and/or the stockholders participating in the appraisal proceeding, as the chancery court deems equitable under the circumstances. You may also request that the chancery court allocate the expenses of the appraisal action incurred by any stockholder pro rata against the value of all of the shares entitled to appraisal.

    LOSS OF STOCKHOLDER'S RIGHTS. If you demand appraisal rights, after the completion of the merger you will not be entitled to:

    - vote shares of stock, for any purpose, for which you have demanded appraisal rights;

    - receive payment of dividends or any other distribution with respect to such shares, except for dividends or distributions, if any, that are payable to holders of record as of a record date prior to the effective time of the merger; or

    - receive the payment of the consideration provided for in the merger agreement, unless you properly withdraw your demand for appraisal.

    If no petition for an appraisal is filed within 120 days after the completion of the merger, your right to seek an appraisal will cease and you will be entitled to receive the consideration that all other holders of Eggrock capital stock received in the merger. You may withdraw your demand for appraisal and accept the merger consideration by delivering to Eggrock a written withdrawal of your demand, except that:

    - any attempt to withdraw made more than 60 days after the completion of the merger will require the written approval of Eggrock; and

    - an appraisal proceeding in the chancery court cannot be dismissed unless the chancery court approves.

    If you fail to comply strictly with the procedures described above you will lose your appraisal rights. Consequently, if you wish to exercise your appraisal rights, we strongly urge you to consult a legal advisor.

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF THE IMPORTANT PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX A TO THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS AND IS INCORPORATED BY REFERENCE INTO THIS SUMMARY. THE SUMMARY IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. WE URGE ALL STOCKHOLDERS OF EGGROCK TO CAREFULLY READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE MERGER.

GENERAL

    Following the adoption of the merger agreement by stockholders of Eggrock and the satisfaction or waiver of the other conditions to the merger, Benedict Acquisition Corp., a wholly-owned subsidiary of Breakaway, will be merged into Eggrock. Eggrock will survive the merger as a wholly-owned subsidiary of Breakaway. If all the conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing by Eggrock of a duly executed certificate of merger with the Secretary of State of the State of Delaware.

CONVERSION OF SHARES

    Upon completion of the merger, each share of Eggrock voting common stock, each share of Eggrock non-voting common stock, and each share of Eggrock preferred stock will be converted into a number of shares of Breakaway common stock determined by multiplying by the conversion ratio. The conversion ratio is determined by dividing 3,636,000 by the total number of shares of Eggrock capital stock outstanding or underlying stock options as of the closing date. Based on the number of shares currently outstanding, the conversion ratio should be approximately 0.25592504.

CREATION OF ESCROW

    By adopting the merger agreement or deciding not to exercise their appraisal rights, the Eggrock stockholders will effectively authorize the creation of the escrow on the terms set forth in the escrow agreement and the appointment of Maureen Ellenberger as their representative with respect to indemnification matters or the escrow. You should refer to the section entitled "Other Agreements -- Escrow Agreement" for a summary of the terms of the escrow agreement.

TREATMENT OF EGGROCK STOCK OPTIONS

    At the effective time of the merger, each unexpired and unexercised outstanding option to purchase shares of Eggrock common stock, whether vested or unvested, previously granted by Eggrock under its stock option plan will be assumed by Breakaway and converted into an option to purchase shares of Breakaway common stock. The number of shares of Breakaway common stock subject to the assumed Eggrock stock options will be determined pursuant to the conversion ratio. Any fractional shares of Breakaway common stock resulting from such adjustment will be rounded down to the nearest share. The exercise price per share of Breakaway common stock under the Eggrock stock options will equal the exercise price per share of the Eggrock common stock under the original stock options divided by the conversion ratio and then rounded up to the nearest whole cent. All other terms of the options, including those contained in the Eggrock stock option plan, will remain the same.

EXCHANGE OF STOCK CERTIFICATES

    FRACTIONAL SHARES. Breakaway will not issue any fractional shares of Breakaway common stock in the merger. Instead, each holder of shares of Eggrock common stock or Eggrock preferred stock exchanged pursuant to the merger who would otherwise have been entitled to receive a fraction of a share of Breakaway common stock will be entitled to receive a cash payment (without interest) rounded to the nearest cent equal to the average closing price per share of Breakaway common stock on the Nasdaq National Market, determined based on the closing prices on the 20 trading days immediately preceding the second day prior to the closing of the merger, multiplied by the fraction of a share that such Eggrock stockholder would otherwise be entitled to receive.

    SURRENDER OF SHARES OF EGGROCK COMMON STOCK AND EGGROCK PREFERRED STOCK; STOCK TRANSFER BOOKS. Prior to the effective time of the merger, Breakaway shall cause the Exchange Agent to mail a notice and a transmittal form to each record holder of certificates representing Eggrock common stock and Eggrock preferred stock advising the holders of the anticipated effectiveness of the merger and the instructions for surrendering the certificates for Breakaway common stock and for payment in lieu of fractional shares. Holders of certificates who properly surrender their certificates in accordance with the instructions in the notice will receive certificates representing the number of shares of Breakaway common stock (other than the shares placed in escrow), cash in lieu of any fractional shares of Breakaway common stock and any dividends or distributions to which they are entitled. The surrendered certificates will be canceled.

    NO FURTHER REGISTRATION OR TRANSFER OF EGGROCK COMMON STOCK AND EGGROCK PREFERRED STOCK. At the effective time of the merger, the stock transfer books of Eggrock will be closed and there will be no further transfers of shares of Eggrock common stock or Eggrock preferred stock on the records of Eggrock. After the effective time of the merger, the holders of Eggrock stock certificates will cease to have any rights with respect to such shares of Eggrock common stock and Eggrock preferred stock except as otherwise provided for in the merger agreement or applicable law.

    DIVIDENDS AND DISTRIBUTIONS. No dividends or other distributions declared or made on or after the closing date of the merger with respect to shares of Eggrock common stock or Eggrock preferred stock will be paid to the holder of any unsurrendered Eggrock certificate with respect to the shares of Breakaway common stock that the holder thereof is entitled to receive, and no cash payment in lieu of fractional shares will be paid to any such holder until the holder surrenders such Eggrock certificate as provided above and provides such customary representations and certifications as are requested in the transmittal form sent to each holder. Upon such surrender, Breakaway will pay to the persons in whose name the Eggrock certificates representing such shares of Breakaway common stock will be issued, without interest, any dividends or distributions with respect to the shares of Breakaway common stock which have a record date on or after the closing date of the merger and have become payable between the effective time of the merger and the time of such surrender.

    LOST CERTIFICATES. If any Eggrock certificates are lost, stolen or destroyed, an Eggrock stockholder must provide an appropriate affidavit of that fact. Breakaway may require the owner of such lost, stolen or destroyed Eggrock certificates to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Breakaway with respect to the Eggrock certificates alleged to have been lost, stolen or destroyed.

    HOLDERS OF EGGROCK COMMON STOCK OR EGGROCK PREFERRED STOCK SHOULD NOT SEND THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM BREAKAWAY.

REPRESENTATIONS AND WARRANTIES

    Each of Breakaway, Eggrock and Benedict made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial conditions, structure and other facts pertinent to the merger.

    Breakaway's and Benedict's representations and warranties include:

    - their corporate organization and qualification and corporate power to do business;

    - their capitalization;

    - their authorization of the merger agreement;

    - the absence of conflicts, violations and defaults under their corporate charters and bylaws and other agreements and documents;

    - their financial statements;

    - changes in their business since the date of their financial statements;

    - litigation;

    - interim operations of Benedict;

    - broker's fees;

    - compliance with Nasdaq requirements; and

    - legal compliance.

    Eggrock's representations and warranties include:

    - Eggrock's corporate organization and qualification and corporate power to do business;

    - Eggrock's capitalization;

    - authorization of the merger agreement;

    - the absence of conflicts, violations and defaults under Eggrock's corporate charters and bylaws and other agreements and documents;

    - Eggrock's financial statements;

    - changes in Eggrock's business since the date of its financial statements;

    - the absence of undisclosed liabilities;

    - Eggrock's taxes;

    - Eggrock's assets;

    - Eggrock's real property leases;

    - Eggrock's material contracts;

    - Eggrock's accounts receivable;

    - Eggrock's powers of attorney;

    - insurance;

    - warranties;

    - intellectual property used by Eggrock;

    - litigation involving Eggrock;

    - Eggrock's employees;

    - Eggrock's employee benefit plans;

    - environmental laws that apply to Eggrock;

    - Eggrock's legal compliance;

    - Eggrock's customers and suppliers;

    - permits required to conduct Eggrock's business in compliance with those permits;

    - Eggrock's business relationships with affiliates;

    - payments, if any, required to be made by Eggrock to employees and directors on account of the merger;

    - brokers' fees;

    - Eggrock's books and records; and

    - Section 203 of the Delaware General Corporation Law.

CONDUCT OF EGGROCK BEFORE THE COMPLETION OF THE MERGER

    Eggrock has agreed that prior to the completion of the merger, Eggrock will not, without the written consent of Breakaway:

    - issue or sell, or redeem or repurchase, any stock or other securities of Eggrock or any rights, warrants, or options to acquire any such stock or other securities;

    - split, combine or reclassify any shares of Eggrock capital stock; declare, set aside or pay any dividend or other distribution in respect of Eggrock capital stock;

    - create, incur or assume any indebtedness; assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity, subject to some exceptions;

    - hire any non-billable employee or billable employee to receive compensation in excess of $8,000 per month;

    - enter into, adopt or amend any employee benefit plan or any employment or severance agreement or arrangement;

    - increase the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers, or employees, except in the ordinary course of business;

    - pay any bonus or other benefit to its directors, officers or employees;

    - acquire, sell, lease, license or dispose of any assets or property, other than purchases and sales in the ordinary course of business and not in excess of $50,000 per item;

    - mortgage or pledge any of its property or assets or subject any of its property or assets to any security interest;

    - discharge or satisfy any security interest or pay any obligation or liability other than in the ordinary course of business;

    - amend its charter, bylaws or other organizational documents;

    - change in any material respect its accounting methods, principles or practices;

    - enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement, or that restricts or affects Eggrock's (or its successor's) ability to price its services or products, or its ability to render services for any other person, firm or entity;

    - make or commit to make any capital expenditure in excess of $25,000 per item or $100,000 in the aggregate, subject to some exceptions;

    - enter into any agreement which provides for (i) "most favored nation pricing", (ii) noncompetition, or (iii) restrictions on the ability of Eggrock or its successors to hire employees or retain contractors;

    - institute or settle any legal proceeding;

    - take any action or fail to take any action permitted by the merger agreement with the knowledge that such action or failure would result in
      (i) any of the representations and warranties of Eggrock set forth in the merger agreement becoming untrue; or (ii) any of the conditions to the merger not being satisfied; and

    - agree to or otherwise take any of the above-referenced actions.

INDEMNIFICATION OF BREAKAWAY BY EGGROCK STOCKHOLDERS

    The merger agreement provides that the Eggrock stockholders who receive Breakaway common stock in the merger will indemnify Breakaway for any and all damages, subject to the limitations described below, Breakaway may suffer as a result of any of the following:

    - any misrepresentation, breach of warranty or failure to perform any covenant or agreement of Eggrock contained in the merger agreement; or

    - any failure of an Eggrock stockholder to have good, valid and marketable title to the shares issued in his, her or its name.

    The representations, warranties and obligations contained in the merger agreement continue in effect for one year following the closing.

    To secure the indemnification obligations of the Eggrock stockholders and optionholders, 10% of the Breakaway common stock that would otherwise be issued to the Eggrock stockholders at the closing will be held in escrow. The shares in escrow will be Breakaway's sole remedy for satisfying its indemnification claims. Pursuant to the merger agreement, Maureen Ellenberger has been appointed as the representative of the Eggrock stockholders with respect to indemnification matters.

    The total liability of the Eggrock stockholders for their indemnification obligations cannot exceed the fair market value of amounts held in escrow, and the Eggrock stockholders will not be liable until Breakaway's aggregate claims for damages exceeds $575,000, at which time the Eggrock stockholders will only be liable for damages in excess of $575,000. The foregoing limitations do not apply to the breach of representations and warranties by Eggrock regarding organization and corporate existence, capitalization and authorization of the merger.

    No Eggrock stockholder has a right of contribution against any other Eggrock stockholder with respect to any breach by Eggrock of any representation, warranty, covenant or agreement. Therefore, no Eggrock stockholder may be liable for more than 10% of the shares he, she, or it is entitled to receive in the merger.

INDEMNIFICATION OF EGGROCK STOCKHOLDERS BY BREAKAWAY

    The merger agreement provides that Breakaway will indemnify Eggrock stockholders who receive Breakaway common stock in the merger for any misrepresentation, breach of warranty or failure to perform any covenant of the merger agreement. The total liability of Breakaway in respect of indemnification claims shall not exceed in the aggregate $125,000,000.

CONDITIONS TO OBLIGATIONS TO EFFECT THE MERGER

    The respective obligations of Breakaway and Eggrock to complete the merger are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

    - the stockholders of Eggrock shall have adopted the merger agreement;

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    - Breakaway's registration statement as filed with the Securities and
      Exchange Commission, of which this consent solicitation statement/prospectus is a part, must be effective, no stop order suspending its effectiveness will be in effect and no proceedings for suspension of its effectiveness will be pending before or threatened by the Securities and Exchange Commission;

    - there shall have been no law, regulation, injunction or order enacted or issued which has the effect of making the merger illegal;

    - Breakaway and Eggrock must have obtained all necessary governmental approvals, consents and waivers;

    - Breakaway, the escrow agent and the indemnification representative must have entered into the escrow agreement; and

    - Breakaway and Eggrock must each receive from their respective tax counsel an opinion to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

    Breakaway and Benedict's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

    - holders of no more than 10% of the outstanding Eggrock capital stock have delivered demands seeking appraisal of their shares;

    - Eggrock must have obtained those consents designated by the merger agreement as required prior to closing except for any which if not obtained, would not have a material adverse effect;

    - Eggrock's representations and warranties qualified as to materiality must be true and correct as if made at and as of such time and all representations and warranties not so qualified must be true and correct in all material respects except to the extent Eggrock's representations and warranties address matters only as of a particular date, they must be true and correct as of that date, except to the extent that any failure to be true and correct has not had and is not reasonably likely to have a material adverse effect;

    - Eggrock must have performed or complied with all of its agreements and covenants required by the merger agreement except to the extent where the failure to perform or comply has not had and is not reasonably likely to have a material adverse effect;

    - Breakaway must have entered into (a) employment agreements;
      (b) restricted stock agreements; and (c) non-competition/non-solicitation agreements with each of (i) Maureen Ellenberger; (ii) Michael Mordas; and
      (iii) Vijay Manwani;

    - Breakaway must have entered into restricted stock agreements with designated employees of Eggrock;

    - Breakaway must have received an opinion from legal counsel to Eggrock;

    - Breakaway must have received copies of the resignations, effective at the closing of the merger, of each director and officer of Eggrock;

    - no more than 10% of Eggrock's billable personnel shall have terminated or resigned their employment with Eggrock; and

    - there cannot have been terminated or cancelled any contract under which Eggrock was to provide services to clients if, in the aggregate, such contract anticipated to provide for the payment of fees of $2,500,000 or more during 2000.

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
    Eggrock's obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before competition of the merger:

    - Breakaway must have effected all of the registrations, filings and notices required by the merger agreement;

    - Breakaway's and Benedict's representations and warranties must be true and correct as if made at and as of such time except (i) to the extent Breakaway's and Benedict's representations and warranties address matters only as of a particular date, they must be true and correct as of that date and (ii) that any qualification based on "materiality" or "material adverse effect" are to be disregarded;

    - each of Breakaway and Benedict must have performed or complied with all of its agreements and covenants required by the merger agreement;

    - Eggrock must have received an opinion from legal counsel to Breakaway and Benedict;

    - the shares of Breakaway common stock to be issued in connection with the merger must be approved for quotation on the Nasdaq National Market;

    - filing with the Nasdaq National Market of a notification form for listing of additional shares shall have been approved and such shares shall be approved for listing; and

    - Breakaway and certain Eggrock stockholders must have entered into a registration rights agreement.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time prior to completion of the merger, whether before or after approval and adoption of the merger agreement by Eggrock stockholders:

    - by mutual written consent of Breakaway and Eggrock;

    - by Breakaway, upon a breach of any representation, warranty or covenant on the part of Eggrock set forth in the merger agreement, or if any of Eggrock's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met, provided that, if the breach or inaccuracy is able to be cured by Eggrock within 10 days following delivery by Breakaway to Eggrock of written notice of such breach or inaccuracy. Breakaway may not terminate the merger agreement if the breach or inaccuracy is being cured by Eggrock;

    - by Eggrock, upon a breach of any representation, warranty or covenant on the part of Breakaway or Benedict set forth in the merger agreement, or if any of Breakaway's or Benedict's representations or warranties are or become untrue so that the corresponding condition to completion of the merger would not be met, provided that, if the breach or inaccuracy is curable by Breakaway or Benedict within 10 days following delivery by Eggrock to Breakaway or Benedict of written notice of such breach or inaccuracy. Eggrock may not terminate the merger agreement if the breach or inaccuracy is being cured by Breakaway or Benedict;

    - by Breakaway, if Eggrock's stockholders have not approved the merger agreement; and

    - by Breakaway or Eggrock, if the merger is not completed on or before July 31, 2000.

PAYMENT OF TERMINATION FEE

    If Breakaway or Eggrock terminates the merger agreement because of a breach by the other party, in some instances, the breaching party must pay $150,000 to the non-breaching party as partial

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
reimbursement of the fees and expenses of the non-breaching party. See also "--Indemnification of Breakaway by Eggrock Stockholders."

AMENDMENT AND WAIVER

    Generally, the boards of directors of Breakaway and Eggrock may amend the merger agreement at any time prior to the completion of the merger. Either of Breakaway or Eggrock may extend the other's time for the performance of any of the obligations or acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement. However, after the stockholders of Eggrock consent to the merger, any amendment will be restricted by Delaware statute. Amendments must be in writing and signed by all parties.

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
                                OTHER AGREEMENTS

VOTING AGREEMENT

    In connection with the execution of the merger agreement, Eggrock entered into an agreement with Maureen Ellenberger, Michael Mordas and Vijay Manwani. These three stockholders own approximately 69% of the combined voting power of the outstanding capital stock of Eggrock. Pursuant to the agreement, each stockholder has agreed to vote all of his or her shares of Eggrock voting common stock in favor of adoption of the merger agreement and has granted Breakaway an irrevocable proxy to vote his or her shares in favor of adoption of the merger agreement. The agreement will terminate upon the earliest to occur of the effective time of the merger and termination of the merger agreement in accordance with its terms.

ESCROW AGREEMENT

    At the closing, Breakaway will deposit in escrow with the escrow agent a certificate representing 10% of the shares of Breakaway common stock to which the Eggrock stockholders would be otherwise entitled for the purpose of securing and as the sole remedy for satisfying the indemnification obligations of the Eggrock stockholders pursuant to the merger agreement. The escrow shares will be issued in the name of the escrow agent or its nominee. The escrow will terminate one year after the closing. During the term of the escrow agreement, the escrow shares will be voted by the escrow agent on behalf of the Eggrock stockholders in accordance with instructions received by the escrow agent from the Eggrock stockholders. In the absence of these instructions, the escrow agent need not vote these shares. Promptly following the termination of the escrow, the escrow agent will deliver to Breakaway's stock transfer agent the number of shares remaining in escrow. The transfer agent will then deliver the shares to the Eggrock stockholders in proportion to their relative holdings prior to the merger. The escrow agent will distribute any cash dividends or property (other than securities) distributed with respect to the shares to the Eggrock stockholders. Breakaway and Eggrock are jointly and severally liable for losses, fees or expenses incurred by the escrow agent without negligence or willful misconduct and arising out of its duties as escrow agent.

    Pursuant to the merger agreement, Maureen Ellenberger has been appointed as the representative of the Eggrock stockholders to deal with all matters relating to the indemnification obligations and the escrow arrangement. The escrow agreement provides that the Eggrock stockholders will indemnify their representative against losses, liabilities or expenses incurred without gross negligence or bad faith on the part of the representative and arising out of her duties.

REGISTRATION RIGHTS AGREEMENT

    At closing, Breakaway will enter into a registration rights agreement providing registration rights with respect to the shares of Breakaway common stock to be received by the holders of Eggrock preferred stock in the merger. Under the registration rights agreement, at any time after November 1, 2000, these entities may demand that Breakaway file with the Securities and Exchange Commission a "shelf" registration statement on Form S-3 covering the resale to the public by these entities of the Breakaway common stock then owned by these entities. Breakaway must file the registration statement within 20 days of the stockholder's request and must use its best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission as soon as practicable. The agreement also obligates Breakaway to cause the registration statement to remain continuously effective until the first anniversary of the effective date of the registration statement or such earlier time as all of the Breakaway common stock covered by the registration statement have been sold pursuant to the registration statement. The registration rights agreement also contains other customary provisions, such as limits on the ability of the stockholders to use the registration statement in specified cases and indemnification obligations relating to Securities Act liabilities.

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
                          COMPARISON OF CAPITAL STOCK

    THE FOLLOWING IS A SUMMARY OF CERTAIN MATTERS WITH RESPECT TO THE CAPITAL STOCK OF BREAKAWAY AND EGGROCK. BECAUSE IT IS ONLY A SUMMARY, IT DOES NOT CONTAIN ALL INFORMATION THAT MAY BE IMPORTANT TO YOU. THEREFORE, YOU SHOULD ALSO READ THE MORE DETAILED PROVISIONS OF BREAKAWAY'S CHARTER AND BYLAWS AND EGGROCK'S CHARTER AND BYLAWS.

DESCRIPTION OF BREAKAWAY CAPITAL STOCK

    The authorized capital stock of Breakaway consists of 80,000,000 shares of common stock, $0.000125 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

BREAKAWAY COMMON STOCK

CAPITALIZATION

    As of February 18, 2000, there were 17,497,742 shares of Breakaway common stock issued and outstanding which were held of record by approximately 106 stockholders (which does not include shares held in street name). Breakaway's charter provides that the number of authorized shares of Breakaway common stock may be increased or decreased (but not below the number then outstanding) by the affirmative vote of the holders of the majority of Breakaway common stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

VOTING RIGHTS, LIQUIDATION, DIVIDENDS AND OTHER RIGHTS

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of Breakaway stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Breakaway common stock are entitled to receive proportionately any dividends as may be declared by Breakaway's board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon Breakaway's liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately its net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Breakaway common stock have no preemptive, subscription, redemption or conversion rights.

BREAKAWAY PREFERRED STOCK

CAPITALIZATION

    As of February 18, 2000, there were no shares of Breakaway preferred stock outstanding. The Breakaway board of directors has the authority to issue preferred stock in one or more series and to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

    The purpose of authorizing Breakaway's board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of Breakaway's outstanding voting stock. Breakaway has no present plans to issue any additional shares of preferred stock.

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
TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar of the Breakaway common stock is BankBoston, N.A. and its telephone number is (781) 575-2000.

DESCRIPTION OF EGGROCK CAPITAL STOCK

    The authorized capital stock of Eggrock consists of 20,000,000 shares of voting common stock, par value $0.01 per share, 10,000,000 shares of non-voting common stock, par value $0.01 per share and 5,000,000 shares of preferred stock, par value $0.01 par value.

EGGROCK COMMON STOCK

    As of February 18, 2000, there were 6,750,000 shares of Eggrock voting common stock outstanding and 2,365,692 shares of Eggrock non-voting common stock outstanding.

CONVERSION

    Upon the consummation of the sale of shares of any class of Eggrock common stock having net proceeds to Eggrock equal to or in excess of $25 million (whether such shares are being offered by Eggrock, Eggrock stockholders, or both) in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, all outstanding shares of Eggrock non-voting common stock will automatically be converted one-for-one into shares of Eggrock voting common stock.

VOTING RIGHTS, LIQUIDATION AND OTHER RIGHTS

    Stockholders of Eggrock voting common stock are entitled to one vote for each share held on matters submitted to a vote of stockholders. Holders of Eggrock voting common stock may also take action by written consent. Holders of Eggrock voting common stock do not have cumulative voting rights. The holders of Eggrock non-voting common stock do not have the right to vote, except as required under applicable law. Except as required by law, the holders of Eggrock voting common stock and non-voting common stock vote together as a single class on all matters as to which holders of Eggrock non-voting common stock are entitled to vote. Upon the liquidation, dissolution or winding up of Eggrock, the holders of Eggrock common stock are entitled to receive ratably the net assets of Eggrock available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Eggrock preferred stock.

DIVIDENDS

    Holders of Eggrock common stock are entitled to receive their proportionate share of any dividends declared by the Eggrock board of directors, subject to any preferential dividend rights of outstanding Eggrock preferred stock.

EGGROCK PREFERRED STOCK

    As of February 18, 2000, there were 3,000,000 shares of Eggrock preferred stock outstanding. Eggrock's charter provides that the number of authorized shares of a class of Eggrock preferred stock may be increased or decreased (but not below the number then outstanding) by the affirmative vote of the holders of a majority of the Eggrock voting common stock.

VOTING RIGHTS, LIQUIDATION AND OTHER RIGHTS

    Except as required by law or as set forth in Eggrock's charter, the holders of Eggrock voting common stock and Eggrock preferred stock vote together as a single class on all matters submitted to

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
the Eggrock stockholders for a vote. Eggrock may not, without the vote of a majority in interest of the preferred stock, increase the number of directors to more than five. The holders of the preferred stock also have the right to elect one director of Eggrock. Upon the liquidation, dissolution or winding up of Eggrock, holders of Eggrock preferred stock are entitled to receive an amount equal to the original purchase price per share of approximately $3.33, and are entitled to share ratably with the holders of common stock on an as if converted basis with respect to any distributions made to holders of common stock. Holders of preferred stock shall not be entitled to receive the liquidation preference if the amount they would receive sharing ratably with holders of common stock on an as if converted basis exceeds four times the original purchase price per preferred share.

DIVIDENDS

    The holders of preferred stock are not entitled to dividends unless declared by the board of directors but shall be entitled to receive their proportionate share of any dividends declared with respect to the common stock. Eggrock may not declare any dividends with respect to the common stock without the consent of a majority in interest of the preferred stock.

REGISTRATION RIGHTS

    Eggrock has granted registration rights to the holders of preferred stock of Eggrock which provide that if Eggrock consummates an initial public offering, it must include shares of common stock issuable upon conversion of the preferred stock. At any time after 180 days after an initial public offering of Eggrock, holders of a majority in interest of the preferred stock may require Eggrock to register under the Securities Act of 1933, as amended, certain of shares of common stock issuable upon conversion of the preferred stock which are subject to restrictions under the Securities Act of 1933, as amended. Eggrock shall be obligated to register such shares on only two occasions unless Eggrock is eligible to register such shares on Form S-3, in which case there is no limit on the number of occasions Eggrock is required to register shares on Form S-3. At any time Eggrock registers shares under the Securities Act of 1933, as amended, it must register a certain portion of the common shares issuable upon conversion of the preferred stock, subject to certain exceptions.

COMPARISON OF CERTAIN RIGHTS

    After consummation of the merger, holders of Eggrock capital stock who receive Breakaway common stock under the terms of the merger agreement will become stockholders of Breakaway. The rights of stockholders of Eggrock are presently governed by Delaware law, the Eggrock charter and the Eggrock bylaws. The rights of stockholders of Breakaway are governed by Delaware law, Breakaway's charter and Breakaway's bylaws. The following discussion compares the rights of holders of Eggrock capital stock and holders of Breakaway capital stock and various provisions of the charters and bylaws of Eggrock and Breakaway. This summary is not complete and is qualified in its entirety by reference to Eggrock's charter and bylaws, Breakaway's charter and bylaws and the relevant provisions of Delaware law.

SPECIAL MEETING OF STOCKHOLDERS

    Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the charter or the bylaws. Breakaway's charter provides that special meetings of the stockholders may only be called by Breakaway's chairman of the board, president or board of directors. Eggrock's bylaws provide that special meetings of stockholders may only be called by Eggrock's chairman of the board or board of directors.

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
ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

    Under Delaware law, unless the charter provides otherwise, any action to be taken by stockholders may be taken without a meeting, without prior notice, and without a vote, if the stockholders having the number of votes that would be necessary to take such action at a meeting at which all stockholders were present and voted consent to the action in writing. Breakaway's charter does not allow for actions by written consent of the stockholders. Eggrock's charter and bylaws permit actions by written consent of stockholders.

AMENDMENT OF CHARTER AND BYLAWS

    Delaware law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's charter or bylaws, unless a corporation's charter or bylaws, as the case may be, require a greater percentage. Breakaway's charter and bylaws require the affirmative vote of the holders of at least 75% of the Breakaway capital stock issued and outstanding and entitled to vote to amend or repeal some provisions of Breakaway's charter. Eggrock's charter requires the approval of the board of directors and the affirmative vote of the holders of at least a majority of the Eggrock capital stock issued and outstanding and entitled to vote to amend or repeal some provisions of Eggrock's charter. Eggrock's bylaws can generally be amended by a majority of the board of directors or a majority in interest of the shareholders entitled to vote.

CUMULATIVE VOTING

    Neither the Breakaway charter nor the Eggrock charter provides for cumulative voting by stockholders in elections of directors.

CLASSIFICATION OF THE BOARD OF DIRECTORS

    Breakaway's bylaws provide that the number of directors shall be fixed by resolution adopted from time to time by Breakaway's board of directors. Breakaway's charter divides the board of directors into three classes with staggered three-year terms. Eggrock's bylaws provide that the number of directors shall be fixed by resolution adopted from time to time by Eggrock's board of directors. Eggrock's charter does not divide the board of directors into classes. Eggrock's charter provides that Eggrock may not increase the number of directors to more than five without the vote of a majority in interest of the preferred stock.

REMOVAL OF DIRECTORS

    Breakaway's charter provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of shares of Breakaway capital stock entitled to vote. Breakaway's charter provides that any vacancy on Breakaway's board of directors, including a vacancy resulting from an enlargement of Breakaway's board of directors, may only be filled by vote of a majority of the directors then in office. Eggrock's charter provides, subject to any right of holders of Eggrock preferred stock to elect any director, that directors may be removed with or without cause only by the affirmative vote of the majority of the total votes which would be eligible to be cast by Eggrock stockholders in the election of such director.

LIMITATION OF DIRECTORS' LIABILITY

    Each of Breakaway's and Eggrock's charters contains a provision which eliminates the personal liability of its directors from monetary damages resulting from a breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND OTHERS

    Breakaway's charter contains provisions to indemnify its directors and officers to the fullest extent permitted by the Delaware law. Eggrock's bylaws contain provisions to indemnify its directors and officers to the fullest extent permitted by Delaware law.

                                    INDUSTRY

INDUSTRY BACKGROUND

OVERVIEW

    Businesses today are using the Internet to create new revenue opportunities by enhancing their interactions with new and existing customers. Businesses are also using the Internet to increase efficiency in their operations through improved communications, both internally and with suppliers and other business partners. This emerging business use of the Internet encompasses both business-to-business and business-to-consumer communications and transactions.

    The projected growth of these markets over the next five years is dramatic, particularly in business-to-business e-commerce. The Gartner Group, an independent research firm, projects that the market for business-to-business e-commerce will grow from $43 billion in 1998 to $2.3 trillion in 2004. Forrester Research, another independent research firm, predicts that in 2000, 53% of all e-commerce spending will come from companies with $500 million or less in revenue (the growing enterprise market). In order to capitalize fully on the new opportunities presented by the Internet, businesses demand Internet-based applications that process transactions and deliver information far more effectively than static Web pages.

CHALLENGES FOR GROWING ENTERPRISES

    The extensive reach of the Internet can enable growing enterprises to compete effectively with larger competitors. However, growing enterprises face significant challenges in their efforts to capitalize on the opportunities that the Internet offers, including:

    - the need to rapidly and successfully develop and implement a successful and sustainable business competitors;

    - the need to be aware of and implement and stay abreast of new and rapidly changing technologies, frequently without the benefit of a substantial internal information technology staff;

    - significant integration and interoperability issues caused by the patchwork of legacy systems that businesses often implemented without a focused information technology strategy;

    - greater budgetary constraints than large enterprises, making purchase price, total cost of ownership and technological obsolescence key issues; and

    - the need to maintain significant technological infrastructure and to support e-business applications 24 hours a day, seven days a week.

    Breakaway believes that the needs of growing enterprises will make them a significant factor in the overall market for Internet services. International Data Corporation, an independent research firm, defines Internet services as the consulting, design, systems integration, support, management and outsourcing services associated with the development, deployment and management of Internet sites. International Data Corporation expects the worldwide market for these services, which includes both growing and all other enterprises, to grow at a five year compounded annual growth rate of 59% from $7.8 billion in 1998 to $78.5 billion in 2003.

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
    Large companies which provide services to assist businesses in using information technology, including the Internet, have primarily focused their service offerings on large enterprises, such as Fortune 500 companies, while largely ignoring growing enterprises and their unique needs. These traditional service providers generally operate by deploying large numbers of personnel to the client's site to conduct lengthy studies before proposing a solution. Breakaway believes that this approach does not yield effective solutions within the time and budgetary constraints of growing enterprises. According to Gartner Group, 75% of companies prefer not to utilize traditional management consultants because these firms do not understand their Internet needs.

    Many boutique information technology service providers that direct their offerings to growing enterprises do not offer a comprehensive suite of services. They also frequently lack the financial resources and employees to take on full service projects or to provide follow-up support and training. Moreover, resource limitations often prevent small service providers from investing in internal training and research and development, which Breakaway believes are critical to the development of innovative solutions and for the cost-effective provision of services.

    Growing enterprises need to get to market very quickly and often lack internal information technology resources. Accordingly, they increasingly demand a single source provider of strategy, systems integration, hosting and support that is focused on their specific needs. Breakaway believes that neither traditional information technology service providers nor boutique providers currently meet this demand.

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
                            DESCRIPTION OF BREAKAWAY

INTRODUCTION

    Breakaway is a full service provider of e-business solutions that allow growing enterprises to capitalize on the power of the Internet to reach and support customers and markets. Growing enterprise clients often face significant obstacles in capitalizing on this opportunity because of technological complexity, costs of implementation and support and scarcity of qualified professionals. Breakaway enables its growing enterprise clients to overcome these obstacles by combining high quality, cost effective Internet professional services with application hosting to deliver sophisticated e-business solutions that otherwise might be unavailable to them.

    There are five key elements of the Breakaway approach to delivering e-business solutions:

    - Breakaway's proprietary breakthrough methodology enables it to develop rapid, cost-effective, world-class e-business solutions that Breakaway designs to maximize the client's return on its technology investments and provide the client with a sustainable business model and a competitive advantage;

    - Breakaway concentrates on the development of its e-business solutions at centralized Breakaway Solution Centers where its highly skilled information technology professionals collaborate to develop solutions more rapidly and cost effectively than would be possible if such professionals were geographically dispersed;

    - in order to maintain close contact with its clients, Breakaway delivers the solutions developed at its Breakaway Solution Centers through small groups of senior personnel at its regional offices located strategically throughout the United States;

    - Breakaway has a dedicated group of professionals, whom it calls its Breakaway Knowledge Innovation Team, that captures and disseminates its intellectual capital throughout its organization and across client engagements; and

    - Breakaway offers global application hosting capabilities for both packaged and customized e-business solutions, allowing it to provide complementary, high quality hosting and application level support services as part of its full service offering.

    Breakaway employs over 255 professionals who provide strategy solutions, Internet solutions, and application hosting services. Breakaway offers its services through seven regional offices located in Boston, Chicago, Dallas, New York, Orlando, Philadelphia and Redwood Shores (California). Breakaway's three Breakaway Solution Centers are located in Boston, Philadelphia and Redwood Shores. Breakaway provides e-business application hosting solutions through facilities in North America, Europe, Asia and Australia. Breakaway clients include Circles, Commonwealth Financial Network, eRisks, Information Builders, iTurf, Kemper, Partners HealthCare System, Plan Sponsor Exchange, Portal Software, StarCite.com, Sun Microsystems and VerticalNet.

THE BREAKAWAY SOLUTION

    Breakaway has specifically tailored its service offerings for growing enterprises seeking rapid delivery of cost-effective, high value-added, comprehensive solutions for their e-business initiatives. Its services consist of strategy solutions, Internet solutions and application hosting. By offering a seamless integration of these services, Breakaway is a full service provider of e-business solutions for growing enterprises. Breakaway delivers its services using five innovative business processes:

    - BREAKAWAY BREAKTHROUGH METHODOLOGY. This methodology divides each client engagement into discrete phases. In the first phase, Breakaway works closely with the client to define measurable business objectives and develop a strategy to achieve these objectives. Breakaway then determines how the client can use information technology solutions to implement this strategy. Based on this determination, Breakaway defines the scope of the solution and helps the client to visualize the proposed solution by creating a prototype that incorporates the elements of the solution for the client's customers to see and use. In the next phase, Breakaway identifies milestones for the project and establishes how the client can best measure whether the project has met its objectives. After Breakaway defines the scope of the project and identifies milestones, Breakaway designs, develops and implements the solution. Breakaway then assists the client in employee training and in assimilating the changes created by the solution. Finally, Breakaway maintains its client relationships by monitoring and reassessing their needs on an ongoing basis.

    - BREAKAWAY SOLUTION CENTERS. Breakaway develops its eBusiness solutions at Breakaway Solution Centers in Boston, Philadelphia and Redwood Shores. Breakaway believes that by concentrating resources at a few sites where highly skilled and experienced information technology professionals work together, Breakaway greatly facilitates the sharing of knowledge and implementation of best practices. Breakaway typically performs development work at its Solution Centers, which substantially reduces the costs and inefficiencies associated with travel to client sites. This approach also reduces the disruption of the client's business that frequently occurs when a large number of consultants visit the client's site.

    - BREAKAWAY REGIONAL DELIVERY. Breakaway delivers the solutions which it develops at its Breakaway Solution Centers through regional offices located strategically throughout the United States. Breakaway staffs these offices with small groups of senior delivery personnel who establish close working relationships with clients in the region. Using this approach, Breakaway is able to place senior professionals near its clients while still providing the client with the efficiencies of centralized solution development.

    - BREAKAWAY KNOWLEDGE INNOVATION TEAM. Breakaway has created a team, staffed with senior information technology professionals, that develops and deploys intellectual capital throughout Breakaway Solutions and across client engagements. The Knowledge Innovation team monitors all of its client projects on an ongoing basis to identify best practices and innovative solutions. The team collects and refines this knowledge, then disseminates it to Breakaway's professionals through Breakaway proprietary intranet portal, employee training and ongoing communications. Breakaway believes that its Knowledge Innovation Team allows it to provide its clients with high quality services quickly and in a cost-effective manner.

    - BREAKAWAY INTEGRATED APPLICATION HOSTING. Unlike most providers of information technology consulting and systems integration services, Breakaway offers application hosting services for e-business solutions. Breakaway believes that this capability allows it to help its clients implement and operate solutions more quickly and cost effectively than service providers who do not offer application hosting services.

    Breakaway believes its solutions provide its clients with a range of significant benefits, including:

    - BREAKAWAY SPEED. Time to market is a critical factor to the success of an e-business initiative. Breakaway believes that its approach delivers solutions to clients significantly more rapidly than traditional approaches.

    - BREAKAWAY QUALITY. The solutions that Breakaway offers are critically important to its clients' businesses. Breakaway has designed its business processes to deliver to growing enterprises solutions that it believes are of equal or superior quality to solutions provided by traditional service providers.

    - BREAKAWAY VALUE. Because growing enterprises often have limited financial resources, Breakaway seeks to deliver its services in as cost effective a manner as possible. The core focus of

      Breakaway's Breakthrough methodology is the creation of measurable value for its clients. In certain cases Breakaway links a portion of its fees to its success in providing measurable value.

BREAKAWAY STRATEGY

    Breakaway's objective is to become the leading full service provider of business-to-business e-business solutions that enable growing enterprises to increase their revenues and market share. Breakaway's strategy for achieving this objective is as follows:

    FURTHER PENETRATE THE UNDERSERVED GROWING ENTERPRISE MARKET. The growing enterprise market for e-business solutions is already a large part of the overall market for these solutions and is expanding rapidly. Breakaway believes that the companies in the growing enterprise market have different requirements from more established enterprises, particularly because they often have limited internal information technology staffs and resources. Breakaway believes this market is underserved and that growing enterprises require the services of a full service provider. Breakaway intends to continue to focus on the growing enterprise market as a full service provider of strategy solutions, eBusiness solutions and application hosting services.

    AGGRESSIVELY PROMOTE THE BREAKAWAY SOLUTIONS BRAND. Growing enterprises comprise a large, fragmented and geographically diverse market. To leverage its direct selling efforts and reach this market effectively, Breakaway believes it is important to build awareness of the Breakaway Solutions brand. To promote its brand, Breakaway intends to expand its corporate marketing and advertising efforts, with the specific objective of targeting senior executives of growing enterprises. Breakaway's goal is to create national recognition of Breakaway Solutions as the leading full service provider of e-business solutions that address the specific needs of growing enterprises.

    ATTRACT, TRAIN AND RETAIN HIGH QUALITY INFORMATION TECHNOLOGY
PROFESSIONALS. Breakaway believes that attracting and retaining outstanding professionals is essential to its growth. Breakaway performs the majority of its development work in its Solution Centers, which greatly limits the travel required of its professionals. Breakaway believes that extensive travel is one of the primary causes of employee turnover in its industry. Through its Solution Centers and regional offices, Breakaway employees participate in a unique culture that is entrepreneurial and promotes enterprise-wide, collaborative knowledge sharing. Breakaway believes that the combination of its lower travel requirement and unique culture helps it to attract and retain highly skilled, experienced senior information technology professionals.

    EXPAND ALLIANCES. Breakaway has established a number of working alliances with independent software vendors and Internet technology providers. These relationships provide a range of benefits, including new sales leads, co-marketing and co-branding opportunities and discounts on software licenses. In addition, Breakaway's alliances allow it to gain access to training, product support and technology developed by the companies with which it has alliances. These relationships also provide an accelerated path to developing expertise regarding hardware, software and applications. Breakaway plans to pursue alliances with both market leading companies as well as emerging companies. In all cases, Breakaway will seek alliances which provide it with the opportunity both to use applications in its solutions and to host these applications.

    EXPAND CENTRALIZED DEVELOPMENT/REGIONAL DELIVERY MODEL. Breakaway's regional office strategy enables it to place senior service delivery personnel near its clients and to better address the particular demands of local markets with field sales and field marketing professionals. Senior delivery professionals in each regional office participate in the sales process for each client and play a significant role in the design, architecting and program management of the solution for that client. Breakaway believes that it improves its responsiveness and client satisfaction by providing a single point of contact throughout its relationship with the client. Breakaway intends to open additional regional offices in the Southeast, Midwest and Southwest United States in 2000. Breakaway also expects to add additional Solution Centers to support its growth. Breakaway's centralized Solution Center model, complemented by its regional office network, enables it to operate more effectively and efficiently than service providers with a less centralized approach.

    PROVIDE APPLICATION HOSTING THROUGH STRATEGICALLY LOCATED LEASED FACILITIES. Breakaway leases space from third party facilities, known as co-location facilities, for the equipment which it uses for its application hosting services. Breakaway currently leases space from multiple providers at ten co-location facilities worldwide. Breakaway believes that leasing space and related commodity services, such as uninterrupted power supplies and high speed telecommunications access, permits it to expand quickly into new markets while reducing the capital investment required for expansion. Breakaway intends to continue to pursue this approach because geographic distribution of its hosting facilities provides its clients with improved, lower cost telecommunications access as a result of the clients' proximity to the facility, reduces its network costs and increases reliability through increased diversity and redundancy.

BREAKAWAY SERVICES

    As a full service provider, Breakaway offers the following services:

    - strategy solutions;

    - e-solutions; and

    - application hosting.

    Breakaway delivers these services using business processes that it has designed to provide rapid, high quality and cost-effective solutions. These business processes include Breakaway's Breakthrough methodology, Breakaway Solution Centers, Breakaway Knowledge Innovation Team and Breakaway's sophisticated Breakaway application hosting capabilities. Breakaway believes that it provides its clients with the greatest value when they use all of its services on an integrated basis. Clients that engage Breakaway initially only to provide consulting services frequently request that Breakaway develop and implement the solution which it has designed in its consulting engagement. Breakaway believes that it can provide its clients with particularly significant time and cost savings if it hosts an application that it has designed and developed for the client because of its knowledge of the client and the solution.

    The following table is a brief summary of the services which Breakaway offers in its three service categories.

BREAKAWAY STRATEGY SOLUTIONS       BREAKAWAY E-SOLUTIONS      BREAKAWAY APPLICATION HOSTING
----------------------------   -----------------------------  -----------------------------
- e-business strategy          - Electronic commerce          - Packaged and custom
- Business and technology        transactions systems           application hosting
  alignment                    - Community aggregation        - Complex Web site management
- Chief Information Officer      applications                 - High availability hosting
  outsourcing                  - Interactive marketing          facilities
- Application portfolio        - Content generation tools     - Application performance
management                     - Site traffic analysis and      optimization and reporting
- Industry and competitive       reporting                    - Security services
  reviews                      - Sales force automation       - Application maintenance and
                               - Marketing automation         support services 24 hours per
                               - Customer service             day
                               - Customer self-service
                               - Order management

BREAKAWAY STRATEGY SOLUTIONS

    Breakaway advises its customers on the use of e-business solutions to reach and support customers and markets. The goal of these solutions is typically the achievement of a quantifiable, sustainable competitive advantage within a short time frame. Breakaway's strategy services include analyzing the client's market, business processes and existing technology infrastructure, evaluating both packaged and custom alternative solutions and formulating recommendations for a solution or strategy. Breakaway provides a road map that its clients can implement immediately.

BREAKAWAY E-SOLUTIONS

    Breakaway develops and implements e-business applications for high transaction volume revenue generation activities. Breakaway develops customized applications to be flexible and easily scalable. Clients require flexibility so that they can easily integrate Breakaway's solutions with their existing systems, upgrade solutions for technological changes and respond to developments in how business is conducted on the Internet. Scalability is critical to Breakaway's clients because they often experience significant increases in transaction volume within a short time period. In many cases, Breakaway bases its development work on strategy and designs that it has developed for the client in a strategy planning engagement.

BREAKAWAY APPLICATION HOSTING

    Breakaway hosts a variety of customized and packaged applications, including customer relationship management applications, database applications, corporate Web sites and complex transaction intensive e-business applications. Breakaway's application hosting service enables clients to rent applications through payment of a monthly service fee instead of incurring a large one-time, initial investment. Breakaway's application hosting operations team provides active monitoring and application level support for Internet-based applications
24 hours a day, 7 days a week. These support capabilities often reduce the client's need for a large information technology staff.

    To provide Breakaway's application hosting services, Breakaway operates a high availability global service delivery infrastructure with multiple hosting centers in key geographic locations. Breakaway's service delivery infrastructure is designed to provide its clients with a fast response time, reliability, scalability and security.

BREAKAWAY CLIENTS

    Breakaway focuses its marketing and sales activity on growing enterprises. These businesses generally fit within two broad categories:

    - companies or divisions of companies that have sales of up to $1 billion per year; and

    - new and emerging Internet-based businesses.

    The functionality of many of Breakaway's solutions is applicable across a variety of industries. Accordingly, Breakaway provides its services to a number of types of businesses. Breakaway's clients' industries include high technology, financial services, health care and telecommunications.

    A representative list of Breakaway's clients includes:

    - Advent Software

    - Citizens Financial Group

    - Enterprise Risk Solutions

    - Fidelity & Guaranty Life Insurance

    - Information Builders

    - Kemper

    - Partners HealthCare System

    - Portal Software

    - SEI Investments

    - Summit Partners

    - VerticalNet

    - Circles

    - Commonwealth Financial Network

    - eRisks

    - FoodService.com

    - iTurf

    - Open Systems Solutions

    - Plan Sponsor Exchange

    - Primavera

    - StarCite.com

    - Sun Microsystems

    - Zymark

    Breakaway offers its strategy solutions and Internet solutions services on either a time and materials basis or a fixed price basis. Breakaway has initiated a Breakaway Value Assurance program in which a percentage of its fee is contingent upon the client achieving agreed upon performance objectives. Breakaway offers this option only in situations in which Breakaway and the client have agreed on a clear set of measurable values and Breakaway has provided a sufficiently broad range of services to influence the project's success. Breakaway believes that its willingness to tie its compensation to performance objectives is an important sales tool because it demonstrates its commitment to provide services that have measurable value to its clients.

    Breakaway provides its application hosting services for an initial set-up fee plus a monthly service fee. The monthly service fee is subject to maintaining stated service levels. Breakaway's hosting fees vary depending upon the scope of the client's requirements.

BREAKAWAY REPRESENTATIVE CLIENT ENGAGEMENTS

    The following examples are representative of Breakaway's client engagements:

    PARTNERS HEALTHCARE SYSTEM, INC. Partners HealthCare is an integrated health care delivery network, which includes two founding members, The Massachusetts General Hospital and Brigham and Women's Hospital. In 1999, Partners HealthCare expected to receive a total of approximately $400 million in sponsored research awards. In addition, Dana Farber/Partners CancerCare, a collaboration between the Dana Farber Cancer Institute and the institutions comprising Partners HealthCare, needed to integrate research management information to provide investigators and management comprehensive access to information and to streamline operations. Partners HealthCare engaged Breakaway to design a solution to meet these objectives without substantially increasing its administrative staff. Based on the work of that group, Breakaway developed a solution at one of its Solution Centers that integrated into a single database all aspects of all Partners HealthCare's research projects from 17 databases in multiple locations. The solution deploys the database and its user interface across an intranet, which permits approximately 2,000 researchers and administrators easy, rapid and standardized access. This solution achieved the following client goals:

    - it decreased the average time for internal approval of research protocols from 90 to 14 days;

    - it permitted researchers to spend more time performing research and less time handling administrative issues and responding to information requests; and

    - it made research administration faster and easier.

    VERTICALNET, INC. VerticalNet is a leading creator and operator of Web sites known as vertical trade communities. These tightly focused sites attract buyers and sellers from around the world by providing editorial content, forums for the exchange of ideas and the ability to conduct business transactions to similarly interested professionals. VerticalNet also offers Web site design, management and hosting services for businesses and trade organizations. VerticalNet retained Breakaway to assist it in developing a number of different solutions to realize revenues from business transactions on its Web sites, increase sales leads, enhance customer services and improve internal work flow.

    Breakaway began this assignment by having its Internet solutions group design a sales lead generation system that enables VerticalNet to monitor inquiries about businesses requesting information from VerticalNet or its advertisers. Breakaway then developed and implemented a virtual store at one of its Solution Centers to enable VerticalNet to convey its ability to engage in electronic commerce. The store displays saleable items to VerticalNet's more than 40 trading communities based on the particular affiliation of the customer. Breakaway designed, developed and implemented this solution within eight weeks after VerticalNet retained Breakaway.

    Breakaway's Internet Solutions group also designed, developed and implemented other additional significant solutions, including:

    - a set of tools which permit both advertisers and VerticalNet's internal sales force to access and use the data stored in the sales lead generation system; and

    - a comprehensive internal system for the management of customer calls, advertising inventory, personnel scheduling and administrative oversight functions.

    Breakaway continues to work closely with VerticalNet to expand and refine these applications.

    PLAN SPONSOR EXCHANGE, INC. Plan Sponsor Exchange wanted to create a Web site, to be called PlanSponsorExchange.com, that would facilitate communications and transactions between money managers, consultants and their pension fund clients. Plan sponsor exchange engaged Breakaway for assistance in developing a strategic technical plan to deploy the concept on the Internet.

    Breakaway began this project by having its strategy solutions professionals work with the founder to create an information technology strategy, development plan and budget. Breakaway then began production of an Internet prototype at one of its Solution Centers. The engagement proceeded as follows:

    - 14 days after Breakaway's initial meeting with the client, Breakaway had developed a functioning Internet prototype;

    - 90 days after Breakaway's initial meeting, Breakaway delivered a functioning beta Internet test site on time and on budget; and

    - 135 days after Breakaway's initial meeting, the client had fully deployed its PlanSponsorExchange.com site.

    Because of its desire to focus on its core business, time to market considerations and cost considerations, Plan Sponsor Exchange also contracted with Breakaway to provide application hosting services. Breakaway believes that its full service provider and rapid deployment capabilities played a key role in enabling Plan Sponsor Exchange to realize the first-to-market advantage which was critical to success as institutional investment managers increase their use of the Internet.

BREAKAWAY PROFESSIONAL ENVIRONMENT

    Breakaway's success depends in substantial part upon its ability to recruit and retain professionals with the high level of information technology skills and experience needed to provide its sophisticated services. Breakaway believes that the combination of professional support, intellectual challenge, reduced travel, corporate culture and compensation it offers will continue to attract these information technology professionals.

    RECRUITING. Breakaway's recruitment department conducts its own direct recruiting efforts and coordinates informal and search firm referrals. Breakaway believes that its business model, which results in decreased travel, more interesting work, greater opportunities for professional development and a dynamic corporate culture, enhances its ability to attract top professionals.

    PROFESSIONAL DEVELOPMENT. Breakaway believes that providing its professionals with a wide variety of challenging projects and the opportunity to demonstrate ability and achieve professional advancement are keys to their retention. Breakaway creates a professional development plan for each of its information technology professionals that identifies the individual's training and education objectives. Breakaway encourages all of its strategy and systems integration professionals to rotate through its strategy services, eSolutions, and Knowledge Innovation Team groups in order to achieve exposure to the breadth of its service offerings. This policy creates a high level of intellectual challenge for Breakaway's professionals and provides them with the opportunity to display their capabilities across a range of disciplines. In addition, Breakaway's clients benefit from the resulting broad service experience of its professionals. Breakaway also believes that the working relationships which develop in its Solution Centers foster valuable formal and informal mentoring and knowledge sharing.

    CULTURE. Breakaway's culture is critically important to hiring and retaining information technology professionals. Breakaway's culture reflects the entrepreneurial spirit that pervades the Internet industry. Breakaway's compensation plan ties a significant portion of compensation to the achievement of both individual performance goals, team goals and company financial performance goals.

BREAKAWAY MARKETING AND SALES

    MARKETING. Breakaway's marketing goal is to generate sales opportunities by increasing the awareness among growing enterprises of the Breakaway Solutions brand. Breakaway's direct marketing activities include direct mail, targeted e-mail and seminars for senior executives of growing enterprises and other persons who make decisions about information technology investments. In addition, to heighten its public profile, Breakaway seeks opportunities for its professionals to publish articles and give speeches in their respective areas of expertise.

    SALES. Breakaway's direct sales professionals employ a consultative sales approach, working with the prospective client's senior executives to identify the client's service requirements. The service delivery professionals who are located with Breakaway's sales professionals in its regional offices also participate in the sales process. Once the client has engaged Breakaway Solutions, Breakaway's sales professionals maintain their relationships with the client by working collaboratively with Breakaway's service professionals who are assigned to the client.

    ALLIANCES. As part of Breakaway's sales and marketing efforts, Breakaway has established working relationships with a number of companies, including Broadvision, Cisco Systems, Clarify, Firstwave, Market Touch, Mercury Interactive, Onyx, Oracle, Rubric, Silknet and Sun Microsystems. These alliances generally entail sharing sales leads, installation services arrangements, making joint presentations, negotiating discounts on license fees or other charges and conducting similar activities. Breakaway's arrangements with many of these companies are informal and are not the subject of definitive written agreements. For those companies with whom Breakaway has written agreements, those agreements are either terminable at will by either party or terminate in one year or less. Breakaway believes it has been successful in establishing alliances with a strong group of companies who are either industry leaders or well-regarded new entrants.

BREAKAWAY COMPETITION

    Breakaway's service offerings consist of strategy consulting, eBusiness implementation and application hosting. Breakaway faces a high level of competition in all of these service offerings. Breakaway's competitors include consulting companies, Internet professional services firms, systems integration firms, application hosting firms and web hosting firms. Barriers to entry in the strategy consulting and systems integration markets are low. Therefore, Breakaway expects additional competitors to enter these markets.

    STRATEGY CONSULTING. Breakaway believes that the principal competitive factors in the strategy consulting market are quality of services, technical and strategic expertise and ability to provide services in a timely and cost-effective manner. Breakaway believes that it competes successfully as to all of these competitive factors because of the strong experience and expertise of Breakaway's professionals and its focus on Internet solutions. Breakaway also believes that its ability to provide consulting services in combination with systems integration and hosting provides it with a competitive advantage.

    SYSTEMS INTEGRATION. In the systems integration market, Breakaway believes that the principal competitive factors are the ability to implement high quality solutions rapidly and in a cost-effective manner in terms of both implementation and ongoing costs. Through the use of its Breakthrough methodology, Solution Centers and the Knowledge Innovation Team, Breakaway believes that it is able to provide high quality systems integration of e-business solutions on a rapid, cost-effective basis. Breakaway believes its ability to offer application hosting to systems integration clients also is a distinct competitive advantage.

    APPLICATION HOSTING. Breakaway believes that the principal competitive factors in the application hosting market are quality and reliability of service and cost. Breakaway believes that it competes effectively as to both of these factors because of:

    - the high level of expertise of its application hosting service professionals;

    - the quality, security and reliability of its application hosting infrastructure;

    - Breakaway's relationships with application vendors which allow its clients to have access to packaged applications on a cost-effective basis;

    - Breakaway's ability to host both complex customized applications and packaged applications; and

    - Breakaway's ability to provide application hosting in combination with its sophisticated strategy consulting and systems integration services.

    According to Internet Research Group, an independent market analyst, Breakaway is now the second largest application service provider (determined by the number of contracts).

BREAKAWAY INTELLECTUAL PROPERTY

    Breakaway has developed proprietary methodologies, tools, processes and software in connection with delivering its services. Breakaway relies on a combination of trade secret, copyright and trademark laws to protect its proprietary rights. In particular, Breakaway requires each of its employees to sign an invention and non-disclosure agreement which provides that they must maintain the confidentiality of Breakaway's intellectual property and that any intellectual property which they develop while performing work for Breakaway is the property of Breakaway.

    Breakaway has registered the trademark "Breakaway Solutions" with the United States Patent and Trademark Office. Breakaway intends to make such other state, federal and foreign filings it believes appropriate to protect its intellectual property rights.

BREAKAWAY EMPLOYEES

    As of February 18, 2000, Breakaway had approximately 353 employees, including 255 in consulting, systems integration, regional staff, and application hosting, 25 in sales and marketing and 73 in finance, administration and support. Breakaway's continued success depends on its ability to recruit, train and retain highly qualified technical, sales and managerial professionals. The competition for these professionals is intense. None of Breakaway's employees is represented by a labor union, and Breakaway considers its employee relations to be good.

BREAKAWAY FACILITIES

    The Breakaway principal executive offices are located in Boston, Massachusetts. Breakaway performs professional services at several Boston-area locations and at six other offices in the United States and an office in London, UK. Breakaway's facilities comprise approximately 185,000 square feet in the aggregate. In addition, Breakaway supports and hosts e-business solutions through facilities at five locations in the United States and five locations abroad. Breakaway leases all of these facilities either from month to month or pursuant to lease with remaining terms through November 2002.

    Breakaway signed a lease in October 1999 to occupy 80,070 square feet of office space at the World Trade Center East in Boston. The building is under construction, and Breakaway expects to move its permanent offices to this site in late 2000. The duration of this lease is seven years.

BREAKAWAY LEGAL PROCEEDINGS

    From time to time Breakaway is involved in litigation that arises in the normal course of business operations. As of the date of this consent solicitation statement/prospectus, Breakaway believes that the litigation to which it is a party will not have a material adverse effect on its business or results of operations.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected historical consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," Breakaway's audited consolidated financial statements, Eggrock's audited financial statements, and related notes thereto included elsewhere in this consent solicitation statement/prospectus.

    The selected historical consolidated financial data presented below as of December 31, 1997, 1998 and 1999 and for the years then ended are derived from the financial statements of Breakaway, which consolidated financial statements have been audited by KPMG LLP, independent certified public accountants. The selected consolidated financial data as of December 31, 1995 and 1996 and for each of the years then ended are derived from the unaudited consolidated financial statements of Breakaway. In the opinion of management, the unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations for such periods. The selected consolidated financial data for 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000 or any other future period.

    From its inception until December 31, 1998, Breakaway was an S corporation and, accordingly, was not subject to federal and state income taxes, except for certain Massachusetts income taxes on S corporations with annual revenues in excess of $6 million. The pro forma net income (loss) and pro forma net income
(loss) per share--basic and diluted information presented below have been computed as if Breakaway were subject to all federal and all applicable state corporate income taxes since 1995, based on the statutory tax rates and the tax laws then in effect.

    The financial statements of Eggrock Partners, Inc. as of December 31, 1998, September 30, 1999 and December 31, 1999 included in this consent solicitation statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The selected consolidated financial data as of December 31, 1997 and for the period then ended are derived from financial statements audited by Arthur Andersen LLP but not included in this consent solicitation statement/prospectus.

    In addition, the following selected unaudited pro forma consolidated statement of operations data for the year ended December 31, 1999 give effect to: (1) the acquisitions of Applica Corporation, WPL Laboratories, Inc., Web Yes, Inc., and Eggrock Partners, Inc., and (2) pro forma adjustments to the historical consolidated financial statements as if these items had occurred on January 1, 1999. The selected unaudited pro forma consolidated balance sheet data as of December 31, 1999 gives effect to the acquisition of Eggrock as if it had occurred on December 31, 1999.

                 BREAKAWAY SELECTED CONSOLIDATED FINANCIAL DATA

                                                                    YEARS ENDED DECEMBER 31,
                                                 ---------------------------------------------------------------
                                                                                                        1999 PRO
                                                   1995       1996       1997       1998       1999      FORMA
                                                   ----       ----       ----       ----       ----     --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenue........................................   $1,896     $3,462     $6,118    $10,018    $ 25,390   $ 39,096
Operating expenses:
  Project personnel costs......................      967      1,430      2,543      5,904      11,850     19,289
  Selling, general and administrative..........      740      1,368      2,559      4,814      24,405     94,383
                                                  ------     ------     ------    -------    --------   --------
    Total operating expenses...................    1,707      2,798      5,102     10,718      36,255    113,672
Income (loss) from operations..................      189        664      1,016       (700)    (10,865)   (74,576)
Interest income (expense), net.................        8        (25)        60        (32)        475        512
Other income (expense).........................       --        (21)        (2)       157          23         23
                                                  ------     ------     ------    -------    --------   --------
Net income (loss)..............................   $  197     $  618     $1,074    $  (575)   $(10,367)  $(74,041)
                                                  ======     ======     ======    =======    ========   ========
Net income (loss) per share--
  Basic and diluted............................   $ 0.03     $ 0.09     $ 0.17    $ (0.09)   $  (1.19)  $  (5.85)
                                                  ======     ======     ======    =======    ========   ========
Weighted average shares outstanding............    7,680      6,641      6,413      6,340       8,720     12,650
                                                  ======     ======     ======    =======    ========   ========
Pro forma net income (loss)....................   $  118     $  371     $  644    $  (380)   $ (6,842)
Pro forma net income (loss) per share--
  Basic and diluted............................   $ 0.01     $ 0.06     $ 0.10    $ (0.06)   $  (0.78)

                                                                          AS OF DECEMBER 31,
                                                    ---------------------------------------------------------------
                                                                                                           1999 PRO
                                                      1995       1996       1997       1998       1999      FORMA
                                                      ----       ----       ----       ----       ----     --------
                                                                            (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.........................    $ 94      $   84     $  879     $   17    $38,940    $ 12,213
Total assets......................................     740       1,120      2,533      2,743     77,461     362,499
Total long-term liabilities.......................      69          55         84         67      2,001       2,001
Stockholders' equity..............................     332         948      1,492        913     68,340     350,340

                 EGGROCK PARTNERS, INC. SELECTED FINANCIAL DATA

                                                           PERIOD FROM INCEPTION           YEARS ENDED
                                                            (SEPTEMBER 2, 1997)            DECEMBER 31,
                                                           THROUGH DECEMBER 31,       ----------------------
                                                                   1997                 1998          1999
                                                           ---------------------      --------      --------
                                                                            (IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue..............................................              $259                $4,608       $11,738
Operating Expenses:
  Project personnel costs............................                94                 2,122         6,432
  Selling, general and administrative................                62                 1,494         5,700
  Compensation related to equity issuances...........                84                   281         7,650
                                                                   ----                ------       -------
    Total operating expenses.........................               240                 3,897        19,782
Income (loss) from operations........................                19                   711        (8,044)
Interest income, net.................................                --                    14           114
Income (loss) before income tax......................                19                   725        (7,930)
Income tax provision.................................                --                    --           226
Net income (loss)....................................              $ 19                $  725       $(8,156)
                                                                   ====                ======       =======
Pro forma income tax provision.......................                --                   578           615
Pro forma net income (loss)..........................              $ 19                $  147       $(8,771)
                                                                   ====                ======       =======

                                                                          AS OF DECEMBER 31,
                                                           -------------------------------------------------
                                                           PERIOD FROM INCEPTION           YEARS ENDED
                                                            (SEPTEMBER 2, 1997)            DECEMBER 31,
                                                           THROUGH DECEMBER 31,       ----------------------
                                                                   1997                 1998          1999
                                                           ---------------------      --------      --------
                                                                            (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents............................              $  9                $  127       $ 8,293
Total assets.........................................               262                 1,848        12,844
Series A redeemable, convertible preferred stock.....                --                    --        10,000
Members/stockholders' equity.........................               253                 1,103          (194)

     BREAKAWAY MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION TOGETHER WITH THE FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS. THIS ITEM CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES AND EXCHANGE ACT OF 1934 THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INCLUDED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE THOSE SET FORTH UNDER "RISK FACTORS" COMMENCING ON PAGE 7. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

OVERVIEW

    Breakaway is a Delaware corporation. Breakaway incorporated in Massachusetts under the name The Counsell Group, Inc. in 1992, and reincorporated in Delaware in August 1995. In October 1998, Breakaway changed its name to Breakaway Solutions, Inc.

    Breakway is a full service provider of e-business solutions that allow growing enterprises to capitalize on the power of the Internet to reach and support customers and markets. Breakaway's services consist of Breakaway strategy consulting, Breakaway Internet solutions, Breakaway eCRM services and Breakaway Application hosting. From Breakaway's inception in 1992 through 1998, its operating activities primarily consisted of providing Internet solutions and customer relationship management solutions services. Prior to Breakaway's acquisition of Applica, Breakaway derived no revenues from application hosting. Breakaway believes that application hosting will account for a significantly greater portion of its total revenues in the future. As a result of the acquisition of Applica, Breakaway began offering application hosting services in 1999.

    Historically, Breakaway has offered its services to clients primarily under time and materials contracts. For these projects, Breakaway recognizes revenues based on the number of hours worked by consultants at a rate per hour agreed upon with its clients. Breakaway has also performed some services under fixed-fee contracts. Breakaway recognizes revenues from fixed-fee contracts on a percentage of completion method based on the ratio of costs incurred to total estimated costs. Breakaway's revenues attributable to time and material contracts and fixed fee contracts in the periods indicated have been as follows (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                    ------------------------------
                                                      1997       1998       1999
                                                    --------   --------   --------
Time and materials................................   $4,289    $ 5,810    $13,584
Percentage of revenues............................     70.1%      58.0%      53.5%
Fixed Fee.........................................   $1,829    $ 4,208    $11,806
Percentage of revenues............................     29.9%      42.0%      46.5%
                                                     ------    -------    -------
Total revenues....................................   $6,118    $10,018    $25,390
                                                     ======    =======    =======

Breakaway expects that the portion of its revenues attribute to fixed-fee contracts will increase for 2000 and in the future.

    Due to Breakaway's use of fixed-fee contracts, its operating results may be affected adversely by inaccurate estimates of costs required to complete projects. Therefore, Breakaway employs a series of project review processes designed to help provide accurate project cost and completion estimates, including a detailed review at the end of each specified reporting period to determine project percentage of completion to date.

    Breakaway generally derives its initial pricing for a contract from its internal cost and fixed-fee pricing model. This model helps Breakaway's professionals estimate pricing based on the scope of work and materials required. The model also takes into account project complexity and technical risks.

    Breakaway seeks to mitigate its risks under fixed-fee contracts by providing fixed-fee quotes for discrete phases of each project. Using this approach, Breakaway is able to price more accurately the next phase of the engagement by virtue of having greater knowledge of the client's needs and the project's complexity. Breakaway reflects any losses on projects in process in the period in which they become known.

    Breakaway typically receives an advance payment from its strategy consulting services clients upon contract signing, with additional payments required upon its attainment of project milestones. Deferred revenue consists principally of these advance payments. Breakaway recognizes those payments upon performance of services.

    Breakaway prices its application hosting contracts on a fixed-fee basis. Breakaway recognizes revenues from these contracts as services are provided each month. In addition, Breakaway charges its application hosting clients a one time set-up fee, which Breakaway recognizes when set-up is complete. Pricing varies for each client based on the prospective application to be hosted. Factors which determine pricing generally include telecommunications bandwidth required, physical space requirements in Breakaway's leased hosting facilities and the technological complexity of supporting the hosted application.

    In 1998, revenues from a single client accounted for approximately 27.0% of Breakaway's total revenues, and revenues from Breakaway's five largest clients accounted for 54.0% of total revenues. During the year ended December 31, 1999, revenues from Breakaway's five largest clients accounted approximately 25.4% of its total revenues, however, no single client accounted for more than 10.0% of Breakaway's total revenues. If these clients do not need or want to engage Breakaway to perform additional services for them and Breakaway is not able to sell its services to new clients at comparable or greater levels, Breakaway's revenues will decline.

ACQUISITIONS

    Breakaway completed three acquisitions in the first six months of 1999. These acquisitions enabled Breakaway to become a full service provider by substantially expanding its capabilities in providing systems integration services for e-business and by adding the capability to host applications. The three acquisitions were:

    - APPLICA. In March 1999, Breakaway acquired all of the outstanding shares of Applica Corporation, a New York-based application hosting service provider. Applica had no revenues for the period beginning on its inception, September 24, 1998 and ending on December 31, 1998. Breakaway acquired Applica for 723,699 shares of Breakaway common stock.

    - WPL. In May 1999, Breakaway acquired WPL Laboratories, Inc., a Philadelphia, Pennsylvania-based Web development company. WPL focused primarily on enabling companies to conduct business using the Internet as a distribution channel. WPL had revenues of $2.6 million for the year ended December 31, 1998. The total acquisition consideration paid consisted of approximately $5.0 million in cash to be paid over a four-year period and 1,364,140 shares of Breakaway common stock. Each WPL stockholder received 50% of his cash consideration at closing and will receive the remainder incrementally over a four-year period so long as the stockholder does not resign and is not terminated for cause. Of the shares of Breakaway common stock issued to the former WPL stockholders, approximately 50% are subject to Breakaway's right, which lapses incrementally over a four-year period, to repurchase the shares of the stockholder, at their value at the time of the acquisition, upon the stockholder's resignation or Breakaway's termination of the stockholder for cause. Also, as a part of the acquisition, Breakaway assumed all outstanding WPL stock options, which became exercisable for 314,804 shares of Breakaway common stock at an exercise price of $2.36 per share with a four-year vesting period.

    - WEB YES. In June 1999, Breakaway acquired Web Yes, Inc., a Cambridge, Massachusetts-based application hosting service provider. This acquisition strengthens Breakaway's application hosting capabilities, providing Breakaway with additional domestic and international hosting facilities. Web Yes had revenues of $288,000 for the year ended December 31, 1998. Breakaway acquired Web Yes for 492,491 shares of Breakaway common stock. Of the shares of Breakaway common stock issued to the former Web Yes stockholders, 342,680 are subject to Breakaway's right, which lapses incrementally over a four year period, to repurchase the shares of a particular stockholder upon the termination of his employment with Breakaway. The repurchase price will be either at the share value at the time of the acquisition if the stockholder terminates employment or Breakaway terminates for cause, or at their fair market value if Breakaway terminates the stockholder's employment without cause.

    All acquisitions were accounted for using the purchase method of accounting, resulting in $14.7 million of intangible assets and deferred costs. Intangible assets and deferred costs are being amortized over a three to five-year period from the date of each acquisition.

    In addition to the acquisitions in 1999, Breakaway acquired DataCyr Corporation, a Virginia-based software development company, in February 2000. This acquisition provides Breakaway with software for use in providing its services. Breakaway acquired DataCyr for 55,000 shares of Breakaway common stock. Of those shares, approximately 85% are subject to Breakaway's right, which lapses incrementally over a four-year period, to repurchase the shares of the stockholder for a nominal amount upon the stockholder's resignation or Breakaway's termination of the stockholder for cause. The acquisition was accounted for using the purchase method of accounting.

RESULTS OF OPERATIONS

    The following tables set forth certain items included in Breakaway's Statement of Operations as a percentage of revenues for the periods indicated:

                                                           YEAR ENDED DECEMBER 31,
                                                       -------------------------------
                                                         1997       1998        1999
                                                       --------   --------    --------
Revenues.............................................   100.0%     100.0%      100.0%
Project personnel costs..............................    41.6%      58.9%       46.7%
Selling, general and administrative..................    41.8%      48.1%       96.1%
                                                        -----      -----       -----
Operating income (loss)..............................    16.6%      (7.0)%     (42.8)%
                                                        =====      =====       =====

                                                          REVENUE FOR THE YEAR
                                                           ENDED DECEMBER 31,
                                                         ----------------------
                                                           1998          1999
                                                         --------      --------
                                                             (IN THOUSANDS)
SERVICE OFFERING
Strategy and Systems Integration
  Solutions............................................  $10,018       $23,298
Percentage of revenues.................................    100.0%         91.8%
Application Hosting Solutions..........................       --       $ 2,092
Percentage of revenues.................................       --           8.2%
                                                         -------       -------
Total Revenues.........................................  $10,018       $25,390
                                                         =======       =======

    As the preceding tables indicate, Breakaway's revenues in the past were derived from providing strategy and systems integration solutions services. Breakaway developed and began implementation of its current strategy to become a leading full service provider of Internet solutions for businesses in late 1998. As part of this strategy, Breakaway acquired companies which gave it the ability to provide application hosting services and expanded its ability to provide Internet solutions services during the first six months of 1999. Breakaway began recognizing revenues from these services in the second quarter of 1999. Because Breakaway is increasing its marketing and sales strategy initiatives and is adding to its application hosting infrastructure, Breakaway expects its revenue streams to increase.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUES. Revenues for the year ended December 31, 1999 increased by $15.4 million, or 154.0%, to $25.4 million from $10.0 million for the year ended December 31, 1998. The increase was due primarily to increased market demand for internet professional services and the addition of Breakaway's hosting line of business, which was $2.1 million, or 8.3%, of Breakaway's total revenues for the year ended December 31, 1999. Additionally, Breakaway expanded geographically, which increased Breakaway's market presence.

    PROJECT PERSONNEL COSTS. Project personnel costs for the year ended December 31, 1999 increased by $5.9 million, or 100.0%, to $11.8 million from $5.9 million for the year ended December 31, 1998. Project personnel costs represented 59.0% of revenues for the year ended December 31, 1998, as compared to 46.5% of revenues for the year ended December 31, 1999. The increase in the absolute dollars was due primarily to an increase in the number of employees hired to perform the client services delivered. Project personnel costs decreased as a percentage of revenues for the year ended December 31, 1999 due primarily to an increase in the average hourly billable rate of Breakaway's professionals over the comparable period in 1998 and, to a lesser extent, due to an increase in average employee utilization rate.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for the year ended December 31, 1999 increased by $19.6 million, or 408.3%, to $24.4 million from $4.8 million for the year ended December 31, 1998. As a percentage of revenues, selling, general and administrative expenses increased from 48.0% for the year ended 1998 to 96.1% for the year ended 1999. The increase in 1999 was due primarily to increases in personnel-related expenses to support increased administrative employees, outside professional fees for recruiting, the recruiting and hiring of a senior executive management team, the hiring of dedicated sales and marketing employees, a brand name marketing campaign, the investment in Breakaway's hosting service line infrastructure, amortization of acquisition intangible assets and deferred costs and the opening of additional offices. Costs incurred relating to Breakaway's application hosting service line were $4.0 million in 1999.

    INTEREST INCOME. Interest income, net, for the year ended December 31, 1999 increased to $0.7 million from $11,191 for the year ended December 31, 1998. The increase in 1999 was due primarily to interest income earned on the invested portion of proceeds from Breakaway's preferred stock financings in January and July 1999, as well as the initial public offering of Breakaway common stock in October 1999.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES. Revenues for 1998 increased by $3.9 million, or 63.9%, to $10.0 million from $6.1 million for 1997. The increase in revenues was attributable primarily to a significant increase in Breakaway's average revenue per client. This increase occurred because Breakaway's typical client project in 1998 was larger and more complex than the typical client project in 1997. Breakaway attributes this change primarily to two factors, the increased demand of businesses for sophisticated e-business solutions and Breakaway's ability to address that demand by increasing the number of its service professionals.

    PROJECT PERSONNEL COSTS. Project personnel costs for 1998 increased by $3.4 million, or 136.0%, to $5.9 million from $2.5 million for 1997. Project personnel costs represented 58.9% of revenues for 1998 as compared to 41.6% of revenues in 1997. The increase, as a percentage of revenues, for 1998 was due primarily to a decrease in average employee utilization rates from 1997 to 1998. The utilization rate decreased because Breakaway hired a number of new professionals in 1998. Typically, utilization rates are lower at the beginning of a professional's employment.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for 1998 increased by $2.2 million, or 84.6%, to $4.8 million from $2.6 million for 1997. As a percentage of revenues, general and administrative expenses increased from 41.8% in 1997 to 48.0% in 1998. The increase was due primarily to increased payroll to support additional administrative employees, outside professional fees for recruiting and management consultants and rent for the establishment of new office locations in Chicago, Illinois and San Mateo, California. Additionally, Breakaway incurred moving expenses in 1998 due to the relocation of the Boston office.

    INTEREST INCOME (EXPENSE), NET. Interest expense, net, for 1998 was $32,000 as compared to interest income, net, of $60,000 in 1997. Net interest expense in 1998 is a result of increased borrowings under Breakaway's line of credit to fund growth. Positive cash flow in 1997 allowed Breakaway to make interest-bearing investments, resulting in net interest income for that year.

    OTHER INCOME. Other income in 1998 consists primarily of a payment received in connection with the early termination of Breakaway's previously leased Boston office space. Breakaway does not expect other income to be significant in future periods.

LIQUIDITY AND CAPITAL RESOURCES

    From inception through December 31, 1998, Breakaway funded its operations primarily through cash provided by operations and a line of credit. In 1999 Breakaway funded its operations through the issuance of preferred and common stock, and to a lesser extent, through a line of credit and equipment leases.

    At December 31, 1999, Breakaway's cash balance was $3.9 million. Breakaway's cash balance was $17,000 at December 31, 1998. Breakaway's working capital was $39.9 million at December 31, 1999 and $0.4 million at December 31, 1998.

    Breakaway's operating activities used cash of $10.1 million and $0.5 million for the years ended December 31, 1999 and 1998, respectively. The increase in cash used in 1999 primarily resulted from costs Breakaway incurred in connection with hiring a new management team and implementing new business acquisitions and increased overhead. In addition, Breakaway experienced an increase in its accounts receivable resulting from both increased days outstanding and the extended payment terms of fixed-fee contracts, which Breakaway entered into.

    Cash used in investing activities primarily reflects purchases of investments funded with the proceeds of the Company's initial public offering in October 1999. In addition, in 1999, Breakaway used $2.1 million in cash for acquired businesses.

    Breakaway used cash for capital expenditures of $5.9 million and $0.5 million in the years ended December 31, 1999 and 1998, respectively. These expenditures were primarily for computer equipment, telecommunications equipment and furniture and fixtures to support the Company's growth, and to build Breakaway's application hosting service line.

    Breakaway has various equipment lease financing facilities. The terms of these equipment lease financings average two years. The annual interest rates on borrowings ranged from 12.7% to 13.3%.

    In January 1999, Breakaway issued 5,853,000 shares of Series A Preferred Stock for $8.3 million. Breakaway used the proceeds to purchase common stock from an existing stockholder and to fund operations.

    In May 1999, Breakaway borrowed $4.0 million from Internet Capital Group and issued Internet Capital Group a promissory note for $4.0 million bearing interest at the prime interest rate plus one percent. This promissory note converted into shares of Breakaway's Series B Preferred Stock in Breakaway's July 1999 Series B Preferred Stock Financing. Breakaway used the proceeds to help finance its acquisition of WPL and to fund operations.

    In July 1999, Breakaway issued 2,931,849 shares of Series B Preferred Stock for approximately $19.0 million. Breakway used the proceeds for working capital and other general corporate purposes.

    In October 1999, Breakaway consummated an initial public offering and issued 3,450,000 shares of Breakaway common stock for approximately $42.0 million, net of underwriter's discounts, commissions and expenses. Breakaway is using the proceeds for working capital and other general corporate purposes.

    In December 1999, Breakaway entered into a Master Lease Agreement with Silicon Valley Bank to finance up to $4.0 million of equipment and software. Leases under the Master Lease Agreement will have terms of 36 months. Payments under the leases will be determined based on an annual interest rate equal to the annual rate on U.S. Treasury securities of a comparable term plus 2.5%. In connection with the Master Lease Agreement Breakaway issued Silicon Valley Bank warrants to purchase 10,909 shares of Breakaway common stock for $11.00 per share. The warrants are exercisable until December 21, 2002.

    Breakaway believes that the proceeds of its initial public offering and funds that are available under its line of credit will be sufficient to finance Breakaway's capital requirements for at least the next 12 months. There can be no assurance, however, that Breakaway's actual needs will not exceed expectations or that Breakaway will be able to fund its operations in the absence of other sources. There also can be no assurance that any additional required financing will be available through additional bank borrowings, debt or equity offerings or otherwise, or that if such financing is available, that it will be available on terms acceptable to Breakaway.

MARKET RISK

    To date, Breakaway has not utilized derivative financial instruments or derivative commodity instruments. Breakaway does not expect to employ these or other strategies to hedge market risk in the foreseeable future. Breakaway invests its cash in money market funds, which are subject to minimal credit and market risk. Breakaway believes the market risks associated with these financial instruments are immaterial.

YEAR 2000 READINESS DISCLOSURE

    THE YEAR 2000 ISSUE. The year 2000 issue is a result of computer programs or systems which store or process date-related information using only the last two digits to refer to a year. These programs or systems potentially may not be able to distinguish properly between a year in the 1900's and a year in the 2000's. Failure of these programs or systems to distinguish between the two centuries could cause the programs or systems to create erroneous results or even fail.

    BREAKAWAY'S STATE OF READINESS. Breakaway established a year 2000 readiness team to carry out a program for the assessment of its vulnerability to the year 2000 issue and remediation of identified problems. The team consisted of senior information technology and business professionals whom met on a regular basis. An outside consultant also worked with the readiness team on a temporary basis to assist them in carrying out their tasks.

    As of February 2000 Breakaway has not experienced any year 2000 related business interruptions, including its ability to process transactions, send or receive email messages or invoices, or engage in normal business activities.

    COSTS. As of December 31, 1999 Breakaway incurred approximately $90,000 in expenses related to the year 2000 problem. These amounts include internal labor costs, legal and outside consulting costs and additional hardware and software purchases. Breakaway will continue to engage in an ongoing year 2000 assessment, but has not yet identified any year 2000 issues or developed any contingency plans. Breakaway anticipates no future costs associated with year 2000.

    RISKS. If Breakaway fails to solve a year 2000 problem with respect to any of its systems, Breakaway could experience a significant interruption of its normal business operations. Breakaway believes that the most likely worst case scenarios related to the year 2000 issue for its business could be:

    - if a solution, which Breakaway provided to a client, caused damage or injury to that client because the solution was not year 2000 compliant, Breakaway could be liable to the client for breach of warranty. In a number of cases, Breakaway's contracts with clients do not limit its liability for this type of breach;

    - if there is a significant and protracted interruption of telecommunication services to Breakaway's main office, Breakaway may be unable to conduct business because of its reliance on telecommunication systems to support daily operations, such as internal communications through e-mail; and

    - if there is a significant and protracted interruption of electrical power or telecommunications services to Breakaway's application hosting facilities, Breakaway may be unable to provide its application hosting services. This failure could significantly slow the growth of Breakaway's application hosting business, which is an important part of Breakaway's strategic plan. Breakaway sought to locate its application hosting facilities in leased space in co-location facilities which have back-up power systems and redundant telecommunications services.

                   BREAKAWAY DIRECTORS AND EXECUTIVE OFFICERS

    The executive officers and directors who will serve as executive officer and directors of Breakaway, and their respective ages and positions as of February 18, 2000, are as follows:

NAME                                             AGE              CURRENT POSITION WITH BREAKAWAY
----                                           --------   ------------------------------------------------
Gordon Brooks................................     42      President, Chief Executive Officer and Director

Kevin Comerford..............................     35      Vice President, Administration, Chief Financial
                                                          Officer, Treasurer and Secretary

Babak Farzami................................     32      Vice President, Corporate Development

Christopher Harding..........................     35      Vice President, Field Operations

Dev Ittycheria...............................     33      Vice President, Application Hosting Services

Joseph S. Johnson............................     43      Vice President, Chief People Officer

William Loftus...............................     36      Vice President, e-Solutions

Adam Sholley.................................     40      Vice President, Marketing

Janet S. Tremlett............................     44      Vice President, Strategy Solutions

Christopher H. Greendale.....................     48      Chairman of the Board of Directors

Walter W. Buckley, III.......................     39      Director

Frank Selldorff..............................     38      Director

GORDON BROOKS has served as Breakaway's President and Chief Executive Officer since October 1998 and as a member of Breakaway's board of directors since January 1999. From June 1991 to September 1998, Mr. Brooks served as Senior Vice President, Sales, Field Marketing and Operations of Cambridge Technology Partners (Massachusetts), Inc., an international management consulting and systems integration company. Also, Mr. Brooks is a member of the board of directors of Katalyst and MediaBridge Technologies.

KEVIN COMERFORD has served as Breakaway's Vice President, Administration, Chief Financial Officer, Treasurer and Secretary since June 1998. From April 1998 through May 1998, Mr. Comerford was engaged as an independent management consultant. In March 1993, Mr. Comerford co-founded Boston Sales
Automation, Inc., an enterprise resource planning systems integrator where he served in various capacities through March 1998. Mr. Comerford is a Certified Public Accountant.

BABAK FARZAMI has served as Breakaway's Vice President, Corporate Development since Breakaway's acquisition of Applica in March 1999. From December 1998 through March 1999, Mr. Farzami served as chairman of the board of directors of Applica. Mr. Farzami served as Director of Technology, Data Communications of AT&T Local Services, a telecommunications enterprise, from July 1998 through November 1998. From 1993 to June 1998, Mr. Farzami served in various capacities at Teleport Communications Group, a telecommunications services provider, most recently as Director of Technology, Data Services.

CHRISTOPHER HARDING has served as Breakaway's Vice President, Field Operations since March 1999. From 1992 to February 1999, Mr. Harding served in various capacities at Cambridge Technology Partners, most recently as Vice President of Sales and Field Marketing.

DEV ITTYCHERIA has served as Breakaway's Vice President, Application Hosting Services since Breakaway's acquisition of Applica in March 1999. From
December 1998 through March 1999, Mr. Ittycheria served as President and Chief Executive Officer of Applica. From July 1998 through November 1998 and from 1989 through July 1995, Mr. Ittycheria served in various capacities at AT&T Corp., most recently as Product Director, AT&T Data Services. From August 1995 through June 1998, Mr. Ittycheria served in various capacities, most recently as Director, Marketing, TCG CERFnet, at Teleport Communications Group.

JOSEPH S. JOHNSON has served as Breakaway's Vice President and Chief People Officer since September 1999. From June 1999 through August 1999, Mr. Johnson served as a Vice President, Human Capital Management of Darwin Partners, a workforce solutions provider. From July 1996 through May 1999, he served as the National Practice Leader, Organizational Effectiveness for Cambridge Technology Partners. From July 1993 through June 1996, he served as a director in KPMG Peat Marwick LLP's organizational effectiveness consulting practice.

WILLIAM LOFTUS has served as Breakaway's Vice President, eSolutions since Breakaway's acquisition of WPL in May 1999. From 1990 through April 1999,
Mr. Loftus served as President and Chief Executive Officer of WPL. Mr. Loftus is also a member of the board of directors of PlanSymcor Exchange.

ADAM SHOLLEY has served as Breakaway's Vice President, Marketing since
September 1999. From 1987 through August 1999, he served in various capacities, most recently as an Executive Vice President, at Arnold Communications, Inc., an advertising and communications firm.

JANET S. TREMLETT has served as Breakaway's Vice President, Strategy Solutions since January 1999. From July 1997 through December 1998, Ms. Tremlett served as President at KSJ Technovations, a strategy consulting firm which she founded. From August 1996 through June 1997, Ms. Tremlett served as Director, Consulting Services, at The Net Collaborative, Inc., a technology consulting firm, and from 1992 through July 1996, Ms. Tremlett served in various capacities, most recently as Vice President, Electronic Commerce, at Work/Family Directions, Inc., a consulting firm specializing in the work-life field.

CHRISTOPHER H. GREENDALE has served as Chairman of Breakaway's board of directors and is a member of the audit committee since January 1999. Also since January 1999, Mr. Greendale has served as a Managing Director of Internet Capital Group, Inc., a business-to-business e-commerce company and Breakaway's affiliate. From January 1998 to December 1998, Mr. Greendale was engaged as an independent management consultant. In 1991, Mr. Greendale co-founded Cambridge Technology Partners, where he served in various capacities from 1991 through December 1997, most recently as Executive Vice President, Marketing.
Mr. Greendale serves as a director of Clarify Inc. and Media Bridge
Technologies.

WALTER W. BUCKLEY, III, has served as one of Breakaway's directors and a member of the audit committee since January 1999. Mr. Buckley is a co-founder, and has served as President and Chief Executive Officer and a director of Internet Capital Group since March 1996. From 1991 to February 1996, Mr. Buckley served as Vice President of Acquisitions of Safeguard Scientifics, Inc., a developer and operator of emerging growth information technology companies. Mr. Buckley serves as a director of VerticalNet, Inc. and Who? Vision Systems, Inc.

FRANK SELLDORFF, one of Breakaway's directors, founded The Counsell Group, now Breakaway, in 1992 and served as chairman of Breakaway's board of directors and Breakaway "s Chief Executive Officer from 1992 through October 1998. From November 1998 through March 1999, Mr. Selldorff served as Breakaway's Executive Vice President, Strategic Development, and from November 1998 through June 1999 he served as Breakaway's co-chairman of the board of directors. Mr. Selldorff is currently co-founder and managing partner of Reach Internet Incubator, LLP, a venture fund and Internet incubation focused on seed-stage, business-to-business Internet enterprises.

EXECUTIVE OFFICERS

    Each officer serves at the discretion of Breakaway's board of directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of Breakaway's directors or executive officers.

ELECTION OF DIRECTORS

    Breakaway's board of directors is divided into three classes, each of whose members serve for a staggered three-year term. Messrs. Greendale and Brooks serve in the class whose term expires in 2000,

Mr. Selldorff serves in the class whose term expires in 2001 and Mr. Buckley serves in the class whose term expires in 2002. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring.

COMPENSATION OF DIRECTORS

    Breakaway reimburses its directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and any meetings of its committees. Breakaway may, in its discretion, grant stock options and other equity awards to its non-employee directors from time to time under its stock incentive plans. Breakaway has granted the following options to Christopher H. Greendale under its 1998 Stock Plan:

    - An option to purchase 84,000 shares of common stock at an exercise price (as adjusted for subsequent stock splits) of $0.68 on July 1, 1998, all of which shares have vested in full; and

    - An option to purchase 554,400 shares of common stock at an exercise price of $1.78 on February 18, 1999, all of which shares have vested in full.

                         EXECUTIVE OFFICER COMPENSATION

    The following table sets forth the total compensation paid or accrued for the year ended December 31, 1999 to our President and Chief Executive Officer and our other four most highly compensated executive officers. We refer to all of these officers collectively as our Named Executive Officers.

                                                                                    LONG TERM AWARDS
                                                                               ---------------------------
                                                                                NUMBER OF
                                               ANNUAL COMPENSATION(1)           SHARES OF
                                         -----------------------------------   COMMON STOCK
                                                               OTHER ANNUAL     UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION               SALARY     BONUS     COMPENSATION      OPTIONS      COMPENSATION
---------------------------              --------   --------   -------------   ------------   ------------
Gordon Brooks..........................  $310,125   $60,125            --        175,000              --
President and Chief Executive Officer

William Loftus.........................   133,333    24,000            --             --        $344,785(2)
Vice President, e-Solutions

Christopher Harding....................   301,884    82,831            --        606,250              --
Vice President, Field Operations

Kevin Comerford........................   223,325    43,325            --         40,000              --
Vice President, Administration,
  Chief Financial Officer, Treasurer
  and Secretary

Janet S. Tremlett......................   220,720    42,720            --        112,000              --
Vice President, Strategy Solutions

------------------------

(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of such perquisites and other personal benefits constituted less than the lessor of $50,000 or 10% of the total annual salary and bonuses for each of the executive officers for 1999.

(2) This amount represents an amount loaned to Mr. Loftus by Breakaway for the payment of taxes. Mr. Loftus had a large tax obligation in 1999 due to his election to include in income in 1999 the fair market value of shares of stock that he received in connection with the sale of WPL, Inc. to Breakaway in 1999. The loan bears interest at the rate of 8.75% per annum and is secured by Mr. Loftus's stock in Breakaway. Mr. Loftus has no personal liability for the loan beyond the stock he has pledged. All principal and accrued interest on the loan is due on the first to occur of (i) the sale by Mr. Loftus of any of the pledged shares and (ii) the fourth anniversary of the note.

OPTION GRANTS IN LAST FISCAL YEAR

    On June 30, 1998, Breakaway adopted its 1998 Stock Plan and began granting stock options under this plan. See "Benefit Plans--1998 Stock Plan." Breakaway's 1999 Stock Incentive Plan was adopted by its board of directors and approved by its stockholders in July 1999. See "Benefit Plans--1999 Stock Incentive Plan." The following table contains information concerning the stock option grants made to each of the Named Executive Officers in 1999. The per share exercise price of all options granted to Breakaway's Named Executive Officers represents the fair market value of Breakaway common stock on the grant date.

    Amounts described in the following table under the heading "Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term" represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted at their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Breakaway common stock and the date on which the options are exercised. No gain to the optionees is possible without an appreciation in stock price, which will benefit all stockholders commensurately.

                                                   INDIVIDUAL GRANTS                                POTENTIAL REALIZABLE VALUE AT
                       --------------------------------------------------------------------------      ASSUMED ANNUAL RATES OF
                        NUMBER OF SHARES      % OF TOTAL      EXERCISE   FAIR MARKET                 STOCK PRICE APPRECIATION FOR
                        OF COMMON STOCK     OPTIONS GRANTED    PRICE/     VALUE ON                          OPTION TERM(1)
                       UNDERLYING OPTIONS   TO EMPLOYEES IN     PER        DATE OF     EXPIRATION   ------------------------------
        NAME                GRANTED           FISCAL YEAR      SHARE        GRANT         DATE           5%              10%
---------------------  ------------------   ---------------   --------   -----------   ----------   -------------   --------------
Gordon Brooks                175,000 (2)         4.1776%       $57.85       $57.85      12/10/99     $6,372,623      $16,144,722

Christopher Harding          606,250 (3)        14.4724          1.78         1.78       2/18/09        675,222        1,711,144

Kevin Comerford               40,000 (4)          .9549         10.13        10.13        9/3/09        254,702          645,466

------------------------

(1) As required by the rules of the Securities and Exchange Commission, potential values stated are based on the prescribed assumption that Breakaway's common stock will appreciate in value from the date of grant to the end of the option term at rates (compounded annually) of 5% and 10%, respectively, and therefore are not intended to forecast possible future appreciation, if any, in the price of Breakaway's common stock.

(2) 25% of these options will vest on December 10, 2000 with the remaining shares vesting at a rate of 2.08% per month over 36 months.

(3) 303,125 of these options vested on March 1, 1999 with the remaining shares vesting in 36 equal monthly installments.

(4) 25% of these options will vest on September 3, 2000 with the remaining shares vesting at a rate of 2.08% per month after 36 months.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information concerning option holdings through December 31, 1998 by each of the Named Executive Officers. Amounts set forth in the following table under the heading "Value Realized" are based on the fair market value of the common stock on the date of exercise. Amounts set forth in the following table under the heading "Value of Unexercised In-the-Money

Options at Year End" are based upon the fair market value of the common stock as of December 31, 1999, which was $73.00.

                                                                    NUMBER OF SHARES OF
                                                                       COMMON STOCK
                                                                 UNDERLYING UNEXERCISABLE      VALUE OF UNEXERCISED IN-THE-
                         SHARES       EXERCISE                      OPTIONS AT YEAR END         MONEY OPTIONS AT YEAR END
                       ACQUIRED ON    PRICE PER      VALUE      ---------------------------   ------------------------------
NAME                    EXERCISE        SHARE       REALIZED    EXERCISABLE   UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
----                   -----------   -----------   ----------   -----------   -------------   --------------   -------------
Gordon Brooks........     56,469     $     1.78    $   10,164    2,390,330       175,000       $170,239,303     $2,651,250

Christopher
  Harding............         --             --            --      606,250            --         43,177,125             --

Kevin Comerford......         --             --            --       27,000       121,000          4,553,190      8,367,810

Janet Tremlett.......         --             --            --       39,000       109,000          3,051,945      8,465,735

William Loftus.......         --             --            --           --            --                 --             --

BENEFIT PLANS

    1998 STOCK PLAN. Breakaway's 1998 stock plan was adopted by its board of directors and approved by its stockholders in June 1998. As amended, the 1998 plan authorizes the issuance of up to 8,120,268 shares of Breakaway common stock pursuant to stock options and other awards. No additional grants of stock options or other awards will be made under the 1998 plan after October 5, 1999.

    1999 STOCK INCENTIVE PLAN. Breakaway's 1999 Stock Incentive Plan was adopted by its board of directors and approved by its stockholders in July 1999. The 1999 plan is intended to replace Breakaway's 1998 plan. The 1999 Plan authorizes the issuance of up to 4,800,000 shares of Breakaway common stock (subject to adjustment in the event of stock splits and other similar events).

    As of December 31, 1999, options to purchase an aggregate of 8,025,446 shares of Breakaway common stock at a weighted average exercise price of $5.18 per share were outstanding under the 1998 plan and 1999 plan combined.

    The 1999 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock-based awards.

    Breakaway's officers, employees, directors, consultants and advisors and those of its subsidiaries are eligible to receive awards under the 1999 plan. Under present law, however, incentive stock options may only be granted to employees. No participant may receive any award for more than 640,000 shares in any calendar year.

    Optionees receive the right to purchase a specified number of shares of Breakaway common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Breakaway may grant options at an exercise price less than, equal to or greater than the fair market value of Breakaway common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Breakaway. The 1999 plan permits Breakaway's board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender to Breakaway of shares of common stock, by delivery to Breakaway of a promissory note, or by any combination of the permitted forms of payment.

    As of December 31, 1999, approximately 310 persons eligible to receive awards under the 1999 plan, including nine executive officers and three non-employee directors. The granting of awards under the 1999 plan is discretionary.

    Breakaway's board of directors administers the 1999 plan and has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. It may delegate authority under the 1999 plan to one or more committees of the board of directors and, subject to certain limitations, to one or more of Breakaway's executive officers. Subject to any applicable limitations contained in the 1999 plan, Breakaway's board of directors or a committee of the board of directors or executive officer to whom Breakaway's board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

    - the number of shares of common stock covered by options and the dates upon which such options become exercisable;

    - the exercise price of options;

    - the duration of options; and

    - the number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

    In the event of a merger, liquidation or other acquisition event, Breakaway's board of directors is authorized to provide for:

    - the assumption or substitution of all outstanding options by the acquiror;

    - the termination of all unexercised options immediately prior to the closing of the acquisition event;

    - appropriate cash payments to option holders, if Breakaway stockholders would receive cash payments as consideration in the acquisition event; and

    - the vesting in full of outstanding options prior to the acquisition event.

    No award may be granted under the 1999 plan after July 19, 2009, but the vesting and effectiveness of awards previously granted may extend beyond that date. Breakaway's board of directors may at any time amend, suspend or terminate the 1999 plan, except that no award granted after an amendment of the 1999 plan and designated as subject to Section 162(m) of the Internal Revenue Code by Breakaway's board of directors shall become exercisable, realizable or vested, to the extent the amendment was required to grant the award, unless and until the amendment is approved by Breakaway's stockholders.

    1999 EMPLOYEE STOCK PURCHASE PLAN. Breakaway's 1999 Employee Stock Purchase Plan was adopted by its board of directors and approved by its stockholders in July 1999. The purchase plan authorizes the issuance of up to a total of 400,000 shares of Breakaway common stock to participating employees. As of December 31, 1999 no shares of Breakaway common stock has been issued under the purchase plan.

    The following employees, including Breakaway's directors who are employees and employees of any participating subsidiaries, are eligible to participate in the purchase plan:

    - employees who are customarily employed for more than 20 hours per week and for more than five months per year; and

    - employees employed for at least one month prior to enrolling in the purchase plan.

    Employees who would immediately after the grant own 5% or more of the total combined voting power or value of Breakaway stock or any subsidiary are not eligible to participate. As of December 31,

1999, approximately 246 of Breakaway's employees would have been eligible to participate in the purchase plan.

    On the first day of a designated payroll deduction period (which is referred to as the offering period), Breakaway grants to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of Breakaway common stock as follows: the employee may authorize between 1% to 10% of his or her base pay to be deducted by Breakaway from his or her base pay during the offering period. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option price is an amount equal to 85% of the per share closing price of Breakaway common stock on either the first day or the last day of the offering period, whichever is lower. In no event may an employee purchase under the purchase plan in any year a number of shares which exceeds the number of shares determined by dividing $25,000 by the average market price of a share of common stock on the commencement date of the offering period. The board of directors has the authority to choose the timing and length of subsequent offering periods.

    An employee who is not a participant on the last day of the offering period is not entitled to exercise any option, and the employee's accumulated payroll deductions will be refunded. An employee's rights under the purchase plan terminate upon voluntary withdrawal from the purchase plan at any time, or when the employee ceases employment for any reason.

EMPLOYMENT ARRANGEMENTS

    Mr. Brooks receives a base salary of $25,000 per month and is eligible to receive an annual performance bonus of up to $125,000. If Mr. Brooks' employment is terminated by Breakaway without cause, he will continue to receive his base salary for a period of twelve months. In December 1999, Breakaway granted
Mr. Brooks additional options to purchase 175,000 shares of Breakaway common stock at a per share exercise price of $57.85. In December 1999, the Board authorized an unsecured loan to Mr. Brooks in the amount of $1 million. This loan is evidenced by a February 2000 Promissory Note which is due, together with interest at a rate of 6.21% per annum, upon the first to occur of: (i) 30 days after he ceases to be employed by Breakaway for any reason other than his death or disability; (ii) February 16, 2003; or (iii) any violation of his employment agreement. If Mr. Brooks dies or becomes permanently disabled, the loan becomes due, together with accrued and unpaid interest, six months thereafter.

    Mr. Comerford receives a monthly salary of $15,000 and is eligible to receive a bonus of up to 30% of his base salary. In addition, in 1999 Breakaway granted to Mr. Comerford options to purchase 40,000 Breakaway common stock at a per share exercise price of $10.13.

    On April 28, 1999, pursuant to the terms of a separation agreement of the same date, Mr. Selldorff resigned as Executive Vice President, Strategic Development of Breakaway, in which capacity he coordinated Breakaway's acquisition strategy and planned corporate development initiatives. Under the terms of this agreement, Mr. Selldorff agreed to continue to serve as a director of Breakaway and agreed to waive his right under his December 11, 1998 employment agreement to receive severance payments equal to one year's salary. In connection with Mr. Selldorff's resignation, his employment agreement terminated. Prior to his resignation, Breakaway granted Mr. Selldorff stock options to purchase 1,200,000 shares of Breakaway common stock at a per share exercise price of $0.68.

    On February 11, 1999, Breakaway entered into a one year employment agreement with Ms. Tremlett. This agreement will automatically renew itself for successive one year periods unless Ms. Tremlett resigns or Breakaway terminates her employment. Ms. Tremlett receives a base salary of $14,833 per month and is eligible to receive a performance bonus of up to 30% of her annual salary, subject to meeting specified performance targets. If Ms. Tremlett is terminated by Breakaway without cause, she will continue to receive her salary for an additional seven and one-half months. Pursuant to her employment agreement Breakaway granted to Ms. Tremlett stock options to purchase 72,000 shares of Breakaway common stock at a per share exercise price of $1.78. In September 1999 Breakaway granted Ms. Tremlett options to purchase 40,000 shares of Breakaway common stock at a per share exercise price of $10.13 per share.

    On February 17, 1999, Breakaway entered into an employment agreement with Mr. Harding. Under the terms of this agreement, Mr. Harding's employment shall continue until March 2001, and the agreement will renew itself for a two year term expiring March 2003 unless Mr. Harding resigns or Breakaway terminates his employment. Mr. Harding received a bonus of $50,000 upon commencing his employment and receives a base salary of $18,333 per month. In addition, he is eligible to receive a target bonus equal to 30% of his base salary based on Breakaway's profitability. Pursuant to his employment agreement Breakaway granted to Mr. Harding stock options to purchase 606,250 shares of Breakaway common stock, at a per share exercise price of $1.78, all of which vested upon the closing of Breakaway's initial public offering in October 1999.

    On March 25, 1999, Breakaway entered into an employment agreement with Mr. Farzami. Mr. Farzami receives a base salary of $15,833 per month and is eligible to receive a bonus of up to 30% of his annual salary, subject to meeting specified performance targets. In addition, Breakaway granted to Mr. Farzami stock options to purchase 338,408 shares of Breakaway common stock at a per share exercise price of $1.96. If Mr. Farzami's employment is terminated by Breakaway without cause, he will be entitled to:

    - payments equal to six months of his base salary;

    - payments equal to his most recent cash bonus; and

    - acceleration of vesting with respect to shares of Breakaway common stock and options to purchase Breakaway common stock held by Mr. Farzami at the time of his termination which would have vested if his employment with Breakaway had continued uninterrupted for an additional 12 months.

    On March 25, 1999 Breakaway entered into an employment agreement with Mr. Ittycheria. Mr. Ittycheria receives a base salary of $15,833 per month and is eligible to receive a bonus of up to 30% of his annual salary, subject to meeting specified performance targets. In addition, Breakaway granted to Mr. Ittycheria stock options to purchase 253,806 shares of Breakaway common stock at a per share exercise price of $1.96. If Mr. Ittycheria's employment is terminated by Breakaway without cause, he will be entitled to:

    - payments equal to six months of his base salary;

    - a payment equal to his most recent cash bonus; and

    - acceleration of vesting with respect to shares of Breakaway common stock and options to purchase Breakaway common stock held by Mr. Ittycheria at the time of his termination which would have vested if his employment with Breakaway had continued uninterrupted for an additional twelve months.

    On May 14, 1999, Breakaway entered into an employment agreement with Mr. Loftus. Mr. Loftus receives a base salary of $16,667 per month and is eligible to receive a bonus of up to 30% of his annual salary, subject to meeting specified performance targets. Upon the occurrence of a change of control of Breakaway, any options granted to Mr. Loftus to purchase Breakaway common stock will automatically vest in full. If Mr. Loftus' employment is terminated by Breakaway without cause or if his compensation and benefits are materially reduced, he will be entitled to:

    - payments equal to nine months of his base salary;

    - payments equal to the pro rated amount of his quarterly profit sharing payment; and

    - acceleration of vesting of options to purchase Breakaway common stock held by Mr. Loftus at the time of his termination which would have vested if his employment with Breakaway had continued uninterrupted for an additional 12 months.

    On September 10, 1999 Breakaway entered into an employment agreement with Mr. Johnson. The agreement is for one year and automatically renews unless
Mr. Johnson resigns or Breakaway terminates his employment. Mr. Johnson receives a base salary of $16,667 per month and is eligible to receive a bonus of up to 30% of his annual salary. In connection with his employment, Mr. Johnson has been granted stock options to purchase 100,000 shares of Breakaway common stock at a per share exercise price of $11.00. If after one year Breakaway terminates Mr. Johnson's employment without cause he will be entitled to payments equal to six months of his base salary. In addition, after one year, Mr. Johnson may resign and treat his resignation as a termination by the Company without cause, upon the occurrence of any of the following events:

    - his salary or bonus eligibility is materially reduced; or

    - a change in control of Breakaway or sale of all or substantially all of Breakaway's assets.

    On September 12, 1999, Breakaway entered into an employment agreement with Mr. Sholley. The agreement is for one year and automatically renews unless
Mr. Sholley resigns or Breakaway terminates his employment. Mr. Sholley receives a base salary of $16,667 per month and is eligible to receive a bonus of up to 30% of his annual salary. In connection with his employment, Mr. Sholley has been granted stock options to purchase 110,000 shares of Breakaway common stock at a per share exercise price of $11.00. If after one year Breakaway terminates Mr. Sholley's employment without cause, he will be entitled to payments equal to six months of his base salary. In addition, after one year Mr. Sholley may resign and treat his resignation as a termination Breakaway without cause, upon the occurrence of any of the following events:

    - his salary or bonus eligibility is materially reduced; or

    - a change in control of Breakaway or sale of all or substantially all of Breakaway's assets.

    401(K) PLAN. In September 1995, Breakaway adopted an employee savings and retirement plan qualified under Section 401 of the Internal Revenue Code and covering all of Breakaway employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. Breakaway may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by Breakaway's board of directors. For 1999, the board of directors has determined that Breakaway will contribute up to 25% of Breakaway's employee's initial 6% of eligible contributions. Prior to 1999, Breakaway did not match or contribute to employee's 401(k) plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Decisions concerning compensation of executive officers were made by Breakaway's board of directors which included Mr. Brooks, the President and Chief Executive Officer of Breakaway. In October 1999, Breakaway established a compensation committee consisting of Mr. Greendale and Mr. Buckley. No executive officer of Breakaway has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, whose executive officers served on Breakaway's board of directors or compensation committee.

                              CERTAIN TRANSACTIONS

INTERNET CAPITAL GROUP

    Internet Capital Group beneficially owns 39.9% of Breakaway common stock. Breakaway's chairman of the board of directors, Christopher H. Greendale, serves as a Managing Director of Operations of Internet Capital Group and another Breakaway director, Walter W. Buckley, is a co-founder and serves as President, Chief Executive Officer and a director of Internet Capital Group. Internet Capital Group held approximately 13.5% of the outstanding capital stock of Applica immediately prior to Breakaway's acquisition of Applica and received 96,969 shares of Breakaway common stock in exchange for its Applica stock. See "Acquisitions Applica Corporation."

    On May 13, 1999, Breakaway issued Internet Capital Group a warrant to purchase up to 73,872 shares of Breakaway common stock at a per share exercise price of $8.13, as adjusted from time to time. The warrant expires on September 30, 2006. The shares issuable upon exercise of this warrant are subject to antidilution protection, including for issuances of Breakaway securities at a per share price below the warrant exercise price. Shares issued upon exercise of the warrant have the benefit of the registration rights agreement between Breakaway, Internet Capital Group and other investors.

    Breakaway provides services to Internet Capital Group and some of its affiliated entities. For the fiscal year 1999, Breakaway total revenues derived from engagements with Internet Capital Group and its affiliates were approximately $4,548,000.

    All of the above transactions with Internet Capital Group were approved unanimously by Breakaway's board of directors and were on terms no less favorable to Breakaway than could be obtained from unaffiliated third parties.

ACQUISITIONS

    APPLICA CORPORATION. On March 25, 1999, Breakaway entered into an Agreement and Plan of Reorganization with Applica Corporation pursuant to which Applica merged with and into Breakaway. Under the terms of the agreement, Breakaway issued an aggregate of 723,699 shares of Breakaway common stock to the former stockholders of Applica, including:

    - 96,969 shares to Internet Capital Group;

    - 165,615 shares to Breakaway Vice President, Corporate Development, Babak Farzami; and

    - 124,212 shares to Breakaway Vice President, Application Hosting Services, Dev Ittycheria; and

    - 36,184 shares of Breakaway common stock are being held in escrow to secure indemnification obligations to Breakaway under the agreement.

    WPL LABORATORIES, INC. On May 17, 1999, Breakaway entered into an Agreement and Plan of Reorganization with WPL Laboratories, Inc., Celtic Acquisition Corp., William Loftus, John Loftus, David Perme and Kevin Sheehan pursuant to which WPL merged with and into Celtic Acquisition. Celtic Acquisition is a wholly owned subsidiary of Breakaway formed for the purpose of acquiring WPL. William Loftus is Breakaway Vice President, Internet Solutions. John Loftus is a member of William Loftus' immediate family. William Loftus is not affiliated with Breakaway.

    Breakaway's purchase price consisted of cash in the aggregate amount of $4,999,860 and 1,364,140 shares of Breakaway common stock, of which $3,399,905 in cash and 927,616 shares were issued to William Loftus and $999,972 in cash and 272,828 shares were issued to John Loftus. One-half of the aggregate cash consideration was paid at the closing of the acquisition. Twenty-five percent of the cash consideration will be paid pro rata to the stockholders on May 17, 2000 and the remaining 75% will be paid pro rata to the stockholders in equal monthly installments over the next 36 months for as long as the recipient does not voluntarily terminate his employment with Breakaway and is not terminated by Breakaway for cause.

    356,774 of the shares of Breakaway common stock issued to William Loftus and 104,933 of the shares of Breakaway common stock issued to John Loftus are subject to the terms of Restricted Stock Agreements, granting Breakaway a repurchase right for these shares in the event William Loftus' or John Loftus' employment at Breakaway is terminated voluntarily by William Loftus or John Loftus, as appropriate, or for cause by Breakaway. Breakaway's right of repurchase expires as to 25% of the shares subject to each agreement on May 14, 2000 and as to the remaining 75% of the shares ratably over the ensuing
36 months. Breakaway's repurchase rights under these agreements terminate upon a change in control of Breakaway or if William Loftus or John Loftus, as appropriate, is terminated by Breakaway for reasons other than for cause.

    Breakaway agreed to loan $346,678 to William Loftus and $104,809 to John Loftus at the prime interest rate plus one percent in order to fund their tax liabilities associated with this transaction. Each of William Loftus and John Loftus issued to Breakaway a promissory note secured by a pledge of 342,504 and 100,736 shares of Breakaway common stock, respectively, as security for these loans.

    Pursuant to Breakaway's acquisition of WPL, Breakaway assumed WPL options held by Daniel Loftus, John Loftus, Sr. and Veena Loftus, each of whom are members of William Loftus' immediate family. These options became exercisable pursuant to their terms in the following amounts:

    - Daniel Loftus' option became exercisable for 4,226 shares of Breakaway common stock at a per share exercise price of $2.36;

    - John Loftus, Sr.'s option became exercisable for 4,226 shares of Breakaway common stock at a per share exercise price of $2.36; and

    - Veena Loftus' option became exercisable for 8,452 shares of Breakaway common stock at a per share exercise price of $2.36.

FRANK SELLDORFF

    Frank Selldorff is Breakaway's founder, a former chairman of Breakaway's board of directors, a former Chief Executive Officer and executive officer of Breakaway, and presently serves as one of Breakaway's directors. He currently beneficially owns 17.4% of Breakaway common stock.

    On May 26, 1999, Mr. Selldorff exercised a stock option to purchase 600,000 shares of Breakaway common stock at a per share purchase price of $0.68 per share.

    On January 4, 1999, Breakaway changed its federal income tax status from an S corporation to a C corporation. In connection with this change, Breakaway entered into an agreement with Mr. Selldorff to facilitate Breakaway's change in tax status. Pursuant to this agreement, Mr. Selldorff agreed to indemnify Breakaway for all income tax liability prior to January 4, 1999 related to Breakaway's failure to qualify as an S corporation, up to a maximum of $365,000.

GORDON BROOKS

    Gordon Brooks, Breakaway's President and Chief Executive Officer and a director, presently beneficially owns 14.0% of Breakaway common stock. On
March 5, 1999, Mr. Brooks exercised a stock option to purchase 56,469 shares of Breakaway common stock at a per share purchase price of $1.78.

EMPLOYMENT ARRANGEMENTS

    Breakaway has entered into employment arrangements with all of its executive officers. See "Executive Compensation--Employment Arrangements."

STOCK OPTIONS

    As of December 31, 1999, Breakaway has outstanding options under its 1998 Stock Plan and 1999 Stock Incentive Plan to purchase an aggregate of 5,506,491 shares of Breakaway common stock to Breakaway directors and executive officers at a per share weighted average exercise price of $3.91. In addition, effective March 19, 1999 Breakaway issued to Thomas Harding, a member of Christopher Harding's immediate family, an option to purchase 12,000 shares of Breakaway common stock at a per share exercise price of $1.96.

AFFILIATE TRANSACTION POLICY

    Breakaway has adopted a policy providing that all material transactions between Breakaway and its officers, directors and other affiliates must be:

    - approved by a majority of the members of Breakaway's board of directors and by a majority of the disinterested members of Breakaway's board of directors; and

    - on terms no less favorable to Breakaway than could be obtained from unaffiliated third parties.

    BREAKAWAY SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT

    The following table sets forth the security ownership of Breakaway common stock, as of February 18, 2000, by (a) each person known to Breakaway to be the beneficial owner of more than 5% of the outstanding shares of Breakaway common stock, (b) each of the named executive officers and directors of Breakaway and
(c) all directors and executive officers of Breakaway as a group. Unless otherwise indicated, each person's address is in care of Breakaway, 50 Rowes Wharf, Boston, Massachusetts 02110. To the knowledge of Breakaway, the persons named in the table have sole voting and investment power with respect to all shares of Breakaway stock shown as beneficially owned by them, subject to the information contained in the footnotes to the table. Beneficial ownership is determined according to the rules of the SEC. Shares of Breakaway common stock subject to options currently exercisable or exercisable within sixty days from the date of this table are deemed outstanding when determining the number of shares and percentage ownership by the person holding these options.

                                                               NUMBER OF SHARES
NAME OF BENEFICIAL OWNER                                      BENEFICIALLY OWNED   PERCENT OF TOTAL
------------------------                                      ------------------   ----------------
Christopher H. Greendale(1).................................       7,619,737       43.5      %
Internet Capital Group, Inc.(2).............................       6,981,337       39.9
Walter W. Buckley, III(3)...................................       6,981,337       39.9
William Loftus..............................................         927,616       5.3
Frank Selldorff(4)..........................................       3,697,200       17.4
Gordon Brooks(5)............................................       2,446,800       14.0
Kevin Comerford(6)..........................................          27,000       *
Janet Tremlett(7)...........................................          19,000       *
OTHER DIRECTORS AND EXECUTIVE OFFICERS:
All executive officers and directors as a group
  (13 persons, including one former executive officer)(8)...      16,489,071       67.4

------------------------

*   Represents less than 1% of the total.

(1) Consists of 638,400 shares subject to outstanding stock options that are exercisable within the 60-day period following February 18, 2000 and 6,981,337 shares beneficially owned by Internet Capital Group.
    Mr. Greendale is a Managing Director of Internet Capital Group.
    Mr. Greendale disclaims beneficial ownership of all shares held by Internet Capital Group.

(2) Includes 73,872 shares issuable upon the exercise of a warrant. The address of Internet Capital Group, Inc. is 800 The SafeGuard Building, 435 Devon Park Drive, Wayne, Pennsylvania 19087.

(3) Consists of 6,981,337 shares beneficially owned by Internet Capital Group. Mr. Buckley is President, Chief Executive Officer and a director of Internet Capital Group. Mr. Buckley disclaims beneficial ownership of all shares held by Internet Capital Group.

(4) Includes 600,000 shares subject to outstanding options that are exercisable within the 60-day period following February 18, 2000.

(5) Consists of 2,390,330 shares subject to outstanding stock options that are exercisable within the 60-day period following February 18, 2000 and 56,470 shares owned by Mr. Brooks.

(6) Consists of 27,000 shares subject to outstanding options that are exerciseable within the 60-day period following February 18, 2000.

(7) Consists of 19,000 shares subject to outstanding options that are exercisable within the 60-day period following February 18, 2000.

(8) Includes 73,872 shares issuable upon the exercise of a warrant held by Internet Capital Group and 6,907,465 shares held by Internet Capital Group, all of which are attributable to two of Breakaway's directors.

                                EGGROCK BUSINESS

    Eggrock Partners, Inc. is a full service consulting and systems integration firm that focuses on delivering customer-centered business solutions to emerging enterprises. Eggrock assists growing companies in selecting and implementing software applications that will allow these companies to operate their business more effectively through use of the Internet. The range of consulting services offered cover a wide range of client needs, including:

    - development of a strategic vision, new business processes and solution portfolio options during critical planning stages;

    - implementation of customized solutions for managing customer relationships and eCommerce needs; and

    - support services from highly experienced information technology support staff.

    Eggrock's consulting clients consist largely of companies with revenues between $50 million and $500 million a year and small divisions of larger companies that are growing quickly. These clients recognize the advantages to be gained from using Internet applications to improve communication internally as well as externally with their suppliers and customers. As a result of their size, however, these companies generally lack the personnel and technical resources to build and maintain the necessary systems without assistance. By focusing on these types of clients, Eggrock has been able to identify the specific characteristics of emerging enterprises and the particular dynamics that affect these companies. Eggrock has capitalized on this expertise to service companies in fields ranging from financial services, to high technology, to travel and leisure.

    Eggrock also markets the e-Co-Share Application Service Provider. eCo-Share is aimed at smaller companies, with revenues of less than $50 million. e-Co-Share is a suite of integrated web-based business applications that companies can lease with a minimal up-front investment. eCo-Share enables these smaller companies to gain significant operational efficiencies by using technology solutions that would otherwise be prohibitively expensive for companies of their size. The applications provided through eCo-Share focus on electronic commerce, customer relationship management, financial accounting, procurement, human resource management, group productivity and enterprise reporting. eCo-Share was formed through a joint venture with Onyx Software Corporation, Digex, Incorporated and Microsoft Corporation.

    Eggrock was initially formed as a Delaware limited liability company in 1997 by Maureen Ellenberger, Mike Mordas and Vijay Manwani. On October 1, 1999, Eggrock converted to a Delaware corporation and issued shares of Series A Redeemable Convertible Preferred Stock to investors in exchange for $10 million. The proceeds from the financing were allocated to the e-Co-Share ASP, enhancements to core services marketing and infrastructure and further North American extension, including the operation and renovation of offices in Maynard, Massachusetts, Minneapolis, Minnesota, and Washington, D.C. Eggrock currently has 160 employees in 4 offices, located Maynard, Massachusetts, Minneapolis, Minnesota, Boca Raton, Florida and Washington, D.C.

                  EGGROCK MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION TOGETHER WITH THE FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS. THIS ITEM CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES AND EXCHANGE ACT OF 1934 THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE INCLUDED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE THOSE SET FORTH UNDER "RISK FACTORS" COMMENCING ON PAGE 7. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

OVERVIEW

    Eggrock Partners Inc. is a leading full service provider that offers integrated strategy, e-business implementation, and application hosting for growing enterprises. Eggrock's services consist of strategic consulting, e-commerce development and support, systems integration and application hosting. Eggrock was formed in Delaware on September 2, 1997 as a limited liability company. Eggrock operated as a limited liability company until September 30, 1999. On October 1, 1999, Eggrock entered into a merger agreement to convert from a limited liability company to a corporation. Throughout the remainder of this discussion, the year ended December 31, 1999 refers to the combined results of operations for the nine months ended September 30, 1999 and the three months ended December 31, 1999.

    On January 26, 2000, Eggrock entered into an agreement to merge with a wholly-owned subsidiary of Breakaway. The agreement provides for 100% of Eggrock's outstanding stock and stock options to be exchanged for approximately 3,630,000 shares of Breakaway common stock and shares underlying options to purchase Breakaway common stock.

    Throughout Eggrock's existence as a limited liability company, interests of members in profits and losses of Eggrock and the rights of members to distributions and allocations were evidenced by units of interest in Eggrock. There were two classes of membership interests: Class A Common Units and Class B Common Units. Class A Units had the right to vote on all matters on which the members are entitled to vote, as defined in the Agreement. Class B Units had no voting rights under the Agreement. Class B Units were divided into vested Class B Units and unvested Class B units. The vesting schedule affected the allocations and distributions of profits and losses of Eggrock. Distributions were made to the members of Eggrock in proportion to their vested units at such times as the Managing Directors determined.

    During this period, new and existing employees were granted Phantom units. Phantom units represented a non-equity based right to share in the profits of Eggrock. Phantom unit holders were evaluated on an annual basis as to whether they would be allowed to convert their Phantom units into Class B Units. The Phantom unit holder was not required to pay any additional cash to effect the conversion for Class B Units. In connection with the merger agreement entered into on October 1, 1999, vested Phantom units and Class B Units were converted into nonvoting common stock and unvested Class B Units and Phantom units were converted into options to purchase nonvoting common stock. Eggrock accounted for the equity component of this plan as a variable award similar to a junior stock plan. Accordingly, the equity awards were marked to fair market value each reporting period until they were converted on October 1, 1999. The related compensation was recorded as compensation expense related to the issuance of membership units in the accompanying statements of operations and as an increase in members' equity. In addition, deferred compensation of $9.8 million has been recorded in stockholders' equity in the three months ended December 31, 1999 related to stock option grants issued below fair market value. The related stock compensation expense will be recognized over the vesting period of the related stock options, generally four years.

    These equity based compensation programs have resulted in noncash compensation expense of $282,000 and $7.6 million in the years ended December 31, 1998 and 1999, respectively.

    Eggrock's revenue mix has been shifting from time and materials contracts to fixed-time, fixed-fee agreements. For time and materials projects, Eggrock recognizes revenues based on the number of days worked by consultants at a daily rate agreed upon with its clients. Eggrock recognizes revenues from fixed-fee contracts on a percentage of completion method based on project days worked. Eggrock's revenues attributable to time and material contracts and fixed fee contracts in the periods indicated have been as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Time and materials..........................................   $2,937    $ 4,794
Percentage of revenues......................................     63.8%      40.8%
Fixed Fee...................................................   $1,671    $ 6,944
Percentage of revenues......................................     36.2%      59.2%
                                                               ------    -------
    Total revenues..........................................   $4,608    $11,738
                                                               ======    =======

    Due to Eggrock's use of fixed-fee contracts, its operating results may be affected adversely by inaccurate estimates of costs required to complete projects. Therefore, Eggrock employs a series of project review processes designed to help provide accurate project cost and completion estimates, including a detailed review at the end of each specified reporting period to determine project percentage of completion to date.

    Eggrock generally derives its initial pricing for a contract from its internal cost and fixed-fee pricing model. This model helps Eggrock's professionals estimate pricing based on the scope of work and materials required. The model also takes into account project complexity and technical risks. Eggrock seeks to mitigate its risks under fixed-fee contracts by providing fixed-fee quotes for discrete phases of each project. Using this approach, Eggrock is able to price more accurately the next phase of the engagement by virtue of having greater knowledge of the client's needs and the project's complexity. Eggrock reflects any losses on projects in process in the period in which they become known.

    Application hosting services were introduced during 1999 and were not material for the year ended December 31, 1999. Eggrock anticipates that revenues from application hosting services will become more significant in future periods.

    For the year ended December 31, 1998, revenues from a single client accounted for approximately 55.0% of Eggrock's total revenues, and revenues from Eggrock's five largest clients accounted for 89.5% of total revenues. For the year ended December 31, 1999, revenues from a single client accounted for approximately 29.8% of Eggrock's total revenues and revenues from its five largest clients accounted for approximately 65.0% of its total revenues. If these clients do not need or want to engage Eggrock to perform additional services for them and Eggrock is not able to sell its services to new clients at comparable or greater levels, Eggrock's revenues will decline.

RESULTS OF OPERATIONS

    The following table sets forth certain items included in Eggrock's Statement of Operations as a percentage of revenues for the periods indicated:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Revenues....................................................   100.0%     100.0%
Project personnel costs.....................................    46.0%      54.8%
Selling, general and administrative.........................    32.4%      48.6%
Equity based compensation...................................     6.1%      65.1%
                                                               -----      -----
Operating income (loss).....................................    15.5%     (68.5)%
                                                               =====      =====

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUES. Revenues for the year ended December 31, 1999 increased by $7.1 million, or 154.7%, to $11.7 million from $4.6 million for the year ended December 31, 1998. The increase was due primarily to increased market demand for Eggrock's Internet professional services. Eggrock increased the number of clients and scope of the engagements and increased its capacity due to investments in additional professional services employees. Additionally, Eggrock expanded geographically, which increased its U.S. market presence.

    PROJECT PERSONNEL COSTS. Project personnel costs for the year ended December 31, 1999 increased by $4.3 million, or 203.2%, to $6.4 million from $2.1 million for the year ended December 31, 1998. Project personnel costs represented 54.8% of revenues for the year ended December 31, 1999, as compared to 46.0% of revenues for the year ended December 31, 1998. The increase in the absolute dollars was due primarily to an increase in the number of employees hired to perform the client services delivered. Project personnel costs increased as a percentage of revenues for the year ended December 31, 1999 due primarily to investment in more senior personnel with higher compensation levels, investment in personnel to launch the application hosting business, and a decrease in average employee utilization rate.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for the year ended December 31, 1999 increased by $4.2 million, or 281.5%, to $5.7 million from $1.5 million for the year ended December 31, 1998. As a percentage of revenues, selling, general and administrative expenses increased to 48.6% for the year ended December 31, 1999 from 32.4% for the year ended December 31, 1998. The increase in 1999 was due primarily to increases in personnel-related expenses to support increased administrative employees to expand Eggrock's infrastructure, expansion in Eggrock's senior management team, salary expenses for Eggrock's founders beginning with the conversion to a corporate structure in the fourth quarter of 1999, investment in the application hosting service line infrastructure, and increased rent and travel expenses related to the opening of additional offices.

    INTEREST INCOME. Interest income, net, for the year ended December 31, 1999 increased to $114,212 from $13,779 for the year ended December 31, 1998. The increase in 1999 was due primarily to interest income earned on the invested portion of proceeds from Eggrock's preferred stock financing in October 1999.

PROVISION FOR INCOME TAXES

    During the year ended December 31, 1998 the Company recorded a pro forma tax provision of $578,000. During the twelve-month period ended December 31, 1999 the Company recorded a combined pro forma and actual tax provision of $841,000. The primary difference between the Company's statutory rate and its effective rate relates to non-deductible equity based compensation. Included in the twelve months ended December 31, 1999 tax provision is the one-time effect of the Company changing its tax status from a partnership to a C Corporation which amounted to approximately $464,000.

LIQUIDITY AND CAPITAL RESOURCES

    From inception through September 30, 1999, Eggrock funded its operations primarily through cash provided by operations and a line of credit. In October of 1999 Eggrock issued $10 million of preferred stock. At December 31, 1999 Eggrock's cash balance was $8.3 million and its working capital was $8.5 million.

    Eggrock used $344,000 in cash from operations for the year ended
December 31, 1999. This was due primarily to the net loss and increased accounts receivable and prepaid expenses and other current assets, offset by increased accrued expenses and noncash compensation charges related to membership unit and other equity issuances. Accounts receivable increased due to higher revenue levels. Eggrock's operating activities generated cash of $376,000 for the year ended December 31, 1998. This was due to net income and increases in accrued expenses and deferred revenue, offset by increased accounts receivable.

    Capital expenditures were $644,000 and $284,000 in the years ended
December 31, 1999 and 1998, respectively. These expenditures were primarily for computer equipment and furniture and fixtures to support Eggrock's growth. Deposits increased in the year ended December 31, 1999 by $325,000 due to furniture deposits related to Eggrock's move to new corporate facilities.

    In October 1999, Eggrock issued 3,000,000 shares of Series A Preferred Stock for $10.0 million. In addition, Eggrock currently has a revolving line of credit with a bank for the lesser of $2 million or 80% of qualifying accounts receivable, as defined. The revolving line of credit bears interest at the bank's prime rate and expires in September 2000. Borrowings under the revolving line of credit are collateralized by substantially all of Eggrock's assets. At December 31, 1999, Eggrock had $658,000 outstanding and $1.3 million available for borrowing under this line of credit. Eggrock is also subject to some financial covenants under this agreement including current ratio and net income covenants. As of December 31, 1999, Eggrock was not in compliance with the net income covenant.

    Eggrock believes that its current cash balances, cash generated from operations and funds available under its line of credit will be sufficient to finance Eggrock's capital requirements for at least the next 12 months. There can be no assurance, however, that Eggrock's actual needs will not exceed expectations or that Eggrock will be able to fund its operations in the absence of other sources. There also can be no assurance that any additional required financing will be available through additional bank borrowings, debt or equity offerings or otherwise, or that if such financing is available, that it will be available on terms acceptable to Eggrock.

MARKET RISK

    To date, Eggrock has not utilized derivative financial instruments or derivative commodity instruments. Eggrock does not expect to employ these or other strategies to hedge market risk in the foreseeable future. Eggrock invests its cash in money market funds, which are subject to minimal credit and market risk. Eggrock believes the market risks associated with these financial instruments are immaterial.

YEAR 2000 READINESS DISCLOSURE

    THE YEAR 2000 ISSUE. The year 2000 issue is a result of computer programs or systems which store or process date-related information using only the last two digits to refer to a year. These programs or systems potentially may not be able to distinguish properly between a year in the 1900's and a year in the 2000's. Failure of these programs or systems to distinguish between the two centuries could cause the programs or systems to create erroneous results or even fail.

EGGROCK'S STATE OF READINESS

    Eggrock established a year 2000 readiness team to carry out a program for the assessment of its vulnerability to the year 2000 issue and remediation of identified problems. The team consisted of senior information technology and business professionals who met on a regular basis. An outside consultant also worked with the readiness team on a temporary basis to assist them in carrying out their tasks.

    As of February 2000 Eggrock has not experienced any year 2000 related business interruptions, including its ability to process transactions, send or receive email messages or invoices, or engage in normal business activities.

    COSTS. As of December 31, 1999 Eggrock incurred approximately $2,500 in expenses related to the year 2000 issue and related preparations, and Eggrock does not anticipate any significant future costs associated with year 2000 monitoring efforts will be incurred. These amounts were incurred for outside consulting costs. Eggrock will continue to engage in an ongoing year 2000 assessment, but has not yet identified any year 2000 issues or developed any contingency plans.

                                 LEGAL MATTERS

    The validity of the shares of Breakaway common stock to be issued pursuant to the merger, certain legal matters in connection with the merger and the federal income tax consequences to the merger will be passed upon for Breakaway by Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters in connection with the merger and the federal income tax consequences of the merger will be passed upon for Eggrock by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                              INTERESTS OF COUNSEL

    An investment partnership comprised of partners and senior executives of Hale and Dorr LLP owns 7,695 shares of Breakaway common stock. Investment partnerships comprised of partners and senior executives of Goodwin, Procter & Hoar LLP owns 9,000 shares of Eggrock's preferred stock.

                                    EXPERTS

    The consolidated financial statements of Breakaway at December 31, 1998 and 1999 and for each of the years in the three year period ended December 31, 1998, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

    The financial statements of Applica Corporation as of December 31, 1998 and from September 24, 1998 (inception) through December 31, 1998, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

    The financial statements of WPL Laboratories, Inc. as of December 31, 1997 and 1998, and for each of the years then ended, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Web Yes, Inc. and subsidiary as of December 31, 1997 and 1998 and for each of the years then ended, have been included herein in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

    The financial statements of Eggrock Partners, Inc. as of December 31, 1998, September 30, 1999 and December 31, 1999, included in this consent solicitation statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon said firm as experts in giving said reports.

                        CHANGES IN INDEPENDENT AUDITORS

    Breakaway retained its current independent auditors, KPMG LLP, and replaced Brown & Brown, LLP in May 1999. Brown & Brown, LLP had been retained to audit Breakaway's financial statements as of and for the year ended December 31, 1998. In January 1999, Breakaway retained Brown & Brown, LLP as its independent auditors, replacing Arthur Andersen LLP. Arthur Andersen LLP had been retained to audit Breakaway's financial statements as of and for the year ended
December 31, 1997. Breakaway's board of directors approved each of the changes in its independent auditors. KPMG LLP has reaudited Breakaway's financial statements as of and for the years ended December 31, 1998 and December 31, 1997.

    During the years in which Breakaway retained Brown & Brown, LLP and Arthur Andersen LLP and through the periods prior to each of their replacement, Breakaway had no disagreements with either of Brown & Brown, LLP or Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Brown & Brown, LLP or Arthur Andersen LLP, as appropriate, would have caused either of them to make reference thereto in their report on the financial statements for such years. The reports on Breakaway's financial statements of Brown & Brown LLP, as of December 31, 1998 and for the year then ended, and of Arthur Andersen LLP, as of December 31, 1997 and for the year then ended, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

                      WHERE YOU CAN FIND MORE INFORMATION

    Breakaway files annual, quarterly, and special reports, prospectuses and other information with the SEC. Breakaway filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended to register with the SEC the Breakaway common stock issuable pursuant to the merger agreement. This consent solicitation statement/prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this consent solicitation statement/prospectus to any of Breakaway's contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

    You can read Breakaway's SEC filings, including the registration statement, over the Internet at the SEC's web site at HTTP://WWW.SEC.GOV. You may also read and copy any document Breakaway files with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W.,

Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

    You should rely only on the information contained in this consent solicitation statement/prospectus when deciding whether to consent to the merger or waive your appraisal rights. Neither Breakaway nor Eggrock has authorized anyone to provide you with information that is different from what is contained in this consent solicitation statement/prospectus.

    This consent solicitation statement/prospectus is dated             , 2000.
You should not assume that the information contained in this consent solicitation statement/prospectus is accurate as of any date other than that date. The mailing of this consent solicitation statement/prospectus to Eggrock stockholders and the issuance of the Breakaway common stock in connection with the merger should not create any implications to the contrary.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
CONSOLIDATED FINANCIAL STATEMENTS OF BREAKAWAY SOLUTIONS,
  INC.
Independent Auditors' Report................................     F-3
Consolidated Balance Sheets as of December 31, 1998 and
  1999......................................................     F-4
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1998 and 1999..........................     F-5
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1997, 1998 and 1999..............     F-6
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999..........................     F-7
Notes to Consolidated Financial Statements..................     F-8

FINANCIAL STATEMENTS OF APPLICA CORPORATION
Independent Auditors' Report................................    F-23
Balance Sheet as of December 31, 1998.......................    F-24
Statement of Operations from September 24, 1998 (inception)
  through December 31, 1998.................................    F-25
Statement of Stockholders' Equity from September 24, 1998
  (inception) through December 31, 1998.....................    F-26
Statement of Cash Flows from September 24, 1998 (inception)
  through December 31, 1998.................................    F-27
Notes to Financial Statements...............................    F-28

FINANCIAL STATEMENTS OF WPL LABORATORIES, INC.
Independent Auditors' Report................................    F-31
Balance Sheets as of December 31, 1997 and 1998 and
  March 31, 1999 (unaudited)................................    F-32
Statements of Income for the years ended December 31, 1997
  and 1998 and for the three months ended March 31, 1998 and
  1999 (unaudited)..........................................    F-33
Statements of Stockholders' Equity for the years ended
  December 31, 1997 and 1998 and for the three months ended
  March 31, 1999 (unaudited)................................    F-34
Statements of Cash Flows for the years ended December 31,
  1997 and 1998 and for the three months ended March 31,
  1998 and 1999 (unaudited).................................    F-35
Notes to Financial Statements...............................    F-36

FINANCIAL STATEMENTS OF WEB YES, INC.
Independent Auditors' Report................................    F-41
Consolidated Balance Sheets as of December 31, 1997 and 1998
  and March 31, 1999 (unaudited)............................    F-42
Consolidated Statements of Income for the years ended
  December 31, 1997 and 1998 and for the three months ended
  March 31, 1998 and 1999 (unaudited).......................    F-43
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1997 and 1998 and for the three
  months ended March 31, 1999 (unaudited)...................    F-44
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997 and 1998 and for the three months ended
  March 31, 1998 and 1999 (unaudited).......................    F-45
Notes to Consolidated Financial Statements..................    F-46

FINANCIAL STATEMENTS OF EGGROCK PARTNERS, INC.
Report of Independent Public Accountants....................    F-51
Balance Sheets as of December 31, 1998, September 30, 1999
  and December 31, 1999.....................................    F-52
Statements of Operations for the Year Ended December 31,
  1998, the Nine Months Ended September 30, 1999 and the
  Three Months Ended December 31, 1999......................    F-53
Statements of Redeemable Convertible Preferred Stock and
  Members'/Stockholders' Equity (Deficit) for the Year Ended
  December 31, 1998, the Nine Months Ended September 30,
  1999 and the Three Months Ended December 31, 1999.........    F-54

                                                                PAGE
                                                              --------
Statements of Cash Flows for the Year Ended December 31,
  1998, the Nine Months Ended September 30, 1999 and the
  Three Months Ended December 31, 1999......................    F-55
Notes to Financial Statements...............................    F-56

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS FOR
  BREAKAWAY SOLUTIONS, INC.
Basis of Presentation.......................................    F-67
Unaudited Pro Forma Consolidated Balance Sheet as of
  December 31, 1999.........................................    F-68
Unaudited Pro Forma Consolidated Statement of Operations for
  the year ended December 31, 1999..........................    F-69
Notes to Unaudited Pro Forma Consolidated Financial
  Statements................................................    F-70

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Breakaway Solutions, Inc.:

    We have audited the accompanying consolidated balance sheets of Breakaway Solutions, Inc. as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Breakaway Solutions, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Boston, Massachusetts
February 7, 2000

                           BREAKAWAY SOLUTIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                   (IN THOUSANDS, EXCEPT SHARE-RELATED DATA)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                                ASSETS
Current assets:
  Cash and cash equivalents.................................   $   17    $ 3,920
  Short-term investments....................................       --     28,227
  Accounts receivable, net of allowance for doubtful
    accounts of $131 in 1998 and $357 in 1999,
    respectively............................................    1,446      7,559
  Unbilled revenue on contracts.............................      626        725
  Due from related parties..................................       --      3,991
  Prepaid expenses and other current assets.................       59      2,548
                                                               ------    -------
    Total current assets....................................    2,148     46,970
Investments.................................................       --      9,705
Property and equipment, net.................................      554      7,541
Intangible assets and deferred costs, net of accumulated
  amortization..............................................       --     12,181
Loans to employees..........................................       --        568
Other assets................................................       40        496
                                                               ------    -------
    Total assets............................................   $2,742    $77,461
                                                               ======    =======
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit............................................   $  426    $    --
  Due to stockholders-current portion.......................       --        625
  Capital lease obligations-current portion.................      149        533
  Accounts payable..........................................      813      2,955
  Accrued compensation and related benefits.................      178      1,477
  Accrued expenses..........................................       --      1,306
  Deferred revenue..........................................      196        224
                                                               ------    -------
    Total current liabilities...............................    1,762      7,120
                                                               ------    -------
Due to stockholders--long-term portion......................       --      1,625
Capital lease obligations-long-term portion.................       67        376
                                                               ------    -------
    Total long-term liabilities.............................       67      2,001
                                                               ------    -------
      Total liabilities.....................................    1,829      9,121
                                                               ------    -------
Commitments and contingencies
Stockholders' Equity:
  Preferred stock...........................................       --         --
  Common stock, $.000125 par value, 80,000,000 shares
    authorized; 7,680,000 shares and 18,944,542 shares
    issued in 1998 and 1999, respectively, and 6,124,800
    shares and 17,389,342 shares outstanding in 1998 and
    1999, respectively......................................        1          2
  Additional paid-in capital................................       --     78,870
  Less: deferred compensation...............................       --       (253)
  Less: treasury stock, at cost.............................       --         --
  Retained earnings (accumulated deficit)...................      912    (10,367)
  Accumulated other comprehensive income....................       --         88
                                                               ------    -------
    Total stockholders' equity..............................      913     68,340
                                                               ------    -------
      Total liabilities and stockholders' equity............   $2,742    $77,461
                                                               ======    =======

          See accompanying notes to consolidated financial statements.

                           BREAKAWAY SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Revenue, including revenue from related parties of $4,548 in
  1999......................................................   $6,118    $10,018    $ 25,390
                                                               ------    -------    --------
Operating expenses:
  Project personnel costs...................................    2,543      5,904      11,850
  Selling, general and administrative expenses..............    2,559      4,814      24,405
                                                               ------    -------    --------
    Total operating expenses................................    5,102     10,718      36,255
                                                               ------    -------    --------
    Income (loss) from operations...........................    1,016       (700)    (10,865)
Other income (expense):
  Other income..............................................       --        160          23
  Interest income...........................................       93         11         673
  Interest expense, including $128 to related parties in
    1999....................................................      (33)       (43)       (198)
  Loss on disposal of equipment.............................       (2)        (3)         --
                                                               ------    -------    --------
    Total other income......................................       58        125         498
                                                               ------    -------    --------
    Net income (loss).......................................   $1,074    $  (575)   $(10,367)
                                                               ======    =======    ========
Net income (loss) per share:
  Basic and diluted.........................................   $ 0.17    $ (0.09)   $  (1.19)
                                                               ======    =======    ========
Weighted average common shares outstanding:
  Basic and diluted.........................................    6,413      6,340       8,720
                                                               ======    =======    ========
Pro forma information (unaudited) (note 11)
  Income (loss) before taxes, as reported...................   $1,074    $  (575)
Pro forma income taxes (benefit)............................      430       (195)
                                                               ------    -------
Pro forma net income (loss).................................   $  644    $  (380)
                                                               ======    =======
Pro forma net income (loss) per share:
  Basic and diluted.........................................   $ 0.10    $ (0.06)
                                                               ======    =======
Pro forma weighted average common shares outstanding:
  Basic and diluted.........................................    6,413      6,340
                                                               ======    =======

          See accompanying notes to consolidated financial statements.

                           BREAKAWAY SOLUTIONS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                  PREFERRED STOCK         COMMON STOCK       ADDITIONAL                      TREASURY STOCK
                                --------------------   -------------------    PAID-IN       DEFERRED      --------------------
                                 SHARES     AMOUNT      SHARES     AMOUNT     CAPITAL     COMPENSATION     SHARES     AMOUNT
                                --------   ---------   --------   --------   ----------   -------------   --------   ---------
BALANCE, DECEMBER 31, 1996....       --    $     --      7,680       $1       $    --            --        (1,267)   $     --
Distributions to
  stockholders................       --          --         --       --            --            --            --          --
Net income....................       --          --         --       --            --            --            --          --
                                 ------    ---------   -------       --       -------         -----        ------    ---------
BALANCE, DECEMBER 31, 1997....       --          --      7,680        1            --            --        (1,267)         --
Purchase of treasury stock....       --          --         --       --            --            --          (288)         --
Distributions to
  stockholders................       --          --         --       --            --            --            --          --
Net loss......................       --          --         --       --            --            --            --          --
                                 ------    ---------   -------       --       -------         -----        ------    ---------
BALANCE, DECEMBER 31, 1998....       --          --      7,680        1            --            --        (1,555)         --
S Corporation termination.....       --          --         --       --           912            --            --          --
Issuance of preferred stock...    5,853           1         --       --         8,291            --            --          --
Repurchase and retirement of
  common stock................       --          --     (2,524)      --        (4,469)           --            --          --
Issuance of common stock for
  acquired businesses.........       --          --      2,545       --         9,193            --            --          --
Issuance of stock options.....       --          --         --       --           856            --            --          --
Issuance of common stock for
  services....................       --          --         52       --           419          (289)           --          --
Exercise of stock options.....       --          --        688       --           533            --            --          --
Issuance of Series B preferred
  stock.......................    2,932          --         --       --        19,050            --            --          --
Amortization of deferred
  compensation................       --          --         --       --            --            36            --          --
Conversion of Series A to B
  preferred stock to common
  stock.......................   (8,785)         (1)     7,028        1            --            --            --          --
Issuance of common stock in
  connection with initial
  public offering, net of
  $2,980 in offering costs....       --          --      3,450       --        41,968            --            --          --
Issuance of common stock in
  connection with
  investment..................       --          --         26       --         1,413            --            --          --
Issuance of warrants..........       --          --         --       --           704            --            --          --
Change in unrealized gains on
  investments.................       --          --         --       --            --            --            --          --
Net loss......................       --          --         --       --            --            --            --          --
                                 ------    ---------   -------       --       -------         -----        ------    ---------
Comprehensive income..........
BALANCE, DECEMBER 31, 1999....       --    $     --     18,945       $2       $78,870         $(253)       (1,555)   $     --
                                 ======    =========   =======       ==       =======         =====        ======    =========

                                 ACCUMULATED
                                    OTHER        RETAINED        TOTAL
                                COMPREHENSIVE    EARNINGS    STOCKHOLDERS'   COMPREHENSIVE
                                    INCOME       (DEFICIT)      EQUITY       INCOME (LOSS)
                                --------------   ---------   -------------   --------------
BALANCE, DECEMBER 31, 1996....       $--         $    947      $    948
Distributions to
  stockholders................        --             (530)         (530)
Net income....................        --            1,074         1,074            1,074
                                     ---         --------      --------         ========
BALANCE, DECEMBER 31, 1997....        --            1,491         1,492
Purchase of treasury stock....        --               --            --
Distributions to
  stockholders................        --               (4)           (4)
Net loss......................        --             (575)         (575)            (575)
                                     ---         --------      --------         ========
BALANCE, DECEMBER 31, 1998....        --              912           913
S Corporation termination.....        --             (912)           --
Issuance of preferred stock...        --               --         8,292
Repurchase and retirement of
  common stock................        --               --        (4,469)
Issuance of common stock for
  acquired businesses.........        --               --         9,193
Issuance of stock options.....        --               --           856
Issuance of common stock for
  services....................        --               --           130
Exercise of stock options.....        --               --           533
Issuance of Series B preferred
  stock.......................        --               --        19,050
Amortization of deferred
  compensation................        --               --            36
Conversion of Series A to B
  preferred stock to common
  stock.......................        --               --            --
Issuance of common stock in
  connection with initial
  public offering, net of
  $2,980 in offering costs....        --               --        41,968
Issuance of common stock in
  connection with
  investment..................        --               --         1,413
Issuance of warrants..........        --               --           704
Change in unrealized gains on
  investments.................        88               --            88               88
Net loss......................        --          (10,367)      (10,367)         (10,367)
                                     ---         --------      --------         --------
Comprehensive income..........                                                  $ (9,780)
                                                                                ========
BALANCE, DECEMBER 31, 1999....       $88         $(10,367)     $ 68,340
                                     ===         ========      ========

          See accompanying notes to consolidated financial statements.

                           BREAKAWAY SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                       YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Cash flows from operating activities:
  Net income (loss).........................................   $1,074     $(575)    $(10,367)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Depreciation and amortization...........................      255       332        3,285
    Compensation expense for issuance of common stock
     options................................................       --        --          223
    Loss on disposal of fixed assets........................        2         3           --
    Change in operating assets and liabilities, net of
     impact of acquisition of businesses:
      Accounts receivable...................................     (472)     (485)      (5,182)
      Unbilled revenues on contracts........................       --      (393)         (99)
    Increase in amounts due from related parties............       --        --       (3,991)
      Prepaid expenses and other current assets.............       69       (18)      (1,546)
      Accounts payable......................................      222       568        1,943
      Accrued compensation and other related benefits.......       63        94          604
      Accrued expenses and deferred revenue.................       --       196        1,134
                                                               ------     -----     --------
        Net cash provided by (used in) operating
        activities..........................................    1,213      (278)     (13,996)
                                                               ------     -----     --------
Cash flows from investing activities:
    Purchase of investments.................................       --        --      (37,360)
    Purchase of property and equipment......................     (133)     (503)      (5,886)
    Cash paid for acquired businesses net of cash
     acquired...............................................       --        --       (2,103)
    Increase in cash surrender value of life insurance......       --        --          (26)
    Proceeds from disposals of fixed assets.................       13        10           --
                                                               ------     -----     --------
        Net cash used in investing activities...............     (120)     (493)     (45,375)
                                                               ------     -----     --------
Cash flows from financing activities:
  Repurchase and retirement of common stock.................       --        --       (4,469)
  Proceeds from issuances of preferred stock................       --        --       23,289
  Proceeds from note payable to stockholders................       --        --        4,000
  Proceeds from exercise of stock options...................       --        --          533
  Proceeds from issuance of common stock, net of offering
    costs...................................................       --        --       41,968
  Advances to employees.....................................       --       (13)        (554)
  Payments on current portion of long-term debt.............       --       (10)         (67)
  Proceeds from (repayments of) credit line.................       --       426         (426)
  Increase in deposits......................................      (18)       (5)        (767)
  Payments on capital lease obligations.....................     (184)      (50)        (233)
  Distribution to stockholders..............................      (96)     (439)          --
                                                               ------     -----     --------
        Net cash provided by (used in) financing
        activities..........................................     (298)      (91)      63,274
                                                               ------     -----     --------
        Net increase (decrease) in cash and cash
        equivalents.........................................      795      (862)       3,903
Cash and cash equivalents, at beginning of year.............       84       879           17
                                                               ------     -----     --------
Cash and cash equivalents, at end of year...................   $  879     $  17     $  3,920
                                                               ======     =====     ========
Supplemental disclosure of cash flow information:
  Cash paid for interest....................................   $   33     $  43     $    105
                                                               ======     =====     ========
Supplemental disclosures of non-cash investing and financing activities:
  Issuance of common stock in connection with investment in
    Internet services company...............................   $   --     $  --     $  1,413
                                                               ======     =====     ========
  Issuance of warrants in connection with capital lease
    obligations.............................................   $   --     $  --     $    704
                                                               ======     =====     ========
  Issuance of note payable to stockholders..................   $   --     $  --     $  2,175
                                                               ======     =====     ========
  Conversion of notes payable and accrued interest to common
    stock...................................................   $   --     $  --     $  4,053
                                                               ======     =====     ========
  Capital lease obligations.................................   $  332     $  14     $  1,632
                                                               ======     =====     ========
  Distributions payable to stockholders.....................   $  434     $  --     $     --
                                                               ======     =====     ========
  Conversion of preferred stock to common stock.............   $   --     $  --     $ 27,289
                                                               ======     =====     ========
  Issuance of common stock in connection with acquisition of
    businesses..............................................   $   --     $  --     $  9,193
                                                               ======     =====     ========
  Acquisition of businesses:
    Assets acquired.........................................   $   --     $  --     $ 16,358
    Liabilities assumed and issued..........................       --        --       (4,299)
    Common stock and stock options issued...................       --        --       (9,956)
                                                               ------     -----     --------
        Net cash paid for acquisition of businesses.........   $   --     $  --     $ (2,103)
                                                               ======     =====     ========

          See accompanying notes to consolidated financial statements.

                           BREAKAWAY SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1999

1. NATURE OF BUSINESS

    Breakaway Solutions, Inc. (the "Company"), formerly The Counsell Group, Inc., was established in 1992. The Company is a full service provider of e-business solutions that allow growing enterprises to capitalize on the power of the Internet to reach and support customers and markets. The Company has designed its services specifically for growing enterprises. These are businesses which generally fit within two broad categories; companies or divisions of larger companies that have sales of up to $1 billion per year; and new and emerging Internet-based businesses.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATION POLICY

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Breakaway Securities Corporation, Breakaway Capital LLC, Celtic Acquisition Corporation and WYI Acquisition Corporation. All intercompany balances and transactions have been eliminated in consolidation.

    USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

    MARKETABLE SECURITIES

    The Company determines the appropriate classification of marketable securities at the time of acquisition and re-evaluates such designation at each balance sheet date. At December 31, 1999, the Company's investments in marketable securities are classified as available-for-sale and, as such, are carried at fair value, with unrealized gains and losses, net of deferred taxes reported as a separate component of stockholders' equity (see Note 3).

    FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, accounts receivable, and debt instruments.

    The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management's expectations. Write-offs of accounts receivable have not been material for any of the periods presented. The Company's customers are headquartered primarily in North America. At December 31, 1998, amounts due from three customers represented $.7 million

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) or 33% of total accounts receivable. At December 31, 1999, no amounts due from customers exceeded 10% of total accounts receivable.

    The fair market values of cash and cash equivalents, accounts receivable and debt instruments at both December 31, 1998 and 1999 approximate their carrying amounts.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost. Depreciation is recorded on the straight-line basis over the estimated useful life of the related assets which range from three to five years. Equipment held under capital leases is stated at the present value of minimum lease payments at the inception of the lease and amortized using the straight-line method over the lease term. Maintenance and repairs are charged to operations when incurred.

    LOANS TO EMPLOYEES

    Loans made to employees of the acquired company WPL Laboratories, Inc. totaling $0.5 million in the form of promissory notes which bear interest at 8.0% annually. The principal amount of these promissory notes and interest accrued thereon shall be payable upon the earlier to occur of: (i) the date on which the debtor receives any proceeds from the debtor's sale of Breakaway capital stock pledged to Breakaway under a stock pledge agreement, to the extent of such proceeds (net of any taxes payable in connection with such sale) and
(ii) the fourth anniversary of the date of the stock pledge agreement to the full extent of any remaining principal and interest that is outstanding on such date.

    In December 1999, the Company authorized an unsecured loan to its Chief Executive Officer in the amount of $1.0 million, which loan is due together with interest at 6.21% annually on the first to occur of the third anniversary of the loan or thirty days after his ceasing to be employed by the Company. The loan is evidenced by a February 2000 Promissory Note.

    The Company also periodically makes short term loans to employees.

    INTANGIBLE ASSETS AND DEFERRED COSTS

    Intangible assets and deferred costs primarily relate to the Company's acquisitions and include customer base, workforce in place and goodwill. Deferred costs primarily represent deferred compensation costs arising from cash and stock issued in connection with business acquisitions, for which continuing employment of individuals is required. In connection with acquisitions accounted for under the purchase method of accounting (see Note 3), the Company recorded these intangible assets and deferred costs based on the excess of the purchase price over the identifiable tangible net assets of the acquiree on the date of the purchase. Intangible assets and deferred costs are reported at cost, net of accumulated amortization and are being amortized over their useful lives, ranging from three to five

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) years. At December 31, 1999, intangible assets and deferred costs were comprised of the following (in thousands):

Customer base...............................................  $ 1,463
Workforce in place..........................................      852
Goodwill....................................................    4,875
                                                              -------
  Intangible assets.........................................    7,190
Deferred costs..............................................    6,993
                                                              -------
                                                               14,183
Less accumulated amortization...............................    2,002
                                                              -------
  Intangible assets and deferred costs, net.................  $12,181
                                                              =======

    For the year ended December 31, 1999, amortization of deferred costs totaled $1.0 million and amortization of intangible assets totaled $1.0 million.

    Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line bases over the expected periods to be benefited of five years. The Company evaluates whether changes have occurred that would require revision of the remaining estimated useful life or impact the recoverability of the goodwill. If such changes occur, the Company would use an estimate of the undiscounted future operating cash flows to determine the recoverability of the goodwill.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    REVENUE RECOGNITION

    Revenues pursuant to fixed-price contracts are recognized as services are rendered on the percentage-of-completion method of accounting (based on the ratio of costs incurred to total estimated costs). Revenues pursuant to time and material contracts are recognized as services are provided. Unbilled revenues on contracts are comprised of costs plus earnings. Billings in excess of costs plus earnings are classified as deferred revenues.

    Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses are determined.

    PROJECT PERSONNEL COST

    Project personnel costs consist of payroll and payroll-related expenses for personnel dedicated to client assignments.

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INCOME TAXES

    Prior to 1999, the Company was taxed under the provisions of Subchapter S of the Internal Revenue Code, whereby the corporate income is taxed to the individual shareholders based on their proportionate share of the Company's taxable income. Massachusetts taxes profits on S corporations with receipts exceeding $6 million.

    Effective January 1, 1999, the Company terminated its S Corporation election and is subject to corporate-level federal and certain additional state income taxes. Accordingly, the accompanying statements of operations include a pro forma income tax adjustment (see Note 11) for the income taxes that would have been recorded if the Company had been a C Corporation for all periods presented.

    STOCK-BASED COMPENSATION

    The Company has adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), ACCOUNTING FOR STOCK-BASED COMPENSATION. As permitted by SFAS 123, the Company measures compensation costs in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Accordingly, no accounting recognition is given to stock options issued to employees that are granted at fair market value until they are exercised. Stock options issued to non-employees are recorded at the fair value of the stock at the date of grant. Upon exercise, net proceeds, including income tax benefits realized, are credited to equity. Therefore, the adoption of SFAS 123 was not material to the Company's financial condition or results of operations; however, the pro forma impact on income (loss) per share has been disclosed in the notes to the financial statements as required by SFAS 123 (see Note 6).

SEGMENT INFORMATION

    At December 31, 1998, the Company adopted Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131) which requires companies to present financial descriptive segment information (see Note 12).

    NET INCOME (LOSS) PER SHARE

    In 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS 128"), EARNINGS PER SHARE. SFAS 128 requires the presentation of basic and diluted net income (loss) per share for all periods presented. There were no common stock equivalents outstanding in 1997. As the Company has been in a net loss position for the years ended December 31, 1998, and 1999, common stock equivalents of 674,474 for the year ended
December 31, 1998 and 7,631,170 for the year ended December 31, 1999 were excluded from the diluted loss per share calculation as they would be antidilutive. As a result, diluted loss per share is the same as basic loss per share, and has not been presented separately.

    RECENT ACCOUNTING PRONOUNCEMENTS

    The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flows.

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999

3. INVESTMENTS

    During 1999, the Company made a 19.9% equity investment in a privately held Internet services company, including an advance of $0.8 million. The carrying value of this investment and advance was approximately $3.7 million at December 31, 1999, which approximates fair value. The note receivable, which bears interest at 8% and is payable on December 15, 2000, is classified as a component of prepaid expenses and other current assets in the accompanying consolidated balance sheet as of December 31, 1999.

    The cost of available-for-sale marketable securities carried at fair value was $34.9 million at December 31, 1999. There were no investments held as available-for-sale as of December 31, 1998. Gross unrealized gains and losses related to securities held as available-for-sale for the year ended
December 31, 1999 are as follows (in thousands):

Gross unrealized gains......................................  $94
Gross unrealized losses.....................................   (6)
                                                              ---
  Net unrealized gains......................................  $88
                                                              ===

    At December 31, 1999, $28.2 million in marketable securities were classified as short-term and $6.8 million were recorded as long-term.

4. ACQUISITIONS

    ACQUISITIONS

    During 1999, the Company acquired the following companies:

DATE                                   COMPANY                                LOCATION
----                                   -------                                --------
March 25, 1999.......................  Applica Corporation                    New York, NY
May 17, 1999.........................  WPL Laboratories, Inc.                 Haverford, PA
June 10, 1999........................  Web Yes, Inc.                          Somerville, MA

    The aggregate purchase price paid in connection with the acquisitions made in 1999 consisted of (i) 2,544,747 shares of common stock of the Company (ii) $2.2 million in promissory notes, and (iii) $2.5 million of cash.

    The acquisitions have all been accounted for using the purchase method of accounting. The purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair values. Results of operations for the acquired companies have been included with those of the Company for periods subsequent to the date of acquisition. The excess of the total purchase price for

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999

4. ACQUISITIONS (CONTINUED)
each acquired company over the allocation of fair values to the net assets has been recorded as intangible assets, as follows (in thousands):

Working capital.............................................  $   508
Other non-current assets....................................      706
Non-current liabilities.....................................     (134)
                                                              -------
                                                                1,080
                                                              -------
Intangible assets and deferred costs:
  Assembled workforce.......................................      852
  Customer base.............................................    1,463
  Goodwill..................................................    4,875
  Deferred costs............................................    6,993
                                                              -------
    Total intangible assets and deferred costs..............   14,183
                                                              -------
      Purchase price                                          $15,263
                                                              =======

    The following unaudited pro forma results of operations give effect to the acquisitions accounted for as purchases as if the transactions had occurred at the beginning of 1998. Such pro forma financial information reflects certain adjustments, including amortization of goodwill, income tax effects and an increase in the weighted average shares outstanding. This pro forma information does not necessarily reflect the results of operations that would have occurred had the acquisitions taken place at the beginning of 1998 and is not necessarily indicative of results that may be obtained in the future (in thousands, except for per share amounts):

                                                              1998       1999
                                                            --------   --------
Total revenue.............................................  $12,957    $27,358
Net loss..................................................   (2,787)   (11,641)
Net loss per share........................................  ($ 0.31)   ($ 1.22)
Weighted average common shares outstanding................    8,885      9,549

    Subsequent to December 31, 1999 the Company entered into an agreement to acquire Eggrock Partners, Inc. (See Note 13).

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999

5. PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following at December 31 (in thousands):

                                                                1998       1999
                                                              --------   --------
Computer equipment..........................................   $1,117     $8,541
Office equipment............................................       12        137
Furniture and fixtures......................................       70        699
Construction-in-progress....................................       --        214
                                                               ------     ------
                                                                1,199      9,591
Less: Accumulated depreciation and amortization.............     (645)    (2,050)
                                                               ------     ------
                                                               $  554      7,541
                                                               ======     ======

    The cost and related accumulated amortization of property and equipment held under capital leases is as follows at December 31 (in thousands):

                                                                1998       1999
                                                              --------   --------
Cost........................................................   $ 395      $1,787
Less: Accumulated amortization..............................    (332)       (450)
                                                               -----      ------
                                                               $  63      $1,337
                                                               =====      ======

6. CAPITAL STOCK

    PREFERRED STOCK

    In October 1998, the Company's stockholders authorized 4,682,400 shares of Series A Preferred Stock. In January 1999 the Company issued 4,682,400 shares of Series A Preferred Stock at $1.77 per share. The Series A Preferred Stock was converted into common stock upon the completion of the Company's initial public offering in October 1999.

SERIES B PREFERRED STOCK

    In July 1999, the Company issued 2,345,479 shares of Series B Preferred Stock, $.0001 par value, for $8.13 per share. The Series B Preferred Stock was converted into common stock upon the completion of the Company's initial public offering in October 1999.

1999 EMPLOYEE STOCK PURCHASE PLAN

    The 1999 Employee Stock Purchase Plan was adopted in July 1999. The purchase plan authorizes the issuance of up to a total of 400,000 shares of common stock to participating employees.

    STOCK SPLITS

    In June and December 1998, the Board of Directors approved a 2-for-1 and 3-for-1 stock split of the Company's common stock, respectively. All prior periods have been restated to reflect these stock splits effected as a recapitalization.

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999

6. CAPITAL STOCK (CONTINUED)
    STOCK PLANS

    The Company's 1998 Stock Plan (the "Stock Plan") authorizes the Company to grant options to purchase common stock, to make awards of restricted common stock, and to issue certain other equity-related awards to employees and directors of, and consultants to, the Company. The total number of shares of common stock which may be issued under the Stock Plan is 8,120,268 shares. The Stock Plan is administered by the Board of Directors, which selects the persons to whom stock options and other awards are granted and determines the number of shares, the exercise or purchase prices, the vesting terms and the expiration date. Non-qualified stock options may be granted at exercise prices which are above, equal to, or below the grant date fair market value of the common stock. The exercise price of options qualifying as incentive stock options may not be less than the grant date fair market value of the common stock.

    Stock options granted under the Stock Plan are nontransferable, generally become exercisable over a four-year period, and expire ten years after the date of grant (subject to earlier termination in the event of the termination of the optionee's employment or other relationship with the Company).

    The 1999 Stock Incentive Plan was adopted in July 1999. The 1999 plan is intended to replace the 1998 plan. Up to 4,800,000 shares of common stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the 1999 plan.

    The 1999 plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards.

    The following table presents the combined activity of the two option plans in which offerings have occurred for the years ended December 31, 1998 and 1999:

                                                             1998                        1999
                                                   -------------------------   -------------------------
                                                                    WEIGHTED                    WEIGHTED
                                                       NUMBER       AVERAGE        NUMBER       AVERAGE
                                                         OF         EXERCISE         OF         EXERCISE
                                                      OPTIONS        PRICE        OPTIONS        PRICE
                                                   --------------   --------   --------------   --------
                                                   (IN THOUSANDS)              (IN THOUSANDS)
Outstanding options at beginning of year.........         --         $  --         4,794         $1.25
  Granted........................................      4,896         $1.24         4,189         $8.78
  Exercised......................................         --         $  --          (699)        $0.77
  Cancelled......................................       (102)        $0.76          (259)        $2.60
                                                       -----         -----         -----         -----
Outstanding options at end of year...............      4,794         $1.25         8,025         $5.18
                                                       =====         =====         =====         =====
Exercisable options at end of year...............      2,089         $1.00         5,027         $1.55
                                                       =====         =====         =====         =====
Weighted average fair value of options granted
  during the year................................      $0.50                       $8.36
                                                       =====                       =====

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999

6. CAPITAL STOCK (CONTINUED)
    The following table presents weighted average price and life information about significant option groups outstanding at December 31, 1999:

                                                     OPTIONS OUTSTANDING
                                                 ----------------------------
                                                                   WEIGHTED        OPTIONS EXERCISABLE
                                                                    AVERAGE     -------------------------
                                                     NUMBER        REMAINING                     WEIGHTED
                                                       OF         CONTRACTUAL                    AVERAGE
                                                    OPTIONS          LIFE           NUMBER       EXERCISE
EXERCISE PRICES                                   OUTSTANDING       (YEARS)      EXERCISABLE      PRICE
-----------------------------------------------  --------------   -----------   --------------   --------
                                                 (IN THOUSANDS)                 (IN THOUSANDS)
  $0.68........................................      1,499            8.50          1,122         $0.68
  $1.02........................................         94            8.75             34         $1.02
  $1.77........................................      3,552            9.03          3,551         $1.77
  $1.78........................................        150            9.08             34         $1.78
  $1.96........................................        999            9.23            271         $1.96
  $2.18........................................      1,026            9.45             15         $2.18
  $11.00.......................................        311            9.72             --            --
  $42.66.......................................         47            9.81             --            --
  $57.43.......................................        179            9.94             --            --
  $57.88.......................................        168            9.94             --            --
                                                     -----           -----          -----         -----
                                                     8,025            9.08          5,027         $1.55
                                                     =====           =====          =====         =====

    The Company applies APB Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, in accounting for its Stock Plan, and, accordingly, compensation cost is recognized in the financial statements for stock options granted to employees only when the fair value on the grant date exceeds the exercise price. The Company granted no stock options during 1996 and 1997. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123 for 1998 and 1999 grants, the net loss would have been increased to the pro forma amounts indicated below:

                                                             1998                      1999
                                                    -----------------------   -----------------------
                                                    AS REPORTED   PRO FORMA   AS REPORTED   PRO FORMA
                                                    -----------   ---------   -----------   ---------
Net loss (in thousands)...........................     $ (575)     $ (687)      $(10,367)   $(17,713)
Net loss per share................................     $(0.09)     $(0.11)      $  (1.19)   $  (2.03)

    The fair value of options at the date of grant were estimated using the Black-Scholes model with the following weighted-average assumptions:

                                                                    OPTION
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Volatility..................................................    70.0%     135.0%
Expected option life (years)................................      10          9
Interest rate (risk free)...................................     7.0%       6.5%

    The Company has never declared nor paid dividends on any of its capital stock and does not expect to in the foreseeable future.

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999

7. COMMITMENTS AND CONTINGENCIES

    LINE OF CREDIT

    The Company had a $0.7 million bank revolving line of credit (increased to $1.3 million in February 1999) at prime plus 1/2% (8.25% at December 31, 1998) which terminated in 1999. At December 31, 1998, the Company borrowed
$0.4 million under this line of credit. At December 31, 1999, there were no borrowings.

    OPERATING LEASES

    The Company leases its facilities under various operating leases expiring in 2003. Such leases include provisions that may require the Company to pay its proportionate share of operating costs, which exceed specific thresholds. Rent expense for the years ended December 31, 1997, 1998 and 1999 was $0.2 million, $0.6 million and $1.5 million, respectively.

    Other income in 1998 consists primarily of a payment received by the Company in connection with the early termination of its existing office lease.

    CAPITAL LEASES

    The Company leases certain of its computer and office equipment under capital leases. Substantially all of such leases are for two years, with annual interest rates ranging from 12.7% to 13.3%. The leased equipment secures all leases.

    In September 1999, the Company entered into a Master Lease Agreement with Silicon Valley Bank to finance up to $4.0 million of equipment and software. Leases under the Master Lease Agreement have terms of thirty-six months. Payments are determined based on an annual interest rate equal to the annual rate on U.S. Treasury securities of a comparable term plus 2.5% (5.5 % at December 31, 1999). The leased equipment secures all leases.

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999

7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The following is a schedule of future minimum rental payments required under the above leases as of December 31, 1999 (in thousands):

                                                            OPERATING   CAPITAL
                                                             LEASES      LEASES
                                                            ---------   --------
2000......................................................   $ 3,604     $  708
2001......................................................     5,292        588
2002......................................................     5,956        646
2003......................................................     6,074         --
2004......................................................     6,159         --
thereafter................................................    15,591         --
                                                             -------     ------
                                                             $42,676      1,942
                                                             =======
Less: amount representing interest........................               (1,033)
                                                                         ------
Net present value of minimum lease payments...............                  909
Less: current portion of capital lease obligations........                 (533)
                                                                         ------
Capital lease obligations, net of current portion.........               $  376
                                                                         ======

8. SIGNIFICANT CUSTOMERS

    The following table summarizes revenues from major customers (revenues in excess of 10% for the year) as a percentage of total revenues:

                                                                      YEARS ENDED
                                                                      DECEMBER 31,
                                                             ------------------------------
                                                               1997       1998       1999
                                                             --------   --------   --------
Customer A.................................................     19%        27%        --
Customer B.................................................     10%        --         --
Customer C.................................................     13%        --         --

9. RELATED PARTIES

    In May 1999, Internet Capital Group ("ICG"), holder of the Company's
Series A Preferred Stock, provided $4.0 million in advances which were converted into equity in July 1999 during the Company's Series B Preferred Stock offering. In connection with this transaction, the Company issued ICG a warrant to purchase 73,872 shares of common stock at an exercise price of $8.13 per share.

    The Company's acquisition of WPL Laboratories, Inc. in May 1999 included $5.0 million in cash which was payable to the former stockholders as follows:
(a) one half at closing and (b) the remainder incrementally over a four-year period so long as the stockholder does not voluntarily terminate his employment and is not terminated for cause. This amount, which has been discounted at 7%, is reflected as due to stockholders in the accompanying consolidated balance sheet.

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999

9. RELATED PARTIES (CONTINUED)
    Interest expense for the above arrangements was approximately $0.1 million for the year ended December 31, 1999.

    In October 1999, ICG's holdings in the Series A Preferred Stock and the Series B Preferred Stock were converted to common stock upon the completion of the Company's initial public offering. At December 31, 1999, ICG holds approximately 40% of the Company's outstanding common stock.

    During 1999 the Company provided information technology consulting services to ICG and to companies in which ICG holds equity interests ("ICG Partner Companies"). Amounts related to services provided to and amounts due from ICG and ICG Partner Companies are separately classified in the accompanying consolidated financial statements.

10. DEFERRED COMPENSATION PLAN

    The Company sponsors a qualified 401(k) deferred compensation plan (the "Plan"), which covers substantially all of its employees. Participants are permitted, in accordance with the provisions of Section 401(k) of the Internal Revenue Code, to contribute up to 15% of their earnings into the Plan. The Company may make matching contributions at its discretion. The Company elected not to contribute to the Plan for the years ended December 31, 1997 and 1998. During 1999, the Company made a contribution of $0.1 million to the Plan.

11. INCOME TAXES

    As discussed in Note 2, effective January 1, 1999, the Company terminated its S Corporation election and is subject to corporate-level federal and certain state income taxes. Upon termination of the S Corporation status, deferred income taxes are recorded for the tax effect of cumulative temporary differences between the financial reporting and tax bases of certain assets and liabilities, primarily deferred revenue that must be recognized currently for tax purposes, accrued expenses that are not currently deductible, cumulative differences between tax depreciation and financial reporting allowances, and the impact of the conversion from the cash method to the accrual method of reporting for tax purposes.

    No provision for federal or state income taxes has been recorded in 1999 as the Company incurred a net operating loss for the year ended December 31, 1999. The Company has recorded a valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, historical and prospective, with greater weight given to historical evidence, it is more likely than not that these assets will not be realized. No income tax benefit has been recorded for the current year presented because of the valuation allowance.

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999

11. INCOME TAXES (CONTINUED)
    A reconciliation of the statutory Federal income tax rates to the Company's effective tax rate follows:

                                                          1997           1998           1999
                                                        --------       --------       --------
Statutory Federal tax rate (benefit).............        (34.0%)        (34.0%)        (34.0%)
State income taxes, (net of Federal tax
  benefits)......................................           --             --           (7.9%)
Valuation reserve movement.......................           --             --           36.1%
S Corporation effect.............................         34.0%          34.0%            --
Amortization.....................................           --             --           5.0%
Other differences................................           --             --           0.8%
                                                         -----          -----          -----
Effective income tax rate........................          0.0%           0.0%           0.0%
                                                         =====          =====          =====

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 are as follows (in thousands):

Deferred tax assets:
Accounts receivable, principally due to allowance for
  doubtful accounts.........................................    $  199
Deferred revenue............................................        97
Accrued liability relating to compensation-related
  expenses..................................................       120
Other accrued liabilities...................................         4
Fixed assets, principally attributable to differences in
  depreciation methods......................................         5
Operating loss and credit carryforwards.....................     3,294
                                                                ------
Total gross deferred tax assets.............................     3,719
  Less valuation allowance..................................    (2,560)
                                                                ------
Net deferred tax assets.....................................     1,159
                                                                ------
Deferred tax liabilities:
Intangible assets / cash to accrual.........................    (1,159)
                                                                ------
  Total gross deferred tax liabilities......................    (1,159)
                                                                ------
  Net deferred tax asset (liabilities)......................    $   --
                                                                ======

    At December 31, 1999, the Company had a net operating loss carryforward for income tax reporting purposes of over $7.5 million. This net operating loss carryover will expire in 2019.

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999

11. INCOME TAXES (CONTINUED)
    Income tax expense (benefit), assuming the Company had been a C Corporation and applying the tax laws in effect during the periods presented, for each of the two years in the period ended December 31, 1998 would have been as follows (in thousands):

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
                                                                  (UNAUDITED)
Federal tax.................................................   $ 365      $(196)
State taxes, net of federal.................................      64         --
                                                               -----      -----
                                                               $ 429      $(196)
                                                               =====      =====

12. OPERATING SEGMENTS

    Historically, the Company has operated in a single segment: strategy and internet consulting services. With the acquisitions of Applica Corporation and Web Yes, Inc., the Company expanded its operations to include a second segment:
Application and Web Hosting Services.

    The following table sets forth certain components of the Application Hosting and Web Services segment and the Strategy and Internet Consulting Services segment (in thousands):

                                                                            STRATEGY AND
                                                             APPLICATION      INTERNET
                                                             HOSTING AND     CONSULTING
                                                             WEB SERVICES     SERVICE       TOTAL
                                                             ------------   ------------   --------
Revenue....................................................    $ 2,092        $ 23,298     $ 25,390
Net loss...................................................     (2,515)         (7,852)     (10,367)
Capital Additions..........................................      4,428           3,603        8,031

    Substantially, all of the Company's assets are located within the United States. Total assets related to the Application and Web Hosting business are approximately $10.1 million as of December 31, 1999, of which approximately
$5.7 million represents intangible assets. During 1998, one customer accounted for approximately 27% of the Company's Strategy and Internet Consulting Services revenue. During 1999, no single customer accounted for 10% or more of either Strategy and Internet Consulting Services revenue or Application and Web Hosting Services revenue.

13. SUBSEQUENT EVENTS (UNAUDITED)

    ACQUISITIONS

    Subsequent to December 31, 1999, the Company entered into the following acquisition, which will be accounted for under the purchase method of accounting:

    - EGGROCK PARTNERS, INC.

    On January 26, 2000, the Company entered into an Agreement and Plan Of Merger to acquire all the outstanding capital stock of Eggrock Partners, Inc. ("Eggrock"), a provider of system integration, website design, and application hosting services. The acquisition is pending regulatory and Eggrock

                           BREAKAWAY SOLUTIONS, INC.

                           DECEMBER 31, 1998 AND 1999

13. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED) shareholder approval. The Agreement and Plan of Merger provides that all of Eggrock's outstanding shares of preferred stock and common stock be exchanged for shares of Breakaway's common stock based on a conversion ratio and options to purchase Eggrock common stock to be assumed by Breakaway and converted into options to purchase Breakaway common stock on the same basis. The total number of Breakaway shares of common stock to be issued in connection with the acquisition is 3,636,000. The transaction contemplates that, of the shares issued to the former Eggrock Partners, Inc. shareholders, 1,884,809 shares issued to the three founders and other members of senior management will be subject to the Company's right, which lapses incrementally over a four-year period, to repurchase the shares at the original price paid therefor by the former shareholder upon the termination of his or her employment with the Company, subject to conditions described in the agreement.

    The following unaudited pro forma consolidated results of operations gives effect to the acquisition of Eggrock as if it occurred at the beginning of 1999. Such pro forma consolidated financial information reflects certain adjustments, including amortization of goodwill and deferred costs, income tax effects and an increase in the weighted average shares. This pro forma information does not necessarily reflect the results of operations that would have occurred had the acquisition taken place at the beginning of 1999 and is not necessarily indicative of results that may be obtained in the future (in thousands except per share amounts):

Revenue.....................................................  $ 39,096
Net loss....................................................  $(74,041)
Net loss per share..........................................  $  (5.85)
Weighted average common shares outstanding..................    12,650

    - DATACYR CORPORATION

    In February 2000, the Company acquired DataCyr Corporation, a software development company for 55,000 shares of Breakaway common stock.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Applica Corporation:

    We have audited the accompanying balance sheet of Applica Corporation (the "Company"), a development-stage company, as of December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows from September 24, 1998 (inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Applica Corporation at December 31, 1998 and the results of its operations and its cash flows from September 24, 1998 (inception) through December 31, 1998, in conformity with generally accepted accounting principles.

                                                             /s/ KPMG LLP

Boston, Massachusetts
June 30, 1999

                              APPLICA CORPORATION

                         (A DEVELOPMENT-STAGE COMPANY)

                                 BALANCE SHEET

                               DECEMBER 31, 1998

                           ASSETS
Current assets:
  Cash......................................................  $474,205
  Subscriptions receivable..................................     3,000
                                                              --------
    Total current assets....................................   477,205

Property and equipment, net.................................    43,259
Deposits....................................................     7,332
                                                              --------
    Total assets............................................  $527,796
                                                              ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable............................................  $ 61,775
                                                              --------
    Total liabilities.......................................    61,775

Commitments and contingencies

Stockholders' equity:
  Preferred stock $0.001 par value, 5,000,000 shares
    authorized, 500,000 shares issued and outstanding
    (liquidation preference of $500,000)....................   500,000
  Common stock $0.001 par value, 10,000,000 shares
    authorized, 3,000,000 shares issued and outstanding.....     3,000
  Deficit accumulated during development stage..............   (36,979)
                                                              --------
    Total stockholders' equity..............................   466,021
                                                              --------
    Total liabilities and stockholders' equity..............  $527,796
                                                              ========

                See accompanying notes to financial statements.

                              APPLICA CORPORATION
                         (A DEVELOPMENT-STAGE COMPANY)

                            STATEMENT OF OPERATIONS

         FROM SEPTEMBER 24, 1998 (INCEPTION) THROUGH DECEMBER 31, 1998

Operating expenses:
  Organization costs........................................  $   25,911
  Occupancy.................................................       7,331
  Depreciation..............................................       1,483
  Other.....................................................       2,254
                                                              ----------
    Total operating expenses................................      36,979
                                                              ----------
    Net loss................................................  $  (36,979)
                                                              ==========
Net loss per share--basic and diluted.......................  $    (0.01)
Weighted average shares outstanding.........................   3,000,000

                See accompanying notes to financial statements.

                              APPLICA CORPORATION
                         (A DEVELOPMENT-STAGE COMPANY)

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                 DEFICIT
                                                                               ACCUMULATED
                                    PREFERRED STOCK         COMMON STOCK         DURING          TOTAL
                                  -------------------   --------------------   DEVELOPMENT   STOCKHOLDERS'
                                   SHARES     AMOUNT     SHARES      AMOUNT       STAGE         EQUITY
                                  --------   --------   ---------   --------   -----------   -------------
Balance, September 24, 1998.....       --    $     --          --    $   --      $     --      $     --
  Subscription of common
    stock.......................       --          --   3,000,000     3,000            --         3,000
  Issuance of preferred stock...  500,000     500,000          --        --            --       500,000
  Net loss......................       --          --          --        --       (36,979)      (36,979)
                                  -------    --------   ---------    ------      --------      --------
Balance, December 31, 1998......  500,000    $500,000   3,000,000    $3,000      $(36,979)     $466,021
                                  =======    ========   =========    ======      ========      ========

                See accompanying notes to financial statements.

                              APPLICA CORPORATION
                         (A DEVELOPMENT-STAGE COMPANY)

                            STATEMENT OF CASH FLOWS

         FROM SEPTEMBER 24, 1998 (INCEPTION) THROUGH DECEMBER 31, 1998

Cash flows from operating activities:
  Net loss..................................................  $(36,979)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Depreciation............................................     1,483
    Changes in operating assets and liabilities:
      Accounts payable......................................    61,775
      Deposits..............................................    (7,332)
                                                              --------
        Net cash provided by operating activities...........    18,947
                                                              --------
Cash flows from investing activities:
  Additions to property and equipment.......................   (44,742)
                                                              --------
        Net cash used in investing activities...............   (44,742)
                                                              --------
Cash flows from financing activities:
  Issuance of preferred stock...............................   500,000
                                                              --------
        Net cash provided by financing activities...........   500,000
                                                              --------
        Net increase in cash................................   474,205
Cash at beginning of period.................................        --
                                                              --------
Cash at end of period.......................................  $474,205
                                                              ========

                See accompanying notes to financial statements.

                              APPLICA CORPORATION

                         (A DEVELOPMENT-STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1998

1. THE COMPANY

    Applica Corporation (the "Company") was founded in September 1998 and provides application hosting services. The Company has experienced losses since inception and is subject to those risks associated with development-stage companies. Activities since inception have consisted of development of a business plan. Since inception and through December 31, 1998, the Company operated with no salaried employees. Therefore, recurring operating expenses, such as salaries and fringe benefits, are not reflected in the accompanying financial statements. Financial statements in subsequent periods will reflect salaries and fringe benefits.

    On March 25, 1999, the Company was acquired by Breakaway Solutions, Inc. (see Note 7).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from five to seven years.

    Equipment under capital leases is stated at the net present value of minimum lease payments. Equipment held under capital leases and leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

    INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                              APPLICA CORPORATION

                         (A DEVELOPMENT-STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    LOSS PER SHARE

    In 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS 128"), EARNINGS PER SHARE. SFAS 128 requires the presentation of basic and diluted net loss per share for all periods presented. Basic loss per share is based on the weighted average number of shares outstanding during the period. Diluted net loss per share reflects the per-share effect of dilutive stock options and other dilutive common stock equivalents. As the Company is in a net loss position for the period ended December 31, 1998, common stock equivalents of 500,000 for the period ended December 31, 1998 were excluded from the diluted loss per share calculation as they would be antidilutive. As a result, diluted loss per share is the same as basic loss per share and has not been presented separately.

    REPORTING COMPREHENSIVE INCOME

    In 1998, the Company adopted Statement of Financial Accounting Standards
No. 130 ("SFAS 130"), REPORTING COMPREHENSIVE INCOME. This statement requires that all components of comprehensive loss be reported in the financial statements in the period in which they are recognized. For the period presented, comprehensive loss under SFAS 130 was equivalent to the Company's net loss reported in the accompanying statement of operations.

    RECENT ACCOUNTING PRONOUNCEMENTS

    The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial condition or cash flows.

3. PROPERTY AND EQUIPMENT

    At December 31, 1998, property and equipment consists of the following:

Office equipment............................................  $41,683
Computer equipment..........................................    3,059
                                                              -------
                                                               44,742
Less: accumulated depreciation..............................   (1,483)
                                                              -------
    Property and equipment, net.............................  $43,259
                                                              =======

4. PREFERRED STOCK

    The Company's stockholders have authorized 5,000,000 shares of Series A preferred stock. The Series A preferred stock is entitled to receive dividends at a rate of $0.05 per share per annum. The Series A preferred stock is voting and is convertible into shares of common stock on a share-for-share basis, subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series A preferred stock has a liquidation preference of $1.00 per share. The Series A

                              APPLICA CORPORATION

                         (A DEVELOPMENT-STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1998

4. PREFERRED STOCK (CONTINUED)
preferred stock is convertible into common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualified public offering.

5. INCOME TAXES

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1998 are as follows:

Deferred tax assets:
  Intangible assets, principally due to differences in
    amortization............................................  $5,372
  Net operating loss carryforward...........................     195
                                                              ------
    Total gross deferred tax assets.........................   5,567
                                                              ======
Valuation allowance.........................................  (5,567)
                                                              ------
    Net deferred tax assets.................................  $   --
                                                              ======

    The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, it is more likely than not that these assets will not be realized.

6. COMMITMENTS AND CONTINGENCIES

    The Company has entered into an operating lease for its office space which expires in August 1999. Future minimum rental commitments under the lease in 1999 are $36,000. The Company is currently exploring alternatives for new space.

7. SUBSEQUENT EVENTS

    LOAN AGREEMENT

    On March 15, 1999, the Company entered into a Loan and Security Agreement with a bank for a $150,000 equipment credit line which expires on June 15, 2002. This agreement terminated upon the purchase of the Company (see Note 7).

    AGREEMENT AND PLAN OF REORGANIZATION

    On March 25, 1999, the Company entered into an Agreement and Plan of Reorganization with Breakaway Solutions, Inc. ("Breakaway"), a provider of information technology consulting services. Under the agreement, Breakaway acquired all the outstanding stock of the Company in a transaction accounted for under the purchase method of accounting. The purchase price was comprised of 723,699 shares of Breakaway common stock issued in exchange for all of the outstanding shares of the Company's common stock.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
WPL Laboratories, Inc.:

    We have audited the accompanying balance sheets of WPL Laboratories, Inc. as of December 31, 1997 and 1998, and the related statements of income, stockholders' equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WPL Laboratories, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

                                                             /s/ KPMG LLP

Boston, Massachusetts
June 30, 1999

                             WPL LABORATORIES, INC.

                                 BALANCE SHEETS

                                                                 DECEMBER 31,
                                                             ---------------------   MARCH 31,
                                                               1997        1998         1999
                                                             --------   ----------   ----------
                                                                                     (UNAUDITED)
                                            ASSETS
Current assets:
  Cash.....................................................  $ 81,232   $  240,310   $  415,368
  Accounts receivable......................................   371,869      746,982      983,462
  Employee advances........................................        --      103,300      103,300
                                                             --------   ----------   ----------
    Total current assets...................................   453,101    1,090,592    1,502,130
Property and equipment
  Office and computer equipment............................   103,703      169,668      203,230
  Software.................................................     5,000        9,512       10,334
  Automobile...............................................     7,500           --           --
                                                             --------   ----------   ----------
                                                              116,203      179,180      213,564
  Less: Accumulated depreciation and amortization..........   (64,556)     (83,737)     (94,647)
                                                             --------   ----------   ----------
    Net property and equipment.............................    51,647       95,443      118,917
                                                             --------   ----------   ----------
Other assets...............................................     1,915      103,909      244,503
                                                             --------   ----------   ----------
                                                             $506,663   $1,289,944   $1,865,550
                                                             ========   ==========   ==========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Related-party advance and accrued interest...............  $ 23,333   $   25,000   $       --
  Accounts payable.........................................    10,947        8,278       11,862
  Accrued compensation and related benefits................    68,341      206,192      266,689
  Other accrued expenses...................................    19,469       23,052       12,500
                                                             --------   ----------   ----------
    Total current liabilities..............................   122,090      262,522      291,051
Commitments and contingencies
Stockholders' equity:
  Common stock $0.01 par value, 10,000,000 shares
    authorized, 1,248,980 shares issued and outstanding in
    1997 and 1,800,000 shares issued and outstanding in
    1998 and 1999..........................................    12,490       18,000       18,000
  Additional paid-in capital...............................        99      242,589      242,589
  Retained earnings........................................   371,984      766,833    1,313,910
                                                             --------   ----------   ----------
    Total stockholders' equity.............................   384,573    1,027,422    1,574,499
                                                             --------   ----------   ----------
    Total liabilities and stockholders' equity.............  $506,663   $1,289,944   $1,865,550
                                                             ========   ==========   ==========

                See accompanying notes to financial statements.

                             WPL LABORATORIES, INC.

                              STATEMENTS OF INCOME

                                                      YEARS ENDED           THREE MONTHS ENDED
                                                     DECEMBER 31,                MARCH 31,
                                                -----------------------   -----------------------
                                                   1997         1998         1998         1999
                                                ----------   ----------   ----------   ----------
                                                                                (UNAUDITED)
Revenues......................................  $1,611,284   $2,650,415   $  434,585   $1,087,678
Operating expenses:
  Project personnel costs.....................   1,191,193    1,719,664      193,316      446,109
  Selling, general and administrative.........     232,040      534,235       64,604       95,418
                                                ----------   ----------   ----------   ----------
    Total operating expenses..................   1,423,233    2,253,899      257,920      541,527
                                                ----------   ----------   ----------   ----------
    Operating income..........................     188,051      396,516      176,665      546,151
Other income (expense):
  Interest expense............................      (2,250)      (1,667)          --           --
  Interest income.............................          --           --           --          926
  Other income................................          --           --           --           --
                                                ----------   ----------   ----------   ----------
    Total other income (expense)..............      (2,250)      (1,667)          --          926
                                                ----------   ----------   ----------   ----------
Net income....................................  $  185,801   $  394,849   $  176,665   $  547,077
                                                ==========   ==========   ==========   ==========
Net income per share--basic...................  $     0.15   $     0.24   $     0.14   $     0.30
Net income per share--diluted.................  $     0.15   $     0.24   $     0.14   $     0.29
Weighted average common shares outstanding....   1,248,980    1,664,132    1,248,980    1,800,000
Weighted average common stock equivalents.....          --           --           --       66,415
                                                ----------   ----------   ----------   ----------
Weighted average common shares outstanding and
  common stock equivalents....................   1,248,980    1,664,132    1,248,980    1,866,415

                See accompanying notes to financial statements.

                             WPL LABORATORIES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                              COMMON STOCK       ADDITIONAL                    TOTAL
                                          --------------------    PAID-IN      RETAINED    STOCKHOLDERS'
                                           SHARES      AMOUNT     CAPITAL      EARNINGS       EQUITY
                                          ---------   --------   ----------   ----------   -------------
Balance, January 1, 1997................  1,248,980   $12,490     $     99    $  267,993    $  280,582
  Stockholders' distributions...........         --        --           --       (81,810)      (81,810)
  Net income............................         --        --           --       185,801       185,801
                                          ---------   -------     --------    ----------    ----------
Balance, December 31, 1997..............  1,248,980    12,490           99       371,984       384,573
  Common stock issued to employees for
    services rendered...................    551,020     5,510      242,490            --       248,000
  Net income............................         --        --           --       394,849       394,849
                                          ---------   -------     --------    ----------    ----------
Balance, December 31, 1998..............  1,800,000    18,000      242,589       766,833     1,027,422
  Net income............................         --        --           --       547,077       547,077
                                          ---------   -------     --------    ----------    ----------
Balance, March 31, 1999 (Unaudited).....  1,800,000   $18,000     $242,589    $1,313,910    $1,574,499
                                          =========   =======     ========    ==========    ==========

                See accompanying notes to financial statements.

                             WPL LABORATORIES, INC.

                            STATEMENTS OF CASH FLOWS

                                                         YEARS ENDED         THREE MONTHS ENDED
                                                         DECEMBER 31,            MARCH 31,
                                                     --------------------   --------------------
                                                       1997       1998        1998       1999
                                                     --------   ---------   --------   ---------
                                                                                (UNAUDITED)
Operating activities:
  Net income.......................................  $185,801   $ 394,849   $176,665   $ 547,077
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation and amortization..................    14,300      26,681      6,671      10,910
    Common stock issued to employees for services
      rendered.....................................        --     248,000         --          --
    Changes in operating assets and liabilities:
      Accounts receivable..........................   (68,745)   (375,113)    30,936    (236,480)
      Employee advances............................        --    (103,300)        --          --
      Accounts payable.............................    (2,902)     (2,669)       868       3,584
      Accrued compensation and related benefits....    59,033     137,851    (87,810)     60,497
      Accrued expenses.............................        --       3,583         --     (10,552)
                                                     --------   ---------   --------   ---------
        Net cash provided by operating
          activities...............................   187,487     329,882    127,330     375,036
Cash flows from investing activities:
  Purchases of property and equipment..............   (41,106)    (70,477)    (1,025)    (34,384)
  Increase in other assets.........................    (1,240)   (101,994)    (1,119)   (140,594)
                                                     --------   ---------   --------   ---------
        Net cash used in operating activities......   (42,346)   (172,471)    (2,144)   (174,978)
Cash flows from financing activities:
  Proceeds from (repayment of) related party
    advance........................................        --       1,667         --     (25,000)
  Stockholders' distribution.......................   (81,810)         --         --          --
                                                     --------   ---------   --------   ---------
        Net cash provided by (used in) financing
          activities...............................   (81,810)      1,667         --     (25,000)
                                                     --------   ---------   --------   ---------
        Net increase in cash.......................    63,331     159,078    125,186     175,058
Cash at beginning of period........................    17,901      81,232     81,232     240,310
                                                     --------   ---------   --------   ---------
Cash at end of period..............................  $ 81,232   $ 240,310   $206,418   $ 415,368
                                                     ========   =========   ========   =========
Supplemental disclosure of cash flow information:
Cash paid for interest.............................  $    584   $      --   $     --   $      --
                                                     ========   =========   ========   =========

                See accompanying notes to financial statements.

                             WPL LABORATORIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

1. THE COMPANY

    WPL Laboratories, Inc. (the "Company") provides advanced software development services to businesses. The Company's projects include sales force automation, distribution, management, personnel management, e-commerce application development, product analysis and Internet enabling applications.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable.

    The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management's expectations. Write-offs of accounts receivable have not been material for any of the periods presented. The Company operates in one industry segment and its customers are headquartered primarily in North America.

    The fair market values of cash and accounts receivable at both December 31, 1997 and 1998 approximate their carrying amounts.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and depreciated using the straight-line method over three years for office and computer equipment and software and five years for the automobile.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    STOCKHOLDERS' EQUITY

    On April 1, 1998, the Company amended its articles of incorporation to change the par value of its common stock from $1.00 to $0.01 and adjust the number of authorized shares. In addition, the Company approved a stock dividend of 1,248,880 shares. All related share information for all periods presented has been restated to reflect this amendment.

                             WPL LABORATORIES, INC.

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION

    The Company generally recognizes revenue on projects as work is performed based on hourly billable rates. In addition, a limited number of projects are performed under fixed-price contracts. Revenue from these contracts is recognized on the percentage of completion method based on the percentage that incurred costs to date bear to the most recently estimated total costs. Amounts billed to clients in excess of revenue recognized are classified as deferred revenue. Anticipated losses on uncompleted contracts, if any, are recognized in full when determined.

    PROJECT PERSONNEL COSTS

    Project personnel costs consist of payroll and payroll-related expenses for personnel dedicated to client assignments.

    INCOME TAXES

    The Company has elected to be taxed under the provisions of subchapter S of the Internal Revenue Code, whereby the corporate income is taxed to the individual shareholders based on their proportionate share of the Company's taxable income.

    STOCK-BASED COMPENSATION

    The Company has adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), ACCOUNTING FOR STOCK-BASED COMPENSATION. As permitted by
SFAS 123, the Company measures compensation costs in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Accordingly, no accounting recognition is given to stock options issued to employees that are granted at fair market value until they are exercised. Stock options issued to non-employees are recorded at the fair value of the stock at the date of grant. Upon exercise, net proceeds, including income tax benefits realized, are credited to equity. Therefore, the adoption of SFAS 123 was not material to the Company's financial condition or results of operations.

    NET INCOME PER SHARE

    The Company adopted the provisions of Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), EARNINGS PER SHARE during 1997. This statement requires the presentation of basic and diluted net income per share for all periods presented. Under SFAS 128, the Company presents both basic net income per share and diluted net income per share. Basic net income per share is calculated based on weighted average common shares outstanding. Diluted net income per share reflects the per-share effect of dilutive stock options and other dilutive common stock equivalents.

    REPORTING COMPREHENSIVE INCOME

    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), REPORTING COMPREHENSIVE INCOME. This statement requires that all components of comprehensive income be reported in the financial statements in the period in which they are

                             WPL LABORATORIES, INC.

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) recognized. For each period reported, comprehensive income under SFAS 130 was equivalent to the Company's net income reported in the accompanying statements of income.

    UNAUDITED INTERIM FINANCIAL INFORMATION

    The financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or any future periods.

    RECENT ACCOUNTING PRONOUNCEMENTS

    The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial condition or cash flows.

3. RELATED-PARTY ADVANCE AND ACCRUED INTEREST

    In 1996, the Company received a working capital advance of $20,000, with no defined terms, from a relative of its major stockholder. The advance has been accruing interest at 8.3% per year. Interest expense on the advance was $2,250 and $1,667 for the years ended December 31, 1997 and 1998, respectively, and $417 and $0 for the three months ended March 31, 1998 and 1999, respectively.

4. COMMON STOCK

    In April 1998, the Company awarded 551,020 shares of common stock to certain employees for services rendered. Accordingly, the Company recorded compensation expense of $248,000, which represented the estimated fair value of the common stock issued. In connection with the award, the Company advanced $103,300 to the employees to pay certain personal income taxes. These advances are outstanding as of December 31, 1998.

5. EMPLOYEE BENEFIT PLAN

    The Company maintains a defined contribution plan in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan covers all full-time employees of the Company. Participants may contribute up to the greater of 15% of their total compensation or $10,000 to the plan, with the Company matching on a discretionary basis. For the years ended December 31, 1997 and 1998, the Company did not contribute to the plan.

                             WPL LABORATORIES, INC.

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

6. SIGNIFICANT CUSTOMERS

    The following table summarizes revenues from significant customers (revenues in excess of 10% for the year) as a percentage of total revenues:

                                                                                       THREE MONTHS
                                                           YEARS ENDED                    ENDED
                                                           DECEMBER 31,                 MARCH 31,
                                                      ----------------------      ----------------------
                                                      1997          1998          1998          1999
                                                         --            --            --            --
                                                                                       (UNAUDITED)
Customer A......................................         52%           38%           53%           32%
Customer B......................................         --            18            31            --
Customer C......................................         --            15            --            22
Customer D......................................         25            --            --            --
Customer E......................................         --            --            --            12
Customer F......................................         --            --            --            12

7. LEASE COMMITMENTS

    The Company has entered into operating leases for its office facility and equipment that expire through July 2000. Rent expense for the years ended December 31, 1997 and 1998 was $43,613, and $43,893, respectively. Future minimum lease payments under the operating leases as of December 31, 1998 are $119,054 in 1999, $167,064 in 2000, $164,664 in 2001 and $41,166 in 2002.

8. SUBSEQUENT EVENTS

    STOCK OPTION PLAN

    On January 1, 1999, the Company instituted the WPL Laboratories, Inc. 1999 Stock Option Plan (the "Plan") which authorizes the Company to grant options to purchase common stock, to make awards of restricted common stock, and to issue certain other equity-related awards to employees and directors of, and consultants to, the Company. The total number of shares of common stock which may be issued under the Plan is 200,000 shares. The Plan is administered by the Board of Directors, which selects the persons to whom stock options and other awards are granted and determines the number of shares, the exercise or purchase prices, the vesting terms and the expiration date. Non-qualified stock options may be granted at exercise prices which are above, equal to, or below the grant date fair market value of the common stock. The exercise price of options qualifying as incentive stock options may not be less than the grant date fair market value of the common stock. Stock options granted under the Plan are nontransferable, generally become exercisable over a four-year period, and expire ten years after the date of grant (subject to earlier termination in the event of the termination of the optionee's employment or other relationship with the Company). Subsequent to December 31, 1998 and through May 14, 1999, the Company granted 186,208 options under the Plan to purchase common stock at $4.00 per share.

                             WPL LABORATORIES, INC.

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

8. SUBSEQUENT EVENTS (CONTINUED)
    LINE OF CREDIT

    On February 22, 1999, the Company entered into a line of credit agreement with a commercial bank under which it may borrow up to $750,000 at the bank's prime rate plus 0.5%. Borrowings under the line are secured by substantially all assets of the Company and are subject to certain financial and nonfinancial covenants which include, among other things, maintenance of a ratio of debt to cash flow, minimum tangible net worth and a ratio of current assets to current liabilities. The line of credit expires on April 15, 2000. This agreement terminated upon the purchase of the Company (see Note 8).

    CONSULTING AGREEMENT

    On March 17, 1999, the Company signed a consulting agreement with Plansponsor.com, Inc. ("PlanSponsor"). The agreement calls for the Company to provide 3,000 hours of services, including work previously performed for PlanSponsor in exchange for shares of common stock in PlanSponsor. As of December 31, 1998, the Company had performed $100,875 of services based on the agreement's contractual rates. This amount is included in other assets on the accompanying balance sheets and will ultimately be settled by issuance of shares of PlanSponsor common stock. In May 1999, the Company declared a dividend of the PlanSponsor stock to the stockholders of the Company.

    REORGANIZATION AGREEMENT

    On May 17, 1999, the Company entered into a Reorganization Agreement with Breakaway Solutions, Inc. ("Breakaway"), a provider of information technology consulting services. Under the agreement, Breakaway acquired all the outstanding stock of the Company in a transaction accounted for under the purchase method of accounting. The purchase price was comprised of $5 million in cash, 1,364,140 shares of common stock and the assumption of all outstanding WPL stock options, which became exercisable for 314,804 shares of the Company's common stock at an exercise price of $2.98 per share with a four-year vesting period. The WPL stockholders received one half of their cash consideration at closing and will receive the remainder incrementally over a four-year period so long as the stockholder does not voluntarily terminate his employment and is not terminated for cause. Of the shares of common stock issued to the former WPL stockholders, approximately fifty-percent are subject to our right, which lapses incrementally over a four-year period, to repurchase the shares of a particular stockholder at their value at the time of the acquisition upon the stockholder's resignation or our termination of the stockholder for cause.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Web Yes, Inc.:

    We have audited the accompanying consolidated balance sheets of Web
Yes, Inc. and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Web
Yes, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                             /s/ KPMG LLP
Boston, Massachusetts
June 30, 1999

                          WEB YES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------   MARCH 31,
                                                                1997       1998       1999
                                                              --------   --------   ---------
                                                                                    (UNAUDITED)
                                           ASSETS
Current assets:
  Cash......................................................  $ 4,729    $ 10,204   $  1,480
  Accounts receivable.......................................   15,415      13,899     31,764
                                                              -------    --------   --------
      Total current assets..................................   20,144      24,103     33,244
Computer equipment..........................................   56,509     190,948    221,142
Less: Accumulated depreciation and amortization.............    6,667      26,095     37,601
                                                              -------    --------   --------
      Net computer equipment................................   49,842     164,853    183,541
                                                              -------    --------   --------
Deposits....................................................      100       2,281      2,281
                                                              -------    --------   --------
      Total assets..........................................  $70,086    $191,237   $219,066
                                                              =======    ========   ========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of capital lease obligations..............  $ 4,782    $ 18,633   $ 19,951
  Loans and advances payable to stockholders................   45,007      29,251     42,296
  Accounts payable..........................................   12,652      49,414     30,563
  Accrued expenses..........................................    2,010      14,925     28,134
                                                              -------    --------   --------
      Total current liabilities.............................   64,451     112,223    120,944
Capital lease obligations, net of current portion...........   13,652      43,056     37,344
                                                              -------    --------   --------
      Total liabilities.....................................   78,103     155,279    158,288
Commitments and contingencies
Stockholders' equity:
  Preferred stock, no par value, 200,000 shares authorized,
    none issued and outstanding in 1997 and 70,000 shares
    issued and outstanding (liquidation preference of $1 per
    share) in 1998 and 1999.................................       --      70,000     70,000
  Common stock, no par value, 1,000,000 shares authorized,
    13,395 shares issued and outstanding in 1997 and 691,897
    shares issued and outstanding in 1998 and 1999..........      134       6,919      6,919
  Additional paid in capital................................       --      55,985     55,985
  Accumulated deficit.......................................   (8,151)    (90,726)   (65,906)
  Less: Subscriptions receivable............................       --      (6,220)    (6,220)
                                                              -------    --------   --------
      Total stockholders' equity............................   (8,017)     35,958     60,778
                                                              -------    --------   --------
      Total liabilities and stockholders' equity............  $70,086    $191,237   $219,066
                                                              =======    ========   ========

          See accompanying notes to consolidated financial statements.

                          WEB YES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           YEARS ENDED       THREE MONTHS ENDED
                                                          DECEMBER 31,            MARCH 31,
                                                       -------------------   -------------------
                                                         1997       1998      1998        1999
                                                       --------   --------   -------    --------
                                                                                 (UNAUDITED)
Revenues.............................................  $108,669   $288,512   $54,464    $141,828
Operating expenses:
  Direct personnel costs.............................        --     38,750        --      37,067
  Other direct costs.................................    39,163    111,650     9,529      15,051
  Selling, general and administrative expenses.......    70,894    214,238    23,375      57,953
                                                       --------   --------   -------    --------
    Total operating expenses.........................   110,057    364,638    32,904     110,071
                                                       --------   --------   -------    --------
    Income (loss) from operations....................    (1,388)   (76,126)   21,560      31,757
  Interest expense...................................    (4,182)    (6,449)     (916)     (6,937)
                                                       --------   --------   -------    --------
    Net income (loss)................................  $ (5,570)  $(82,575)  $20,644    $ 24,820
                                                       ========   ========   =======    ========
Net income (loss) per share--basic and diluted.......  $  (0.42)  $  (0.37)  $  1.52    $   0.04
Weighted average shares outstanding..................    13,395    223,452    13,595     691,897

          See accompanying notes to consolidated financial statements.

                          WEB YES, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                               COMMON STOCK         PREFERRED STOCK     ADDITIONAL                                      TOTAL
                            -------------------   -------------------    PAID IN     ACCUMULATED    SUBSCRIPTIONS   STOCKHOLDERS'
                             SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL       DEFICIT       RECEIVABLE        EQUITY
                            --------   --------   --------   --------   ----------   ------------   -------------   -------------
Balance, January 1,
  1997....................   13,395     $  134         --    $    --     $    --       $ (2,581)       $    --        $ (2,447)
  Net loss................       --         --         --         --          --         (5,570)            --          (5,570)
                            -------     ------     ------    -------     -------       --------        -------        --------
Balance, December 31,
  1997....................   13,395        134         --         --          --         (8,151)            --          (8,017)
  Issuance of common stock
    to founders...........  621,952      6,220         --         --          --             --         (6,220)             --
  Issuance of common
    shares in exchange for
    services rendered.....   56,550        565         --         --      55,985             --             --          56,550
  Issuance of preferred
    shares................       --         --     70,000     70,000          --             --             --          70,000
  Net loss................       --         --         --         --          --        (82,575)            --         (82,575)
                            -------     ------     ------    -------     -------       --------        -------        --------
Balance, December 31,
  1998....................  691,897      6,919     70,000     70,000      55,985        (90,726)        (6,220)         35,958
  Net income
    (Unaudited)...........       --         --         --         --          --         24,820             --          24,820
                            -------     ------     ------    -------     -------       --------        -------        --------
Balance, March 31, 1999
  (Unaudited).............  691,897     $6,919     70,000    $70,000     $55,985       $(65,906)       $(6,220)       $ 60,778
                            =======     ======     ======    =======     =======       ========        =======        ========

          See accompanying notes to consolidated financial statements.

                          WEB YES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            YEARS ENDED       THREE MONTHS ENDED
                                                           DECEMBER 31,            MARCH 31,
                                                        -------------------   -------------------
                                                         1997        1998       1998       1999
                                                        -------    --------   --------   --------
                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)...................................  $(5,570)   $(82,575)  $ 20,644   $ 24,820
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
    Depreciation and amortization.....................    6,018      20,023      3,000     11,507
    Common stock issued to employees for services
      rendered........................................       --      56,550         --         --
    Changes in operating assets and liabilities:
      Accounts receivable.............................  (14,552)      1,516      1,634    (17,865)
      Accounts payable................................   11,346      36,762     (9,426)   (18,851)
      Accrued expenses................................    1,716      12,915        500     13,209
                                                        -------    --------   --------   --------
        Net cash provided by (used in) operating
          activities..................................   (1,042)     45,191     16,352     12,820
                                                        -------    --------   --------   --------
        Cash flows from investing activity:
  Purchase of computer equipment......................  (19,724)    (78,286)    (6,147)   (30,195)
                                                        -------    --------   --------   --------
        Net cash used in investing activity...........  (19,724)    (78,286)    (6,147)   (30,195)
                                                        -------    --------   --------   --------
Cash flows from financing activities:
  Proceeds from issuance of preferred stock...........       --      55,000      5,000         --
  Increase in deposits................................     (100)     (2,181)        --         --
  Proceeds from loans and advances payable to
    stockholders......................................   37,007      15,033     22,543      8,651
  Repayment of capital lease obligations..............     (750)     (8,967)        --         --
  Proceeds (repayment) of loans payable...............  (11,008)    (20,315)   (30,007)        --
                                                        -------    --------   --------   --------
        Net cash provided by financing activities.....   25,149      38,570     (2,464)     8,651
                                                        -------    --------   --------   --------
Increase (decrease) in cash...........................    4,383       5,475      7,741     (8,724)
Cash, beginning of period.............................      346       4,729      4,729     10,204
                                                        -------    --------   --------   --------
Cash, end of period...................................  $ 4,729    $ 10,204   $ 12,470   $  1,480
                                                        =======    ========   ========   ========
Supplemental disclosure of cash flow information:
  Cash paid for interest..............................  $ 2,466    $  8,460   $    916   $  1,796
                                                        =======    ========   ========   ========
Supplemental disclosures of non-cash investing and
  financing activities:
  Issuance of preferred stock in exchange for advances
    from stockholders.................................  $    --    $ 15,000   $     --   $     --
                                                        =======    ========   ========   ========
  Capital lease obligations...........................  $19,150    $ 56,748   $     --   $     --
                                                        =======    ========   ========   ========

          See accompanying notes to consolidated financial statements.

                          WEB YES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

1. THE COMPANY

    Web Yes, Inc. (the "Company"), which was incorporated in July 1996, provides application hosting services. Since inception and through September 1998, the Company operated with no salaried employees. Therefore, recurring operating expenses, such as salaries and fringe benefits, are not reflected in the accompanying financial statements during the applicable periods. Financial statements for periods subsequent to September 30, 1998 reflect salaries and fringe benefits.

    Web Developers Network, Inc., a wholly owned subsidiary of the Company, has been inactive since inception.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Web Developers Network, Inc. All significant intercompany transactions have been eliminated in consolidation.

    USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    COMPUTER EQUIPMENT

    Computer equipment is recorded at cost. Depreciation is recorded on the straight-line basis over the estimated useful life of the related assets (three to five years). Equipment held under capital leases is stated at the net present value of minimum lease payments at the inception of the lease and amortized using the straight-line method over the lease term. Maintenance and repairs are charged to operations when incurred.

    FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, accounts receivable and debt instruments.

    The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management's expectations. Write-offs of accounts receivable have not been material for any of the periods presented. The Company operates in one industry segment and its customers are headquartered primarily in North America.

    The fair market values of cash, accounts receivable and debt instruments at both December 31, 1997 and 1998 approximate their carrying amounts.

                          WEB YES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

    REVENUE RECOGNITION

    Revenues pursuant to time and materials contracts are recognized as services are provided. Revenues from application hosting agreements are recognized ratably over the terms of the agreements.

    DIRECT PERSONNEL COSTS AND OTHER DIRECT COSTS

    Direct personnel costs consist of payroll and payroll-related expenses for personnel dedicated to client assignments. Other direct costs consist of hardware.

    INCOME TAXES

    The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    NET INCOME (LOSS) PER SHARE

    Basic net income (loss) per share were calculated based on the weighted average common shares outstanding. There were no common stock equivalents outstanding for any of the periods presented; accordingly, basic and fully diluted net income (loss) per share are the same. As the Company has been in a net loss position for the years ended December 31, 1997 and 1998, common stock equivalents of zero and 200,000 were excluded from the diluted loss per share calculation as they would be antidilutive. As a result, diluted loss per share is the same as basic loss per share, and has not been presented separately.

    REPORTING COMPREHENSIVE INCOME

    Effective July 1, 1996, the Company adopted SFAS No. 130 ("SFAS 130)", REPORTING COMPREHENSIVE INCOME. This statement requires that all components of comprehensive income (loss) be reported in the consolidated financial statements in the period in which they are recognized. For each period presented, comprehensive income (loss) under SFAS 130 was equivalent to the Company's net loss reported in the accompanying consolidated statements of operations.

                          WEB YES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    UNAUDITED INTERIM FINANCIAL INFORMATION

    The consolidated financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements for the interim periods have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or any other future periods.

    RECENT ACCOUNTING PRONOUNCEMENTS

    The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial condition or cash flows.

3. LOANS AND ADVANCES PAYABLE TO STOCKHOLDERS

    The Company has various loans and advances payable to stockholders for working capital purposes. The loans, which accrue interest at 8%, have no definitive repayment terms.

4. STOCKHOLDERS' EQUITY

    COMMON STOCK

    In September 1998, the Company amended its articles of incorporation to adjust the number of authorized shares of common stock from 20,000 shares to 1,000,000 shares. The Company then issued 621,952 shares of common stock at $.01 per share to the founders of the Company in order to adjust the equity ownership to planned percentages. Subsequent to their issuance the founders began to draw salaries.

    During 1998 the Company issued shares of common stock to non-employees in exchange for services rendered. The Company recorded expense of $56,550 for the fair value of the stock issued.

    PREFERRED STOCK

    In September 1998, the Company authorized 200,000 shares of preferred stock and issued an 70,000 shares of preferred stock at $1.00 per share. The preferred stock is voting and is convertible into one share of common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualifying initial public offering. The preferred stock has a $1.00 per share liquidation preference.

5. CAPITAL LEASES

    The Company leases certain of its computer and office equipment under capital leases. Substantially all of such leases are for four years, with interest rates ranging from 12.9% to 21.6%. The leased equipment secures all leases.

                          WEB YES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

5. CAPITAL LEASES (CONTINUED)
    The following is a schedule by year of future minimum lease payments due under the capitalized leases, and the net present value of the minimum lease payments as of December 31, 1998:

  1999......................................................  $27,184
  2000......................................................   26,228
  2001......................................................   17,146
  2002......................................................    7,459
                                                              -------
    Total minimum lease payments............................   78,017
Less: amount representing interest..........................   16,328
                                                              -------
    Net present value of minimum lease payments.............   61,689
Less: current portion of capital lease obligations..........   18,633
                                                              -------
    Capital lease obligations, net of current portion.......  $43,056
                                                              =======

6. SIGNIFICANT CUSTOMERS

    The following table summarizes revenues from major customers (revenues in excess of 10% for the year) as a percentage of total revenues:

                                                    YEARS ENDED                      THREE MONTHS
                                                   DECEMBER 31,                     ENDED MARCH 31,
                                             -------------------------         -------------------------
                                             1997             1998             1998             1999
                                                --               --               --               --
                                                                                      (UNAUDITED)
Customer A.................................     29%              24%              22%              49%
Customer B.................................     --               35               10               22

7. INCOME TAXES

    The tax effects of temporary differences that give rise to significant portions of deferred tax assets at December 31, 1997 and 1998 are as follows:

                                                              1997       1998
                                                            --------   --------
Deferred tax assets:
  Accrued expenses........................................  $   492    $   978
  Net operating loss carryforwards........................      714      3,735
                                                            -------    -------
      Total gross deferred tax assets.....................    1,206      4,713
Valuation allowance.......................................   (1,206)    (4,713)
                                                            -------    -------
      Net deferred tax assets.............................  $    --    $    --
                                                            =======    =======

    The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, it is more likely than not that these assets will not be realized.

                          WEB YES, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1998
                         AND MARCH 31, 1999 (UNAUDITED)

8. SUBSEQUENT EVENT

    On June 10, 1999, the Company entered into an Agreement and Plan of Reorganization with Breakaway Solutions, Inc. ("Breakaway"), a provider of information technology consulting services. Under the agreement, Breakaway acquired all the outstanding capital stock of the Company in a transaction accounted for under the purchase method of accounting. The total purchase price was comprised of 571,135 shares of common stock of Breakaway. Of the shares of common stock issued to the former Web Yes stockholders, 428,351 are subject to the Company's right, which lapses incrementally over a four-year period, to repurchase the shares of the particular stockholder upon the termination of his employment with Breakaway. The repurchase price shall be either at the share value at the time of the acquisition if the stockholder terminates employment or is terminated for cause, or at their fair market value if stockholder's employment is terminated without cause.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

    To Eggrock Partners, Inc.:

    We have audited the accompanying balance sheets of Eggrock Partners, Inc. (a Delaware corporation formerly known as Eggrock Partners, LLC a Delaware limited liability company) as of December 31, 1998, September 30, 1999, and
December 31, 1999, and the related statements of operations, redeemable convertible preferred stock and members'/stockholders' equity (deficit) and cash flows for the year ended December 31, 1998, the nine months ended September 30, 1999 and the three months ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eggrock Partners, Inc. as of December 31, 1998, September 30, 1999 and December 31, 1999, and the results of its operations and its cash flows for the year ended December 31, 1998, the nine months ended September 30, 1999 and the three months ended December 31, 1999, in conformity with generally accepted accounting principles of the United States.

/s/ Arthur Andersen LLP

Boston, Massachusetts

February 9, 2000

                             EGGROCK PARTNERS, INC.
                                 BALANCE SHEETS

                                                         DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,
                                                             1998           1999            1999
                                                         ------------   -------------   ------------
                                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................   $  127,343     $   271,277    $ 8,292,860
  Accounts receivable, net of allowance for doubtful
    accounts of $100,000 and $130,000 at September 30,
    1999 and December 31, 1999, respectively...........    1,470,838       2,060,529      3,033,633
  Prepaid expenses and other current assets............       44,243         111,171        166,304
                                                          ----------     -----------    -----------
    Total current assets...............................    1,642,424       2,442,977     11,492,797
PROPERTY AND EQUIPMENT, NET (Notes 3 and 10)...........      173,290         388,088        990,257
DEPOSITS...............................................       32,407          35,944        360,944
                                                          ----------     -----------    -----------
                                                          $1,848,121     $ 2,867,009    $12,843,998
                                                          ==========     ===========    ===========

       LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND MEMBERS'/STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Revolving line of credit (Note 5)....................   $  100,000     $ 1,050,000    $   657,528
  Accounts payable.....................................           --         152,926        229,849
  Accrued expenses (Note 10)...........................      539,870       1,107,167      1,952,641
  Deferred revenue.....................................      105,000              --         10,000
  Deferred income taxes................................           --              --        188,000
                                                          ----------     -----------    -----------
    Total current liabilities..........................      744,870       2,310,093      3,038,018
COMMITMENTS (Note 9)
SERIES A REDEEMABLE, CONVERTIBLE PREFERRED STOCK, $.01
  PAR VALUE:
  Authorized--10,000,000 shares
  Issued and outstanding--3,000,000 shares at December
    31, 1999...........................................           --              --     10,000,000
MEMBERS'/STOCKHOLDERS' EQUITY (DEFICIT):
  Members' capital.....................................      359,454       6,635,994             --
  Common stock, $.01 par value--
    Authorized--30,000,000 shares
    Issued and outstanding--9,100,692 shares at
      December 31, 1999................................           --              --         91,007
  Additional paid-in capital...........................           --              --     16,467,424
  Deferred compensation................................           --              --     (9,303,005)
  Retained earnings (accumulated deficit)..............      743,797      (6,079,078)    (7,449,446)
                                                          ----------     -----------    -----------
    Total members'/stockholders' equity (deficit)......    1,103,251         556,916       (194,020)
                                                          ----------     -----------    -----------
                                                          $1,848,121     $ 2,867,009    $12,843,998
                                                          ==========     ===========    ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             EGGROCK PARTNERS, INC.
                            STATEMENTS OF OPERATIONS

                                                    YEAR ENDED    NINE MONTHS ENDED    THREE MONTHS
                                                   DECEMBER 31,     SEPTEMBER 30,     ENDED DECEMBER
                                                       1998             1999             31, 1999
                                                   ------------   -----------------   --------------
REVENUES:
  Service........................................   $4,608,388       $ 7,521,888        $ 3,942,257
  Royalties......................................           --           253,000             21,000
                                                    ----------       -----------        -----------
    Total revenues...............................    4,608,388         7,774,888          3,963,257

OPERATING EXPENSES:
  Project personnel costs........................    2,121,559         4,386,236          2,045,862
  Selling, general and administrative............    1,494,289         3,110,179          2,589,864
  Compensation related to issuance of membership
    units and other equity issuances (Note 2(a)ii
    and 7).......................................      281,554         7,108,255            541,277
                                                    ----------       -----------        -----------
    Total operating expenses.....................    3,897,402        14,604,670          5,177,003
                                                    ----------       -----------        -----------
    Income (loss) from operations................      710,986        (6,829,782)        (1,213,746)

INTEREST INCOME, NET.............................       13,779             6,907            107,305
                                                    ----------       -----------        -----------
    Income (loss) before income tax provision....      724,765        (6,822,875)        (1,106,441)

INCOME TAX PROVISION.............................           --                --            226,000
                                                    ----------       -----------        -----------
NET INCOME (LOSS)................................      724,765        (6,822,875)        (1,332,441)

PRO FORMA INCOME TAX PROVISION...................      578,000           615,000                 --
                                                    ----------       -----------        -----------

PRO FORMA NET INCOME (LOSS)......................   $  146,765       $(7,437,875)       $(1,332,441)
                                                    ==========       ===========        ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             EGGROCK PARTNERS, INC.
STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND MEMBERS'/STOCKHOLDERS'
                                EQUITY (DEFICIT)

                                     SERIES A REDEEMABLE
                                         CONVERTIBLE
                                       PREFERRED STOCK                            COMMON STOCK
                                   ------------------------                ---------------------------
                                   NUMBER OF    REDEMPTION      MEMBER     NUMBER OF                        ADDITIONAL
                                     SHARES        VALUE       CAPITAL       SHARES     $.01 PAR VALUE   PAID- IN CAPITAL
                                   ----------   -----------   ----------   ----------   --------------   ----------------
BALANCE AT DECEMBER 31, 1997.....         --    $       --    $  234,000          --       $    --         $        --
  Members' distributions.........         --            --      (156,100)         --            --                  --
  Issuance of membership units...         --            --       281,554          --            --                  --
  Net income.....................         --            --            --          --            --                  --
                                   ---------    -----------   ----------   ---------       -------         -----------
BALANCE AT DECEMBER 31, 1998.....         --            --       359,454          --            --                  --
  Members' distributions.........         --            --      (831,715)         --            --                  --
  Issuance of membership units...         --            --     7,108,255          --            --                  --
  Net loss.......................         --            --            --          --            --                  --
                                   ---------    -----------   ----------   ---------       -------         -----------
BALANCE AT SEPTEMBER 30, 1999....         --            --     6,635,994          --            --                  --
  Merger and reorganization (Note
    2)...........................         --            --    (6,635,994)  8,994,387        89,944           6,546,050
  Issuance of Series A redeemable
    convertible preferred stock
    (issuance costs of $37,927)..  3,000,000    10,000,000            --          --            --                  --
  Exercise of stock options......         --            --            --       6,305            63               3,092
  Deferred compensation related
    to the issuance of stock
    options......................         --            --            --          --            --           8,319,282
  Issuance of restricted common
    stock and related deferred
    compensation.................         --            --            --     100,000         1,000           1,599,000
  Amortization of deferred
    compensation related to
    issuance of stock options and
    restricted stock.............         --            --            --          --            --                  --
  Net loss.......................         --            --            --          --            --                  --
                                   ---------    -----------   ----------   ---------       -------         -----------
  BALANCE AT DECEMBER 31, 1999...  3,000,000    $10,000,000   $       --   9,100,692       $91,007         $16,467,424
                                   =========    ===========   ==========   =========       =======         ===========


                                                     RETAINED          TOTAL
                                                     EARNINGS        MEMBERS'/
                                     DEFERRED      (ACCUMULATED    STOCKHOLDERS'
                                   COMPENSATION      DEFICIT)     EQUITY (DEFICIT)
                                   -------------   ------------   ----------------
BALANCE AT DECEMBER 31, 1997.....   $        --    $    19,032       $  253,032
  Members' distributions.........            --             --         (156,100)
  Issuance of membership units...            --             --          281,554
  Net income.....................            --        724,765          724,765
                                    -----------    -----------       ----------
BALANCE AT DECEMBER 31, 1998.....            --        743,797        1,103,251
  Members' distributions.........            --             --         (831,715)
  Issuance of membership units...            --             --        7,108,255
  Net loss.......................            --     (6,822,875)      (6,822,875)
                                    -----------    -----------       ----------
BALANCE AT SEPTEMBER 30, 1999....            --     (6,079,078)         556,916
  Merger and reorganization (Note
    2)...........................            --             --               --
  Issuance of Series A redeemable
    convertible preferred stock
    (issuance costs of $37,927)..            --        (37,927)         (37,927)
  Exercise of stock options......            --             --            3,155
  Deferred compensation related
    to the issuance of stock
    options......................    (8,319,282)            --               --
  Issuance of restricted common
    stock and related deferred
    compensation.................    (1,525,000)            --           75,000
  Amortization of deferred
    compensation related to
    issuance of stock options and
    restricted stock.............       541,277             --          541,277
  Net loss.......................            --     (1,332,441)      (1,332,441)
                                    -----------    -----------       ----------
  BALANCE AT DECEMBER 31, 1999...   $(9,303,005)   $(7,449,446)      $ (194,020)
                                    ===========    ===========       ==========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             EGGROCK PARTNERS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                         NINE MONTHS    THREE MONTHS
                                                          YEAR ENDED        ENDED          ENDED
                                                         DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,
                                                             1998           1999            1999
                                                         ------------   -------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)....................................   $  724,765     $(6,822,875)   $(1,332,441)
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities--
    Noncash compensation expense related to issuance of
      membership units and other equity issuances......      281,554       7,108,255        541,277
    Depreciation and amortization......................       27,559          69,387         41,799
    Deferred income taxes..............................           --              --        188,000
    Changes in current assets and liabilities--
      Accounts receivable..............................   (1,258,802)       (589,691)      (973,104)
      Prepaid expenses and other current assets........      (34,767)        (66,928)       (55,133)
      Accounts payable.................................           --         152,926         76,923
      Accrued expenses.................................      531,157         567,297        845,474
      Deferred revenue.................................      105,000        (105,000)        10,000
                                                          ----------     -----------    -----------
        Net cash provided by (used in) operating
          activities...................................      376,466         313,371       (657,205)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment..................     (175,746)       (284,185)      (643,968)
  Increase in deposits.................................      (26,363)         (3,537)      (325,000)
                                                          ----------     -----------    -----------
        Net cash used in investing activities..........     (202,109)       (287,722)      (968,968)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings on line of credit.....................      100,000         950,000       (392,472)
  Exercise of stock options............................           --              --          3,155
  Issuance of Series A redeemable convertible preferred
    stock, net of issuance costs.......................           --              --      9,962,073
  Issuance of restricted common stock..................           --              --         75,000
  Members' distributions...............................     (156,100)       (831,715)            --
                                                          ----------     -----------    -----------
        Net cash (used in) provided by financing
          activities...................................      (56,100)        118,285      9,647,756
                                                          ----------     -----------    -----------

INCREASE IN CASH AND CASH EQUIVALENTS..................      118,257         143,934      8,021,583

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.........        9,086         127,343        271,277
                                                          ----------     -----------    -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD...............   $  127,343     $   271,277    $ 8,292,860
                                                          ==========     ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest...............................   $       --     $     8,092    $     7,139
                                                          ==========     ===========    ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                             EGGROCK PARTNERS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

(1) OPERATIONS

    Eggrock Partners, Inc. (the Company) is the successor to Eggrock Partners, LLC, which was formed in Delaware on September 2, 1997 as a limited liability company. The Company is a leading full-service provider of e-business solutions for emerging companies in the Internet Economy. The Company provides strategic consulting, systems integration and application hosting solutions to the emerging enterprise primarily located in North America. In addition, the Company has begun to offer application hosting services to its customers. On October 1, 1999, the Company entered into the Agreement and Plan of Reorganization and Merger (the Merger Agreement) to convert from a limited liability company to a corporation (see Note 2(b)).

    The Company is subject to risks common to rapidly growing, technology-based companies, including limited operating history, dependence on key personnel, rapid technological change, competition from substitute services and larger companies and the need for continued market acceptance of the Company's services.

    On January 26, 2000, the Company entered into an agreement to be acquired by Breakaway Solutions, Inc. (Breakaway). The agreement provides for all of the Company's outstanding shares of common stock and preferred stock to be exchanged for shares of Breakaway common stock based on a conversion ratio and options to purchase Eggrock common stock to be assumed by Breakaway and converted into options to purchase Breakaway common stock on the same basis. The conversion ratio is determined by dividing 3,636,000 by the total number of shares of Eggrock capital stock outstanding and underlying stock options as of the closing date. Based on the number of shares and stock options currently outstanding, the conversion ratio should be approximately 0.25592504.

(2) FORMATION AND REORGANIZATION

(A) FORMATION

    In September 1997, the Company entered into an operating agreement (the Agreement). The Agreement included the following terms and conditions.

    (I) MANAGEMENT

        The members of the Company had designated three members as managing directors (the Managing Directors) of the Company. The Managing Directors were responsible for overseeing the operations of the Company and had certain governance and liquidation rights and privileges as defined in the partnership agreement. In addition, these Managing Directors did not receive compensation in the form of payroll for their services. Compensation for their services was paid in the form of member distributions as a reduction of members' equity and was $156,100 and $617,021 for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively. Upon the conversion to a corporation on October 1, 1999 (see Note 2(b)), these individuals began to receive payroll compensation for their services.

    (II) MEMBERSHIP INTERESTS

        Interests of members in profits and losses of the Company and the rights of members to distributions and allocations were evidenced by units of interest in the Company. There were two classes of membership interests:
       Class A Common Units (Class A Units) and Class B

                             EGGROCK PARTNERS, INC.

                               DECEMBER 31, 1999

(2) FORMATION AND REORGANIZATION (CONTINUED)
       Common Units (Class B Units). Class A Units had the right to vote on all matters on which the members are entitled to vote, as defined by the Agreement. Class B Units had no voting rights under the Agreement.
       Class B Units were divided into vested Class B Units and unvested
       Class B Units. The vesting schedule affected the allocations and distributions of profits and losses of the Company. Distributions were made to the members of the Company in proportion to their vested units at such times as the Managing Directors determined.

        Throughout the Company's existence new and existing employees were granted Phantom units. Phantom units represented a non-equity based right to share in the profits of the Company. Phantom unit holders were evaluated on an annual basis as to whether they would be allowed to convert their Phantom units into Class B Units. The Phantom unit holder was not required to pay for Class B Units. In connection with the reorganization (see Note 2(b)), vested Phantom units and Class B Units were converted into nonvoting common stock and unvested Class B Units and Phantom units were converted into options to purchase nonvoting common stock (see Note 7). The Company accounted for the equity component of this plan as a variable award plan similar to a junior stock plan. Accordingly, the equity awards were marked to fair market value each reporting period until they were converted on October 1, 1999. The associated compensation was recorded as compensation expense related to the issuance of membership units in the accompanying statements of operations and as an increase in members' equity.

        As of September 30, 1999, the following membership interests were issued and vested:

MEMBERSHIP INTERESTS                   UNITS ISSUED    VESTED     UNVESTED
--------------------                   ------------   ---------   --------
Class A Units........................   6,000,000     6,000,000        --
Class B Units........................   1,772,500     1,201,380   571,120
Phantom Units........................   2,019,000     1,043,007   975,993

    (B) MERGER AND REORGANIZATION

        On September 24, 1999, Eggrock Partners, Inc. was formed. Eggrock Partners, Inc. has the authority to issue 40,000,000 shares of stock of which 10,000,000 shares have been designated as Series A redeemable convertible preferred stock, par value $.01 per share, and 30,000,000 have been designated as common stock, par value $.01 per share of which 20,000,000 shall be designated voting common stock (Voting Common Stock) and 10,000,000 shall be designated non-voting common stock (Non-Voting Common Stock).

        On October 1, 1999, Eggrock Partners, LLC and Eggrock Partners, Inc. entered into the Merger Agreement whereby the Class A and Class B Unit holders as well as Phantom unit owners converted their interests in the Company into common stock and/or options to purchase common stock of Eggrock Partners, Inc. As of the effective date of the Merger Agreement, the identity and separate existence of Eggrock Partners, LLC ceased and all of the rights, titles, privileges, powers, franchises, properties and assets of Eggrock Partners, LLC of any kind vested in Eggrock
       Partners, Inc., and all debts, liabilities, duties and other obligations of Eggrock Partners, LLC attach to Eggrock Partners, Inc., and Eggrock Partners, Inc. shall continue its existence as a corporation and the identity, rights, titles,

                             EGGROCK PARTNERS, INC.

                               DECEMBER 31, 1999

(2) FORMATION AND REORGANIZATION (CONTINUED) privileges, powers, franchises, properties and assets of the Company shall continue unaffected and unimpaired by the merger. This transaction was treated as a merger between entities under common control.

        Membership interests were converted as follows: (i) Class A Units then outstanding converted into the right to receive 1.125 fully paid shares of the Company's Voting Common Stock, and (ii) each vested Class B Unit and vested Phantom unit then outstanding converted into the right to receive one fully paid share of the Company's Non-Voting Common Stock.

        In addition, each unvested Class B Unit or unvested Phantom unit was granted an option to purchase Non-Voting Common Stock for each unvested Class B Unit or unvested Phantom unit held. These options were granted under the Company's 1999 Stock Option and Grant Plan (the 1999 Plan) (see
       Note 7) and have a vesting schedule identical to the vesting schedule of the original Class B Unit or Phantom unit and a per share exercise price equal to $0.50 per share.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accompanying financial statements reflect the application of the accounting policies as described below and elsewhere in these notes to financial statements.

    (A) USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (B) REVENUE RECOGNITION

        The Company derives substantially all revenues from professional service agreements. Revenues pursuant to time and materials contracts are generally recognized as services are performed. Revenues pursuant to fixed-fee contracts are generally recognized as services are rendered and are determined based on the percentage-of-completion method of accounting (based on the ratio of costs incurred to total estimated project costs). Revenues exclude reimbursable expenses charged to and collected from clients.

        Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses become probable and can be reasonably estimated. During the period from inception to December 31, 1999, the Company has not had a material revision for estimated losses related to uncompleted contracts.

        The Company has entered into a royalty agreement with a customer related to certain technology that the Company had developed. The agreement requires the customer to pay $294,000 in royalty payments to the Company over a 15-month period. Royalties are due from the customer based on a per unit amount as it sells the technology through to its customers.

                             EGGROCK PARTNERS, INC.

                               DECEMBER 31, 1999

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
       The Company is recording revenue on this agreement based on its shipments to the end user or when the payments become due whichever is later.

    (C) PROJECT PERSONNEL COSTS

        Project personnel costs consist primarily of compensation and benefits of the Company's employees engaged in the delivery of professional services and non-reimbursable expenses related to client projects.

    (D) CASH AND CASH EQUIVALENTS

        The Company considers all highly liquid investments purchased with an original maturity of 90 days or less to be cash equivalents.

    (E) CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

        Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high-credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from clients located in the United States. The Company performs ongoing credit evaluations of its clients' financial condition and maintains reserves for potential credit losses based on the expected collectibility of total accounts receivable. To date, the Company has not experienced any material credit losses.

        The following table summarizes the number of customers that individually comprise greater than 10% of total revenues and/or total accounts receivable and their aggregate percentage of the Company's total revenues and accounts receivable.

                                                                 ACCOUNTS RECEIVABLE
                                              REVENUES          ----------------------
                                       ----------------------               PERCENT OF
                                                   PERCENT OF                 TOTAL
                                       NUMBER OF     TOTAL      NUMBER OF    ACCOUNTS
                                       CUSTOMERS    REVENUES    CUSTOMERS   RECEIVABLE
                                       ---------   ----------   ---------   ----------
Year ended December 31, 1998.........      2           69%          5           79%
Nine months ended September 30,
  1999...............................      2           46%          4           68%
Three months ended December 31,
  1999...............................      4           73%          4           74%

    (F) FAIR VALUE OF FINANCIAL INSTRUMENTS

        The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and revolving line of credit are carried at carrying value, which approximates their fair value because of the short-term nature of these instruments.

    (G) PROPERTY AND EQUIPMENT

        Property and equipment are stated at cost less accumulated depreciation and amortization. The Company provides for depreciation and amortization by charges to operations using the straight-line method, which allocates the cost of property and equipment over their estimated useful lives of three years for computer equipment and software, five years for furniture and fixtures, office equipment and the life of the related lease for leasehold improvements.

                             EGGROCK PARTNERS, INC.

                               DECEMBER 31, 1999

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (H) LONG-LIVED ASSETS

        The Company reviews its long-lived assets for impairment as events and circumstances indicate the carrying amounts of an asset may not be recoverable. The Company evaluates the realizability of its long-lived assets based on profitability and cash flow expectations for the related asset. Management believes that as of December 31, 1998 and 1999 and September 30, 1999, none of the Company's long-lived assets were impaired.

    (I) COMPREHENSIVE INCOME (LOSS)

        Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The Company's comprehensive income (loss) is equal to reported net income (loss) for all periods presented.

    (J) RECENT ACCOUNTING PRONOUNCEMENTS

        In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, ACCOUNTING FOR DERIVATIVES AND HEDGING ACTIVITIES. SFAS No. 133, as amended by SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES--DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133, is effective for all fiscal quarters beginning with the quarter ending
       June 30, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company will adopt SFAS No. 133 in its quarter ending June 30, 2000 and does not expect that such adoption will have a material impact on the Company's results of operations, financial position or cash flows.

(4) INCOME TAXES

    The Company accounts for income taxes, including pro forma computations, in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. SFAS No. 109 prescribes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities.

    The Company was taxed from inception to September 30, 1999 as a partnership. As such, the members were liable for individual federal and state income taxes related to the Company's taxable income. Payments to the members to fund these tax liabilities were recorded as distributions in the accompanying statements of redeemable convertible preferred stock and members'/stockholders' equity (deficit).

    In connection with the merger and reorganization discussed in Note 2(b), the Company is now subject to federal and state income taxes at prevailing corporate rates. Accordingly, the accompanying statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 include a pro forma tax adjustment for income taxes that would have been recorded if the Company had been a corporation for those periods.

                             EGGROCK PARTNERS, INC.

                               DECEMBER 31, 1999

(4) INCOME TAXES (CONTINUED)
    In accordance with SFAS No. 109, the Company analyzed its deferred tax position upon this change in tax status. Based on this analysis, the Company has determined that it had a deferred tax liability of approximately $464,000 as of October 1, 1999. This deferred tax liability represented the cumulative effect of all its temporary differences between financial reporting and tax basis of its assets and liabilities, primarily accounts receivable, accounts payable, accrued expenses and certain reserves. The Company recorded this deferred tax liability as a one-time increase in its tax provision during the three months ended December 31, 1999.

    The components of the historical and pro forma income tax provision are as follows:

                                                                         NINE MONTHS
                                                          YEAR ENDED        ENDED       THREE MONTHS
                                                         DECEMBER 31,   SEPTEMBER 30,      ENDED
                                                             1998           1999        DECEMBER 31,
                                                         (PRO FORMA)     (PRO FORMA)        1999
                                                         ------------   -------------   ------------
Current--
  Federal..............................................    $250,000        $438,000       $ 32,000
  State................................................      44,000          78,000          6,000
Deferred--
  Federal..............................................     241,000          84,000       (235,000)
  State................................................      43,000          15,000        (41,000)

Change in tax status...................................          --              --        464,000
                                                           --------        --------       --------
                                                           $578,000        $615,000       $226,000
                                                           ========        ========       ========

    A reconciliation of the federal statutory rate to the Company's effective tax rate is as follows:

                                                                         NINE MONTHS
                                                          YEAR ENDED        ENDED       THREE MONTHS
                                                         DECEMBER 31,   SEPTEMBER 30,      ENDED
                                                             1998           1999        DECEMBER 31,
                                                         (PRO FORMA)     (PRO FORMA)        1999
                                                         ------------   -------------   ------------
Income tax provision (benefit) at federal statutory
  rate.................................................       34%            (34%)           (34%)
Increase (decrease) resulting from--
  State tax provision net of federal...................        6              (6)             (6)
  Nondeductible equity based compensation..............       40              49              18
  Change in tax status.................................       --              --              42
                                                              --             ---             ---
                                                              80%              9%             20%
                                                              ==             ===             ===

                             EGGROCK PARTNERS, INC.

                               DECEMBER 31, 1999

(4) INCOME TAXES (CONTINUED)
    Deferred income asset (liability) taxes as of September 30, 1999 and December 31, 1999 related to the following temporary differences:

                                                               NINE MONTHS       THREE
                                                                  ENDED          MONTHS
                                                              SEPTEMBER 30,      ENDED
                                                                  1999        DECEMBER 31,
                                                               (PRO FORMA)        1999
                                                              -------------   ------------
Nondeductible reserve and accruals..........................    $ 345,000       $ 397,000
Change in accounting method from cash to accrual method of
  accounting................................................     (824,000)       (618,000)
Other.......................................................       13,000          33,000
                                                                ---------       ---------
                                                                $(464,000)      $(188,000)
                                                                =========       =========

(5) REVOLVING LINE OF CREDIT

    The Company has a credit agreement with a bank. Under this agreement, as amended during September 1999, the Company may borrow up to the lesser of $2,000,000 or 80% of qualifying accounts receivable, as defined. The revolving line of credit bears interest at the bank's prime rate (8.5% at December 31, 1999) and expires on September 30, 2000. Borrowings under the revolving line of credit are collateralized by substantially all assets of the Company. There was $1,342,472 available for borrowing under this line at December 31, 1999. The Company is also subject to certain financial covenants under this agreement including current ratio and net income covenants. As of September 30, 1999 and December 31, 1999 the Company was not in compliance with the net income covenant in this agreement and has not received a waiver of this non-compliance.

(6) PREFERRED STOCK

    On October 1, 1999, the Company issued 3,000,000 shares of Series A Redeemable Convertible Preferred Stock (Series A Preferred Stock) for aggregate proceeds for $10,000,000.

    The rights, preferences, and privileges of the Series A Preferred Stock are as follows:

    DIVIDENDS

    No dividends will accrue or be paid to the holders of Series A Preferred Stock unless declared by the Board of Directors.

    LIQUIDATION

    In the event of any voluntary, or involuntary, liquidation, dissolution, or winding up of the Company, as defined, the holders of each share of the Series A Preferred Stock shall be paid an amount equal to $3.33 per share plus all accrued and unpaid dividends. After such payments have been made, the remaining assets of the Company available for distribution shall be distributed among the holders of the Series A Preferred Stock and common stock in an amount per share as would have been payable had each share of Series A Preferred Stock been converted to Voting Common Stock.

                             EGGROCK PARTNERS, INC.

                               DECEMBER 31, 1999

(6) PREFERRED STOCK (CONTINUED)
    OPTIONAL REDEMPTION

    With the approval of the holders of the majority of the outstanding shares of Series A Preferred Stock, the Company will be required to redeem, subject to certain conditions, on October 1, 2004 and October 1, 2005 one-half of the shares of Series A Preferred Stock held by the holders requesting such redemption at a price equal to the greater of the fair market value of such shares on the first redemption date or $3.33 per share, plus any accrued and unpaid dividends from the original issue date to the redemption date.

    CONVERSION

    The holder of any share or shares of Series A Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Series A Preferred Stock) into such number of shares of Voting Common Stock as is obtained by (i) multiplying the number of shares of Series A Preferred Stock to be converted by $3.33 and
(ii) dividing the product by the conversion price of $3.33 per share adjusted for certain dilutive events, as defined.

    VOTING

    Except as otherwise provided in the Certificate of Incorporation or as required by law, the holders of Series A Preferred Stock shall vote together with all other classes of stock of the Company as a single class on all actions. Each share of Series A Preferred Stock shall entitle the holder to such number of votes per share into which each shares of Series A Preferred stock is then convertible.

(7) STOCK OPTION PLAN

    On September 27, 1999, the Company adopted the 1999 Plan, which provides for the granting of incentive stock options (ISOs), nonqualified stock options, and restricted stock grants to purchase Non-Voting Common stock, to employees, directors and consultants. ISOs may be granted to employees only, with an exercise price of not less than 100% of the fair market value on the date of grant, or in the case of a 10% or greater stockholders, not less than 110% of the fair market value on the date of grant. All stock options will have a life as determined by the board of directors but will expire within ten years from the date of grant, or in the case of 10% or greater stockholders, within five years. The vesting period of stock options is also determined by the board of directors. A total of 3,047,113 shares has been reserved for issuance under the 1999 Plan. In some instances, options have been granted at exercise prices below the fair market value on the date of grant. The difference, if any, between the fair market value of shares of the Company's Non-Voting Common Stock, as determined by the Company's Board of Directors, and the exercise price of the option is recognized as compensation expense over the vesting term. During the three months ended December 31, 1999, the Company recorded approximately
$9.8 million in deferred compensation.

    During 1995, the FASB issued SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee

                             EGGROCK PARTNERS, INC.

                               DECEMBER 31, 1999

(7) STOCK OPTION PLAN (CONTINUED)
stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by the Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied.

    The Company has elected to account for its stock-based employee compensation plans under APB No. 25. However, for pro forma disclosure purposes, the Company has computed the compensation expense in 1999 for all options granted, using the Black-Scholes option pricing model as prescribed by SFAS No. 123. The fair value of the 1999 options granted is estimated on the date of grant using the following assumptions: a dividend yield of 0%, an expected volatility of 0% and an expected life of 10 years for each year, and a risk-free interest rate between 6.11% and 6.28%. The weighted average fair value of options granted during the year at fair market value was $4.75.

    If the Company had accounted for these plans in accordance with SFAS
No. 123, the Company's net income would have been reduced and net loss would have been increased to the following pro forma amounts:

                                                                         NINE MONTHS    THREE MONTHS
                                                          YEAR ENDED        ENDED          ENDED
                                                         DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,
                                                             1998           1999            1999
                                                         ------------   -------------   ------------
Net income (loss)--
  As reported..........................................    $724,765      $(6,822,875)   $(1,332,441)
  Pro forma............................................     724,765       (6,822,875)    (1,376,267)

    Stock option activity from the inception of the 1999 Plan, to December 31, 1999 was as follows:

                                                                                            WEIGHTED
                                                                                             AVERAGE
                                                                             EXERCISE       EXERCISE
                                                              NUMBER OF      PRICE PER      PRICE PER
                                                               SHARES          SHARE          SHARE
                                                              ---------   ---------------   ---------
Granted.....................................................  1,850,113   $      .50--.75     $.54
Exercised...................................................     (6,305)              .50      .50
Canceled....................................................   (189,355)         .50--.75      .51
                                                              ---------   ---------------     ----
Outstanding at December 31, 1999............................  1,654,453   $      .50--.75     $.54
                                                              =========   ===============     ====
Exercisable at December 31, 1999............................     59,237               .50      .50
                                                              =========   ===============     ====

    Options outstanding at December 31, 1999 had a weighted average contractual life of 9.79 years. Options to purchase 1,197,000 of common stock were available for future grant as of December 31, 1999.

(8) EGGROCK PARTNERS 401(K) SAVING PLAN

    On January 1, 1998 the Company established the Eggrock Partners 401(k) Savings Plan (the 401(k) Plan). The 401(k) Plan is a defined contribution plan established under the provisions of Section 401(k)

                             EGGROCK PARTNERS, INC.

                               DECEMBER 31, 1999

(8) EGGROCK PARTNERS 401(K) SAVING PLAN (CONTINUED) of the Internal Revenue Code. All employees are eligible to participate after reaching the age of 21 and completing three months of service with the Company. Under the 401(k) Plan, employees are allowed to defer up to 20% of their annual compensation. For the year ended December 31, 1998, the nine months ended September 30, 1999 and the three months ended December 31, 1999, the Company did not make any contributions to the 401(k) Plan.

(9) COMMITMENTS

    The Company leases its facilities and certain equipment under operating lease agreements through December 2005. Future minimum lease payments under the Company's operating leases at December 31, 1999 are approximately as follows:

                                                              OPERATING
                                                                LEASES
                                                              ----------
Years ending December 31,
2000........................................................  $  854,000
2001........................................................   1,044,000
2002........................................................     983,000
2003........................................................     980,000
2004........................................................     982,000
Thereafter..................................................     912,000
                                                              ----------
                                                              $5,755,000
                                                              ==========

    During December 1999, the Company entered into a lease for its new headquarters. Future minimum lease payments under the new facility lease are approximately $5,038,000 through December 2005, which are included in the commitments above. The Company will be released from its obligation under its current facility lease as of March 31, 2000.

(10) CERTAIN BALANCE SHEET ACCOUNTS

    (A) PROPERTY AND EQUIPMENT

        Property and equipment consists of the following:

                                                          DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,
                                                              1998           1999            1999
                                                          ------------   -------------   ------------
Computer equipment and software.........................    $139,097       $336,879        $ 833,566
Furniture and fixtures..................................      19,271         99,430          191,016
Office equipment........................................      32,471         35,944           62,346
Leasehold improvements..................................      10,634         13,403           42,698
                                                            --------       --------        ---------
                                                             201,473        485,656        1,129,626
Less--Accumulated depreciation and amortization.........     (28,183)       (97,568)        (139,369)
                                                            --------       --------        ---------
                                                            $173,290       $388,088        $ 990,257
                                                            ========       ========        =========

                             EGGROCK PARTNERS, INC.

                               DECEMBER 31, 1999

(10) CERTAIN BALANCE SHEET ACCOUNTS (CONTINUED)
    (B) ACCRUALS

        Accrued expenses consist of the following:

                                                          DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,
                                                              1998           1999            1999
                                                          ------------   -------------   ------------
Payroll and payroll related.............................    $322,317      $  555,471      $1,115,178
Other...................................................     217,553         551,696         837,463
                                                            --------      ----------      ----------
Total...................................................    $539,870      $1,107,167      $1,952,641
                                                            ========      ==========      ==========

    (C) BAD DEBT RESERVE

        Rollforward of the allowance for doubtful accounts:

                                                               ADDITIONS
                                                 BALANCE AT    CHARGED TO
                                                BEGINNING OF   COSTS AND                     BALANCE AT
                                                   PERIOD       EXPENSES    DEDUCTIONS(A)   END OF PERIOD
                                                ------------   ----------   -------------   -------------
Year ended December 31, 1998..................    $     --      $     --       $   --         $     --
Nine months ended September 30, 1999..........    $     --      $100,000       $   --         $100,000
Three months ended December 31, 1999..........    $100,000      $ 39,925       $9,925         $130,000

------------------------

     (A) UNCOLLECTIBLE ACCOUNTS RECEIVABLE WRITTEN OFF AGAINST THE ALLOWANCE, NET OF RECOVERIES.

                           BREAKAWAY SOLUTIONS, INC.
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

    The following unaudited proforma consolidated financial statements give effect to the acquisition by Breakaway Solutions, Inc. (the "Company") of all of the stock of Applica Corporation on March 25, 1999, (ii) all of the stock of WPL Laboratories, Inc. on May 17, 1999 and (iii) all of the stock of Web Yes, Inc. on June 10, 1999 and (iv) all of the stock of Eggrock Partners, Inc. (together the Acquired Companies). The unaudited proforma consolidated statement of operations gives effect to the acquisitions of the Acquired Companies as if they had occurred on January 1, 1999. The unaudited pro forma consolidated balance sheet gives effect to the acquisition of Eggrock Partners, Inc. as if it had occurred on December 31, 1999. These statements are based on the historical financial statements of the Company and the Acquired Companies, and the estimates and assumptions set forth below and in the notes to the unaudited pro forma consolidated financial statements.

    The effects of the acquisition of Eggrock Partners, Inc. has been presented using the purchase method of accounting and accordingly, the purchase price was allocated to the assets and liabilities assumed based upon management's best preliminary estimate of fair value with any excess purchase price being allocated to goodwill, deferred costs or other identifiable intangible assets. The preliminary allocation of the purchase price will be subject to further adjustments, which are not anticipated to be material, as the Company finalizes the allocations of the purchase price in accordance with generally accepted accounting principles. The pro forma adjustments related to the purchase price allocation of the acquisition of Eggrock Partners, Inc. represents management's best estimate of the effects of the acquisition.

    The pro forma adjustments are based upon estimates, currently available information and certain assumptions that management deems appropriate. The unaudited pro forma consolidated financial data presented herein are not necessarily indicative of the results the Company would have obtained had such events occurred on January 1, 1999, as assumed, or the future results of the Company. The unaudited pro forma consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included elsewhere in this Prospectus.

                           BREAKAWAY SOLUTIONS, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                       BREAKAWAY         EGGROCK          PRO FORMA          PRO FORMA
                                                    SOLUTIONS, INC.   PARTNERS, INC.   ADJUSTMENTS (1)      CONSOLIDATED
                                                    ---------------   --------------   ---------------      ------------
                      ASSETS
Current Assets:
  Cash and cash equivalents.......................      $  3,920         $ 8,293          $     --            $ 12,213
  Short-term investments..........................        28,227              --                --              28,227
  Accounts receivable, net........................         7,559           3,034                --              10,593
  Unbilled revenues on contracts..................           725              --                --                 725
  Due from related parties........................         3,991              --                --               3,991
  Prepaid expenses and other current assets.......         2,548             166                --               2,714
                                                        --------         -------          --------            --------
    Total current assets..........................        46,970          11,493                --              58,463
                                                        --------         -------          --------            --------
Investments.......................................         9,705              --                --               9,705
Property and equipment, net.......................         7,541             990                --               8,531
Intangible assets and deferred costs, net of
  accumulated amortization........................        12,181              --           272,194 (b)         284,375
Loans to employees................................           568              --                --                 568
Other assets......................................           496             361                --                 857
                                                        --------         -------          --------            --------
    Total assets..................................      $ 77,461         $12,844          $272,194            $362,499
                                                        ========         =======          ========            ========
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving line of credit........................            --             657                --                 657
  Due to stockholders-current portion.............           625              --                --                 625
  Capital lease obligations-current portion.......           533              --                --                 533
  Accounts payable................................         2,955             230                --               3,185
  Accrued compensation and related benefits.......         1,477              --                --               1,477
  Accrued expenses................................         1,306           1,953                --               3,259
  Deferred revenue................................           224              10                --                 234
  Deferred income taxes...........................            --              --                --                 188
                                                        --------         -------          --------            --------
    Total current liabilities.....................         7,120           3,038                --              10,158
                                                        --------         -------          --------            --------
Due to stockholders...............................         1,625              --                --               1,625
Capital lease obligations- long-term..............           376              --                --                 376
                                                        --------         -------          --------            --------
    Total long-term liabilities...................         2,001              --                --               2,001
                                                        --------         -------          --------            --------
    Total liabilities.............................         9,121           3,038                --              12,159
                                                        --------         -------          --------            --------
Stockholders' equity:
  Series A preferred stock........................            --          10,000           (10,000)(a)              --
  Series B preferred stock........................            --              --                --                  --
  Common stock....................................             2              91               (91)(a)               2
  Additional paid-in-capital......................        78,870          16,467           (16,467)(a)         360,870
                                                                                           282,000 (b)
Less: treasury stock, at cost                                 --              --                --                  --
Less: deferred compensation.......................          (253)         (9,303)            9,303 (a)            (253)
Retained earnings (accumulated deficit)...........       (10,367)         (7,449)            7,449 (a)         (10,367)
Accumulated other comprehensive income............            88              --                --                  88
                                                        --------         -------          --------            --------
  Total stockholders' equity......................        68,340           9,806           272,194             350,340
                                                        --------         -------          --------            --------
  Total liabilities and stockholders' equity......      $ 77,461         $12,844          $272,194            $362,499
                                                        ========         =======          ========            ========

------------------------------

(1) See Note 1 to unaudited pro forma consolidated financial statements.

                           BREAKAWAY SOLUTIONS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                           BREAKAWAY                                        PRO FORMA                  EGGROCK
                        SOLUTIONS, INC.   APPLICA      WPL      WEB YES    ADJUSTMENTS   SUBTOTAL   PARTNERS, INC.
                        ---------------   --------   --------   --------   -----------   --------   --------------
Revenue...............      $ 25,390          --       1,679       289           --      $27,358        11,738
Operating expenses:
  Project personnel
    costs.............        11,850         175         721       111           --       12,857         6,432
  Compensation related
    to equity
    issuances.........            --          --          --        --           --           --         7,650
  Selling, general and
    admin expenses....        24,405         152         631        54        1,321 (a)   26,563         5,700
                            --------       -----      ------      ----       ------      --------      -------
    Total operating
      expenses........        36,255         327       1,352       165        1,321       39,420        19,782
                            --------       -----      ------      ----       ------      --------      -------
Income (loss) from
  operations..........       (10,865)       (327)        327       124       (1,321)     (12,062)       (8,044)
Other income
  (expense):
Other income..........            23          --          --        --           --           23            --
Interest income.......           673          --           2        --           --          675           114
Interest expense......          (198)         --          --       (14)         (65)        (277)           --
                            --------       -----      ------      ----       ------      --------      -------
                                 498          --           2       (14)         (65)         421           114
                            --------       -----      ------      ----       ------      --------      -------
                             (10,367)       (327)        329       110       (1,386)     $(11,641)      (7,930)
                            ========       =====      ======      ====       ======      ========      =======
Net loss per
  share-basic and
  diluted.............      $  (1.19)
Weighted average
  shares
  outstanding.........         8,720

                           PRO FORMA       PRO FORMA
                        ADJUSTMENTS (1)   CONSOLIDATED
                        ---------------   ------------
Revenue...............           --         $ 39,096
Operating expenses:
  Project personnel
    costs.............           --           19,289
  Compensation related
    to equity
    issuances.........       (7,650)(d)           --
  Selling, general and       61,580 (a)
    admin expenses....          540 (c)       94,383
                            -------         --------
    Total operating
      expenses........       54,470          113,672
                            -------         --------
Income (loss) from
  operations..........      (54,470)         (74,576)
Other income
  (expense):
Other income..........           --               23
Interest income.......           --              789
Interest expense......           --             (277)
                            -------         --------
                                 --              535
                            -------         --------
                            (54,470)         (74,041)
                            =======         ========
Net loss per
  share-basic and
  diluted.............                      $  (5.85)
Weighted average
  shares
  outstanding.........                        12,650

------------------------------

(1) See Note 1 to unaudited pro forma consolidated financial statements.

                           BREAKAWAY SOLUTIONS, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(1) PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS

    During 1999, the Company completed its acquisitions of Applica Corporation, WPL Laboratories, Inc. and Web Yes, Inc. (the Acquired Companies) for total consideration valued at approximately $15.3 million. Accordingly, the assets and liabilities of the Acquired Companies are included in the Company's consolidated balance sheet as of December 31, 1999 and no pro forma adjustments are necessary to the pro forma consolidated balance sheet related to the acquisitions of the Acquired Companies. The following represents the allocation of the purchase price for the Company's acquisitions of the Acquired Companies over the fair values of the acquired assets and assumed liabilities of the Acquired Companies as of the allocation date:

(in thousands)
Working capital deficit, including cash acquired............  $   508
Other non-current assets....................................      706
Non-current liabilities.....................................     (134)
Intangible assets and deferred costs:
  Assembled workforce.......................................      852
  Customer base.............................................    1,463
Goodwill....................................................    2,374
Deferred costs..............................................    9,494
                                                              -------
Total intangible assets and deferred costs..................   14,183
                                                              -------
Purchase price..............................................  $15,263
                                                              =======

    The pro forma consolidated financial information also reflects the pending acquisition of Eggrock Partners, Inc. for consideration preliminarily valued at approximately $282.0 million. For the purpose of the pro forma consolidated financial information, the number of shares of Breakaway Solutions, Inc. common stock assumed issued in the acquisition is approximately 3.6 million which includes conversion of outstanding stock options of Eggrock Partners, Inc. The estimated acquisition related costs consist primarily of investment banker, legal and accounting fees to be incurred directly related to the acquisition of Eggrock Partners, Inc.

    The acquisition of Eggrock Partners, Inc. will be accounted for as a purchase. The purchase price will be allocated to the assets acquired and liabilities assumed based on their estimated fair values. Intangible assets will be amortized over a period up to five years. Results of operations for Eggrock Partners, Inc. will be included with those of the Company for periods subsequent to the date of acquisition.

                           BREAKAWAY SOLUTIONS, INC.

(1) PRO FORMA CONSOLIDATED BALANCE SHEET ADJUSTMENTS (CONTINUED)
    The pro forma consolidated balance sheet adjustments as of December 31, 1999 consist of the following:

    (a) Represents the elimination of historical equity balances of Eggrock Partners, Inc.

    (b) The purchase price for Eggrock Partners, Inc. is expected to be allocated as follows:

(in thousands)
Intangible assets and deferred costs:
  Workforce in place........................................  $  3,815
  Goodwill..................................................   134,351
  Deferred costs............................................   133,752
                                                              --------
                                                               271,918
Tangible assets.............................................    12,844
Liabilities assumed.........................................    (2,762)
                                                              --------
                                                              $282,000
                                                              ========

    Intangible assets will be amortized over the useful lives of three years for assembled workforce and five years for goodwill.

    1,725,976 shares of the common stock issued to the former Eggrock
Partners, Inc. shareholders are subject to the Company's right, which lapses incrementally over a four year period, to repurchase the shares of a particular shareholder at the original price paid by the former shareholder upon the termination of his or her employment with the Company. The fair value of these shares will be recorded as deferred compensation cost and amortized over the four-year vesting period.

2. PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS ADJUSTMENTS

    The pro forma consolidated statement of operations adjustments for the year ended December 31, 1999 consist of the following:

    (a) General and administrative expense has been adjusted to reflect the amortization of intangible assets and deferred costs associated with the acquisitions of the Acquired Companies for the period from January 1, 1999 until the date acquired and Eggrock Partners, Inc for the entire year ending December 31, 1999.

    (b) This represents the adjustment for interest expense relating to the remaining cash consideration payable to each WPL stockholder for the period January 1, 1999 to May 17, 1999.

    (c) During 1999 certain Eggrock employees did not draw salaries. Compensation expense has been adjusted to reflect the compensation and benefits for those employees that are specified in the employment contracts entered into at the date of acquisition.

    (d) This represents the adjustment for compensation expense related to issuance of stock options by Eggrock Partners, Inc.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                           BREAKAWAY SOLUTIONS, INC.,
                           BENEDICT ACQUISITION CORP.
                                      AND
                             EGGROCK PARTNERS, INC.

                                January 26, 2000

                               TABLE OF CONTENTS

                                                                                  PAGE
                                                                                --------
ARTICLE I--THE MERGER.........................................................     A-1
           1.1    The Merger..................................................     A-1
           1.2    The Closing.................................................     A-1
           1.3    Actions at the Closing......................................     A-1
           1.4    Additional Action...........................................     A-2
           1.5    Conversion of Shares........................................     A-2
           1.6    Dissenting Shares...........................................     A-3
           1.7    Exchange of Shares..........................................     A-3
           1.8    Fractional Shares...........................................     A-4
           1.9    Options.....................................................     A-4
           1.10   Escrow......................................................     A-5
           1.11   Certificate of Incorporation and By-laws....................     A-5
           1.12   Directors and Executive Officers............................     A-6
           1.13   Tax Consequences............................................     A-6
           1.14   Employment Related Matters..................................     A-6
           1.15   No Further Rights...........................................     A-6
           1.16   Closing of Transfer Books...................................     A-6

ARTICLE II--REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................     A-6
           2.1    Organization, Qualification and Corporate Power.............     A-6
           2.2    Capitalization..............................................     A-7
           2.3    Authorization of Transaction................................     A-7
           2.4    Noncontravention............................................     A-8
           2.5    Subsidiaries................................................     A-8
           2.6    Financial Statements........................................     A-8
           2.7    Absence of Certain Changes..................................     A-8
           2.8    Undisclosed Liabilities.....................................     A-8
           2.9    Tax Matters.................................................     A-9
           2.10   Assets......................................................    A-10
           2.11   Owned Real Property.........................................    A-10
           2.12   Real Property Leases........................................    A-10
           2.13   Intellectual Property.......................................    A-10
           2.14   Intentionally Omitted.......................................    A-12
           2.15   Contracts...................................................    A-12
           2.16   Accounts Receivable.........................................    A-13
           2.17   Powers of Attorney..........................................    A-13
           2.18   Insurance...................................................    A-13
           2.19   Litigation..................................................    A-13
           2.20   Warranties..................................................    A-14
           2.21   Employees...................................................    A-14
           2.22   Employee Benefits...........................................    A-14
           2.23   Environmental Matters.......................................    A-16
           2.24   Legal Compliance............................................    A-17
           2.25   Customers and Suppliers.....................................    A-17
           2.26   Permits.....................................................    A-17
           2.27   Certain Business Relationships With Affiliates..............    A-17
           2.28   Brokers' Fees...............................................    A-17
           2.29   Books and Records...........................................    A-17
           2.30   HSR Act.....................................................    A-18
           2.31   Section 203 of the Delaware General Corporation Law Not
                  Applicable..................................................    A-18

                                                                                  PAGE
                                                                                --------
ARTICLE III--REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY
SUBSIDIARY....................................................................    A-18
           3.1    Organization, Qualification and Corporate Power.............    A-18
           3.2    Capitalization..............................................    A-18
           3.3    Authorization of Transaction................................    A-19
           3.4    Noncontravention............................................    A-19
           3.5    Reports and Financial Statements............................    A-19
           3.6    Absence of Material Adverse Change..........................    A-20
           3.7    Litigation..................................................    A-20
           3.8    Interim Operations of the Transitory Subsidiary.............    A-20
           3.9    Brokers' Fees...............................................    A-20
           3.10   HSR Act.....................................................    A-20
           3.11   Nasdaq Requirements.........................................    A-20
           3.12   Legal Compliance............................................    A-20
           3.13   Section 16 Matters..........................................    A-20

ARTICLE IV--COVENANTS.........................................................    A-20
           4.1    Closing Efforts.............................................    A-20
           4.2    Governmental and Third-Party Notices and Consents...........    A-21
           4.3    Special Meeting, Prospectus/Proxy Statement and Registration
                  Statement...................................................    A-21
           4.4    Operation of Business.......................................    A-22
           4.5    Access to Information.......................................    A-23
           4.6    Notice of Breaches..........................................    A-24
           4.7    Exclusivity.................................................    A-24
           4.8    Expenses....................................................    A-25
           4.9    Agreements from Certain Affiliates of the Company...........    A-25
           4.10   Listing of Merger Shares....................................    A-25
           4.11   Tax-Free Treatment..........................................    A-25
           4.12   Nonsolicitation.............................................    A-25
           4.13   Employee Benefit Arrangements...............................    A-25
           4.14   Blue Sky Laws...............................................    A-26
           4.15   Rule 144 Information........................................    A-26
           4.16   Legal Requirements..........................................    A-26
           4.17   Non-Disclosure, Non-Solicitation and Assignment Agreement...    A-26
           4.18   Operation of Business of Buyer..............................    A-26

ARTICLE V--CONDITIONS TO CONSUMMATION OF MERGER...............................    A-26
           5.1    Conditions to Each Party's Obligations......................    A-26
           5.2    Conditions to Obligations of the Buyer and the Transitory
                  Subsidiary..................................................    A-27
           5.3    Conditions to Obligations of the Company....................    A-28

ARTICLE VI--INDEMNIFICATION...................................................    A-29
           6.1    Indemnification by the Company Stockholders.................    A-29
           6.2    Indemnification by the Buyer................................    A-29
           6.3    Indemnification Claims......................................    A-29
           6.4    Survival of Representations and Warranties..................    A-31
           6.5    Limitations.................................................    A-32

ARTICLE VII--TERMINATION......................................................    A-32
           7.1    Termination of Agreement....................................    A-32
           7.2    Effect of Termination.......................................    A-33

ARTICLE VIII--DEFINITIONS.....................................................    A-34

ARTICLE IX--MISCELLANEOUS.....................................................    A-36
           9.1    Press Releases and Announcements............................    A-36
           9.2    No Third Party Beneficiaries................................    A-37

                                                                                  PAGE
                                                                                --------
           9.3    Entire Agreement............................................    A-37
           9.4    Succession and Assignment...................................    A-37
           9.5    Counterparts; Facsimile Signature...........................    A-37
           9.6    Headings....................................................    A-37
           9.7    Notices.....................................................    A-37
           9.8    Choice of Law...............................................    A-38
           9.9    Amendments and Waivers......................................    A-38
           9.10   Severability................................................    A-38
           9.11   Consent to Jurisdiction.....................................    A-38
           9.12   Construction................................................    A-38

EXHIBITS
Exhibit A         Form of Escrow Agreement
Exhibit B         Form of Employment Agreement
Exhibit C         Form of Restricted Stock Agreement
                  Form of Non-Disclosure, Non-Solicitation and Assignment
Exhibit D         Agreement
Exhibit E         Form of Affiliate Agreement
Exhibit F         Form of Seller Legal Opinion
Exhibit G         Form of Buyer Legal Opinion
Exhibit H         Form of Registration Rights Agreement

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER entered into as of January 26, 2000 (the "Agreement"), by and among Breakaway Solutions, Inc., a Delaware corporation (the "Buyer"), Benedict Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Eggrock Partners, Inc., a Delaware corporation (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties."

    This Agreement contemplates a merger of the Transitory Subsidiary with and into the Company. In such merger, the stockholders of the Company will receive common stock of the Buyer in exchange for their capital stock of the Company.

    The Boards of Directors of Buyer, Transitory Subsidiary and the Company believe it is in the best interests of their respective companies and the stockholders of their respective companies that the Company and Transitory Subsidiary combine into a single company through the statutory merger of Transitory Subsidiary with and into the Company and, in furtherance thereof, have approved such merger.

    The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code") and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a)(2)(E) of the Code.

    Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I.
                                   THE MERGER

    1.1 THE MERGER. Upon and subject to the terms and conditions of this Agreement, the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and the applicable provisions of Delaware General Corporation Law ("DGCL"), the Transitory Subsidiary shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Surviving Corporation files a certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law (the "Certificate of Merger") with the Secretary of State of the State of Delaware, provided that the Effective Time may be such later time as the parties may agree to and designate in such filing in accordance with applicable law as the effective time of the Merger. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

    1.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, commencing at 9:00 a.m. local time on a date specified by the Buyer and the Company, which date shall not be later than two business days after (i) all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the closing conditions identified in Sections 5.2 (f) and 5.2(g)) have been satisfied or waived and (ii) the closing conditions identified in Sections 5.2(e), 5.2(f) and 5.2(g) are susceptible of being satisfied (the "Closing Date").

    1.3  ACTIONS AT THE CLOSING.  At the Closing:

        (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2;

        (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

        (c) the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

        (d) the Buyer shall deliver certificates for the Initial Shares (as defined below) to a bank trust company or other entity reasonably satisfactory to the Company appointed by the Buyer to act as the exchange agent (the "Exchange Agent") in accordance with Section 1.7; and

        (e) the Buyer, Maureen Ellenberger (the "Indemnification
    Representative") and State Street Bank and Trust Company (the "Escrow Agent") shall execute and deliver the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement") and the Buyer shall deliver to the Escrow Agent a certificate for the Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to Section 1.10.

    1.4 ADDITIONAL ACTION. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, necessary in order to consummate the transactions contemplated by this Agreement, so long as such action is not inconsistent with this Agreement.

    1.5 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

        (a) Each share of voting common stock, $.01 par value per share and each share of non-voting common stock, $.01 par value per share, of the Company (together, "Common Shares") issued and outstanding immediately prior to the Effective Time (other than Common Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares (as defined below) and Common Shares held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.10) such number of shares of common stock, $.000125 par value per share, of the Buyer ("Buyer Common Stock") as is equal to the Common Conversion Ratio (as defined below).

        (b) Each share of Series A Convertible Preferred Stock, $.01 par value per share, of the Company ("Preferred Shares"; and, together with the Common Shares, the "Company Shares") issued and outstanding immediately prior to the Effective Time (other than Preferred Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Preferred Shares held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.10) such number of shares of Buyer Common Stock as is equal to the Preferred Conversion Ratio (as defined below).

        (c) The "Common Conversion Ratio" shall be the result obtained by dividing (i) 3,636,000, as adjusted in the event of any stock split, stock dividend, reverse stock split or similar event, by (ii) the number of outstanding Common Shares immediately prior to the Effective Time (after giving effect to the conversion into Common Shares of all outstanding Preferred Shares) plus the number of outstanding Common Shares subject to Options (as defined herein). The "Preferred Conversion Ratio" shall be the result obtained by multiplying the Common Conversion Ratio by the number of Common Shares into which each Preferred Share is convertible immediately prior to the Effective Time. The Parties acknowledge and agree that, as of the date of this Agreement, the Common Conversion Ratio would be 0.25592504 and the Preferred Conversion Ratio would be 0.25592504. Stockholders of record of the Company immediately prior to the Effective Time ("Company Stockholders") shall be entitled to receive immediately 90% of the shares of Buyer Common Stock into which their Company Shares were converted pursuant to this Section 1.5 (the "Initial Shares"); the remaining 10% of the shares of Buyer Common Stock into which the Company Shares were converted pursuant to this Section 1.5 (the "Escrow Shares"), shall be deposited in escrow pursuant to Section 1.10 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. The Initial Shares and the Escrow Shares shall together be referred to herein as the "Merger Shares."

        (d) Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

        (e) Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

    1.6  DISSENTING SHARES.

        (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive Merger Shares, unless such Company Stockholder shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or properly withdrawn, his, her or its demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5, and
    (ii) promptly following the occurrence of such event, the Buyer shall deliver to the Exchange Agent a certificate representing 90% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Initial Shares for all purposes of this Agreement) and shall deliver to the Escrow Agent a certificate representing the remaining 10% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Escrow Shares for all purposes of this Agreement).

        (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

    1.7  EXCHANGE OF SHARES

        (a) Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect the exchange for the Initial Shares of certificates that, immediately prior to the Effective Time, represented Company Shares converted into Merger Shares pursuant to Section 1.5 (including any Company Shares referred to in the last sentence of Section 1.6(a)) (the "Certificates"). On the Closing Date, the Buyer shall deliver to the Exchange Agent, in trust for the benefit of holders of Certificates, a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the Initial Shares, as described in Section 1.5. As soon as practicable after the Effective Time, the Buyer shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Initial Shares issuable pursuant to Section 1.5, plus cash in lieu of any fractional shares, as provided in

    Section 1.8 below. Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Initial Shares issuable pursuant to
    Section 1.5. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive a certificate for the Initial Shares issuable pursuant to Section 1.5. Holders of Certificates shall not be entitled to receive certificates for the Initial Shares to which they would otherwise be entitled until such Certificates are properly surrendered.

        (b) If any Initial Shares are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Initial Shares that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and
    (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Company Shares for any Initial Shares issuable to such holder pursuant to Section 1.5 that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the Initial Shares issuable in exchange therefor pursuant to Section 1.5. The Board of Directors of the Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Buyer a bond in such sum as it may direct as indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

        (d) No dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to former Company Stockholders entitled by reason of the Merger to receive Initial Shares until such holders surrender their Certificates for certificates representing the Merger Shares. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Initial Shares are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

    1.8 FRACTIONAL SHARES. No certificates or scrip representing fractional Merger Shares shall be issued to former Company Stockholders upon the surrender for exchange of Certificates, and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Merger Shares that would have otherwise been issued to such former Company Stockholders. In lieu of any fractional Merger Shares that would have otherwise been issued, each former Company Stockholder that would have been entitled to receive a fractional Merger Share shall, upon proper surrender of such person's Certificates, receive a cash payment rounded to the nearest cent equal to the average closing price per share of the Buyer Common Stock on the Nasdaq National Market, as reported by Nasdaq, determined based on the closing prices on the twenty (20) trading days immediately preceding the second day prior to the Closing Date, multiplied by the fraction of a share that such Company Stockholder would otherwise be entitled to receive.

    1.9  OPTIONS.

        (a) As of the Effective Time, by virtue of the Merger, the Company's 1999 Stock Option and Grant Plan (the "Company Stock Plan") shall be assumed by the Buyer. As of the Effective Time, all options to purchase Common Shares issued by the Company pursuant to the Company Stock Plan or otherwise ("Options"), whether vested or unvested, and all option plans of the Company then in effect shall be assumed by the Buyer. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of Common Shares subject to the unexercised portion of such Option multiplied by the Common Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Option shall be equal to the aggregate exercise price of such Option immediately prior to the Effective Time, divided by the aggregate number of shares of Buyer Common Stock purchasable pursuant to such Option after the Effective Time (rounded up to the nearest whole cent). The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986 (as amended, the "Code"), if applicable, and all of the other terms of the Options shall otherwise remain unchanged.

        (b) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to such Options, as amended by this Section 1.9, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.9 and such notice).

        (c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options assumed in accordance with this Section 1.9. Within five business days following the Effective Time, the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933 (as amended, the "Securities Act") with respect to all shares of Buyer Common Stock subject to such Options that may be registered on a Form S-8, and shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

    1.10  ESCROW.

        (a) On the Closing Date, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, as described in Section 1.5, for the purpose of securing and as the sole remedy for satisfying the indemnification obligations of the Indemnifying Stockholders (as defined in Section 6.1) set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

        (b) The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Indemnification Representatives.

    1.11  CERTIFICATE OF INCORPORATION AND BY-LAWS.

        (a) The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time until duly amended in accordance with applicable law and such certificate of incorporation, except that (1) the name of the corporation set forth therein shall be changed to the name of the Company and (2) the identity of the incorporator shall be deleted.

        (b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time until duly amended in accordance with applicable law, the Surviving Corporation's certificate of incorporation and such By-laws, except that the name of the corporation set forth therein shall be changed to the name of the Company.

    1.12 DIRECTORS AND EXECUTIVE OFFICERS. At the Effective Time, the directors of Transitory Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified. The officers of Transitory Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

    1.13 TAX CONSEQUENCES. It is intended by all of the parties hereto that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. All of the parties to this Agreement agree to report the Merger, for all purposes, in a manner which is consistent with the preceding sentence.

    1.14 EMPLOYMENT RELATED MATTERS. Simultaneously with the execution of this Agreement, Buyer shall enter into (i) employment agreements with each of Maureen Ellenberger, Michael Mordas and Vijay Manwani in the forms attached hereto as Exhibit B; (ii) stock restriction agreements with each of Maureen Ellenberger, Michael Mordas, Vijay Manwani in the forms attached hereto as Exhibit C; and
(iii) non-competition/non-solicitation agreements with each of Maureen Ellenberger, Michael Mordas and Vijay Manwani in the form attached hereto as Exhibit D. Each of the agreements specified in this Section 1.14 shall be effective only upon the Closing and shall terminate without liability to either party thereto upon the termination of this Agreement in accordance with Section 7.1.

    1.15 NO FURTHER RIGHTS. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

    1.16 CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Buyer, the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for Initial Shares in accordance with Section 1.5, subject to Section 1.10 and to applicable law in the case of Dissenting Shares.

                                  ARTICLE II.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Buyer on the date hereof (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article II. The disclosures in any section or paragraph of the Disclosure Schedule shall qualify as disclosures with respect to other sections and paragraphs in this Article II only to the extent that it is reasonably apparent from the reading of such disclosure that it also qualifies or applies to such other sections or paragraphs. Any reference in this
Article II to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors,
(ii) the availability of specific performance, injunctive relief and other equitable remedies and (iii) limitations that may exist with respect to indemnification provisions contained in any registration rights or similar agreements. For purposes of this Article II the phrase "to the knowledge of the Company" or any phrase of similar import shall be deemed to refer to the actual knowledge of Maureen Ellenberger, Michael Mordis and Vijay Manwani.

    2.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the laws of the Commonwealth of Massachusetts, the States of Florida and Minnesota, the District of Columbia and each other jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and By-laws each as amended to date. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or By-laws. For purposes of this Agreement, "Company Material Adverse Effect" means a material adverse effect on the assets, business, financial condition, results of operations of the Company.

    2.2 CAPITALIZATION. The authorized capital stock of the Company consists of (a) 20,000,000 shares of voting common stock, par value $.01 per share, of which, as of the date of this Agreement, 6,750,000 are issued and outstanding and no shares are held in the treasury of the Company, (b) 10,000,000 shares of non-voting common stock, par value $.01 per share, of which, as of the date of this Agreement, 2,365,692 are issued and outstanding and no shares are held in the treasury of the Company, and (c) 5,000,000 Preferred Shares, of which, as of the date of this Agreement, 3,000,000 shares are issued and outstanding. Section 2.2(a) of the Disclosure Schedule sets forth a complete and accurate list of
(i) all stockholders of the Company, indicating the number and class or series of Company Shares held by each stockholder and (for Company Shares other than Common Shares) the number of Common Shares (if any) into which such Company Shares are convertible, (ii) all outstanding Options, indicating (A) the holder thereof, (B) the number and class or series of Company Shares subject to each Option, (C) the exercise price, date of grant, vesting schedule and expiration date for each Option, and (D) any terms regarding the acceleration of vesting, and (iii) all stock option plans and other stock or equity-related plans of the Company. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Company. All of the issued and outstanding Company Shares were issued in compliance with applicable federal and state securities laws.

    2.3 AUTHORIZATION OF TRANSACTION. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger (the "Requisite Stockholder Approval"), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and
(iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

    2.4 NONCONTRAVENTION. Subject to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity") , (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company other than non-material discrete items of software or equipment or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets. For purposes of this Agreement: "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and "Ordinary Course of Business" means the ordinary course of the Company's business.

    2.5  SUBSIDIARIES.

        (a) The Company has no subsidiaries.

        (b) The Company does not control or have any equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association.

    2.6 FINANCIAL STATEMENTS. The Company and its predecessor limited liability company have provided to the Buyer (a) the audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows of the Company as of and for each of the last two fiscal years; and
(b) the audited consolidated balance sheet and statements of income, changes in stockholders' equity and cash flows as of and for the nine months ended as of September 30, 1999 (the "Most Recent Balance Sheet Date"). Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby and consistent with each other (except as may be indicated in the notes thereto), fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company.

    2.7  ABSENCE OF CERTAIN CHANGES.  Since the Most Recent Balance Sheet Date,
(a) there has occurred no event or development which has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect and (b) the Company has not taken any of the actions set forth in paragraph
(i) of Section 4.4.

    2.8 UNDISCLOSED LIABILITIES. The Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet referred to in clause (b) of Section 2.6 (the "Most Recent Balance Sheet"), (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

    2.9  TAX MATTERS.

        (a) For purposes of this Agreement, the following terms shall have the following meanings:

           (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

           (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

        (b) The Company has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Company is not and has not ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. The Company has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period) other than the Company and the predecessor limited liability company. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

        (c) The Company has delivered to the Buyer complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or its predecessor since September 17, 1997. The Company has delivered or made available to the Buyer complete and accurate copies of all other Tax Returns of the Company or its predecessor with all related examination reports and statements of deficiency for all periods from and after September 17, 1997. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

        (d) The Company: (i) is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of
    Section 897(c)(2) of the Code during the applicable period specified in
    Section 897(c)(l)(A)(ii) of the Code; (iii) has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payment that may be treated as an "excess parachute payment" under Section 280G of the Code; (iv) has no actual or potential liability for any Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

    2.10 ASSETS. The Company owns or leases all material tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. Except as disclosed in Section 2.10 of the Disclosure Schedule, no material asset of the Company (tangible or intangible) is subject to any Security Interest.

    2.11  OWNED REAL PROPERTY.  The Company does not own any real property.

    2.12 REAL PROPERTY LEASES. Section 2.12 of the Disclosure Schedule lists all real property leased or subleased to or by the Company and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the leases and subleases (as amended to date) listed in Section 2.12 of the Disclosure Schedule. With respect to each lease and sublease listed in Section
2.12 of the Disclosure Schedule:

        (a) the lease or sublease is legal, valid, binding, enforceable and in full force and effect;

        (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

        (c) neither the Company nor, to the knowledge of the Company, any other party, is in material breach or violation of, or default under, any such lease or sublease, and, to the knowledge of the Company, no event has occurred, is pending or, is threatened, which, after the giving of notice, with lapse of time, would constitute a material breach or default by the Company or, to the knowledge of the Company, any other party under such lease or sublease;

        (d) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and

        (e) the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by the Company of the property subject thereto.

    2.13  INTELLECTUAL PROPERTY.

        (a) The Company owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by the Company to other parties (together, the "Company Customer Deliverables") or (ii) to operate the Company's internal systems that are material to the business or operations of the Company, including, without limitation, computer hardware systems, software applications and embedded systems (the "Company Internal Systems"; the Intellectual Property owned by or licensed to the Company and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the "Company Intellectual Property"). Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company has taken commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property. To the knowledge of the Company, (a) no other person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 2.13(c) of the Disclosure Schedule), and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) mask works and registrations and applications for registration thereof, (iv) computer software, data and documentation,
    (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, and financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information treated by the Company as confidential, (vi) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing. Section 2.13(a) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor owned by the Company.

        (b) To the knowledge of the Company, none of the Company Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. To the knowledge of the Company, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 2.13(b) of the Disclosure Schedule lists any formal complaint, claim or notice, or written threat thereof, received by the Company alleging any such infringement, violation or misappropriation; and the Company has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat. The Company has provided to the Buyer complete and accurate copies of all written documentation in the Company's possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

        (c) Section 2.13(c) of the Disclosure Schedule identifies each material license or other agreement (or type of material license or other agreement) pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property.

        (d) Section 2.13(d) of the Disclosure Schedule identifies each material item of Company Intellectual Property that is owned by a party other than the Company, and the material license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

        (e) The Company has not disclosed the source code for any of the software owned by the Company (the "Company Software") or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed in Section 2.13(e) of the Disclosure Schedule, and the Company has taken commercially reasonable measures to prevent disclosure of such source code.

        (f) All of the copyrightable materials (including Software) incorporated in or bundled with the Customer Deliverables have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party.

        (g) To the knowledge of the Company, the Customer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

        (h) All of the Customer Deliverables currently being marketed, distributed or licensed by the Company or which were marketed, distributed or licensed by the Company since September 17, 1997, and all Internal Systems, are Year 2000 Compliant. The Company is not aware of any failure to be Year 2000 Compliant of any third-party system that is material to the business or operations of the Company, including without limitation any system belonging to any of the Company's suppliers, service providers or customers.

        (i) For purposes of this Agreement, "Year 2000 Compliant" means that the applicable system or item:

           (i) accurately receives, records, stores, provides, recognizes and processes all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years;

           (ii) accurately performs all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; and

          (iii) has not malfunctioned, ceased to function or provided invalid or incorrect results as a result of (x) the change of years from 1999 to 2000, (y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date; in each case without human intervention, other than original data entry; provided, in each case, that all applications, hardware and other systems used in conjunction with such system or item which are not owned or licensed by the Company (or the Buyer, as the case may be) correctly exchange date data with or provide data to such system or item.

    2.14  INTENTIONALLY OMITTED.

    2.15  CONTRACTS.

        (a) Section 2.15 of the Disclosure Schedule lists the following agreements to which the Company is a party as of the date of this Agreement:

           (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties involving more than $50,000;

           (ii) any agreement (or group of related agreements) for the purchase of products or for the furnishing or receipt of services, (A) involving more than $50,000 or (B) in which the

       Company has granted "most favored nation" pricing provisions, granted marketing or distribution rights relating to any services or territory, agreed to purchase a minimum quantity of goods or services, or agreed to purchase goods or services exclusively from a certain party;

          (iii) any agreement establishing a partnership or joint venture;

           (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) in an amount in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

           (v) any agreement concerning noncompetition or restricting the Company's or a successor's ability to hire employees or retain contracts;

           (vi) any employment or consulting agreement which is not terminable on notice without cost or other liability to the Company, except accrued pay, vacation pay and the like;

          (vii) any agreement involving any officer or director of the Company or any affiliate (an "Affiliate"), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), thereof;

         (viii) any agreement under which the consequences of a default or termination would reasonably be expected to have Company Material Adverse Effect;

           (ix) any agreement which contains any provisions requiring the Company to indemnify any other party thereto (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

           (x) any other material agreement (or group of related agreements) not entered into in the Ordinary Course of Business involving more than $50,000.

        (b) The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.15 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect, provided that the contracts disclosed pursuant to Section 2.15(a)(v) may not be enforceable in full in all circumstances; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, or, to the knowledge of the Company, is pending or threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such contract.

    2.16 ACCOUNTS RECEIVABLE. All accounts receivable of the Company reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

    2.17 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company.

    2.18 INSURANCE. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, the Company is not liable for retroactive premiums or similar payments, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

    2.19 LITIGATION. There is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a "Legal Proceeding") which is pending or, to the Company's knowledge, has been threatened in writing against the Company.

    2.20 WARRANTIES. No service sold, licensed or delivered by the Company is subject to any guaranty, warranty, right of credit or other indemnity other than the applicable standard terms and conditions used by the Company, which are set forth in Section 2.20 of the Disclosure Schedule. Section 2.20 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions since September 17, 1997.

    2.21  EMPLOYEES.

        (a) Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company, along with the position and the annual rate of compensation of each such person. Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company who are a party to a non-competition agreement with the Company; copies of such agreements have previously been delivered to the Buyer.

        (b) The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, formal grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

    2.22  EMPLOYEE BENEFITS.

        (a) For purposes of this Agreement, the following terms shall have the following meanings:

           (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

           (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (iii) "Company ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section

       414(c) of the Code), or (3) an affiliated service group (as defined under
       Section 414(m) of the Code or the regulations under Section 414(o) of the
       Code), any of which includes or included the Company.

        (b) Section 2.22(b) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company or any Company ERISA Affiliate ("Company Employee Benefit Plans"). Complete and accurate copies of (i) all Company Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last five plan years for each Company Employee Benefit Plan, have been delivered to the Buyer. Each Company Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, and the Company ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Benefit Plan and has made all required contributions thereto. The Company, each ERISA Affiliate and each Company Employee Benefit Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including without limitation Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Employee Benefit Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted.

        (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Employee Benefit Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Employee Benefit Plan or asserting any rights or claims to benefits under any Company Employee Benefit Plan that could give rise to any material liability.

        (d) The Eggrock Partners 401(k) Savings Plan (the "401(k) Plan") is the only Company Employee Benefit Plan that is intended to be qualified under
    Section 401(a) of the Code. The prototype plan pursuant to which the 401(k) Plan is established and maintained has received an opinion letter from the National Office of the Internal Revenue Service, upon which the Company may rely, to the effect that the form of prototype plan and trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. The 401(k) Plan has not been amended or operated since its adoption in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Employee Benefit Plan which is required to satisfy Section
    401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

        (e) Neither the Company nor any Company ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

        (f) At no time has the Company or any Company ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

        (g) There are no unfunded obligations under any Company Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

        (h) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company, or any Company ERISA Affiliate that would subject the Company or any Company ERISA Affiliate to
    (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Employee Benefit Plan.

        (i) No Company Employee Benefit Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

        (j) Each Company Employee Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Company Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Employee Benefit Plan.

        (k) Section 2.22(k) of the Disclosure Schedule discloses each:
    (i) agreement with any stockholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by
    Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

        (l) Section 2.22(l) of the Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time-off and the amount of such liabilities as of the date hereof.

    2.23  ENVIRONMENTAL MATTERS.

        (a) The Company has complied with all material applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company. For purposes of this Agreement, "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels, and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

        (b) To the best knowledge of the Company, there have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company. The Company is not aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company. For purposes of this Agreement, "Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

        (c) Set forth in Section 2.23(c) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

        (d) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

    2.24 LEGAL COMPLIANCE. The Company, and the conduct and operations of its business, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

    2.25 CUSTOMERS AND SUPPLIERS. Section 2.25 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year and the amount of revenues accounted for by such customer during each such period and
(b) each supplier that is the sole supplier of any significant product to the Company. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company. No unfilled customer order or commitment obligating the Company to process, manufacture or deliver products or perform services will result in a loss to the Company upon completion of performance. No purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the products or services to be provided thereunder.

    2.26 PERMITS. Section 2.26 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted or as proposed to be conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each such Permit is in full force and effect and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

    2.27 CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES. No Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company in an amount in excess of $50,000. Section 2.27 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which have occurred or existed since January 1, 1998.

    2.28 BROKERS' FEES. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

    2.29 BOOKS AND RECORDS. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company.

    2.30  HSR ACT.  Assuming the accuracy of the representation by the Buyer in
Section 3.10, the Company is not required to file a Notification and Report Form under the Hart-Scott-Rodino Act of 1976, as amended ("HSR Act"), in connection with the transactions contemplated by this Agreement.

    2.31  SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW NOT
APPLICABLE. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the Delaware General Corporation Law applicable to "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement, the Shareholders Voting Agreement described in Section 1.17 or the consummation of the Merger or other transactions contemplated by this Agreement.

                                  ARTICLE III.
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER
                         AND THE TRANSITORY SUBSIDIARY

    Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows:

    3.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect (as defined below). The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws, each as amended to date. For purposes of this Agreement, "Buyer Material Adverse Effect" means a material adverse effect on the assets, business, financial condition, or results of operations of the Buyer and its subsidiaries, taken as a whole.

    3.2  CAPITALIZATION.  The authorized capital stock of the Buyer consists of
(a) 80,000,000 shares of Buyer Common Stock, of which 17,441,352 shares were issued and outstanding as of January 24, 2000, and (b) 5,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued or outstanding. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Section 3.2 of the Buyer's Disclosure Schedule attached hereto sets forth a complete and accurate list of (i) all outstanding options, warrants and other securities convertible into or exchangeable for shares of capital stock of the Buyer, indicating the number and class or series of capital stock of the Buyer subject to each such security; and
(ii) all stock option plans and other stock or equity-related plans of the Buyer. Other than the securities listed in Section 3.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Buyer is a party or which are binding upon the Buyer providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Buyer. There are no agreements to which the Buyer is a party or by which it is bound with respect to voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or "drag-along" rights) of any securities of the Buyer. All of the issued and outstanding shares of Buyer Common Stock were issued in compliance with applicable federal and state securities laws.

    3.3 AUTHORIZATION OF TRANSACTION. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and the Registration Rights Agreement (together, the "Transaction Documents") and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Transaction Documents and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively, including without limitation having obtained all necessary approvals from Buyer's stockholders. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms, except to the extent such enforceability is subject to: (i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, (ii) the availability of specific performance, injunctive relief and other equitable remedies, and (iii) limitations that may exist with respect to indemnification provisions contained in any registration right or similar agreements.

    3.4 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act, any applicable state securities laws, the Exchange Act and the NASDAQ National Market, and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Transaction Documents, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, except for
(i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the transactions contemplated hereby or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

    3.5 REPORTS AND FINANCIAL STATEMENTS. Buyer has filed with the Securities and Exchange Commission (the "SEC") each statement, report, registration statement (including, without limitation, the Form S-1 and all amendments and prospectuses related thereto filed in connection with the Buyer's initial public offering) and definitive proxy statement required to be filed with the SEC by Buyer since June 30, 1999 (collectively, the "Buyer SEC Documents"). The Buyer SEC Documents constitute all of the documents required to be filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC through the date of this Agreement. All documents required to be filed as exhibits to the Buyer SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Buyer nor any subsidiary of Buyer is in default thereunder where such a default would reasonably be expected to have a Buyer Material Adverse Effect. As of their respective filing dates, (i) the Buyer SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations thereunder and (ii) none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Buyer SEC Document which was filed prior to the date hereof. The financial statements of Buyer, including the notes thereto, included in the Buyer SEC Documents (the "Buyer Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). The Buyer Financial Statements fairly present the consolidated financial condition, results of operations and cash flows of the Buyer and the Buyer Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments) and are consistent with the books and records of the Buyer and the Buyer Subsidiaries.

    3.6 ABSENCE OF MATERIAL ADVERSE CHANGE. Since September 30, 1999, there has occurred no event or development which has had, or could reasonably be expected to have in the future, a Buyer Material Adverse Effect.

    3.7 LITIGATION. Except as disclosed in the Buyer SEC Documents, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Buyer's knowledge, threatened against the Buyer or any subsidiary of the Buyer which, if determined adversely to the Buyer or such subsidiary, could have, individually or in the aggregate, a Buyer Material Adverse Effect.

    3.8 INTERIM OPERATIONS OF THE TRANSITORY SUBSIDIARY. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

    3.9 BROKERS' FEES. Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

    3.10  HSR ACT.  Assuming the accuracy of the Company's representation in
Section 2.30, Buyer is not required to file a Notification and Report Form under the HSR Act, in connection with the transactions contemplated by this Agreement.

    3.11 NASDAQ REQUIREMENTS. Buyer is not required to obtain stockholder approval of this Agreement or the transactions contemplated hereby pursuant to the rules of the Nasdaq National Market applicable to listed companies.

    3.12 LEGAL COMPLIANCE. Each of the Buyer and the Buyer Subsidiaries, and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Buyer Material Adverse Effect.

    3.13 SECTION 16 MATTERS. In connection with adopting resolutions approving the Transactions, the Board of Directors of Buyer has taken such actions and votes as are necessary to approve the acquisition of Common Stock of the Buyer by Maureen Ellenberger for all purposes, including for purposes of exempting such acquisition under Rule 16b-3 promulgated under the Exchange Act.

                                  ARTICLE IV.
                                   COVENANTS

    4.1 CLOSING EFFORTS. Each of the Parties shall use its reasonable best efforts, ("Reasonable Best Efforts"), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

    4.2  GOVERNMENTAL AND THIRD-PARTY NOTICES AND CONSENTS.

        (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, including if applicable those required under the HSR Act and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

        (b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in
    Section 2.4 of the Disclosure Schedule.

    4.3  SPECIAL MEETING, PROSPECTUS/PROXY STATEMENT AND REGISTRATION STATEMENT.

        (a) The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Stockholder Approval, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the Delaware General Corporation Law. In connection with such special meeting of stockholders or written stockholder consent, the Buyer shall prepare, with the assistance and cooperation of the Company, a Registration Statement on Form S-4 (the "Registration Statement"). The Registration Statement shall include a prospectus/proxy statement to be used for the purpose of offering the Merger Shares to stockholders of the Company and soliciting proxies or written consents from stockholders of the Company for the purpose of obtaining the Requisite Stockholder Approval (such prospectus/proxy statement, together with any accompanying letter to stockholders, notice of meeting and form of proxy or written consent, shall be referred to herein as the "Prospectus/Proxy Statement"). The summary of the Merger in the Prospectus/Proxy Statement shall include a summary of the terms relating to the indemnification obligations of the Company Stockholders, the escrow arrangements and the authority of the Indemnification Representative, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms. The Buyer shall file the Registration Statement with the SEC and shall, with the assistance of the Company, promptly respond to any SEC comments on the Registration Statement and shall otherwise use its Reasonable Best Efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable. Promptly following such time as the Registration Statement is declared effective, the Company shall distribute the Prospectus/Proxy Statement to its stockholders and, pursuant thereto, shall use its Reasonable Best Efforts to obtain the Requisite Stockholder Approval. If the Requisite Stockholder Approval is obtained by means of a written consent, the Company shall send, pursuant to Sections 228 and 262(d) of the Delaware General Corporation Law, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Shares pursuant to Section 262 of the Delaware General Corporation Law (which notice shall include a copy of such Section
    262), and shall promptly inform the Buyer of the date on which such notice was sent.

        (b) The Company, acting through its Board of Directors, shall include in the Prospectus/Proxy Statement the unanimous recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

        (c) The Company shall ensure that the Prospectus/Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information relating to the Buyer or furnished by the Buyer in writing for inclusion in the Prospectus/Proxy Statement).

        (d) The Buyer shall ensure that the Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided that the Buyer shall not be responsible for the accuracy or completeness of any information relating to the Company or furnished by the Company in writing for inclusion in the Registration Statement).

        (e) Each of Buyer and the Company, agrees promptly to correct any information provided by it for use in the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Registration Statement and to cause the Registration Statement as so amended or supplemented to be filed with the SEC and to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal and state securities laws and the DGCL.

    4.4 OPERATION OF BUSINESS. Except as contemplated by this Agreement, during the period from the date of this Agreement to the earlier of the termination of this Agreement and the Effective Time, the Company shall (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other party) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, (except to the extent expressly contemplated by this Agreement, or as consented to in writing by the other party) prior to the Effective Time, the Company shall not, without the written consent of the Buyer:

        (a) issue or sell, or redeem or repurchase, any stock or other securities of the Company or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities or Options outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any such convertible securities or Options, provided that the Company may grant those Options set forth in Section 2.2(b) of the Disclosure Schedule under the heading " Authorized January Stock Options."

        (b) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

        (c) create, incur or assume any indebtedness (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity, provided that the Company may borrow pursuant to its line of credit with Fleet National Bank described in Section 2.4(c) of the Disclosure Schedule as in effect on the date of this Agreement to fund such expenditures as are permitted pursuant to this Agreement;

        (d) (i) hire any employee or consultant at a level of compensation in excess of $8,000 per month, (ii) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.22(k), (iii) (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, (iv) pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.21 of the Disclosure Schedule);

        (e) acquire, sell, lease, license or dispose of any assets or property (including without limitation any shares or other equity interests in or securities of any subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business and not in excess of $50,000 per item;

        (f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

        (g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

        (h) amend its charter, by-laws or other organizational documents;

        (i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

        (j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement, or that restricts or affects the Company's (or its successor's) ability to price its services or products, or its ability to render services for any other person, firm or entity;

        (k) make or commit to make any capital expenditure in excess of $25,000 per item or $100,000 in the aggregate, provided that the Company may make expenditures not in excess of the following limits to complete the build out and equipping of its offices in the following locations:

                                                                  C
                                                              ----------
Maynard, Massachusetts......................................  $1,300,000
Minneapolis, Minnesota......................................  $  250,000
Fort Lauderdale, Florida....................................  $  250,000
Washington, D.C.............................................  $   50,000

        (l) enter into any agreement which provides for (i) "most favored nation" pricing, (ii) noncompetition or (iii) restrictions on the ability of the Company or its successors to hire employees or retain contractors;

        (m) institute or settle any Legal Proceeding;

        (n) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

        (o) agree to or otherwise take any of the foregoing actions.

    4.5  ACCESS TO INFORMATION.

        (a) Upon reasonable notice and subject to the restrictions contained in confidentiality agreements by which the Company and Buyer are bound, the Company shall permit representatives of the Buyer to have reasonable access (at reasonable times during normal business hours, and in a manner so as not to interfere with the normal business operations of such entity) to all premises, properties, financial and accounting records, contracts, other records and documents, of or pertaining to the Company, as applicable; provided that if the Company is withholding information because it is obligated to do so pursuant to a confidentiality agreement by which it is bound, the Company shall give the Buyer notice of such withholding.

        (b) Buyer agrees that, unless and until the Closing has been consummated, Buyer and its officers, directors, agents and representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from the Company with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information that (i) is or becomes generally available to the public as a result of public disclosure by the Company or its representatives, (ii) was available to Buyer on a non-confidential basis prior to its disclosure to Buyer by the Company, (iii) becomes available to Buyer on a non-confidential basis from a source other than the Company or its representatives provided that such source is not bound by a confidentiality agreement with the Company or its representatives or (iv) was developed by Buyer independently and without any use of information provided by or obtained from the Company shall not be deemed confidential or proprietary information for purposes of this agreement. If the transaction contemplated by this Agreement is not consummated, Buyer will promptly return to the Company (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, Tax Returns, lists, memoranda, and other documents prepared by or made available to Buyer in connection with the transaction.

        (c) Within 20 days after the end of each month ending prior to the Closing, beginning with January, 2000, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the

    Financial Statements (except that the unaudited financial statements do not have notes thereto). Such financial statements shall present fairly in all material respects the financial condition and results of operations of the Company on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company (subject to normal recurring year end adjustments).

    4.6  NOTICE OF BREACHES.

        (a) From the date of this Agreement until the Effective Time, the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing Date. No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule.

        (b) From the date of this Agreement until the Effective Time, the Buyer shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete in any material respect at any time after the date of this Agreement until the Closing Date. No such supplemental information shall be deemed to cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement.

    4.7  EXCLUSIVITY.

        (a) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Company shall not, and the Company shall use its best efforts to cause each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock (excluding issuances upon outstanding convertible securities and options or to employees), sale of material assets or similar business transaction involving the Company, (an "Acquisition Proposal"),
    (ii) furnish any non-public information concerning the business, properties or assets of the Company, to any party (other than the Buyer) in connection with any potential Acquisition Proposal, or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any potential Acquisition Proposal.

        (b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

    4.8 EXPENSES. Except as set forth in Article VI and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

    4.9 AGREEMENTS FROM CERTAIN AFFILIATES OF THE COMPANY. At or prior to the Effective Time, the Company shall provide to the Buyer a list of those persons who are, in the Buyer's or the Company's respective reasonable judgment, affiliates of the Company within the meaning of Rule 145 of the Securities Act. The Company shall provide such information and documents as the Buyer shall reasonably request for purposes of reviewing such list and shall notify the Buyer in writing regarding any change in the identity of such affiliates prior to the Closing Date. In order to help ensure that the issuance of and any resale of the Merger Shares will comply with the Securities Act, the Company shall use its Reasonable Best Efforts to deliver or cause to be delivered an Affiliate Agreement, in the form attached hereto as Exhibit E executed by each of such affiliates. The Buyer shall be entitled to place appropriate legends on the certificates evidencing any Merger Shares to be issued to such affiliates of the Company, and to issue appropriate stop transfer instructions to the transfer agent for the Buyer Common Stock, setting forth restrictions on transfer consistent with the terms of the Affiliate Agreement.

    4.10 LISTING OF MERGER SHARES. The Buyer shall use its best efforts to list the Merger Shares on the Nasdaq National Market. Each of Buyer and the Company will advise and deliver copies (if any) to the other parties, promptly after it receives notice thereof, of any request by the Nasdaq National Market for amendment of any submitted materials or comments thereon and responses thereto or requests by the Nasdaq National Market for additional information.

    4.11 TAX-FREE TREATMENT. None of Buyer, Transitory Subsidiary or the Company shall take or fail to take or cause to be taken or fail to be taken any action, whether before or after Closing, which would cause the Merger to fail to constitute a "reorganization" within the meaning of Section 368(a) of the Code. No party to this Agreement shall take a position on any return, report or filing inconsistent with this treatment.

    4.12 NONSOLICITATION. Prior to the Effective Time and, in the event that this Agreement is terminated for any reason, for a period of one (1) year following the Effective Time, neither Buyer nor the Company nor any of their respective affiliates shall directly, or indirectly, solicit for employment or hire any employee of the other party, or any of their respective subsidiaries, with whom such party has had contact or who became known to such party in connection with the Merger; provided, however, that the foregoing provision shall not prohibit (i) the employment of an employee who contacts the hiring party of his or her own initiative and without any direct or indirect solicitation by such hiring party or (ii) general advertisement in newspapers or other periodicals in the ordinary course of business.

    4.13 EMPLOYEE BENEFIT ARRANGEMENTS. Each employee of the Company who was an employee of the Company immediately prior to the Closing shall, as of the Effective Time, (i) be entitled to participate in the employee programs maintained by the Buyer to the same extent as similarly situated employees of Buyer, (ii) receive credit for such employee's past service with the Company prior to the Effective Time and prior to the time that such employee becomes a participant for all purposes under such plans and programs, (iii) to the extent permitted under the terms of such plans and programs, not to be subject to any waiting periods or limitations on benefits for pre-existing conditions and shall be given credit for amounts paid under corresponding plans during the appropriate period prior to the Closing and (iv) shall be given credit for all accrued but unused vacation time credited to such employee as of the Closing. In addition, if any employees of the Company employed as of the Closing Date become covered by a medical plan of Buyer or any of its Affiliates, such medical plan shall not impose any exclusion on coverage for pre-existing medical conditions with respect to these employees. Notwithstanding the foregoing, nothing contained in this Section 4.13 shall confer any rights, remedies, obligations or liabilities upon any party other than the parties hereto.

    4.14 BLUE SKY LAWS. Buyer shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Buyer Common Stock in connection with the Merger.

    4.15 RULE 144 INFORMATION. Buyer shall make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, for a period of two (2) years after the Closing Date.

    4.16 LEGAL REQUIREMENTS. Each of Buyer and the Company will use Reasonable Best Efforts to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will use Reasonable Best Efforts to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

    4.17 NON-DISCLOSURE, NON-SOLICITATION AND ASSIGNMENT AGREEMENT. The Company acknowledges that it is the policy of the Buyer for each of its employees to enter into a Non-Disclosure, Non-Solicitation and Assignment Agreement and that it shall be a condition of the continued employment of each of the Company's employees after the Closing that he or she enter into such Agreement with the Buyer.

    4.18 OPERATION OF BUSINESS OF BUYER. Prior to the Effective Time, without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed, Buyer shall not: (x) engage in any transaction (other than transactions contemplated by this Agreement) that would (i) require the approval of the stockholders of Buyer, (ii) require Buyer to include the information relating to such transaction in the pro forma financial statements that are required to be contained in the Registration Statement (the APro Formas@) or (iii) require Buyer to amend or restate the Pro Formas in any material manner; (y) engage in any material securities offering, or acquisition of the business, assets or capital stock of any entity by Buyer that would reasonably be anticipated to cause a material delay in the consummation of the transactions contemplated by this Agreement; or (z) enter into any binding contract to do any of the foregoing, provided that the provisions of this
Section 4.18 shall not apply with respect to the Buyer=s proposed acquisition of the corporation set forth in Section 4.18 of the Buyer's Disclosure Schedule.

                                   ARTICLE V.
                      CONDITIONS TO CONSUMMATION OF MERGER

    5.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, each of which may be waived, in writing, by agreement of all of the parties hereto:

        (a) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

        (b) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and there shall not be in effect any stop order suspending the effectiveness of the Registration Statement or any proceedings seeking such a stop order;

        (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any administrative agency or commission or other governmental authority or instrumentality of competent jurisdiction have enacted, issued or promulgated any statute, rule, regulation or order which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable best efforts to have such injunction or other order lifted.

        (d) Governmental Approval. Buyer and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents necessary, if any, for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act, under state Blue Sky laws, and, if applicable, under the HSR Act (or, in the case of the HSR Act, all applicable time limitations under the HSR Act shall have expired), unless the failure to obtain a particular approval, waiver or consent is not reasonably likely to have a Buyer Material Adverse Effect or a Seller Material Adverse Effect.

        (e) Escrow Agreement. Buyer, Escrow Agent and the Indemnification Representative shall have entered into an Escrow Agreement in the form attached hereto as Exhibit A.

        (f) Tax Opinion. Each of Buyer and the Company shall have received a written opinion from their respective counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, which opinions shall be substantially identical in substance; provided, however, that if the counsel to either Buyer or the Company does not render such opinion, this condition shall nonetheless be deemed satisfied with respect to such party if counsel to the other party renders such opinion to such party. In preparing the Buyer and the Company tax opinions, counsel may rely on reasonable assumptions and may also rely on (and to the extent reasonably required, the parties and the Company's stockholders shall make) reasonable representations related thereto.

    5.2  CONDITIONS TO OBLIGATIONS OF THE BUYER AND THE TRANSITORY
SUBSIDIARY. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

        (a) the number of Dissenting Shares shall not exceed 10% of the number of outstanding Common Shares as of the Effective Time (calculated after giving effect to the conversion into Common Shares of all outstanding Preferred Shares);

        (b) the Company shall have obtained (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Schedule 5.2(b) which are required on the part of the Company except for any which if not obtained or effected would not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

        (c) the representations and warranties of the Company set forth in the first sentence of Section 2.1 and in Section 2.2 and 2.3 and any representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date) and except where the failures to be true and correct, individually or in the aggregate and without regard to any qualifications as to materiality or Company Material Adverse Effect contained in such representations and warranties, have not had and are not reasonably likely to have a Company Material Adverse Effect;

        (d) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time, except to the extent where the failures to perform or comply, individually or in the aggregate and without regard to any qualifications as to materiality or Company Material Adverse Effect contained in such agreements and covenants, have not had and are not reasonably likely to have a Company Material Adverse Effect; provided that the Company shall have complied with the provisions of Section 4.7 in all respects;

        (e) the agreements provided for in Section 1.14 shall be in full force and effect;

        (f) the Buyer shall have entered into stock restriction agreements with all of the Level 3 Directors of the Company in the form attached hereto as Exhibit C;

        (g) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate (the "Company Certificate") to the effect that each of the conditions specified in clause (a) of Section 5.1 and clauses
    (a) through (e) of this Section 5.2 is satisfied in all respects;

        (h) the Buyer shall have received from counsel to the Company an opinion in the form as set forth in Exhibit F attached hereto, addressed to the Buyer and dated as of the Closing Date;

        (i) the Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director and officer of the Company and the Subsidiaries (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary); and

        (j) none of the following shall have occurred after the date of this
    Agreement:

           (i) the termination or resignation of employment for any reason of more than 10% of the billable personnel employed by the Company as of the date of this Agreement; or

           (ii) the termination or cancellation of contracts in effect as of the date of this Agreement under which the Company was to provide services to clients if, in the aggregate, such contracts provided for the payment of fees of $2,500,000 or more during 2000.

    5.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

        (a) the Buyer shall have effected all of the registrations, filings and notices referred to in Section 4.2 which are required on the part of the Buyer, except for any which if not obtained or effected would not have a Buyer Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

        (b) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in the first sentence of Section 3.1 and Sections 3.2 and 3.3 and any representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct, and the representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are not so qualified (other than those set forth in Section
    3.1 and Section 3.3) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time, except to the extent such representations and warranties are specifically made as of a particular date or as of the date of this Agreement (in which case such representations and warranties shall be true and correct as of such date) and except to the extent that such failure to be true and correct in all respects or true and correct in all material respects, as applicable, would not have a Buyer Material Adverse Effect;

        (c) each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time except to the extent that such failure to perform or comply would not have a Buyer Material Adverse Effect;

        (d) the Buyer shall have delivered to the Company a certificate (the "Buyer Certificate") to the effect that each of the conditions specified in clause (a) of Section 5.1 and clauses (a) through (c) of this Section 5.3 is satisfied in all respects;

        (e) the Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion in the form as set forth in Exhibit G attached hereto, addressed to the Company and dated as of the Closing Date;

        (f) Listing of Additional Shares. The filing with the Nasdaq National Market of a Notification Form for Listing of Additional Shares with respect to the shares of Buyer Common Stock issuable to the Company Stockholders in the Merger and upon exercise of the Options under the Company's Stock Option Plan assumed by Buyer shall have been made and such shares shall be approved for listing, subject to official notice of issuance; and

        (g) Registration Rights Agreement. Buyer and the Company Stockholders shall have entered into a Registration Rights Agreement in the form attached hereto as Exhibit H.

                                  ARTICLE VI.
                                INDEMNIFICATION

    6.1 INDEMNIFICATION BY THE COMPANY STOCKHOLDERS. The Company Stockholders receiving the Merger Shares pursuant to Section 1.5 (the "Indemnifying Stockholders") shall severally, but not jointly indemnify the Buyer in respect of, and hold it harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

        (a) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or the Company Certificate; or

        (b) any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Stockholder, free and clear of all Security Interests.

    6.2 INDEMNIFICATION BY THE BUYER. The Buyer shall indemnify the Indemnifying Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Stockholders resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or the Buyer Certificate.

    6.3  INDEMNIFICATION CLAIMS.

        (a) A party entitled, or seeking to assert rights, to indemnification under this Article VI (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this
    Article VI may be sought. Such notification shall be given within 20 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 business days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party. The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense. The party controlling such defense (the "Controlling Party") shall keep the Non-controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided, that, if the amount of such settlement will be fully indemnified against by the Indemnifying Party then the Indemnifying Party may agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, provided that such settlement includes a complete release of the Indemnified Party from all claims relating to the subject matter of the suit or proceeding. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which, may not be unreasonably withheld or delayed.

        (b) In order to seek indemnification under this Article VI other than as specified in Section 6.2(a) above, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party which contains
    (i) a description and the amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party,
    (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages, and (iv) a copy of the Claim Notice to the Escrow Agent.

        (c) Within 20 business days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value (as defined below) equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value equal to the Agreed Amount) or
    (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 6.2(d) for the resolution of such dispute (a "Dispute"). For purposes of this Article VI, the "Value" of any Escrow Shares delivered in satisfaction of an indemnity claim shall be the average of the last reported sale prices per share of the Buyer Common Stock on the Nasdaq National Market over the ten consecutive trading days immediately preceding and ending on the last trading day before the date of such determination (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock since the beginning of such ten-day period), multiplied by the number of such Escrow Shares.

        (d) During the 15-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Indemnified Party and the Indemnifying Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Buyer Common Stock from the Escrow Fund in accordance with the terms thereof.

        (e) If the Indemnifying Party is comprised of the Indemnifying Stockholders, references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 6.4 or Section 6.5) shall be deemed to refer to the Indemnification Representative. The Indemnification Representative shall have full power and authority on behalf of each Indemnifying Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Stockholders under this Article VI. The Indemnification Representative may be changed by the holders of a majority in interest of the Escrow Shares from time to time upon not less than 10 days' prior written notice to Buyer. The Indemnification Representative may resign upon thirty (30) days' notice to the parties to this Agreement and the Indemnifying Stockholders. No bond shall be required of the Indemnification Representative, and the Indemnification Representative shall receive no compensation for his or her services. Notices or communications to or from the Indemnification Representative shall constitute notice to or from each of the Indemnifying Stockholders. The Indemnification Representative shall have reasonable access to information about the Buyer and the reasonable assistance of the Company's former officers and employees for purposes of performing his or her duties and exercising his or her rights hereunder, provided that the Indemnification Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially or in connection with any arbitration proceeding).

    6.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in this Agreement, the Company Certificate or the Buyer Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (b) shall expire on the date one year following the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "Expected Claim Notice"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Indemnifying Stockholders in accordance with the terms of the Escrow Agreement.

    6.5  LIMITATIONS.

        (a) Except with respect to claims based on fraud, notwithstanding anything to the contrary herein, (i) the aggregate liability of the Indemnifying Stockholders for Damages under this Article VI shall not exceed the Value of the Escrow Shares, and (ii) the aggregate liability of the Buyer for Damages under this Article VI shall not exceed $125,000,000.

        (b) Except with respect to claims based on fraud, the rights of the Indemnified Parties under this Article VI and, in the case of the Indemnifying Stockholders, the Escrow Agreement shall be the sole and exclusive remedy of the Indemnified Parties with respect to any matters relating to this Agreement, the Merger and any other transaction contemplated by this Agreement, including without limitation claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

        (c) No Indemnifying Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements. There shall be no right of contribution between and among the Indemnifying Stockholders with respect to their indemnification obligations under this Article VI.

        (d) The Company Stockholders shall not be required to indemnify the Buyer with respect to any claim for indemnification due to inaccuracies in the representations and warranties of the Company, except for the representations and warranties set forth in Sections 2.1, 2.2 and 2.3, unless and until the aggregate amount of all such claims against the Company Stockholders exceeds $575,000, at which time the Company Stockholders shall only be required to indemnify the Buyer with respect to the amount in excess of $575,000.

        (e) The Buyer shall not be required to indemnify the Company Stockholders with respect to any claim for indemnification due to inaccuracies in the representations and warranties of the Buyer, except for the representations and warranties set forth in Section 3.1, 3.2 and 3.3, unless and until the aggregate amount of all such claims against the Buyer exceeds $575,000, at which time the Buyer shall only be required to indemnify the Company Stockholders with respect to the amount in excess of $575,000.

        (f) Notwithstanding anything in this Agreement to the contrary, no Company Stockholder shall be obligated to indemnify the Buyer pursuant to this Article VI for an amount in excess of the Value (as defined in Section 6.2(a) hereof) of the number of Escrow Shares to which such Company Stockholder would be otherwise entitled to receive pursuant to Section 1.5 hereof and such Escrow Shares shall serve as the sole and exclusive remedy for satisfaction of such Company Stockholder's obligations pursuant to this
    Article VI. There shall be no right of contribution between and among the Company Stockholders with respect to their indemnification obligations under this Article VI.

                                  ARTICLE VII.
                                  TERMINATION

    7.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement prior to the Effective Time (whether before or after Requisite Stockholder Approval), as provided below:

        (a) the Parties may terminate this Agreement by mutual written consent;

        (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured within 10 days following delivery by the Buyer to the Company of written notice of such breach;

        (c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach,
    (i) would cause the conditions set forth in clauses (c) or (d) of Section
    5.3 not to be satisfied and (ii) is not cured within 10 days following delivery by the Company to the Buyer of written notice of such breach;

        (d) the Buyer may terminate this Agreement by giving written notice to the other Parties at any time after the Company Stockholders have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

        (e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before July 31, 2000 by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

        (f) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before July 31, 2000 by reason of the failure of any condition precedent under Section 5.1 or 5.3 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

    7.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 7.1 all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except (i) as set forth in Sections 4.5(b), 4.8, 4.12 and Article IX, (ii) for any liability for any breaches of this Agreement by such Party prior to the time of termination and
(iii) if the termination was by a Party pursuant to Sections 7.1(b), (c), (d),
(e) or (f) as a result of a material breach by the other Party hereto, the breaching Party shall promptly pay $150,000 to the non-breaching Party as partial reimbursement of the fees and expenses of the non-breaching Party. Payment of the $150,000 amount specified in the prior sentence shall in no way alter, limit, waive or otherwise affect any of the rights or obligations of the parties pursuant to this Agreement (including claims for damages arising out of a breach of this Agreement).

                                 ARTICLE VIII.
                                  DEFINITIONS

    For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

DEFINED TERM                                   SECTION
------------                                   -------
401(k) Plan                                    2.22(d)

Acquisition Proposal                           4.7(e)

Affiliate                                      2.15(a)(vii)

Affiliate Agreement                            4.9

Agreed Amount                                  6.3(c)

Agreement                                      Introduction

Buyer                                          Introduction

Buyer Certificate                              5.3(d)

Buyer Common Stock                             1.5(a)

Buyer Financial Statements                     3.5

Buyer Material Adverse Effect                  3.1

Buyer SEC Documents                            3.5

CERCLA                                         2.23(a)

Certificates                                   1.7(a)

Certificate of Merger                          1.1

Claim Notice                                   6.3(b)

Claimed Amount                                 6.3(b)

Closing                                        1.2

Closing Date                                   1.2

Code                                           1.9(a)

Common Conversion Ratio                        1.5(c)

Common Shares                                  1.5(a)

Company                                        Introduction

Company Certificate                            5.2(g)

Company Employee Benefits Plan                 2.22(b)

Company Intellectual Property                  2.13(a)

Company Material Adverse Effect                2.1

Company Shares                                 1.5(b)

Company Stockholder                            1.5(c)

DEFINED TERM                                   SECTION
------------                                   -------
Company Stock Plan                             1.9(a)

Company Customer Deliverables                  2.13(a)

Controlling Party                              6.3(a)

Damages                                        6.1

Delaware Courts                                9.11

DGCL                                           1.1

Disclosure Schedule                            Article II

Dispute                                        6.3(c)

Dissenting Shares                              1.6(a)

Effective Time                                 1.1

Employee Benefit Plan                          2.22(a)(i)

Environmental Law                              2.23(a)

ERISA                                          2.22(a)(ii)

Company ERISA Affiliate                        2.22(a)(iii)

Escrow Agreement                               1.3(e)

Escrow Agent                                   1.3(e)

Escrow Shares                                  1.5(c)

Expected Claim Notice                          6.4

Exchange Act                                   2.15(a)(vii)

Exchange Agent                                 1.3(d)

Financial Statements                           2.6

GAAP                                           2.6

Governmental Entity                            2.4

HSR Act                                        2.3

Indemnification Representatives                1.3(e)

Indemnified Party                              6.3(a)

Indemnifying Party                             6.3(a)

Indemnifying Stockholders                      6.1

Initial Shares                                 1.5(c)

Intellectual Property                          2.13(a)

Company Internal Systems                       2.13(a)

Legal Proceeding                               2.19

Materials of Environmental Concern             2.23(b)

DEFINED TERM                                   SECTION
------------                                   -------
Merger                                         1.1

Merger Shares                                  1.5(c)

Most Recent Balance Sheet                      2.8

Most Recent Balance Sheet Date                 2.6

Non-controlling Party                          6.3(a)

Options                                        1.9(a)

Ordinary Course of Business                    2.4

Parties                                        Introduction

Permits                                        2.26

Preferred Conversion Ratio                     1.5(c)

Preferred Shares                               1.5(b)

Prospectus/Proxy Statement                     4.3(a)

Reasonable Best Efforts                        4.1

Registration Statement                         4.3(a)

Response                                       6.3(c)

Requisite Stockholder Approval                 2.3

SEC                                            3.5

Securities Act                                 1.9(c)

Security Interest                              2.4

Company Software                               2.13(e)

Surviving Corporation                          1.1

Taxes                                          2.9(a)(I)

Tax Returns                                    2.9(a)(ii)

Transaction Documents                          3.3

Transitory Subsidiary                          Introduction

Value                                          6.3(c)

Year 2000 Compliant                            2.13(i)

                                  ARTICLE IX.
                                 MISCELLANEOUS

    9.1 PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue any press release or public announcement or otherwise make any public statements relating to the subject matter of this Agreement without the prior written approval of the other Parties, which consent shall not be unreasonably withheld; provided, however, that any Party may make any public disclosure, without the prior written approval of the other Party, it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable best efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure). Notwithstanding the foregoing, the parties may have oral communications with representatives of the financial community which are consistent with their historic practice so long as information contained in such communications has been substantially disclosed previously in a press release or public announcement made in compliance with the provisions of this
Section 9.1.

    9.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions in
Article I concerning issuance of the Merger Shares and Article VI concerning indemnification are intended for the benefit of the Company Stockholders.

    9.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement, dated January 3, 2000 between the Buyer and the Company shall remain in effect in accordance with its terms.

    9.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer who becomes a party to this Agreement and agrees to perform and assume the obligations of Transitory Subsidiary hereunder, but no such assignment shall relieve either Buyer or Transitory Subsidiary of their respective obligations hereunder if such assignee does not perform such obligations.

    9.5 COUNTERPARTS; FACSIMILE SIGNATURE. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

    9.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    9.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

IF TO THE COMPANY:                             COPY TO:

Eggrock Partners, Inc.                         Goodwin, Procter & Hoar LLP
30 Monument Square, Suite 155                  Exchange Place, 53 State St.
Boston, MA 02109                               Concord, MA 01742
Attention: Maureen Ellenberger                 Attention: Jeffrey C. Hadden, P.C. and Joseph
  Telecopier: (978) 287-4680                     L. Johnson III, P.C.
                                                 Telecopier: 617-523-1231

IF TO THE BUYER OR THE TRANSITORY SUBSIDIARY:  COPY TO:

Breakaway Solutions, Inc.                      Hale and Dorr LLP
50 Rowes Wharf                                 60 State Street
Boston, MA 02110                               Boston, MA 02110
Attention: Gordon Brooks                       Attention: Thomas L. Barrette, Jr., Esq.
Telecopier: (617) 960-3434                     Telecopier: (617) 526-5000

    Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

    9.8 CHOICE OF LAW. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

    9.9 AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    9.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

    9.11 CONSENT TO JURISDICTION. Each of the Company, Buyer and Transitory Subsidiary hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware (the "DELAWARE COURTS") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives an objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

    9.12  CONSTRUCTION.

        (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

        (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

    IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Merger as of the date first above written.

                                                       BREAKAWAY SOLUTIONS, INC.

                                                       By:  /s/ GORDON BROOKS
                                                            -----------------------------------------
                                                            Name: Gordon Brooks
                                                            Title: PRESIDENT AND CHIEF EXECUTIVE
                                                            OFFICER

                                                       BENEDICT ACQUISITION CORP.

                                                       By:  /s/ KEVIN COMERFORD
                                                            -----------------------------------------
                                                            Name: Kevin Comerford
                                                            Title: PRESIDENT

                                                       EGGROCK PARTNERS, INC.

                                                       By:  /s/ MAUREEN ELLENBERGER
                                                            -----------------------------------------
                                                            Name: Maureen Ellenberger
                                                            Title: PRESIDENT AND CHIEF EXECUTIVE
                                                            OFFICER

                                                                         ANNEX B

                                ESCROW AGREEMENT

    THIS ESCROW AGREEMENT is entered into as of [      ], 2000 (this
"Agreement"), by and among Breakaway Solutions, Inc., a Delaware corporation (the "Buyer"), Eggrock Partners, Inc., a Delaware corporation (the "Company"), Maureen Ellenberger (the "Indemnification Representative") and State Street Bank and Trust Company (the "Escrow Agent").

    WHEREAS, the Buyer and the Company have entered into an Agreement and Plan of Merger, dated as of January 26, 2000 (the "Merger Agreement"), by and among the Company, the Buyer and Benedict Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Buyer ("Merger Sub"), pursuant to which Merger Sub will merge with and into the Company (the "Merger") which, as the surviving corporation (the "Surviving Corporation"), will become a wholly-owned subsidiary of the Buyer;

    WHEREAS, the Merger Agreement provides that an escrow account will be established for the purpose of securing and as the sole remedy for satisfying the indemnification obligations of the stockholders of the Company pursuant to the Merger Agreement (collectively, the "Indemnifying Stockholders") to the Buyer; and

    WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained;

    NOW, THEREFORE, the parties hereto hereby agree as follows:

    1. CONSENT OF COMPANY STOCKHOLDERS. The Indemnifying Stockholders have, either by virtue of their approval of the Merger Agreement or through the execution of an instrument to such effect, consented to: (a) the establishment of this escrow for the purpose of securing and as the sole remedy for satisfying the Indemnifying Stockholders' indemnification obligations under Article VI of the Merger Agreement in the manner set forth herein, (b) the appointment of Maureen Ellenberger as the Indemnification Representative as their representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each Indemnifying Stockholder, and the taking by the Indemnification Representative of any and all actions and the making of any decisions required or permitted to be taken or made by her under this Agreement and (c) all of the other terms, conditions and limitations in this Agreement.

    2.  ESCROW AND INDEMNIFICATION.

        (a) ESCROW OF SHARES. Simultaneously with the execution of this Agreement, the Buyer shall deposit with the Escrow Agent a certificate for
    [      ] shares of common stock of the Buyer, as determined pursuant to
    Section 1.5 of the Merger Agreement, issued in the name of the Escrow Agent or its nominee. The certificate shall be accompanied by a statement of the Buyer confirming that the certificate delivered to the Escrow Agent represents all of the Escrow Shares to be deposited with the Escrow Agent pursuant to the terms of Section 1.10 of the Merger Agreement. Upon its receipt thereof, the Escrow Agent shall acknowledge in writing receipt of such stock certificate to the Buyer and the Company. The Buyer may from time to time deposit with the Escrow Agent additional shares of common stock of the Buyer pursuant to the final sentence of Section 1.6(a) of the Merger Agreement. Any such delivery of additional shares shall be accompanied by
    (i) a written notice from the Buyer to the Escrow Agent identifying such shares as additional shares being deposited under this Agreement and (ii) a revised SCHEDULE A to reflect such deposit, as contemplated by Section 3(c) below (or shall state that no such revision is necessary). The shares deposited with the Escrow Agent pursuant to the first sentence of this
    Section 2(a), together with any further shares deposited by the Buyer pursuant to the immediately preceding sentence, are referred to herein as the "Escrow Shares." The Escrow Shares shall be held as an escrow fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to hold the Escrow Shares in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement.

        (b) INDEMNIFICATION.  The Indemnifying Stockholders have agreed in
    Article VI of the Merger Agreement that they shall severally but not jointly indemnify and hold harmless the Buyer from and against specified Damages (as defined in Section 6.1 of the Merger Agreement). The Escrow Shares shall be security for and the sole remedy for satisfying such indemnity obligation of the Indemnifying Stockholders, subject to the limitations, and in the manner provided, in this Agreement.

        (c) DIVIDENDS, ETC. Any securities distributed in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be issued in the name of the Escrow Agent or its nominee, and shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account. Such securities shall be considered Escrow Shares for purposes hereof.

        (d) VOTING OF SHARES. The Indemnifying Stockholders shall have the right, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. The Buyer shall send the Indemnifying Stockholders any notice, solicitation or other document or information it issues to its stockholders generally with respect to the Escrow Shares, including but not limited to proxy materials. Absent its receipt of such written instruction on a timely basis, the Escrow Agent shall be under no obligation to protect, preserve, exercise or enforce any rights or privileges in the Escrow Shares.

        (e) TRANSFERABILITY. The respective interests of the Indemnifying Stockholders in the Escrow Shares shall not be assignable or transferable, other than by operation of law to the heir or administrative personal representative or devisee of a deceased Indemnifying Stockholder. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Buyer in writing, and no such assignment or transfer shall be valid until such notice is given.

        (f) REPORTING. For federal income tax purposes and, to the extent permitted by applicable law, state and local tax purposes, the parties shall submit any required reports or returns prepared on the basis that the Indemnifying Stockholders are the owners of the Escrow Shares in the relative percentages set forth on SCHEDULE A annexed hereto and made a part hereof, as such SCHEDULE A may be revised from time to time as provided herein (as so revised, from time to time, "SCHEDULE A"), and the Indemnifying Stockholders shall furnish any required tax forms consistent with the foregoing.

    3.  DISTRIBUTION OF ESCROW SHARES.

        (a) The Escrow Agent shall distribute the Escrow Shares only in accordance with (i) a written instrument delivered to the Escrow Agent that is executed by both the chief executive officer or chief financial officer of Buyer and the Indemnification Representative and that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares,
    (ii) an order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Buyer or the Indemnification Representative, that instructs the Escrow Agent as to the distribution of some or all of the Escrow Shares, (iii) the provisions of Section
    3(b) hereof; provided, however, that in any such circumstance, prior to distribution of Escrow Shares to any Indemnifying Stockholder, the Escrow Agent (A) may demand payment of any Claimed Amount pursuant to Section
    6(a) and transfer the related amount of Escrow Shares to the Buyer pursuant to the terms of said Section, and (B) shall deliver to the Indemnification Representative any Escrow Shares that may be necessary to pay any Indemnification Representative Expenses pursuant to
    Section 8(b) (to the extent the Escrow Agent has received written notice thereof).

        (b) On the date that is the first anniversary of the date hereof (the "Termination Date"), the Escrow Agent shall determine (i) the aggregate Value (as defined in Section 4 hereof) of Escrow Shares then held hereunder,
    (ii) the aggregate amount of claims set forth in any Buyer Claims (as defined below) received by the Escrow Agent prior to the Termination Date and not resolved pursuant to clauses (i) or (ii) of Section 3(a) (and as to which the Escrow Agent has not otherwise received written notice of the resolution from the Buyer), and (iii) the aggregate Claimed Amount of any pending claims for reimbursement of the Escrow Agent pursuant to Section 6(a) below, and the aggregate amount of any pending Indemnification Representative Expenses, as that term is defined in Section 8(b) below as to which the Escrow Agent has received written notice from the Indemnification Representative prior to the Termination Date (and which have not been paid, to the knowledge of the Escrow Agent). If and to the extent such aggregate Value of the Escrow Shares (as described in clause (i) of this paragraph) is determined by the Escrow Agent to exceed (such excess, if any, the "Escrow Share Excess Value") the sum of the aggregate amount of such pending Buyer Claims, pending Claimed Amounts and pending Indemnification Representative Expense claims (as described in clauses (ii) and (iii) of this paragraph), the Escrow Agent shall distribute that portion of the Escrow Shares then held hereunder equal to such Escrow Share Excess Value (as nearly as practicable, after rounding as provided in Section 3(c) below) to the Indemnifying Stockholders as provided in Section 3(c). As used herein, a "Buyer Notice" shall mean any written notice received by the Escrow Agent from the Buyer prior to the Termination Date which states that it is a "Claim Notice" as defined in Section 6.2(b) of the Merger Agreement and sets forth a brief description of the claim to which it relates and the amount of such claim. The Escrow Agent shall retain in escrow after the Termination Date such Escrow Shares, if any, not released pursuant to the first two sentences of this Section 3(b) (such released Escrow Shares representing the Escrow Share Excess Value, if any), and any such Escrow Shares so retained in escrow shall be distributed only in accordance with the terms of clauses
    (i), (ii) or (iii) of Section 3(a) hereof.

        (c) Any distribution of all or a portion of the Escrow Shares to the Indemnifying Stockholders shall be made by delivery of the stock certificate held by the Escrow Agent representing the Escrow Shares then held by it to the Company with appropriate written instruction (and any necessary and appropriate endorsement) requesting transfer of the applicable number of Escrow Shares to the Indemnifying Stockholders, divided among them pro rata (as nearly as practicable, after rounding as provided below) in accordance with the percentages set forth opposite such holders' respective names on SCHEDULE A attached hereto, and requesting issuance and delivery of stock certificates representing such transferred Escrow Shares to such Indemnifying Stockholders (in each case by mailing such certificate to his or her address set forth on Schedule A, or as such Indemnifying Stockholder may otherwise instruct the Escrow Agent in writing); and, if less than all the then remaining Escrow Shares are to be so transferred, also instructing the Company to issue and return to the Escrow Agent (or its nominee, if the Escrow Agent shall so instruct) a stock certificate representing the remaining Escrow Shares. The Escrow Agent shall have no liability for the actions or omissions of, or any delay on the part of, the Company in connection therewith; provided, however, that notwithstanding any term hereof (or in Sections 3(a) or 3(b)) to the contrary, in connection with any distribution of Escrow Shares to Indemnifying Stockholders, the Escrow Agent shall withhold the distribution of the portion of the Escrow Shares otherwise distributable to an Indemnifying Stockholder who has not, according to a written notice provided by the Buyer to the Escrow Agent, prior to such distribution, surrendered pursuant to the terms of the Merger Agreement his, her or its stock certificates formerly representing shares of stock of the Company; and PROVIDED FURTHER that such SCHEDULE A shall be appropriately revised by the Buyer (and provided to the Escrow Agent) in the event the Buyer deposits additional Escrow Shares with the Escrow Agent pursuant to the final sentence of Section 1.6(a) of the Merger Agreement following the date of this Agreement. Any shares withheld because an Indemnifying Stockholder has not yet surrendered their Company stock certificate shall be delivered to the Buyer promptly after the Termination Date, and shall be delivered by the Buyer to the Indemnifying Stockholders to whom such shares would have otherwise been distributed upon surrender of their Company stock certificates. Distributions to the Indemnifying Stockholders shall be made by mailing stock certificates to such holders at their respective addresses shown on SCHEDULE A (or such other address as may be provided in writing to the Escrow Agent by any such holder). No fractional Escrow Shares shall be distributed to Indemnifying Stockholders pursuant to this Agreement. Instead, the number of shares that each Indemnifying Stockholder shall receive shall be rounded up or down to the nearest whole number (provided that the Indemnification Representative shall have the authority to effect such rounding in such a manner that the total number of whole Escrow Shares to be distributed equals the number of Escrow Shares then held in the Escrow Account).

    4. VALUATION OF ESCROW SHARES. For purposes of this Agreement, the "Value" of any Escrow Shares shall be the average of the last reported sale prices per share of the Buyer's common stock on the Nasdaq National Market over the ten consecutive trading days immediately preceding and ending on the last trading day before the date of such determination (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer's common stock since the beginning of such ten-day period), as certified by the Buyer and the Indemnification Representative to the Escrow Agent in writing, multiplied by the number of such Escrow Shares. In any circumstance in which the Escrow Agent is required to make a distribution of Escrow Shares based upon such Value or otherwise requires a determination of Value in order to perform its duties under this Agreement, the Escrow Agent shall be entitled to request the Buyer and the Indemnification Representative to determine and certify to the Escrow Agent the per share Value of the Escrow Shares as of a date of determination specified therein (which may be a date selected by the Escrow Agent which is as near as reasonably practicable to the date on which the related distribution or action is to be taken), and the Buyer shall promptly provide such certification to the Escrow Agent. The Escrow Agent shall be entitled to rely conclusively upon any such certification of Value without any duty to verify or recalculate the same, and the Escrow Agent shall not be liable for any action or omission of, or delay on the part of, the Buyer in such connection. Notwithstanding any term hereof to the contrary, in any such instance, the Escrow Agent shall be entitled to refrain from taking any action otherwise required hereunder (and which requires a determination of Value), without liability on its part, until it receives such certification from the Buyer and the Indemnification Representative.

    5. FEES AND EXPENSES OF ESCROW AGENT. The Buyer hereby agrees (i) to pay or reimburse the Escrow Agent for its attorney's fees and expenses incurred in connection with the preparation of this Agreement and (ii) to pay the Escrow Agent's compensation for its normal services hereunder in accordance with the attached fee schedule, attached as Schedule B and made a part hereof, and
(iii) to pay or reimburse any other costs and expenses (including without limitation reasonable attorneys' fees) incurred by the Escrow Agent in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder.

    6.  LIMITATION OF ESCROW AGENT'S LIABILITY.

        (a) The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction (including without limitation any wire transfer instruction), consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Escrow Agent may rely on the written advice of counsel (including in-house counsel), and the Escrow Agent shall not be liable to anyone for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice. The Escrow Agent shall not be required to take any action hereunder involving any expense, or subjecting it to any liability unless the payment of such expense and indemnification from such liability, is made or provided for in a manner reasonably satisfactory to it.

        (b) The Buyer and the Indemnifying Stockholders hereby, jointly and severally, agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense (including without limitation reasonable attorneys fees) incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its appointment hereunder or its carrying out of its duties hereunder. As between themselves, the Buyer and Indemnifying Stockholders agree that the Buyer, on the one hand, and the Indemnifying Stockholders, on the other hand, shall each be responsible for one-half of such amounts; provided that the Escrow Shares shall constitute the sole and exclusive source for satisfaction of the Indemnifying Stockholders' obligations hereunder and the Indemnifying Stockholders shall in no event be responsible for amounts in excess of the Value of the Escrow Shares at the time such indemnification is to be paid. The foregoing indemnification shall survive the termination of this Agreement.

        (c) The Escrow Agent (i) shall not be responsible for the performance of any agreements referred to or described herein (including without limitation the Merger Agreement) except to the extent the Escrow Agent is a party thereto, or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, and (ii) shall be obligated only for the performance of such duties as are expressly and specifically set forth in this Escrow Agreement on its part to be performed, and no implied duties or obligations of any kind shall be read into this Agreement against or on the part of the Escrow Agent. The Escrow Agent shall not be liable to anyone for any action taken or omitted to be taken by it hereunder except in the case of the Escrow Agent's own gross negligence or willful misconduct in breach of the terms of this Agreement. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall not be under any duty to invest (or otherwise pay interest on) any cash it may receive at any time or times under or pursuant to this Agreement.

    7. LIABILITY AND AUTHORITY OF INDEMNIFICATION REPRESENTATIVE; SUCCESSORS AND ASSIGNEES.

        (a) The Indemnification Representative shall not be liable for any act done or omitted hereunder as the Indemnification Representative. The Indemnification Representative may, in all questions arising under the Escrow Agreement, rely on the advice of counsel and the Indemnification Representative shall not be liable to the Indemnifying Stockholders for anything done, omitted or suffered in good faith by the Indemnification Representative based on such advice.

        (b) The Indemnifying Stockholders hereby severally, but not jointly, agree to indemnify the Indemnification Representative for, and hold her harmless against, any loss, liability or expense incurred without gross negligence or bad faith on the part of Indemnification Representative and arising out of or in connection with the acceptance or administration of her duties hereunder.

        (c) In the event of the death or permanent disability of the Indemnification Representative, or her resignation as the Indemnification Representative pursuant to Section 6.3(e) of the Merger Agreement, a successor Indemnification Representative shall be elected by a majority vote of the Indemnifying Stockholders, with each such Indemnifying Stockholder (or his, her or its successors or assigns) to be given a vote equal to the number of votes represented by the shares of stock of the Company held by such Indemnifying Stockholder immediately prior to the effective time of the Merger. Each successor Indemnification Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Indemnification Representatives, and the term "Indemnification Representatives" as used herein shall be deemed to include successor Indemnification Representatives.

        (d) The Indemnification Representative shall have full power and authority on behalf of each Indemnifying Stockholders, and their successors, with respect to all matters arising under this Agreement and Article VI of the Merger Agreement and all actions taken by the Indemnification Representative hereunder shall be binding upon the Indemnifying Stockholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Indemnification Representative shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize any release of the Escrow Shares to be made with respect thereto, on behalf of the Indemnifying Stockholders and their successors.

        (e) The Escrow Agent may rely on the Indemnification Representative as the exclusive agent of the Indemnifying Stockholders under this Agreement and shall incur no liability to any party with respect to any action taken or suffered by it in reliance thereon.

    8.  AMOUNTS PAYABLE BY INDEMNIFYING STOCKHOLDERS.

        (a) Following receipt of (i) a written instrument executed by the appropriate officer of the Company and the Indemnification Representative as set forth in Section 3(a) or (ii) an order of a court of competent jurisdiction as set forth in Section 3(a), the amounts payable by the Indemnifying Stockholders under this Agreement (including the indemnification obligations to the Escrow Agent pursuant to Section 6(b) or to the Indemnification Representative pursuant to Section 7) shall be payable solely as follows: the Escrow Agent shall notify the Indemnification Representative in writing of any such amount payable (the "Claimed Amount") by the Indemnifying Stockholders as soon as it becomes aware that any such amount is payable, with a copy of such notice to the Buyer. On the sixth business day after the delivery of such notice, the Escrow Agent shall distribute to the Buyer, the Escrow Agent or the Indemnification Representative, as applicable, such number of Escrow Shares (up to the number of Escrow Shares then available in the Escrow Account) as have a Value (as defined in Section 4 hereof) equal to the Claimed Amount in satisfaction of such indemnification obligations of the Indemnifying Stockholders.

        (b) If the Indemnification Representative incurs any expenses in performing her duties under this Agreement (such as expenses relating to consultations with attorneys or accountants), she shall send a written notice to the Escrow Agent setting forth the amount and nature of any such expenses. Such expenses of the Indemnification Representative, in the amount set forth in the notice from the Indemnification Representative, shall be considered "Indemnification Representative Expenses." Notwithstanding the provisions of Section 3, before any distributions are made by the Escrow Agent to the Indemnifying Stockholders pursuant to Section 3, the Escrow Agent shall first distribute to the Indemnification Representative, such number of Escrow Shares (up to the number of Escrow Shares then available in the Escrow Account) as have a Value (as defined in Section 4 hereof) equal to the Indemnification Representative Expenses.

    9. TERMINATION. This Agreement shall terminate upon the distribution by the Escrow Agent of all of the Escrow Shares in accordance with this Agreement; provided that the provisions of Sections 5, 6 and 7 shall survive such termination.

    10. NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below; provided, however, that notwithstanding the foregoing, in no event shall any request, demand, claim or other communication to the Escrow Agreement deemed to have been received by it unless and until actually received by it.

IF TO THE BUYER:                               COPY TO:

Breakaway Solutions, Inc.                      Hale and Dorr LLP
50 Rowes Wharf                                 60 State Street
Boston, MA 02110                               Boston, MA 02110
Attention: Gordon Brooks                       Attention: Thomas L. Barrette, Jr., Esq.
Telecopier: (617) 960-3434                     Telecopier: (617) 526-5000

IF TO THE INDEMNIFICATION REPRESENTATIVES:     COPY TO:

c/o Eggrock Partners, Inc.                     Goodwin, Procter & Hoar LLP
30 Monument Square, Suite 155                  Exchange Place, 53 State St.
Concord, MA 01742                              Boston, MA 02109
Attention: Maureen Ellenberger                 Attention: Jeffrey C. Hadden, P.C. and
Telecopier: (978) 287-4680                     Joseph L. Johnson III, P.C.
                                               Telecopier: 617-523-1621

IF TO THE ESCROW AGENT:

By delivery or overnight courier:              By Mail:

State Street Bank and Trust Company            State Street Bank and Trust Company
2 Avenue de Lafayette, 6(th) Floor             Corporate Department
Boston, MA 02111-1724                          P. O. Box 778
Attention: Deborah Ibrahim                     Boston, MA 02102-0778
Telecopier: (617) 662-1466                     Attention: Deborah Ibrahim

Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 10.

    11. SUCCESSOR ESCROW AGENT. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 60 days prior to the date when such resignation shall take effect. The Buyer may appoint a successor Escrow Agent without the consent of the Indemnification Representative so long as such successor is a bank with assets of at least $500 million, and may appoint any other successor Escrow Agent with the consent of the Indemnification Representative, which shall not be unreasonably withheld. If, within such notice period, the Buyer provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Shares to such designated successor. If no successor Escrow Agent is named as provided in this Section 11 prior to the date on which the resignation of the Escrow Agent is to properly take effect, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent.

    12.  GENERAL.

        (a) GOVERNING LAW; ASSIGNS. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its rules of conflict of laws. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests or obligation hereunder without the prior written approval of the other parties.

        (b) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        (c) ENTIRE AGREEMENT. Except for those provisions of the Merger Agreement referenced herein, this Agreement and the Merger Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

        (d) WAIVERS. No waiver by any party hereto of any condition or of any breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

        (e) AMENDMENT. This Agreement may be amended only with the written consent of the Buyer, the Escrow Agent and the Indemnification Representative.

        (f) CONSENT TO JURISDICTION AND SERVICE. Each of the parties to this Agreement hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States District Court for the District of Massachusetts (the "MASSACHUSETTS COURTS") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives an objection to the laying of venue of any such litigation in the Massachusetts Courts and agrees not to plead or claim in any Massachusetts Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the Commonwealth of Massachusetts, to appoint and maintain an agent in the Commonwealth of Massachusetts as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party be prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the Commonwealth of Massachusetts.

        (g) DISPUTE RESOLUTION. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Shares, or should any claim be made upon the Escrow Agent or the Escrow Shares by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of said Shares until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Shares.

        (h) FORCE MAJEURE. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

        (i) REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

                  [Remainder of Page Intentionally Left Blank]

    IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

                                                       BUYER
                                                       BREAKAWAY SOLUTIONS, INC.

                                                       By:
                                                            -----------------------------------------
                                                            Name: Gordon Brooks
                                                            Title: PRESIDENT AND CHIEF EXECUTIVE
                                                            OFFICER

                                                       INDEMNIFICATION REPRESENTATIVE

                                                            -----------------------------------------
                                                            Maureen Ellenberger

                                                       ESCROW AGENT

                                                       STATE STREET BANK AND TRUST COMPANY

                                                       By:
                                                            -----------------------------------------
                                                            Name:
                                                            Title:

                                   SCHEDULE A

INDEMNIFYING STOCKHOLDER                                      PERCENTAGE
------------------------                                      ----------

                                   SCHEDULE B
                          ESCROW AGENT'S FEE SCHEDULE

ACCEPTANCE FEE

    An acceptance fee in the amount of $1,000 shall be payable to the Escrow Agent upon acceptance of its appointment under the Agreement.

ANNUAL ESCROW FEE

    An annual fee for ordinary services shall be payable in the amount of $3,500 per year or any part of a year (the "Annual Fee"). The Annual Fee shall be due and payable in advance, upon signing of the Escrow Agreement; thereafter upon each anniversary date. The Annual Fee shall be subject to adjustment by the Escrow Agent annually, upon notice.

WIRE TRANSFER FEES

    A wire transfer fee of $20 per wire shall be charged for each outgoing wire transfer.

EXTRAORDINARY ADMINISTRATIVE EXPENSES

    In addition to the Annual Fee, fees for extraordinary services will be determined and charged by appraisal. Such services may include, but are not limited to, additional responsibilities and services incurred in case of default, or dispute or third party claim upon the escrow fund.

OUT OF POCKET EXPENSES

    Out-of-pocket expenses, such as but not limited to counsel fees and expenses, telephone, postage, insurance, shipping charges, outside investment charges and supplies, will be charged at cost.

                 [MORGAN STANLEY & CO. INCORPORATED LETTERHEAD]

                                                                         ANNEX C

                                January 24, 2000

Board of Directors
Breakaway Solutions, Inc.
50 Rowes Wharf, 6th Floor
Boston, MA 02110

Members of the Board:

We understand that Breakaway Solutions, Inc. ("Breakaway" or the "Company"), Alpha Acquisition Corp., a wholly owned subsidiary of Breakaway ("Merger Sub"), and Eggrock Partners Corp. ("Eggrock"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated January 19, 2000 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Merger Sub with and into EGGROCK. Pursuant to the Merger, Eggrock will become a wholly-owned subsidiary of the Company and each issued and outstanding share of Eggrock voting common stock, par value $.01 per share, of non-voting common stock, par value $.01 per share, and of Series A Convertible Preferred Stock, par value $.01 per share, other than shares held in treasury or held by the Buyer or Merger Sub or as to which dissenters' rights have been perfected, will be converted into the right to receive a certain number of shares of common stock, par value $0.01 per share, of Breakaway (the "Breakaway Common Stock"), determined pursuant to a formula set forth in the Merger Agreement and subject to adjustment in certain circumstances (such shares in the aggregate, the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Consideration to be paid by Breakaway pursuant to the Merger Agreement is fair from a financial point of view to Breakaway.

For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of Breakaway;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning Breakaway prepared by the management of Breakaway;

   (iii) reviewed certain financial forecasts prepared by the management of Breakaway;

    (iv) discussed the past and current operations and financial condition and the prospects of Breakaway, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Breakaway;

    (v) discussed the past and current operations and financial condition and the prospects of Eggrock, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Eggrock and Breakaway;

    (vi) reviewed certain internal financial statements and other financial and operating data concerning Eggrock prepared by the management of Eggrock;

   (vii) reviewed certain financial forecasts prepared by the management of Eggrock;

  (viii) reviewed the reported prices and trading activity for Breakaway Common Stock;

    (ix) compared the financial performance of Breakaway and the prices and trading activity of Breakaway Common Stock with that of certain other comparable publicly-traded companies and their securities;

    (x) reviewed the pro forma impact of the Merger on Breakaway's earnings per share and other financial ratios;

    (xi) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

   (xii) reviewed the draft Merger Agreement and certain related documents; and

  (xiii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, including the information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Breakaway and Eggrock. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Eggrock, nor have we been furnished with any such appraisals. We have also relied upon, without any independent verification, Breakaway management's assessment of the validity of, and the risks associated with, Eggrock's products, services and technology. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have been retained to provide a fairness opinion to the Board of Directors in connection with the Merger and have not participated in any negotiations between Breakaway and Eggrock. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for the Company, their affiliates, and their shareholders and have received fees for the rendering of these services.

It is understood that this letter is for the information of the Board of Directors of Breakaway only and may not be used for any other purpose without our prior written consent. In addition, this opinion does not in any manner address the prices at which the Breakaway Common Stock will trade following consummation of the Merger.

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be paid by Breakaway pursuant to the Merger Agreement is fair from a financial point of view to Breakaway.

                                                       Very truly yours,

                                                       MORGAN STANLEY & CO. INCORPORATED

                                                       By:  /s/ COLE R. BADER
                                                            -----------------------------------------
                                                            Cole R. Bader
                                                            VICE PRESIDENT

                                                                         ANNEX D

                                  SECTION 262
                                       OF
                            GENERAL CORPORATION LAW
                                     OF THE
                               STATE OF DELAWARE

    262.  APPRAISAL RIGHTS.

        (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor commented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) if this title), Section 252, Section 254, Section 257,
    Section 258, Section 263 or Section 264 of this title:

           (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

           (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractions depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

           (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d) Appraisal rights shall be perfected as follows:

           (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of SUCH STOCKHOLDER'S shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of SUCH STOCKHOLDER'S shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of SUCH STOCKHOLDER'S shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

           (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holders shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw SUCH STOCKHOLDER'S demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
    9d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after SUCH STOCKHOLDER'S written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to appraisal, the Court shall apraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger of consolidation, together with a fair rate of interest, in any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted SUCH STOCKHOLDER'S certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that SUCH STOCKHOLDER is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
    (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article SEVENTH of the Registrant's Certificate of Incorporation provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

    Article EIGHTH of the Registrant's Certificate of Incorporation provides that a director or officer of the Registrant:

(a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and

(b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses.

Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

    Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

    Article EIGHTH of the Registrant's Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

    Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS

          2.1*                Agreement and Plan of Merger, dated as of January 26, 2000, by and among the Registrant, Benedict Acquisition Corp. and
                              Eggrock Partners, Inc. ("Eggrock").

          3.1                 Reserved.

          3.2                 Reserved.

          3.3**               Third Amended and Restated Certificate of Incorporation of
                              the Registrant.

          3.4**               Amended and Restated Bylaws of the Registrant.

          4.1**               Specimen certificate for shares of the Registrant's common stock.

          5.1                 Opinion of Hale and Dorr LLP.

          8.1                 Form of Opinion of Hale and Dorr LLP as to tax matters.

         10.1**               1998 Stock Incentive Plan.

         10.2**               1999 Stock Incentive Plan.

         10.3**               1999 Employee Stock Purchase Plan.

         10.4                 Reserved.

         10.5**               Employment Agreement, dated November 13, 1998, by and
                              between the Registrant and Gordon Brooks.

         10.6**               Employment Agreement, dated December 11, 1998, by and
                              between the Registrant and Frank Selldorff.

         10.7**               Employment Agreement, dated February 11, 1999, by and
                              between the Registrant and Janet Tremlett.

         10.8**               Employment Agreement, dated March 25, 1999, by and between the Registrant and Babak Farzami.

         10.9**               Employment Agreement, dated March 25, 1999, by and between the Registrant and Dev Ittycheria.

         10.10**              Employment Agreement, February 17, 1999, by and between the
                              Registrant and Christopher Harding.

         10.11                Reserved.

         10.12**              Employment Agreement, dated May 29, 1998, by and between the
                              Registrant and Kevin Comerford.

         10.13***             Form of Escrow Agreement to be entered into at closing of
                              the Merger, by and among the Registrant, Eggrock, Maureen
                              Ellenberger, as Indemnification Representative, and State
                              Street Bank and Trust Company, as Escrow Agent.

         10.14**              Separation Agreement, dated as of April 28, 1999, by and
                              between the Registrant and Frank Selldorff.

         10.15**              Employment Agreement, dated May 14, 1999, by and between the
                              Registrant and William Loftus.

         10.16**              Option Agreement, by and between the Registrant and Frank
                              Selldorff, effective July 1, 1998.

         10.17**              Option Agreement, by and between the Registrant and Kevin
                              Comerford, effective July 1, 1998.

         10.18** Option Agreement, by and between the Registrant and Christopher Greendale, effective July 1, 1998.

         10.19**              Option Agreement, by and between the Registrant and Janet
                              Tremlett, effective July 1, 1998.

         10.20**              Amendment No. 1 to the Option Agreement, by and between
                              Janet Tremlett and the Registrant, dated January 22, 1999.

         10.21**              Option Agreement, by and between the Registrant and Kevin
                              Comerford, effective October 1, 1998.

         10.22**              Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 23, 1998.

         10.23**              Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 23, 1998.

         10.24**              Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 23, 1998.

         10.25**              Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 23, 1998.

         10.26**              Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 23, 1998.

         10.27**              Option Agreement, by and between the Registrant and Janet
                              Tremlett, effective January 22, 1999.

         10.28** Option Agreement, by and between the Registrant and Christopher Greendale, effective February 18, 1999.

         10.29** Option Agreement, by and between the Registrant and Christopher Harding, effective February 18, 1999.

         10.30** Option Agreement, by and between the Registrant and Christopher Harding, effective February 18, 1999.

         10.31**              Option Agreement, by and between the Registrant and Babak
                              Farzami, effective March 25, 1999.

         10.32**              Option Agreement, by and between the Registrant and Dev
                              Ittycheria, effective March 25, 1999.

         10.33                Reserved.

         10.34                Reserved.

         10.35**              Lease Agreement dated as of July 22, 1998, by and between
                              the Registrant and Equity Office Properties Trust.

         10.36                Reserved.

         10.37**              Warrant to purchase the Registrant's common stock, dated May
                              13, 1999, issued by the Registrant to Internet Capital
                              Group.

         10.38**              Stock Pledge Agreement, dated as of May 14, 1999, by and
                              between the Registrant and William Loftus.

         10.39**              Stock Restriction Agreement, dated as of May 14, 1999, by
                              and between the Registrant and William Loftus.

         10.40**              Amended and Restated Investors' Rights Agreement, dated as of July 2, 1999, by and between the Registrant and the
                              investors named therein.

         10.41**              Employment Agreement, dated September 10, 1999, by and
                              between the Registrant and Joe Johnson.

         10.42**              Employment Agreement, dated September 12, 1999, by and
                              between the Registrant and Adam Sholley.

         10.43**              Master Lease Agreement, dated as of September 29, 1999, by and between the Registrant and Silicon Valley Bank.

         10.44**              Warrant to purchase the Registrant's common stock, dated
                              September 29, 1999, issued by the Registrant to Silicon
                              Valley Bank.

         10.45                Form of Registration Rights Agreement to be entered into at closing of the Merger, by and among the Company and the
                              stockholders of Eggrock named therein.

         10.46                Stockholder Agreement, dated as of January 26, 2000, by and between the Registrant, Benedict Acquisition Corp. and
                              certain stockholders of Eggrock named therein.

         21.1                 Schedule of subsidiaries of the Registrant.

         23.1                 Consent of Hale and Dorr LLP (contained in exhibit 5.1).

         23.2                 Consent of KPMG LLP regarding Breakaway Solutions, Inc.

         23.3                 Consent of KPMG LLP regarding Applica Corporation.

         23.4                 Consent of KPMG LLP regarding WPL Laboratories, Inc.

         23.5                 Consent of KPMG LLP regarding Web Yes, Inc.

         23.6                 Consent of Arthur Andersen LLP.

         23.7                 Consent of Morgan Stanley & Co. Incorporated.

         24.1                 Power of Attorney with respect to the Registrant (included on Page II-7).

         27.1                 Financial Data Schedule for the year ended December 31,
                              1999.

         99.1**               Letter of Arthur Andersen LLP.

         99.2**               Letter of Brown & Brown LLP.

         99.3                 Form of Written Consent of Eggrock Voting Stockholders.

         99.4                 Form of Waiver of Appraisal Rights.

------------------------

  * Filed as Annex A to this written consent solicitation statement/prospectus constituting part of this registration statement.

 ** Incorporated by reference to the registration statement on Form S-1 (File
    No. 333-83343) as declared effective by the Securities and Exchange Commission on October 5, 1999.

*** Filed as Annex B to this written consent solicitation statement/prospectus constituting part of this registration statement.

(B) FINANCIAL STATEMENT SCHEDULES

    All other schedules have been omitted because they are not required or because the required information is given in the Registrant's consolidated financial statements or notes to those statements.

ITEM 22. UNDERTAKINGS

    The undersiged hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securites Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposed of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (6) To supply by means of a post-effective amendment all required information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on February 28, 2000.

                                                       BREAKAWAY SOULTIONS, INC.

                                                       By:  /S/ KEVIN COMERFORD
                                                            -----------------------------------------
                                                            VICE PRESIDENT, ADMINISTRATION, CHIEF
                                                            FINANCIAL OFFICER, TREASURER AND SECRETARY

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Gordon Brooks, President, Chief Executive Officer and Director, and Kevin Comerford, Vice President, Administration, Chief Financial Officer, Treasurer and Secretary, and each of them individually, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                   TITLE                       DATE
                  ---------                                   -----                       ----
              /S/ GORDON BROOKS                President and Chief Executive
    ------------------------------------         Officer (Principal Executive
                Gordon Brooks                    Officer) and Director              February 28, 2000

                                               Vice President, Administration,
             /S/ KEVIN COMERFORD                 Chief Financial Officer,
    ------------------------------------         Treasurer and Secretary
               Kevin Comerford                   (Principal Financial Officer and
                                                 Principal Accounting Officer)      February 28, 2000

        /S/ CHRISTOPHER H. GREENDALE
    ------------------------------------       Chairman of the Board of Directors
          Christopher H. Greendale                                                  February 28, 2000

             /S/ FRANK SELLDORFF
    ------------------------------------       Director
               Frank Selldorff                                                      February 28, 2000

    ------------------------------------       Director
           Walter W. Buckley, III

                               INDEX TO EXHIBITS

          2.1*                Agreement and Plan of Merger, dated as of January 26, 2000, by and among the Registrant, Benedict Acquisition Corp. and
                              Eggrock.

          3.1                 Reserved.

          3.2                 Reserved.

          3.3**               Third Amended and Restated Certificate of Incorporation of
                              the Registrant.

          3.4**               Amended and Restated Bylaws of the Registrant.

          4.1**               Specimen certificate for shares of the Registrant's common stock.

          5.1                 Opinion of Hale and Dorr LLP.

          8.1                 Form of Opinion of Hale and Dorr LLP as to tax matters.

         10.1**               1998 Stock Incentive Plan.

         10.2**               1999 Stock Incentive Plan.

         10.3**               1999 Employee Stock Purchase Plan.

         10.4                 Reserved.

         10.5**               Employment Agreement, dated November 13, 1998, by and
                              between the Registrant and Gordon Brooks.

         10.6**               Employment Agreement, dated December 11, 1998, by and
                              between the Registrant and Frank Selldorff.

         10.7**               Employment Agreement, dated February 11, 1999, by and
                              between the Registrant and Janet Tremlett.

         10.8**               Employment Agreement, dated March 25, 1999, by and between the Registrant and Babak Farzami.

         10.9**               Employment Agreement, dated March 25, 1999, by and between the Registrant and Dev Ittycheria.

         10.10**              Employment Agreement, February 17, 1999, by and between the
                              Registrant and Christopher Harding.

         10.11                Reserved.

         10.12**              Employment Agreement, dated May 29, 1998, by and between the
                              Registrant and Kevin Comerford.

         10.13***             Form of Escrow Agreement to be entered into at closing of
                              the Merger, by and among the Registrant, Eggrock, Maureen
                              Ellenberger, as Indemnification Representation, and State
                              Street Bank and Trust Company, as Escrow Agent.

         10.14**              Separation Agreement, dated as of April 28, 1999, by and
                              between the Registrant and Frank Selldorff.

         10.15**              Employment Agreement, dated May 14, 1999, by and between the
                              Registrant and William Loftus.

         10.16**              Option Agreement, by and between the Registrant and Frank
                              Selldorff, effective July 1, 1998.

         10.17**              Option Agreement, by and between the Registrant and Kevin
                              Comerford, effective July 1, 1998.

         10.18** Option Agreement, by and between the Registrant and Christopher Greendale, effective July 1, 1998.

         10.19**              Option Agreement, by and between the Registrant and Janet
                              Tremlett, effective July 1, 1998.

         10.20**              Amendment No. 1 to the Option Agreement, by and between
                              Janet Tremlett and the Registrant, dated January 22, 1999.

         10.21**              Option Agreement, by and between the Registrant and Kevin
                              Comerford, effective October 1, 1998.

         10.22**              Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 23, 1998.

         10.23**              Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 23, 1998.

         10.24**              Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 23, 1998.

         10.25**              Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 23, 1998.

         10.26**              Option Agreement, by and between the Registrant and Gordon
                              Brooks, effective December 23, 1998.

         10.27**              Option Agreement, by and between the Registrant and Janet
                              Tremlett, effective January 22, 1999.

         10.28** Option Agreement, by and between the Registrant and Christopher Greendale, effective February 18, 1999.

         10.29** Option Agreement, by and between the Registrant and Christopher Harding, effective February 18, 1999.

         10.30** Option Agreement, by and between the Registrant and Christopher Harding, effective February 18, 1999.

         10.31**              Option Agreement, by and between the Registrant and Babak
                              Farzami, effective March 25, 1999.

         10.32**              Option Agreement, by and between the Registrant and Dev
                              Ittycheria, effective March 25, 1999.

         10.33                Reserved.

         10.34                Reserved.

         10.35**              Lease Agreement dated as of July 22, 1998, by and between
                              the Registrant and Equity Office Properties Trust.

         10.36                Reserved.

         10.37**              Warrant to purchase the Registrant's common stock, dated May
                              13, 1999, issued by the Registrant to Internet Capital
                              Group.

         10.38**              Stock Pledge Agreement, dated as of May 14, 1999, by and
                              between the Registrant and William Loftus.

         10.39**              Stock Restriction Agreement, dated as of May 14, 1999, by
                              and between the Registrant and William Loftus.

         10.40**              Amended and Restated Investors' Rights Agreement, dated as of July 2, 1999, by and between the Registrant and the
                              investors named therein.

         10.41**              Employment Agreement, dated September 10, 1999, by and
                              between the Registrant and Joe Johnson.

         10.42**              Employment Agreement, dated September 12, 1999, by and
                              between the Registrant and Adam Sholley.

         10.43**              Master Lease Agreement, dated as of September 29, 1999, by and between the Registrant and Silicon Valley Bank.

         10.44**              Warrant to purchase the Registrant's common stock, dated
                              September 29, 1999, issued by the Registrant to Silicon
                              Valley Bank.

         10.45                Registration Rights Agreement to be entered into at the
                              closing of the Merger, by and among the Company and the
                              stockholders of Eggrock named therein.

         10.46                Stockholder Agreement, dated January 26, 2000, by and
                              between the Registrant, Benedict Acquisition Corp. and
                              certain stockholders of Eggrock named therein.

         21.1                 Schedule of subsidiaries of the Registrant.

         23.1                 Consent of Hale and Dorr LLP (contained in exhibit 5.1).

         23.2                 Consent of KPMG LLP regarding Breakaway Solutions, Inc.

         23.3                 Consent of KPMG LLP regarding Applica Corporation.

         23.4                 Consent of KPMG LLP regarding WPL Laboratories, Inc.

         23.5                 Consent of KPMG LLP regarding Web Yes, Inc.

         23.6                 Consent of Arthur Andersen LLP regarding Eggrock Partners,
                              Inc.

         23.7                 Consent Morgan Stanley Inc. & Co. Incorporated.

         24.1*                Power of Attorney with respect to the Registrant (included on Page II-7).

         27.1                 Financial Data Schedule for the year ended December 31,
                              1999.

         99.1**               Letter of Arthur Andersen LLP.

         99.2**               Letter of Brown & Brown LLP.

         99.3                 Form of Written Consent of Eggrock Voting Stockholders.

         99.4                 Form of Waiver of Appraisal Rights.

------------------------

  * Filed as Annex A to this written consent solicitation statement/prospectus constituting part of this registration statement.

 ** Incorporated by reference to the registration statement on Form S-1 (File
    No. 333-83343) as declared effective by the Securities and Exchange Commission on October 5, 1999.

*** Filed as Annex B to this written consent solicitation statement/prospectus constituting part of this registration statement.